SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2021
Commission File No. 1-442
THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
929 Long Bridge Drive
Arlington, Virginia 22202

The Boeing Company 401(k) Retirement Plan,
formerly known as The Boeing Company Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2021 and 2020 and for the Year Ended December 31, 2021, Supplemental Schedule as of December 31, 2021, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2021 and 2020	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2021	3
Notes to Financial Statements as of December 31, 2021 and 2020 and for the Year Ended December 31, 2021	4
SUPPLEMENTAL SCHEDULE:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2021	18
SIGNATURE	204

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Participants and Plan Administrator of
The Boeing Company 401(k) Retirement Plan
Arlington, Virginia

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Boeing Company 401(k) Retirement Plan, formerly known as The Boeing Company Voluntary Investment Plan, (the "Plan") as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021 and 2020, and the changes in net assets available for benefits for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule listed in the table of contents has been subjected to audit procedures performed in conjunction with the audit of the financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including the form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP
Chicago, Illinois
June 15, 2022

We have served as the auditor of the Plan since at least 1990; however, an earlier year could not be reliably determined.

THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2021 AND 2020

(Dollars in millions)	2021	2020
ASSETS:
Investments — interest in Master Trust	$73,262	$68,113

Receivables:
Participant contributions	—	10
Notes receivable from participants	611	681

Total receivables	611	691

NET ASSETS AVAILABLE FOR BENEFITS	$73,873	$68,804
See notes to financial statements.

THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2021

(Dollars in millions)
ADDITIONS:
Net Master Trust activity	$7,285
Interest income from notes receivable from participants	26
Contributions:
Employer — Boeing common stock	1,233
Participant	2,406
Total contributions	3,639
Total additions	10,950
DEDUCTIONS — Benefits paid	5,881
NET ADDITIONS	5,069

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	68,804
End of year	$73,873
See notes to financial statements.

THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE YEAR ENDED DECEMBER 31, 2021
(Dollars in millions)
1.    DESCRIPTION OF PLAN
The following description of The Boeing Company 401(k) Retirement Plan, formerly known as The Boeing Company Voluntary Investment Plan, (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan, (“Members”) should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (“IRC”) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings for their retirement. An eligible employee of The Boeing Company (the “Company” or “Boeing”) or one of its adopting subsidiaries becomes eligible to participate on the first day of employment.
The Plan includes an auto-enrollment provision for newly-eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (“QDIA”) until changed by the Members. The current QDIA for the Plan is the applicable custom target date fund.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). The Northern Trust Company (“NT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation on a pretax, after-tax, Roth, or a combination of those contribution types, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. Members should refer to the plan document for details. During 2021, Boeing’s contributions were made in the form of shares of Company common stock and immediately transferred to other investment funds in accordance with Members’ current investment elections.
Members may elect to change their contribution percentages. These changes are effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Member. Each Member’s account is credited with the Member’s contributions, Boeing’s contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.

Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is the Boeing Stock Fund, as of December 31, 2021 and 2020. The Boeing Stock Fund consists of Boeing common stock and cash held in the cash sweep fund. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, Boeing’s contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the hardship withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time. Qualified reservist distributions, active military leave distributions and withdrawals upon disability are also available to eligible Members.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance, if applicable.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of one thousand dollars up to a maximum equal to the lesser of fifty thousand dollars or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may generally have a maximum of two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 3.25% to 9.50% at December 31, 2021, with loans maturing at various dates through January 2042.
Loan repayments are made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect to apply all or a part of his or her account toward the purchase of an annuity contract with payments for a specified number of years, from a provider made available by the Plan administrator in accordance with the procedures established by the Plan administrator. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 72 (70 ½ for Members who reached age 70 ½ before January 1, 2020), in accordance with applicable Plan provisions. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is one thousand dollars or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
The COVID-19 outbreak, which was declared a pandemic by the World Health Organization on March 11, 2020, has negatively impacted the world economy and common stock share prices for most companies, including Boeing’s common stock share price. The Plan’s investment in the Boeing Stock Fund is stated at fair value based on the closing price of Boeing common stock at December 31, 2021. The impact of COVID-19 on companies continues to evolve and its future effects on the Plan’s net assets available for benefits and changes in net assets available for benefits are uncertain.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (“FBRICs”) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:
•Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets.
•Investments in common/collective trust funds are valued based on the year-end unit net asset value (“NAV”). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.

•Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued based on the pricing methodology stated below for fixed-income securities.
•Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset-backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (“TBAs”) are valued similarly to fixed-income securities in active markets. TBAs are included in the underlying assets associated with the synthetic GICs, other receivables, and other liabilities on the Master Trust’s statements of net assets.
•Mutual funds, which are registered investment companies, are valued at the daily closing price as reported by the fund. Funds held by the Master Trust are open-ended funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price.
•Short-term investments include certificates of deposits, commercial paper, treasury bills, and discounted notes with original maturities greater than three months, but less than one year. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above.
•Other investments include physical commodities and over-the-counter (“OTC”) derivatives, such as options and swap contracts. Physical commodities are valued on a market approach using the front month futures contract for the specific commodity. The derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.
In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan and the terms of the synthetic GICs. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation/depreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Cash and Cash Equivalents — Cash and cash equivalents include certificates of deposits, commercial paper, treasury bills, discounted notes with original maturities of three months or less, cash and cash collateral. Cash collateral is related to the collateral posted on derivatives. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.
Valuation Oversight — Plan management has implemented processes that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The valuation framework has a set of processes that provides for oversight and validation of the fair value methodologies as well as valuations.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (“EBIC”). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (“CIO”), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of Trust Investments including Risk Management and Trust Operations, Public Markets, and Investment Strategy. The Valuation Committee meets periodically with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:
•Review and approve annually the valuation practices, including those used by third parties
•Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement
•Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period
•Review and approve annual financial statement disclosures of the investments held in the Master Trust
Common/collective trust funds are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.

3.    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the VIP Stable Value Fund (“VIP SVF”), which is managed by GSAM Stable Value, LLC (“GSAM”). The VIP SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified fixed income and cash portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, over the duration of the underlying assets or other agreed upon period, through adjustments to the future crediting rate. Primary variables impacting the future crediting rate of the VIP SVF include the crediting rates of the various wrap contracts, broader market interest rates, the current yield and historical investment performance of the underlying assets, the duration of the underlying assets covered by the wrap contracts, the existing difference between the market value of the VIP SVF’s investment portfolios and the associated wrap contract book value, the timing and amount of participant contributions and withdrawals made to or from the VIP SVF, the percentage of the VIP SVF invested in cash, and VIP SVF expenses, among other factors. The issuer guarantees (subject to the terms, conditions and exceptions in the wrap contracts) that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus credited interest, less withdrawals made under the contract, and less administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets, as discussed in Note 2, at contract value. There are no reserves against contract value for credit risk of the contract issuers. The fixed-income securities underlying the contracts are valued based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust. NT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified fixed income and cash portfolios managed by BlackRock Financial Management, Voya Investment Management Co., J.P. Morgan Investment Management (“JPM”), Pacific Investment Management Company, PGIM (the global investment management business of Prudential Financial), and Western Asset Management Co. In addition to the diversified fixed income portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPM.
The wrap providers are each contractually obligated to pay the principal and specified crediting rate that is guaranteed to the VIP SVF, subject to the terms, conditions and exceptions of each wrap contract. The respective crediting rates are each based on a formula agreed upon with each wrap contract issuer; each contract provides an interest rate floor of 0%. Such contract crediting rates are reset on a monthly basis while the crediting rate for the VIP SVF is reset on a daily basis.
Certain events, including but not limited to a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrap contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.
4.    MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust represented 100% of the Master Trust’s net assets at December 31, 2021 and 2020.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2021, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets as of December 31, 2021 and 2020, are as follows:

	2021	2020
ASSETS:
Investments — at fair value:
Common/collective trusts	$43,463	$38,256
Common and preferred stock	7,572	6,538
Government and agency securities	531	471
Corporate bonds	800	757
Mortgage and asset-backed securities	273	381
Boeing common stock	6,956	7,317
Mutual funds	159	129
Short-term investments	91	69
Other investments	28	23
Total investments — at fair value	59,873	53,941
Investments — at contract value:
Synthetic GICs/VIP SVF	13,244	14,106
Total Master Trust investments	73,117	68,047
Cash and cash equivalents	237	208
Receivables:
Receivables for securities sold	67	114
Accrued investment income	21	20
Other	7	26
Total receivables	95	160
Total assets	73,449	68,415

LIABILITIES:
Payables for securities purchased	82	220
Accrued investment and administration expenses	29	24
Other	76	58
Total liabilities	187	302
NET ASSETS	$73,262	$68,113

The statement of changes in net assets for the Master Trust for the year ended December 31, 2021 is as follows:

Net appreciation of investments	$6,923
Interest income	337
Dividend income	133
Investment income	470
Net investment income	7,393
Amounts received from participating plan	3,960
Deductions:
Amounts paid to participating plan	6,096
Investment and administration expenses	108
Total deductions	6,204

Increase in net assets	5,149
Beginning of year	68,113
End of year	$73,262
5.    FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurement, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2021 and 2020. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2021
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$6,871	$700	$1	$—	$7,572
Government and agency securities	—	530	1	—	531
Corporate bonds	—	790	10	—	800
Mortgage and asset-backed securities	—	222	51	—	273
Boeing common stock	6,956	—	—	—	6,956
Mutual funds	159	—	—	—	159
Short-term investments	—	74	17	—	91
Other investments	—	28	—	—	28
Total investments in the fair value hierarchy	13,986	2,344	80	—	16,410
Investments measured at net asset value:
Common/collective trusts	—	—	—	43,463	43,463
Total investments — at fair value	13,986	2,344	80	43,463	59,873
Investments measured at contract value:
Synthetic GICs/VIP SVF	—	—	—	13,244	13,244
Cash and cash equivalents	—	—	—	237	237
Receivables:
Receivables for securities sold	—	—	—	67	67
Accrued investment income	—	—	—	21	21
Other	1	6	—	—	7
Total receivables	1	6	—	88	95
Total assets	13,987	2,350	80	57,032	73,449

Liabilities:
Payables for securities purchased	—	—	—	82	82
Accrued investment and administration expenses	—	—	—	29	29
Other	2	13	—	61	76
Total liabilities	2	13	—	172	187

NET ASSETS	$13,985	$2,337	$80	$56,860	$73,262

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2020
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$5,378	$1,159	$1	$—	$6,538
Government and agency securities	—	459	12	—	471
Corporate bonds	—	743	14	—	757
Mortgage and asset-backed securities	—	356	25	—	381
Boeing common stock	7,317	—	—	—	7,317
Mutual funds	129	—	—	—	129
Short-term investments	—	62	7	—	69
Other investments	—	23	—	—	23
Total investments in the fair value hierarchy	12,824	2,802	59	—	15,685
Investments measured at net asset value:
Common/collective trusts	—	—	—	38,256	38,256
Total investments — at fair value	12,824	2,802	59	38,256	53,941
Investments measured at contract value:
Synthetic GICs/VIP SVF	—	—	—	14,106	14,106
Cash and cash equivalents	—	—	—	208	208
Receivables:
Receivables for securities sold	—	—	—	114	114
Accrued investment income	—	—	—	20	20
Other	2	24	—	—	26
Total receivables	2	24	—	134	160
Total assets	12,826	2,826	59	52,704	68,415

Liabilities:
Payables for securities purchased	—	—	—	220	220
Accrued investment and administration expenses	—	—	—	24	24
Other	1	15	—	42	58
Total liabilities	1	15	—	286	302

NET ASSETS	$12,825	$2,811	$59	$52,418	$68,113
*The amounts not leveled are related to investments using NAV as a practical expedient to estimate fair value, investments measured at contract value, and non-investment assets and liabilities. The amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Master Trust’s statements of net assets.
Master Trust net assets at fair value classified within Level 3 consisted of common and preferred stock, government and agency securities, corporate bonds, mortgage and asset-backed securities, and short-term investments. Such amounts were 0.11% and 0.09% of the Master Trust’s net assets as of December 31, 2021 and 2020, respectively.
Level 3 Transfers — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets. There were no significant transfers into or out of Level 3 for the years ended December 31, 2021 and 2020.

6.     DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures on how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust investments are exposed to the following financial instrument risks:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration. A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal. Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities. Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date. A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures and swaps are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Equity swaps generally exchanges the return on a stock or stock index for the return of another financial instrument such as a different stock or equity index or LIBOR.

Commodity Risk — Commodity risk is the risk of change in the market value of the underlying commodity due to a change in the price of the commodity. Commodity futures, swaps, and options are generally used to achieve the desired market exposure to commodities. A futures contract is an agreement between two parties to buy and sell a commodity at a set price on a future date. Commodity swaps are agreements involving the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive cash flows, e.g., an exchange of payments based on the price movement for the commodity, with respect to the notional amount of principal. Commodity options give the buyer the right, but not the obligation, to buy one commodity or sell another commodity at a set price on or before a given date.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

As of December 31, 2021 and 2020, the Master Trust has invested in derivative contracts. The fair value of these contracts is included in the Master Trust’s statements of net assets, as discussed in Note 4, and was not material.
Derivative contracts realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets as net appreciation or depreciation of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2021 was not material.
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2021 and 2020. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2021
Forward contracts	$—	$—	$1,056	$—	$1	$—	$1,057
Futures	4,585	—	4	509	42	—	5,140
Options	68	1	1	—	—	—	70
Swaps	573	114	5	1	49	—	742
TBAs	—	—	—	—	—	616	616
Total	$5,226	$115	$1,066	$510	$92	$616	$7,625
December 31, 2020
Forward contracts	$—	$—	$931	$—	$—	$—	$931
Futures	3,637	—	4	411	58	—	4,110
Options	22	2	2	—	5	—	31
Swaps	464	40	4	1	22	—	531
TBAs	—	—	—	—	—	1,001	1,001
Total	$4,123	$42	$941	$412	$85	$1,001	$6,604
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.

2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2021 and 2020, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with an insignificant amount posted in collateral against those positions.
7.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2021 and 2020, to Form 5500:

	2021	2020
Net assets available for benefits per the financial statements	$73,873	$68,804
Amounts allocated to withdrawing Members	(126)	(151)
Net assets available for benefits per Form 5500	$73,747	$68,653
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2021, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$5,881
Amounts allocated to withdrawing Members — December 31, 2021	126
Amounts allocated to withdrawing Members — December 31, 2020	(151)
Total benefit payments per Form 5500	$5,856
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
8.    RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS
Certain Master Trust investments are managed by NT. NT is the trustee as defined by the Plan and, therefore, these transactions qualify as related party and party-in-interest transactions.
As of December 31, 2021 and 2020, the Plan held approximately 35 million and 34 million shares of common stock of the Company, respectively, with a cost basis of $5,550 and $5,057, respectively. Boeing contributed $1,233 in Company common stock to the Plan during the year ended December 31, 2021.
Newport Trust Company (“Newport”), is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Newport with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund if Newport determines it is in the best interests of the Members. In the event Newport determined to sell or dispose of stock in the Boeing Stock Fund, Newport would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.
9.    TAX STATUS
The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2018.
10.     PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Member and employer contributions, including any income earned, will be distributed to the Members.
11.     SUBSEQUENT EVENTS
Effective January 1, 2022, the Plan was restated to clarify or update certain administrative aspects of the Plan, make certain design changes that were effective on or after January 1, 2022, and change the name of the Plan to The Boeing Company 401(k) Retirement Plan.

*  *  *  *  *  *

SUPPLEMENTAL SCHEDULE
THE BOEING COMPANY 401(k) RETIREMENT PLAN, FORMERLY KNOWN AS THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2021

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
1166 AVE OF THE 5.6896% DUE 10-13-2037	**	$3,040,853
1ST PACIFIC CO USD0.01	**	401,991
361 DEGREES INTERN HKD0.10	**	46,176
3650R 2021-PF1 COML MTG TR COML MTG PASSTHRU CTF CL 2.372% 11-15-2054	**	5,314,877
3I GROUP ORD GBP0.738636	**	337,174
3M CO 1.75% DUE 02-14-2023	**	996,629
3M CO 2.375% DUE 08-26-2029	**	61,606
3M CO 3.7% DUE 04-15-2050/03-27-2020 REG	**	211,766
3SBIO INC USD0.00001 REG'S'/144A	**	735,349
4D MOLECULAR THERAPEUTICS INC COM	**	65,096
5 PT HLDGS LLC CL A COM REPSTG CL A LTD	**	112,475
6TH STR CLO XVI LTD / 6TH STR CLO 1.574%10-20-2032	**	13,004,277
A.P. MOLLER-MAERSK SER'B'DKK1000	**	4,079,092
A10 NETWORKS INC COM	**	327,223
A2A SPA EUR0.52	**	268,356
AARONS CO INC COM	**	39,539
ABACORE CAPITAL HO PHP1	**	4,474
ABB FIN USA INC 2.875% DUE 05-08-2022	**	3,635,563
ABBOTT LAB COM	**	18,273,259
ABBOTT LABS 3.4% DUE 11-30-2023	**	2,410,244
ABBVIE INC 2.3% DUE 11-21-2022 REG	**	5,288,269
ABBVIE INC 2.3% DUE 11-21-2022 REG	**	3,625,215
ABBVIE INC 2.6% DUE 11-21-2024 REG	**	25,698,031
ABBVIE INC 2.8% DUE 03-15-2023 REG	**	137,589
ABBVIE INC 2.9% DUE 11-06-2022	**	101,844
ABBVIE INC 2.9% DUE 11-06-2022	**	769,940
ABBVIE INC 3.2% 11-06-2022	**	4,126,643
ABBVIE INC 3.2% 11-21-2029	**	738,433
ABBVIE INC 3.2% 11-21-2029	**	12,366,077
ABBVIE INC 3.25% DUE 10-01-2022 REG	**	253,384
ABBVIE INC 3.25% DUE 10-01-2022 REG	**	841,235
ABBVIE INC 3.45% DUE 03-15-2022 REG	**	1,872,037
ABBVIE INC 3.45% DUE 03-15-2022 REG	**	5,264,812
ABBVIE INC 3.6% 05-14-2025	**	7,743,816
ABBVIE INC 3.75% DUE 11-14-2023	**	245,013
ABBVIE INC 3.85% DUE 03-15-2025 REG	**	479,191
ABBVIE INC 4.05% DUE 11-21-2039 REG	**	155,616
ABBVIE INC 4.25% DUE 11-14-2028	**	282,925
ABBVIE INC 4.25% DUE 11-21-2049 REG	**	161,842
ABBVIE INC 4.25% DUE 11-21-2049 REG	**	359,649
ABBVIE INC 4.4% DUE 11-06-2042	**	299,147
ABBVIE INC COM USD0.01	**	25,698,785

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ABBVIE INC FIXED 2.95% DUE 11-21-2026	**	9,858,063
ABERCROMBIE & FITCH CO CL A	**	935,987
ABICO AVY CO LTD TWD10	**	37,029
ABIOMED INC COM	**	14,323,340
ABN AMRO BK N V 2.47% DUE 12-13-2029	**	2,101,892
ABN AMRO BK N V 4.75% DUE 07-28-2025	**	435,539
ABNOVA (TAIWAN) CO TWD10	**	118,070
ABRDN PLC ORD GBP0.1396825396	**	951,221
ABU DHABI COMM.BK. AED1	**	83,318
ABU DHABI NATIONAL 4.875% SNR MTN 23/04/30 USD	**	7,013,413
ABU DHABI NATL ENERGY CO PJSC TRANCHE # TR 00010 3.4% 04-29-2051	**	2,100,450
ACACIA RESH CORP COM	**	49,453
ACADEMEDIA AB NPV	**	523,158
ACADEMY SPORTS & OUTDOORS INC COM	**	2,210,760
ACADIA HEALTHCARE CO INC COM	**	560,079
ACCENTURE PLC SHS CL A NEW	**	58,728,884
ACCESS GROUP INC DEL 2005-A ASSET BKD CTF CL A-3 FLTG 07-25-2034 REG	**	1,840,343
ACCO BRANDS CORP COM	**	314,400
ACCOLADE INC COM	**	712,300
ACCREDITED MTG LN TR 2004-3 MTG PASSTHRUCTF CL 2A2 10-25-2034 REG	**	425,402
ACCUNIA EUROPEAN CLO I DESIGNATED ACTIVITY COMPANY 07/2030	**	331,149
ACCURAY INC DEL COM	**	195,103
ACE INA HLDGS INC 2.7% DUE 03-13-2023	**	122,916
ACE INA HLDGS INC 2.875% DUE 11-03-2022	**	1,941,466
ACE INA HLDGS INC 2.875% DUE 11-03-2022	**	2,560,856
ACE INA HLDGS INC 3.35% DUE 05-03-2026	**	42,907
ACERINOX SA EUR0.25	**	1,452,647
ACI WORLDWIDE INC COM STK	**	226,591
ACLARIS THERAPEUTICS INC COM	**	105,459
ACUITY BRANDS INC COM	**	4,061,848
ADAIRS LIMITED NPV	**	36,452
ADANI GREEN ENERGY INR10	**	226,446
ADAPTHEALTH CORP COM	**	859,842
ADAPTIVE BIOTECHNOLOGIES CORP COM USD0.0001	**	1,083,116
ADARO ENERGY TBK IDR100	**	126,494
ADECCO GROUP AG CHF0.1 (REGD)	**	2,192,146
ADIENT PLC ADIENT PLC LTD COM	**	2,341,332
ADOBE INC 2.3% DUE 02-01-2030	**	511,543
ADOBE SYS INC COM	**	45,852,472
ADR ABCAM PLC SPON ADS EACH REP 1 ORD SHS	**	1,671,202
ADR AMBEV SA SPONSORED ADR	**	1,448,210
ADR ANGLOGOLD ASHANTI LTD	**	1,235,827
ADR ARGENX SE SPONSORED ADS	**	2,066,121
ADR ASCENDIS PHARMA A/S SPONSORED ADR	**	1,430,727
ADR BAIDU INC SPON ADS EACH REP 8 ORD SHS	**	753,473
ADR BANCO BRADESCO S A SPONSORED ADR REPSTG PFD SHS NEW 2004	**	1,249,138
ADR BANCO SANTANDER CHILE NEW SPONSORED ADR REPSTG COM	**	91,843
ADR BEIGENE LTD SPONSORED ADR	**	250,610

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADR BILIBILI INC ADS REPSTG SHS CL Z	**	114,190
ADR BIONTECH SE ADS	**	3,866,742
ADR COCA-COLA FEMSA S.A.B DE C.V.	**	277,402
ADR COMPANIA CERVECERIAS UNIDAS S A SPONSORED ADR	**	133,019
ADR CREDIT SUISSE GROUP AG SPONSORED ADRISIN US2254011081	**	5,818,704
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	**	42,600
ADR ENDAVA PLC ADS	**	4,692,356
ADR FOMENTO ECONOMICO MEXICANO SAB DE CV	**	566,117
ADR GDS HLDGS LTD SPONSORED ADR	**	82,106
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	**	9,419,760
ADR GOLD FIELDS LTD NEW SPONSORED ADR	**	1,307,997
ADR GRUPO TELEVISA SA DE CV SPONSORED ADR REPSTG ORD PARTN SPONS ADR	**	118,727
ADR HUAZHU GROUP LTD	**	107,987
ADR ICICI BK LTD	**	1,565,785
ADR IMMUNOCORE HLDGS PLC ADS	**	141,377
ADR KE HLDGS INC SPONSORED ADS	**	249,347
ADR KERING S A ADR	**	8,716,254
ADR LEGEND BIOTECH CORP SPON ADS EACH REP 2 ORD SHS	**	183,457
ADR LI AUTO INC SPONSORED ADS	**	295,577
ADR MYT NETH PARENT B V ADS	**	1,083,831
ADR NANO DIMENSION LTD SPON ADS EA REPR 50 ORD SHS(POST SPLT)	**	65,740
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	**	16,003,303
ADR NICE LTD SPONSORED ADR	**	2,793,120
ADR NIO INC ADS	**	821,304
ADR PINDUODUO INC SPONSORED ADS	**	557,290
ADR RECKITT BENCKISER GROUP PLC SPONSORED ADR	**	4,897,288
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	**	3,254,764
ADR RYANAIR HLDGS PLC SPONSORED ADR NEW	**	4,584,384
ADR SILICON MOTION TECHNOLOGY CORP SPONSORED ADR REPSTG SHS	**	382,021
ADR SOCIEDAD QUIMICA Y MINERA DE CHILE SA SPONSORED ADR REPSTG SER B SHS	**	518,471
ADR TAIWAN SEMICONDUCTOR MANUFACTURING SPON ADS EACH REP 5 ORD TWD10	**	23,336,290
ADR TENCENT MUSIC ENTMT GROUP ADS	**	53,862
ADR TRIP COM GRP LTD	**	182,779
ADR UNILEVER PLC SPONSORED ADR NEW	**	9,440,145
ADR VALE S A ADR	**	2,904,299
ADR VIPSHOP HLDGS LTD SPONSORED ADR	**	51,786
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNO PAR	**	7,568,017
ADR WNS HLDGS LTD SPONSORED ADR	**	10,418,076
ADR XPENG INC ADS	**	424,534
ADR YPF SOCIEDAD ANONIMA SPONSORED ADR REPSTG CL D SHS	**	15,662
ADR ZAI LAB LTD ADR	**	86,984
ADR ZTO EXPRESS CAYMAN INC SPONSORED ADR	**	167,062
ADTALEM GLOBAL ED INC COM	**	778,876
ADTRAN INC COM	**	1,492,945
ADVANCE AUTO PTS INC COM	**	1,166,776
ADVANCED ANALOG TE TWD10	**	39,046
ADVANCED ENERGY SO TWD10	**	527,470
ADVANCED MICRO DEVICES INC COM	**	46,518,985

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADVANSIX INC COM	**	700,529
ADVENTIST HLTH 2.952% DUE 03-01-2029	**	2,008,586
ADVENTIST HLTH 3.378% DUE 03-01-2023	**	4,097,965
ADYEN NV EUR0.01	**	13,519,086
AECI ZAR1	**	133,684
AEP TEX CENT CO 3.85% DUE 10-01-2025	**	1,881,309
AEP TEX INC 3.45% DUE 01-15-2050	**	336,892
AEP TEX INC 4.15% DUE 05-01-2049	**	285,198
AEP TEX INC FIXED 2.4% DUE 10-01-2022	**	1,802,357
AEP TEXAS CENT CO FIXED 3.95% DUE 06-01-2028	**	3,517,311
AEP TRANSM CO LLC 3.1% DUE 12-01-2026	**	802,220
AERCAP HOLDINGS N.V. EUR0.01	**	10,027,578
AERCAP IRELAND CAP / GLOBA 3.3% DUE 01-30-2032 BEO	**	816,643
AERCAP IRELAND CAP / GLOBA 3.0% DUE 10-29-2028	**	532,878
AERCAP IRELAND CAP / GLOBA 3.0% DUE 10-29-2028	**	4,800,973
AERCAP IRELAND CAP 1.15% DUE 10-29-2023	**	3,277,660
AERCAP IRELAND CAP 3.5% 01-15-2025	**	285,051
AERCAP IRELAND CAP 3.65% DUE 07-21-2027	**	214,061
AERCAP IRELAND CAP 4.875% DUE 01-16-2024	**	2,573,906
AERCAP IRELAND CAP DESIGNATED 1.75% 01-30-2026	**	520,098
AERCAP IRELAND CAP DESIGNATED ACTIVITY C4.5% DUE 09-15-2023 REG	**	524,512
AERCAP IRELAND CAP DESIGNATED ACTIVITY C6.5% DUE 07-15-2025 REG	**	971,729
AERCAP IRELAND CAP/GLOBA 1.65% DUE 10-29-2024 BEO	**	199,681
AERCAP IRELAND CAP/GLOBA 1.65% DUE 10-29-2024 BEO	**	7,436,138
AERCAP IRELAND CAP/GLOBA 1.75% DUE 10-29-2024 BEO	**	199,523
AERCAP IRELAND CAP/GLOBA 2.45% DUE 10-29-2026 BEO	**	675,937
AERCAP IRELAND CAP/GLOBA 2.45% DUE 10-29-2026 BEO	**	1,896,660
AERCAP IRELAND FIXED 4.45% DUE 10-01-2025	**	1,076,711
AERIE PHARMACEUTICALS INC COM	**	192,769
AES CORP SR NT 1.375% 01-15-2026	**	1,193,302
AETNA INC 2.75% DUE 11-15-2022	**	2,436,288
AETNA INC NEW 2.8% DUE 06-15-2023	**	51,235
AETNA INC NEW 2.8% DUE 06-15-2023	**	1,552,406
AETNA INC NEW 6.75% DUE 12-15-2037	**	130,350
AFFIRM HLDGS INC CL A CL A	**	2,100,296
AFLAC INC 1.125% DUE 03-15-2026	**	1,563,733
AFREECATV CO LTD KRW500	**	230,714
AFRICAN RAINBOW LTD ZAR0.05	**	89,373
AFTERPAY LIMITED	**	277,380
AGCO CORP COM	**	3,059,447
AGEAS NPV	**	2,837,989
AGILENT TECHNOLOGIES INC COM	**	7,511,533
AGILITI INC COM	**	2,105,337
AGILON HEALTH INC COM	**	1,409,346
AGILYSYS INC COM STK	**	432,907
AGIOS PHARMACEUTICALS INC COM	**	599,746
AGL CAP CORP 3.25% DUE 06-15-2026	**	2,971,524
AGL CAP CORP 5.875% DUE 03-15-2041	**	34,094

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AGL ENERGY NPV	**	498,639
AGREE RLTY CORP COM	**	4,831,643
AGRICULTURAL BANK OF CHINA CMN STK	**	2,126,455
AIA GROUP LTD NPV	**	10,908,405
AIMS APAC REIT MANAGEMENT LTD	**	626,184
AIR ARABIA AED1	**	82,688
AIR LEASE CORP 1.875% 08-15-2026	**	546,129
AIR LEASE CORP 2.1% DUE 09-01-2028 REG	**	482,633
AIR LEASE CORP 2.625% DUE 07-01-2022	**	4,148,033
AIR LEASE CORP 2.75% 01-15-2023	**	812,239
AIR LEASE CORP 3.25% DUE 03-01-2025	**	415,197
AIR LEASE CORP 3.25% DUE 03-01-2025	**	3,113,975
AIR LEASE CORP 3.375% DUE 07-01-2025 REG	**	129,439
AIR LEASE CORP 3.375% DUE 07-01-2025 REG	**	4,279,837
AIR LEASE CORP 3.5% DUE 01-15-2022	**	5,004,401
AIR LEASE CORP 3.625% 12-01-2027	**	210,710
AIR LEASE CORP 3.875% DUE 07-03-2023	**	2,661,914
AIR LEASE CORP CL A CL A	**	741,958
AIR LEASE CORP MED 2.875% DUE 01-15-2026	**	784,286
AIR LEASE CORP MED 2.875% DUE 01-15-2026	**	2,884,315
AIR LEASE CORP MED 3.25% DUE 10-01-2029	**	562,340
AIR LEASE CORP MED VAR RT .55275% DUE 12-15-2022	**	4,897,800
AIR LIQUIDE(L') EUR5.50	**	14,624,593
AIR PRODS & CHEMS INC 1.5% DUE 10-15-2025 REG	**	650,364
AIRBNB INC CL A COM USD0.0001 CL A	**	9,023,924
AIRTEL AFRICA PLC ORD USD0.5	**	665,627
AISIN CORPORATION NPV	**	2,933,889
AKATSUKI INC NPV	**	260,395
AKEBIA THERAPEUTICS INC COM	**	143,702
AKER BP ASA 3% DUE 01-15-2025	**	4,287,847
AKERO THERAPEUTICS INC COM	**	227,722
AKT COMET HOLDING AG	**	137,683
AKZO NOBEL NV EUR0.50(POST REV SPLIT)	**	6,595,692
AL HAMMADI COMPANY FOR DEV & INV SAR10.00	**	374,619
ALABAMA PWR CO 3.45% DUE 10-01-2049	**	372,238
ALARIS EQUITY PART TRUST UNITS	**	221,645
ALASKA AIR GROUP INC COM	**	1,030,121
ALBA PLC FLT 15/12/2038	**	327,013
ALBANY INTL CORP NEW CL A	**	1,595,107
ALBEMARLE CORP COM	**	511,489
ALBERTA PROV CDA BD 3.3% DUE 03-15-2028 REG	**	651,612
ALBERTA PROV CDA USD BD 1.3% DUE 07-22-2030 REG	**	929,807
ALBERTSONS COS INC CL A CL A	**	2,796,077
ALCHIP TECHNOLOGIE TWD10	**	73,594
ALCOR MICRO CORP TWD10	**	186,853
ALDAR PROPERTIES AED1	**	79,214
ALEXANDRIA REAL 3.8% DUE 04-15-2026	**	270,652
ALEXANDRIA REAL 4% DUE 02-01-2050	**	350,816

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ALEXANDRIA REAL 4.9% DUE 12-15-2030	**	721,429
ALEXANDRIA REAL ESTATE E 2.0% DUE 05-18-2032	**	1,749,898
ALEXANDRIA REAL ESTATE EQUITIES 1.875% DUE 02-01-2033	**	117,616
ALFA SAB DE CV SER'A'NPV	**	645,570
ALIBABA GROUP HLDG 2.8% DUE 06-06-2023	**	2,682,754
ALIBABA GROUP HOLDING LTD	**	6,949,862
ALIGN TECHNOLOGY INC COM	**	1,831,561
ALIGOS THERAPEUTICS INC COM	**	46,293
ALIMENTATION COUCH COM NPV CL A	**	209,206
ALIMENTATION COUCHE-TARD INC 3.439% 05-13-2041	**	572,802
ALIOR BANK SA PLN10.00	**	56,224
ALKERMES PLC SHS	**	2,263,617
ALLEGHANY CORP DEL COM	**	9,745,479
ALLEGHENY TECHNOLOGIES INC COM	**	168,906
ALLEGIANT TRAVEL CO COM	**	100,440
ALLEGION PLC COMMON STOCK	**	254,815
ALLEGION US HLDG CO INC 3.2% 10-01-2024	**	1,040,096
ALLEGRO MICROSYSTEMS INC DEL COM	**	2,104,084
ALLETE INC COM NEW	**	3,743,666
ALLIANT ENERGY FIN 3.75% DUE 06-15-2023	**	3,004,104
ALLIED MOTION TECHNOLOGIES INC COM	**	66,156
ALLISON TRANSMISSION HOLDING	**	5,433,453
ALLSCRIPTS HEALTHCARE SOLUTIONS INC	**	1,968,394
ALLSTATE CORP COM	**	944,730
ALLY AUTO RECEIVABLES TR 2018-3 CL A-4 3.23% 07-17-2023	**	1,220,249
ALLY AUTO RECEIVABLES TR 2019-1 3.02% DUE 04-15-2024 REG	**	761,515
ALLY FINL INC 2.2% 11-02-2028	**	1,988,439
ALLY FINL INC COM	**	968,578
ALNYLAM PHARMACEUTICALS INC COM	**	444,639
ALPHA SERVICES AND HOLDINGS SA EUR0.3(REV SPLIT)	**	621,370
ALPHA TEKNOVA INC COM	**	603,320
ALPHABET INC 1.1% DUE 08-15-2030	**	454,352
ALPHABET INC 2.05% 08-15-2050	**	708,073
ALPHABET INC CAP STK USD0.001 CL C	**	44,729,114
ALPHABET INC CAPITAL STOCK USD0.001 CL A	**	146,790,120
ALPHABET INC FIXED .45% DUE 08-15-2025	**	215,033
ALPHABET INC FIXED .8% DUE 08-15-2027	**	406,982
ALTEN NPV1.05	**	419,974
ALTICE USA INC CL A CL A	**	841,942
ALTRIA GROUP INC 2.45% DUE 02-04-2032	**	3,117,874
ALTRIA GROUP INC 2.85 DUE 08-09-2022 REG	**	893,100
ALTRIA GROUP INC 6.2% DUE 02-14-2059	**	78,479
ALTRIA GROUP INC FIXED 2.35% DUE 05-06-2025	**	1,472,363
ALTRIA GROUP INC FIXED 3.4% DUE 05-06-2030	**	781,909
ALTRIA GROUP INC FIXED 4.4% DUE 02-14-2026	**	1,176,541
ALUMINA LTD NPV	**	912,689
ALUPAR INVEST SA UNITS (1 COM & 2 PRF)	**	85,677
ALX ONCOLOGY HLDGS INC COM	**	164,635

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMADA CO LTD	**	1,050,598
AMADEUS FIRE AG NPV	**	482,874
AMADEUS IT GROUP EUR0.01	**	4,290,364
AMALGAMATED FINL CORP COM	**	37,447
AMAZON COM INC .4% DUE 06-03-2023 REG	**	2,152,338
AMAZON COM INC .8% DUE 06-03-2025	**	504,359
AMAZON COM INC 1.2% DUE 06-03-2027	**	720,275
AMAZON COM INC 1.5% DUE 06-03-2030	**	485,059
AMAZON COM INC 1.5% DUE 06-03-2030	**	320,139
AMAZON COM INC 2.1% DUE 05-12-2031 BEO	**	385,477
AMAZON COM INC 2.5% DUE 06-03-2050	**	497,148
AMAZON COM INC 3.15% DUE 08-22-2027 BEO	**	6,527,600
AMAZON COM INC COM	**	177,800,346
AMAZON COM INC FIXED 4.25% DUE 08-22-2057	**	154,287
AMAZON COM INC NT .45% 05-12-2024	**	2,449,214
AMBARELLA INC SHS	**	2,601,253
AMBIKA COTTON MILL INR10	**	12,944
AMDOCS ORD GBP0.01	**	7,966,718
AMER ELEC PWR CO INC COM	**	6,479,329
AMER MOVIL SAB DE 3.625% DUE 04-22-2029	**	286,837
AMERANT BANCORP INC CL A CL A	**	72,555
AMERCO COM	**	2,440,859
AMEREN ILL CO 2.7% DUE 09-01-2022	**	2,213,148
AMEREN ILL CO 3.8% DUE 05-15-2028	**	4,291,336
AMERICAN AIRLS 2017-1 CL AA PASS THRU TR3.65% DUE 08-15-2030	**	48,921
AMERICAN AIRLS INC 16-3 AA PTT 04-15-2030	**	84,369
AMERICAN AIRLS PASS THRU TR 2021-1A 2.875% 01-11-2036	**	270,263
AMERICAN AXLE & MFG HLDGS INC COM	**	971,076
AMERICAN CAMPUS CMNTYS INC COM	**	2,593,060
AMERICAN CAMPUS CMNTYS OPER PARTNERSHIP LP 2.85% DUE 02-01-2030	**	408,479
AMERICAN EAGLE OUTFITTERS INC NEW COM	**	7,129,327
AMERICAN EXPRESS CO	**	18,199,355
AMERICAN EXPRESS CO 1.65% 11-04-2026	**	5,964,841
AMERICAN EXPRESS CR CORP MEDIUM TERM NTSTRANCHE # TR 00103 2.7% DUE 03-03-2022	**	195,330
AMERICAN EXPRESS CREDIT SR 21-1 CL A 0.0% 11-16-2026	**	21,483,166
AMERICAN HOMES 4 RENT COMMON STOCK	**	2,250,799
AMERICAN HONDA FIN CORP MED TERM NTS BOO.65% DUE 09-08-2023	**	1,608,281
AMERICAN HONDA FIN CORP MED TERM NTS BOO.875% DUE 07-07-2023	**	2,120,912
AMERICAN INTERNATIONAL GROUP INC BNDS 3.75% DUE 07-10-2025 REG	**	1,842,252
AMERICAN INTERNATIONAL GROUP INC COM	**	25,359,560
AMERICAN INTL GROUP INC 4.25% DUE 03-15-2029	**	285,903
AMERICAN MUN PWR OHIO INC REV 6.449% 02-15-2044 BEO TAXABLE	**	7,459,928
AMERICAN MUN PWR OHIO INC REV 7.334% 02-15-2028 BEO TAXABLE	**	247,974
AMERICAN OUTDOOR BRANDS INC COM	**	51,360
AMERICAN PUB ED INC COM STK	**	147,584
AMERICAN TOWER CORP 3.6% 01-15-2028	**	431,209
AMERICAN TOWER CORP NEW 1.875% DUE 10-15-2030	**	709,518
AMERICAN VANGUARD CORP COM	**	720,734

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERICAN WTR CAP CORP SR NT 3.25% 06-01-2051	**	156,405
AMERICREDIT .66% DUE 12-18-2024	**	100,085
AMERICREDIT .89% DUE 10-19-2026	**	494,367
AMERICREDIT 1.11% DUE 08-19-2024	**	3,082,438
AMERICREDIT 1.17% DUE 08-18-2027	**	2,230,236
AMERICREDIT 1.41% DUE 08-18-2027	**	3,941,773
AMERICREDIT 1.48% DUE 02-18-2026	**	100,588
AMERICREDIT 1.59% DUE 10-20-2025	**	1,811,602
AMERICREDIT 2.13% DUE 07-18-2025	**	2,068,267
AMERICREDIT 2.28% DUE 01-18-2024	**	81,863
AMERICREDIT 2.28% DUE 01-18-2024	**	992,588
AMERICREDIT 2.32% DUE 07-18-2025	**	3,042,828
AMERICREDIT 2.58% DUE 09-18-2025	**	5,085,726
AMERICREDIT 2.69% DUE 06-19-2023	**	27,789
AMERICREDIT 2.74% DUE 04-18-2025	**	1,836,605
AMERICREDIT 2.97% DUE 11-20-2023	**	19,406
AMERICREDIT 3.36% DUE 02-18-2025	**	1,813,885
AMERICREDIT 3.36% DUE 02-18-2025	**	920,235
AMERICREDIT 3.5% DUE 01-18-2024	**	2,734,937
AMERICREDIT AUTOMOBILE RECEIVABLES SER 18-3 CL D 4.04% DUE 11-18-2024 REG	**	4,628,248
AMERICREDIT AUTOMOBILE RECEIVABLES SER 19-1 CL B 3.13% 02-18-2025	**	906,187
AMERICREDIT AUTOMOBILE RECEIVABLES TR SER 20-3 CL A2 .42% DUE 03-18-2024 REG	**	2,031,419
AMERICREDIT AUTOMOBILE RECEIVABLES TR 20-2 CL A2A 0.6% DUE 12-18-2023 REG	**	110,277
AMERIPRISE FINL 3% DUE 04-02-2025	**	2,720,440
AMERIPRISE FINL 4% DUE 10-15-2023	**	2,791,234
AMERIPRISE FINL INC 3.0% 03-22-2022	**	241,365
AMERIPRISE FINL INC COM	**	10,383,741
AMERISOURCEBERGEN CORP .737% DUE 03-15-2023 BEO	**	2,584,697
AMERISOURCEBERGEN CORP .737% DUE 03-15-2023 BEO	**	2,895,617
AMERISOURCEBERGEN CORP COM	**	641,061
AMERN AIRLINES INC 3.7% DUE 10-01-2026	**	2,093,984
AMERN CAMPUS 4.125% DUE 07-01-2024	**	1,068,189
AMERN CR ACCEP RECEIVABLES TR ASSET BACKED NT CL C 144A .83% 03-15-2027	**	253,878
AMERN CR ACCEP RECEIVABLES TR ASSET BACKED NT CL C 144A .83% 03-15-2027	**	4,903,332
AMERN ELEC PWR CO .75% DUE 11-01-2023	**	1,852,356
AMERN EXPRESS CO 2.5% DUE 07-30-2024	**	1,506,594
AMERN EXPRESS CO 2.65 DUE 12-02-2022	**	3,306,743
AMERN EXPRESS CO 3% 10-30-2024	**	181,345
AMERN EXPRESS CO 3.4% 02-27-2023	**	1,028,936
AMERN EXPRESS CO FIXED 2.5% DUE 08-01-2022	**	3,536,037
AMERN EXPRESS CO FIXED 3.7% DUE 08-03-2023	**	226,274
AMERN EXPRESS CR A/C MASTER TR 2018-3 ASSEST BACKED CTF CL A FLTG 10-15-2025	**	2,005,085
AMERN EXPRESS CR SER 19-1 CL A 2.87% 10-15-2024	**	537,853
AMERN HONDA FIN 1.3% DUE 09-09-2026	**	481,305
AMERN HONDA FIN 3.45% DUE 07-14-2023	**	2,024,628
AMERN HONDA FIN CORP MED TERM NTS TRANCHE # TR 90 1.8% 01-13-2031	**	390,188
AMERN HONDA FIN CORP MED TERM NTS BOOK ENTRY TRANCHE # TR 94 .35 DUE 04-20-2023	**	7,719,907
AMERN INTL GROUP 2.5% DUE 06-30-2025	**	1,356,474

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERN INTL GROUP 3.4% DUE 06-30-2030	**	6,494,632
AMERN INTL GROUP 3.9% DUE 04-01-2026	**	433,734
AMERN INTL GROUP 4.2% DUE 04-01-2028	**	613,997
AMERN TOWER CORP 2.25% DUE 01-15-2022	**	135,072
AMERN TOWER CORP 2.4% DUE 03-15-2025	**	5,135,943
AMERN TOWER CORP 2.95% DUE 01-15-2051	**	618,107
AMERN TOWER CORP 3.125% DUE 01-15-2027	**	3,247,289
AMERN TOWER CORP 3.8% DUE 08-15-2029	**	762,212
AMERN TOWER CORP 4.4% DUE 02-15-2026	**	873,431
AMERN TOWER CORP 5% DUE 02-15-2024	**	14,719,835
AMERN TOWER CORP FIXED 1.45% DUE 09-15-2026	**	2,432,889
AMERN TOWER CORP FIXED 4% DUE 06-01-2025	**	96,345
AMERN WOODMARK CORP COM	**	7,185,366
AMERN WTR CAP CORP 3% DUE 12-01-2026	**	163,987
AMETEK INC NEW COM	**	2,017,389
AMGEN INC 2.2% DUE 02-21-2027	**	184,358
AMGEN INC 2.25% DUE 08-19-2023	**	501,884
AMGEN INC 2.6% DUE 08-19-2026	**	651,890
AMGEN INC 3.625% DUE 05-22-2024	**	52,668
AMGEN INC COM	**	4,338,097
AMICUS THERAPEUTICS INC COM	**	728,551
AMNEAL PHARMACEUTICALS INC COM	**	320,097
AMPHASTAR PHARMACEUTICALS INC DEL COM	**	235,229
AMPLITUDE INC COM CL A	**	155,802
AMPOC FAR EAST CO TWD10	**	12,541
AMPOL LTD NPV	**	986,826
ANALOG DEVICES INC 2.8% DUE 10-01-2041/10-05-2021 BEO	**	202,883
ANALOG DEVICES INC 2.95% DUE 04-01-2025	**	1,196,554
ANALOG DEVICES INC COM	**	26,518,667
ANAPTYSBIO INC COM	**	63,836
ANDERSONS INC COM	**	441,759
ANDES TECHNOLOGY C TWD10	**	57,710
ANDREW W MELLON .947% DUE 08-01-2027	**	9,610,104
ANGLO AMERICAN USD0.54945	**	946,260
ANGLO AMERICAN USD0.54945	**	2,645,256
ANGLO AMERN CAP 4% DUE 09-11-2027	**	419,592
ANGLO AMERN CAP 4.75% DUE 04-10-2027	**	901,396
ANHEUSER BUSCH INBEV FIN INC 4.625 DUE 02-01-2044 REG	**	240,429
ANHEUSER BUSCH INC 4.439% DUE 10-06-2048	**	359,778
ANHEUSER-BUSCH 3.5% DUE 06-01-2030	**	2,271,060
ANHEUSER-BUSCH 4.375% DUE 04-15-2038	**	669,057
ANHEUSER-BUSCH COS LLC CORP 3.65% 02-01-2026	**	537,081
ANHEUSER-BUSCH FIXED 4.6% DUE 06-01-2060	**	1,615,542
ANHEUSER-BUSCH INBEV WORLDWIDE INC 4.75% 01-23-2029	**	1,525,997
ANHUI CONCH CEMENT 'H'CNY1	**	317,243
ANIMA HLDG SPA NPV	**	193,843
ANORA GROUP OYJ	**	82,847
ANTARES HLDGS LP 2.75% 01-15-2027	**	6,177,470

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ANTERO RES CORP COM	**	336,333
ANTHEM INC 2.375% DUE 01-15-2025	**	3,817,417
ANTHEM INC 2.55% 03-15-2031	**	1,839,739
ANTHEM INC 2.95% 12-01-2022	**	754,433
ANTHEM INC 3.35% DUE 12-01-2024	**	79,248
ANTHEM INC 3.35% DUE 12-01-2024	**	581,152
ANTHEM INC 4.101% 03-01-2028	**	238,557
ANTHEM INC COM	**	26,377,280
ANTHEM INC NT 1.5% 03-15-2026	**	9,239,148
ANTOFAGASTA ORD GBP0.05	**	626,168
ANTONY WASTE HANDL INR5	**	30,087
AON PLC	**	25,057,387
AON PLC 3.875% DUE 12-15-2025	**	70,246
AON PLC 4.25% DUE 12-12-2042	**	74,307
APA CORP COM	**	13,327,840
APAC REALTY LTD NPV	**	35,302
APACHE CORP 3.25 DUE 04-15-2022 REG	**	6,103,361
APELLIS PHARMACEUTICALS INC COM	**	794,020
APERAM S.A.	**	238,917
APOGEE ENTERPRISES INC COM	**	701,257
APPALACHIAN PWR CO FIXED 4.5% 03-01-2049	**	72,339
APPFOLIO INC COM CL A COM CL A	**	1,795,562
APPLE INC .7% DUE 02-08-2026	**	680,188
APPLE INC 1.125% DUE 05-11-2025	**	3,893,419
APPLE INC 1.65% DUE 05-11-2030	**	6,858,545
APPLE INC 2.45% DUE 08-04-2026	**	6,185,606
APPLE INC 3.85% DUE 08-04-2046	**	109,385
APPLE INC BNDS 2.75% DUE 01-13-2025 REG	**	1,802,764
APPLE INC COM STK	**	119,963,984
APPLE INC FIXED 2.5% DUE 02-09-2022	**	270,131
APPLE INC FIXED 2.95% 09-11-2049	**	258,532
APPLE INC FIXED 3.75% 11-13-2047	**	883,321
APPLIED MATERIALS INC COM	**	4,083,964
APPLUS SERVICES SA EUR0.10	**	695,562
APRIA INC COM	**	222,625
APT PIPELINES LTD SR NT 144A 4.2% DUE 03-23-2025 BEO	**	534,875
APTARGROUP INC COM	**	1,849,448
APTC KRW100	**	25,247
AQUA FIN TR 2021-A ASSET BACKED NT CL A 144A 1.54% 07-17-2046	**	4,029,825
ARAB NATIONAL BANK SAR10	**	557,251
ARC RESOURCES LTD COM NPV	**	207,576
ARCBEST CORP COM USD0.01	**	2,542,378
ARCH CAP FIN LLC 4.011% DUE 12-15-2026	**	752,019
ARCH CAPITAL GROUP COM STK	**	9,441,180
ARCH RES INC DEL CL A CL A	**	1,519,747
ARCHAEA ENERGY INC CL A COM CL A COM	**	254,567
ARCHER-DANIELS-MIDLAND CO COM	**	3,451,889
ARCUS BIOSCIENCES INC COM	**	1,007,703

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ARENA PHARMACEUTICALS INC COM NEW COM NEW	**	595,652
ARES MANAGEMENT LP COM SHS REPSTG LTD PARTNER	**	2,507,830
ARES XLIII CLO LTD / ARES XLIII CLO 1.40129% 07-15-2034	**	1,590,247
AREZZO INDUSTRIA E COMERCIO	**	916,109
ARGAN INC COM	**	197,706
ARGENT SECS INC 2003-W3 ASSET BKD CTF M-1 FLTG 09-25-2033 REG	**	305,433
ARGENT SECS INC FLTG RT 1.15771% DUE 11-25-2034	**	191,223
ARGENTINA(REP OF) FRN SNR 04/2022 ARS1	**	10,747
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	**	541,876
ARISE AB NPV	**	218,083
ARISTA NETWORKS INC COM	**	451,950
ARISTOCRAT LEISURE NPV	**	222,535
ARITZIA INC SUB VTG SHS	**	215,509
ARIX BIOSCIENCE ORD GBP0.00001	**	92,410
ARIZONA PUB SVC CO 2.6% DUE 08-15-2029	**	3,758,951
ARIZONA PUB SVC CO 3.35% DUE 06-15-2024	**	1,433,651
ARJO AB SER'B'NPV	**	656,768
ARKO CORP COM	**	184,994
ARLO TECHNOLOGIES INC COM	**	547,935
ARMADA HOFFLER PPTYS INC REIT	**	264,798
ARMSTRONG WORLD INDS INC NEW COM STK	**	5,295,072
ARRIVAL GROUP COM EUR0.10	**	840,998
ARRIYADH DEV CO SAR10	**	157,559
ARROW ELECTR INC COM	**	15,019,442
ARROW ELECTRONICS INC NT 2.95% 02-15-2032	**	454,961
ARROW ELECTRS INC 3.5% DUE 04-01-2022	**	300,603
ARROW ELECTRS INC FIXED 3.25% DUE 09-08-2024	**	1,252,699
ARROW ELECTRS INC FIXED 3.875% DUE 01-12-2028	**	19,505
ARTIS REAL ESTATE TRUST UNITS CAD	**	578,497
ARTNATURE INC NPV	**	150,454
ARVIDA GROUP LTD NPV	**	26,484
ARVINAS INC COM	**	317,307
ARVIND LTD INR10	**	122,269
ARZAN FINL GP FIN KWD0.1	**	40,327
ASANA INC CL A	**	475,480
ASBURY AUTOMOTIVE GROUP INC COM	**	1,830,938
ASCENDAS R/EST INV NPV (REIT)	**	177,024
ASHTEAD GROUP ORD GBP0.10	**	793,386
ASIA TECH IMAGE IN TWD10	**	112,328
ASIA VITAL COMPONE TWD10	**	79,380
ASIAN INFRASTRUCTURE INVT BK GLOBAL NT .5% DUE 05-28-2025 REG	**	11,942,477
ASML HOLDING NV EUR0.09	**	11,018,169
ASOLID TECHNOLOGY TWD10	**	76,572
ASPEED TECHNOLOGY TWD10	**	256,989
ASPEN AEROGELS INC COM	**	1,857,366
ASPEN PHARMACARE NPV	**	591,771
ASPEN TECHNOLOGY INC COM	**	795,702
ASR NEDERLAND NV EUR0.16	**	1,636,714
ASROCK INCORPORATI TWD10	**	70,943

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ASSECO POLAND SAPLN1	**	123,221
ASSET PERU(REP OF) 6.95% 12/8/31	**	1,879,525
ASSOCIATED ALCOHOL INR10	**	92,624
ASSURANT INC COM	**	3,162,867
ASSURED GUARANTY LTD COMMON STK	**	1,129,249
ASTRA AGRO LESTARI IDR500	**	57,392
ASTRA INTL IDR50	**	1,996,387
ASTRAZENECA PLC .7% DUE 04-08-2026	**	435,467
ASTRAZENECA PLC 3.375% DUE 11-16-2025	**	7,622,920
ASTRAZENECA PLC FIXED 2.125% DUE 08-06-2050	**	280,495
ASTRAZENECA PLC NT .3% 05-26-2023	**	4,791,523
ASTRO MALAYSIA HLD MYR0.10	**	153,765
ASTRONICS CORP COM	**	194,532
ASX LTD NPV	**	204,047
AT&T INC 1.65% DUE 02-01-2028	**	950,240
AT&T INC 1.65% DUE 02-01-2028	**	3,996,886
AT&T INC 1.7% DUE 03-25-2026 BEO	**	6,440,025
AT&T INC 2.25% DUE 02-01-2032	**	1,548,018
AT&T INC 2.3% DUE 06-01-2027	**	1,598,282
AT&T INC 2.55% DUE 12-01-2033	**	915,753
AT&T INC 2.55% DUE 12-01-2033	**	5,489,620
AT&T INC 2.625 DUE 12-01-2022	**	3,580,383
AT&T INC 2.875%-FRN SNR PERP EUR	**	114,082
AT&T INC 3% DUE 06-30-2022	**	984,742
AT&T INC 3% DUE 06-30-2022	**	720,448
AT&T INC 3.15% DUE 09-04-2036	**	677,298
AT&T INC 3.3% DUE 02-01-2052	**	98,308
AT&T INC 3.5% DUE 06-01-2041	**	206,113
AT&T INC 3.5% DUE 09-15-2053 REG	**	8,993,910
AT&T INC 3.55% DUE 09-15-2055	**	313,376
AT&T INC 3.65% DUE 09-15-2059	**	5,138,531
AT&T INC 4.05% 12-15-2023	**	2,117,420
AT&T INC 4.25% DUE 03-01-2027	**	1,731,430
AT&T INC 4.35% DUE 03-01-2029	**	7,357,949
AT&T INC 4.45% DUE 04-01-2024	**	213,509
AT&T INC COM	**	589,490
AT&T INC DIS COMMERCIAL PAPER NOTE 01-19-2022	**	6,999,224
AT&T INC FIXED 3.1% DUE 02-01-2043	**	823,949
AT&T INC NTS 1.8% DUE 05-29-2026	**	483,398
ATCO LTD CLASS I NON-VOTING COM NPV	**	1,010,751
ATHENE GLOBAL FDG 2.75% DUE 06-25-2024	**	257,680
ATHENE GLOBAL FDG 2.75% DUE 06-25-2024	**	515,361
ATHENE GLOBAL FDG MEDIUM TERM SR TRANCHE# TR 00785 .95% 01-08-2024	**	3,538,489
ATHENE GLOBAL FDG MEDIUM TERM SR TRANCHE# TR 00796 1.73% 10-02-2026	**	343,725
ATHENE GLOBAL FDG VAR RT .749317% DUE 05-24-2024	**	3,683,607
ATHENEX INC COM	**	24,364
ATLANTIA S.P.A	**	525,677
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	**	815,738

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ATLAS COPCO AB SER'B'NPV	**	225,681
ATLASSIAN CORPORATION PLC COM USD0.1 CL A	**	12,516,607
ATMOS ENERGY CORP .625% DUE 03-09-2023	**	3,368,080
ATMOS ENERGY CORP .625% DUE 03-09-2023	**	114,567
ATMOS ENERGY CORP .625% DUE 03-09-2023	**	4,709,207
ATMOS ENERGY CORP 1.5% DUE 01-15-2031	**	187,873
ATMOS ENERGY CORP 4.125% DUE 10-15-2044	**	113,237
ATMOS ENERGY CORP COM	**	6,711,566
ATN INTL INC COM	**	77,064
ATOS SE	**	595,917
ATRICURE INC COM STK	**	1,981,605
AU OPTRONICS CORP TWD10	**	1,400,270
AUDIX CORP TWD10	**	155,088
AURIZON HOLDINGS NPV	**	3,332,962
AUROBINDO PHARMA INR1	**	867,491
AURORA INNOVATION INC CL A COM	**	1,370,083
AUST & NZ BANK GRP NPV	**	2,146,763
AUSTEVOLL SEAFOOD NOK0.50	**	170,698
AUSTRALIA & NEW 2.05% DUE 11-21-2022	**	2,327,737
AUSTRALIA & NEW ZEALAND BKG GROUP LTD NY2.625% DUE 05-19-2022 REG	**	248,142
AUSTRALIA(CMNWLTH) 0.5% SNR 21/09/2026 AUD1000	**	489,868
AUSTRALIA(CMNWLTH) 1% SNR 21/11/2031 AUD1000	**	273,612
AUSTRALIA(CMNWLTH) 1.75% SNR 21/06/51 AUD1000	**	252,676
AUSTRALIA(CMNWLTH) 2.5% SNR 21/05/2030 AUD100	**	466,474
AUSTRALIA(CMNWLTH) IDX/LKD SNR 21/11/27 AUD100	**	2,682,888
AUTOCANADA INC COM STK	**	33,804
AUTOMATIC DATA PROCESSING INC COM	**	4,677,129
AUTONATION INC COM	**	2,370,536
AUTOZONE INC FIXED 3.625% DUE 04-15-2025	**	4,747,209
AVALARA INC COM	**	2,574,195
AVALONBAY CMNTYS INC SR NT 2.05% 01-15-2032	**	1,979,700
AVANGRID INC 3.15% 12-01-2024	**	319,377
AVANGRID INC 3.2% DUE 04-15-2025 REG	**	1,576,990
AVANGRID INC 3.8% DUE 06-01-2029	**	2,573,517
AVAST PLC ORD GBP0.10	**	85,918
AVAYA HLDGS CORP COM	**	1,367,487
AVEANNA HEALTHCARE HLDGS INC COM	**	865,060
AVERY DENNISON CORP COM	**	1,139,808
AVIAT NETWORKS INC COM NEW COM NEW	**	209,258
AVIATION CAP GROUP 4.125% DUE 08-01-2025	**	1,793,145
AVIATION CAP GROUP 4.125% DUE 08-01-2025	**	1,951,363
AVIATION CAP GROUP 4.375% DUE 01-30-2024	**	3,670,492
AVID BIOSERVICES INC COMMON STOCK	**	5,146,535
AVID TECHNOLOGY INC COM	**	1,764,024
AVIDITY BIOSCIENCES INC COM	**	97,409
AVIVA ORD GBP0.25	**	4,578,443
AVNET INC COM	**	1,406,232
AVOLON HLDGS FDG 2.125% DUE 02-21-2026	**	515,542

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AVOLON HLDGS FDG 2.875% DUE 02-15-2025	**	1,941,607
AVOLON HLDGS FDG 2.875% DUE 02-15-2025	**	1,021,899
AVOLON HLDGS FDG 3.625% DUE 05-01-2022	**	603,865
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	**	450,599
AVOLON HLDGS FDG 4.25% DUE 04-15-2026	**	2,730,097
AVOLON HLDGS FDG 4.375% DUE 05-01-2026	**	187,530
AVOLON HLDGS FDG 4.375% DUE 05-01-2026	**	1,749,920
AVOLON HLDGS FDG 5.5% DUE 01-15-2026	**	1,492,614
AVON FINANCE 2A A CMO 20/09/2048	**	449,456
AXA EQUITABLE FIXED 3.9% DUE 04-20-2023	**	2,485,756
AXALTA COATING SYSTEMS LTD COM USD1.00	**	574,367
AXCELIS TECHNOLOGIES INC COM NEW COM NEW	**	394,870
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	**	1,917,616
AXON ENTERPRISE INC COM	**	2,713,274
AXONICS INC COM	**	1,476,608
AYALA LAND INC PHP1	**	251,108
AZEK CO INC CL A CL A	**	6,368,496
AZIMUT HLDG S.P.A NPV	**	525,995
B A T CAP CORP 2.259% DUE 03-25-2028	**	448,609
B A T CAP CORP 2.259% DUE 03-25-2028	**	12,668,321
B A T CAP CORP 2.789% DUE 09-06-2024	**	5,667,491
B A T CAP CORP 3.222% 08-15-2024	**	5,191,471
B A T CAP CORP 4.54% 08-15-2047	**	83,926
B A T CAP CORP FIXED 3.557% DUE 08-15-2027	**	9,245,877
B A T CAP CORP FIXED 3.734% DUE 09-25-2040	**	182,982
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	**	314,296
B A T INTL FIN PLC FIXED 1.668% DUE 03-25-2026	**	9,103,767
B2 GOLD CORP COMMON STOCK	**	11,828
BA CR CARD TR 1.74% DUE 01-15-2025	**	3,277,207
BACARDI LTD 4.45% DUE 05-15-2025	**	867,275
BAE SYS PLC 3.4% DUE 04-15-2030	**	619,669
BAE SYSTEMS ORD GBP0.025	**	747,037
BAIC MOTOR CORPORATION LIMITED 'H'CNY1	**	225,588
BAKER HUGHES A GE CO LLC/BAKER HUGHES 2.773% 12-15-2022	**	101,986
BAKER HUGHES A GE CO LLC/BAKER HUGHES 4.08% 12-15-2047	**	798,157
BAKER HUGHES CO	**	3,613,812
BAKER HUGHES LLC/CO-OBL 2.061% 12-15-2026	**	1,133,942
BALLYROCK CLO 17 LTD / BALLYROCK 1.53616% 10-20-2034	**	2,195,473
BALOISE HOLDING AG CHF0.10 (REGD) (VINKULIERT)	**	697,665
BALRAMPUR CHINI MI INR1	**	184,695
BALT GAS & ELEC CO 2.4% DUE 08-15-2026	**	6,053,796
BALT GAS & ELEC CO 3.2% DUE 09-15-2049	**	235,851
BALT GAS & ELEC CO 3.35% DUE 07-01-2023	**	345,123
BALT GAS & ELEC CO 3.5% DUE 08-15-2046	**	28,163
BAMLL COML MTG FLTG RT 1.156% DUE 09-15-2038	**	4,998,409
BANC AMERICA COML MTG TR SER 2016-UB10 CLS A3 2.903% 06-15-2049	**	5,749,668
BANC CALIF INC COM	**	3,592,226
BANCA CARIGE SPA 25/05/2022	**	683,692

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANCA MEDIOLANUM BANCA MEDIOLANUM SPA	**	594,409
BANCA MONTE DEI 0.875% 08/10/2026 .875% 08/10/2027	**	468,055
BANCO BILBAO 1.125% DUE 09-18-2025	**	2,547,772
BANCO BPM NPV	**	163,195
BANCO DE CHILE COM NPV	**	50,657
BANCO DE SABADELL 1.75% 10/05/2024	**	116,515
BANCO SANTANDER EUR0.50(REGD)	**	1,162,329
BANCO SANTANDER S 2.706% DUE 06-27-2024	**	2,278,273
BANCO SANTANDER S A .701% DUE 06-30-2024BEO	**	2,754,336
BANCO SANTANDER S A .701% DUE 06-30-2024BEO	**	5,968,558
BANCO SANTANDER S A 2.749% DUE 12-03-2030	**	195,921
BANCO SANTANDER S FIXED 2.746% DUE 05-28-2025	**	1,344,242
BANCO SANTANDER S FIXED 2.746% DUE 05-28-2025	**	8,892,675
BANCO SANTANDER SA 3.125% 02-23-2023	**	2,661,356
BANCO SANTANDER SA 3.5% DUE 04-11-2022	**	2,216,743
BANCO SANTANDER SA FORMERLY BANCO SR NONPFD FIXED-FIXED RATE 1.722% 09-14-2027	**	196,477
BANCO SANTANDER SA FORMERLY BANCO SR NT NON PFD 1.849% 03-25-2026	**	199,003
BANCO SANTANDER SA FORMERLY BANCO SR NT NON PFD 2.958% 03-25-2031	**	10,418,506
BANCO SANTANDER SA FRNS 04-12-2023	**	2,222,266
BANDWIDTH INC CL A CL A	**	1,004,640
BANGKOK BANK PUBLIC CO (HONG KONG) SUB NT TIER 2 144A 3.466% 09-23-2036	**	2,002,992
BANGKOK CHAIN HOSP THB1(NVDR)	**	43,754
BANK 2017-BNK4 3.357% DUE 05-15-2050	**	281,015
BANK 2017-BNK9 3.47% DUE 11-15-2054	**	3,604,859
BANK 2018-BNK10 COML MTG PASSTHRU CTF CL3.641% 02-15-2061	**	6,188,934
BANK AL JAZIRA SAR10	**	322,315
BANK AMER CORP .976% 04-22-2025	**	3,552,942
BANK AMER CORP 1.319% DUE 06-19-2026	**	2,751,693
BANK AMER CORP 2.015% DUE 02-13-2026	**	19,297,782
BANK AMER CORP 2.572% DUE 10-20-2032 BEO	**	3,450,570
BANK AMER CORP 2.592% DUE 04-29-2031	**	1,132,558
BANK AMER CORP 2.687% DUE 04-22-2032	**	15,239,591
BANK AMER CORP 3.093% 10-01-2025	**	1,404,957
BANK AMER CORP 3.093% 10-01-2025	**	8,325,670
BANK AMER CORP 3.194% 07-23-2030	**	1,509,457
BANK AMER CORP 3.3% DUE 01-11-2023	**	688,381
BANK AMER CORP 3.366% DUE 01-23-2026	**	263,100
BANK AMER CORP 3.366% DUE 01-23-2026	**	10,523,984
BANK AMER CORP 3.419% 12-20-2028	**	427,370
BANK AMER CORP 3.419% 12-20-2028	**	31,905,309
BANK AMER CORP 3.5% DUE 04-19-2026	**	9,247,149
BANK AMER CORP 3.593% DUE 07-21-2028	**	9,089,838
BANK AMER CORP 3.95% DUE 04-21-2025	**	2,031,631
BANK AMER CORP 4% DUE 01-22-2025	**	575,826
BANK AMER CORP 4% DUE 01-22-2025	**	4,738,012
BANK AMER CORP 4.25% DUE 10-22-2026	**	187,689
BANK AMER CORP 4.3% DUE 12-31-2049	**	4,065,225
BANK AMER CORP 4.45% DUE 03-03-2026	**	550,753

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK AMER CORP 4.45% DUE 03-03-2026	**	3,745,120
BANK AMER CORP BDS 4 04-01-2024	**	5,762,729
BANK AMER CORP CORP BD 4.125 DUE 01-22-2024 REG	**	4,048,594
BANK AMER CORP FIXED 2.496% DUE 02-13-2031	**	662,348
BANK AMER CORP FIXED 3.864% 07-23-2024	**	3,332,176
BANK AMER CORP FIXED 4.078% 04-23-2040	**	575,872
BANK AMER CORP FLTG RT .90975% DUE 02-05-2026	**	253,641
BANK AMER CORP FLTG RT .981% DUE 09-25-2025	**	9,479,551
BANK AMER CORP FLTG RT 1.658% DUE 03-11-2027	**	7,113,493
BANK AMER CORP FLTG RT 2.884% DUE 10-22-2030	**	2,785,389
BANK AMER CORP MTN 3.458% 03-15-2025	**	951,851
BANK AMER CORP SR NT FXD/FLTG .523% 06-14-2024	**	2,821,404
BANK AMER CORP VAR RT 2.816% DUE 07-21-2023	**	909,962
BANK AMER CORP VAR RT 3.124% DUE 01-20-2023	**	2,444,038
BANK AMER CORP VAR RT 3.124% DUE 01-20-2023	**	1,141,283
BANK AMER MERRILL LYNCH COML MTG TR SER 2016-UB10 CLS ASB 3.019% 06-15-2049	**	1,850,883
BANK MANDIRI (PERS IDR250	**	420,921
BANK MONTREAL CHICAGO BRH INSTL CTF DEP DTD 08-19-2021 .2% C/D 08-19-2022	**	2,958,944
BANK MONTREAL MEDIUM TERM SR NTS 1.85% 05-01-2025	**	3,277,054
BANK MONTREAL MEDIUM TERM SR NTS BOOK EN.4% 09-15-2023	**	4,370,363
BANK NEW YORK MELLON CORP 3.3% 08-23-2029	**	539,447
BANK NEW YORK MELLON CORP 3.3% 08-23-2029	**	10,648,677
BANK NEW YORK MELLON CORP COM STK	**	12,005,136
BANK NEW YORK MELLON CORP MEDIUM TERM 2.2% 08-16-2023	**	4,986,156
BANK NEW YORK MELLON CORP MEDIUM TERM SR NT BOOK ENTRY 2.95% 01-29-2023	**	1,563,855
BANK NOVA SCOTIA 2.45% 09-19-2022	**	84,882
BANK NOVA SCOTIA B C .55% DUE 09-15-2023	**	1,604,839
BANK NOVA SCOTIA B C 1.3% DUE 06-11-2025BEO	**	994,636
BANK NOVA SCOTIA B C CORP 1.95% 02-01-2023	**	506,610
BANK NOVA SCOTIA B C CORP 1.95% 02-01-2023	**	461,311
BANK NOVA SCOTIA B C SR NT .7% 04-15-2024	**	4,891,001
BANK NOVA SCOTIA B C SR NT .7% 04-15-2024	**	1,776,487
BANK OF AMERICA CORP	**	4,696,320
BANK OF AMERICA CORP 3.004% 12-20-2023	**	510,365
BANK OF AMERICA CORP 3.004% 12-20-2023	**	3,789,267
BANK OF AMERICA CORP 3.004% 12-20-2023	**	11,193,323
BANK OF AMERICA CORP 1.734% 07-22-2027	**	794,629
BANK OF AMERICA CORP 2.299% 07-21-2032	**	3,017,063
BANK OF AMERICA CORP 3.55% 03-05-2024	**	514,898
BANK OF AMERICA CORP 3.55% 03-05-2024	**	942,263
BANK OF AMERICA CORP BNDS 4.2 DUE 08-26-2024	**	2,433,705
BANK OF AMERICA CORP FLTG RT MTN 05-28-2024	**	17,706
BANK OF AMERICA CORP MTN 0.81% 10-24-2024	**	3,003,179
BANK OF AMERICA CORP MTN 1.197% 10-24-2026	**	1,862,988
BANK OF AMERICA CORP MTN 1.197% 10-24-2026	**	8,765,849
BANK OF AMERICA CORPORATION 2.651% 03-11-2032	**	4,460,587
BANK OF AMERICA CORPORATION 2.676% DUE 06-19-2041/06-19-2020 REG	**	627,410
BANK OF AMERICA CORPORATION MTN 1.53% DUE 12-06-2025/06-06-2022 REG	**	13,174,407

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK OF CHINA LTD H CNY1	**	2,354,672
BANK OF CHONGQING CO LTD COMMON STOCK	**	227,682
BANK OF GEORGIA GR ORD GBP0.01	**	210,514
BANK OF ISRAEL 0% T-BILL 02/02/22 ILS1000	**	804,845
BANK OF ISRAEL 0% T-BILL 02/03/22 ILS1000	**	3,058,412
BANK OF ISRAEL 0% T-BILL 02/11/22 ILS1000	**	2,029,424
BANK OF ISRAEL 0% T-BILL 06/04/22 ILS1000	**	2,060,404
BANK OF ISRAEL 0% T-BILL 07/09/22 ILS1000	**	3,637,174
BANK OF ISRAEL 0% T-BILL 07/10/22 ILS1000	**	4,444,519
BANK OF ISRAEL 0% T-BILL 08/06/22 ILS1000	**	418,478
BANK OF MONTREAL FIXED 2.9% DUE 03-26-2022	**	1,006,243
BANK OF NOVA SCOTIA .4% 09-15-2023	**	4,621,929
BANK PEKAO SA PLN1.00	**	76,928
BANK RAKYAT INDONESIA PERSER	**	816,552
BANK SER 2017-BNK8 CL A-3 3.229% 11-15-2050	**	2,562,117
BANK ST PETERSBURG COM	**	271,945
BANKUNITED INC	**	436,935
BANQUE SAUDI FRANS SAR10	**	410,488
BARCLAYS BK PLC 7.625 DUE 11-21-2022	**	1,950,725
BARCLAYS BK PLC FIXED 1.7% DUE 05-12-2022	**	3,632,282
BARCLAYS PLC 1.007% DUE 12-10-2024	**	7,494,811
BARCLAYS PLC 3.65% DUE 03-16-2025	**	2,165,218
BARCLAYS PLC 3.65% DUE 03-16-2025	**	3,068,272
BARCLAYS PLC 3.684% DUE 01-10-2023	**	400,186
BARCLAYS PLC 3.684% DUE 01-10-2023	**	3,041,415
BARCLAYS PLC 4.337% DUE 01-10-2028	**	3,681,475
BARCLAYS PLC 4.338% 05-16-2024	**	1,873,911
BARCLAYS PLC 4.61% 02-15-2023	**	5,930,298
BARCLAYS PLC 4.972% 05-16-2029	**	8,526,922
BARCLAYS PLC 8.0% 06-15-2164	**	221,056
BARCLAYS PLC BARCLAYS PLC 7.75% DUE 12-31-2049 BEO	**	2,038,928
BARCLAYS PLC FIXED 2.645% DUE 06-24-2031	**	9,967,512
BARCLAYS PLC FIXED 6.125% DUE 12-31-2049	**	324,630
BARCLAYS PLC FLTG RT 3.932% DUE 05-07-2025	**	788,883
BARCLAYS PLC FLTG RT 3.932% DUE 05-07-2025	**	10,855,036
BARCLAYS PLC ORD GBP0.25	**	1,165,729
BARCLAYS PLC SR NT FLTG VAR RT DUE 05-16-2024/05-16-2023	**	1,214,391
BARINGS LN FLTG RT 0% DUE 01-20-2034	**	9,999,995
BARNES & NOBLE ED INC COM	**	19,749
BARNES GROUP INC COM	**	2,390,999
BARRATT DEVELOPMENTS ORD GBP0.10	**	685,655
BARRETT BUSINESS SVCS INC COM	**	278,381
BARRY CALLEBAUT AG CHF62.2000 (REGD)	**	138,503
BASSETT FURNITURE INDS INC COM STK	**	41,623
BATA INDIA INR5	**	97,465
BATTALION CLO XI LTD / BATTALION 0% 04-24-2034	**	1,746,609
BAWAG GROUP AG COMMON STOCK	**	89,684
BAWAN COMPANY COM STK	**	431,344

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BAXALTA INC 4% DUE 06-23-2025	**	2,957,506
BAXTER INTL INC 1.322% 11-29-2024	**	5,946,027
BAY AREA TOLL AUTH CALIF TOLL BRDG REV 2.574% 04-01-2031 BEO TAXABLE	**	2,967,156
BAYCURRENT CONSULT NPV	**	192,427
BAYER AG NPV (REGD)	**	6,302,745
BAYER US FIN II 4.375% DUE 12-15-2028	**	335,352
BAYER US FIN II LLC GTD NT FLTG RATE 144A DUE 12-15-2023/06-25-2018 BEO	**	302,465
BAYERISCHE MOTOREN WERKE A G COM	**	2,779,338
BAYVIEW MSR 3% DUE 11-25-2051	**	2,623,720
BB&T CORP MEDIUM TERM NTS 3.05% 06-20-2022	**	555,393
BB&T CORP SR 2.2% DUE 03-16-2023	**	3,688,326
BB&T CORP SR 2.2% DUE 03-16-2023	**	1,550,748
BBCMS MTG TR 1.617% DUE 10-15-2053	**	5,987,732
BBVA(BILB-VIZ-ARG) EUR0.49	**	803,352
BCA MPS 2.625% SNR 28/04/25 EUR1000	**	114,078
BCO CREDITO INVERS COM NPV	**	59,351
BCO DO BRASIL SA COM NPV	**	1,497,801
BDO UNIBANK INC PHP10	**	986,903
BEAM THERAPEUTICS INC COM	**	828,935
BEAR STEARNS ARM FLTG RT 2.63981% DUE 05-25-2034	**	4,135
BEAR STEARNS ASSET BACKED SECS I LLC ASSASSET BKD CTF CL I-A-1A 5.5 25 AUG 2036	**	165,403
BEAR STEARNS AST BACKED SECS I TR 2007 AST BACKED CTF CL I-A-1 08-25-2037 REG	**	99,688
BEAZER HOMES USA INC COM NEW COM NEW	**	362,255
BECTON DICKINSON & 1.957% DUE 02-11-2031	**	336,835
BECTON DICKINSON & 3.363% DUE 06-06-2024	**	1,589,546
BECTON DICKINSON & 3.734% DUE 12-15-2024	**	74,421
BECTON DICKINSON & 4.685% DUE 12-15-2044	**	640,617
BEFIMMO SA NPV	**	583,614
BEIERSDORF AG EUR1	**	8,714,035
BEIJING ENTERPRISE NPV	**	263,952
BEKAERT SA NPV	**	1,329,292
BELL CANADA FIXED .75% DUE 03-17-2024	**	1,817,391
BELLRING BRANDS INC CL A COM	**	420,561
BELLWAY GBP0.125	**	810,474
BELUGA GROUP RUB100(RUB)	**	84,870
BENCHMARK 2019-B10 3.717% DUE 03-15-2062	**	440,920
BENCHMARK 2020-B20 1.94539999962% DUE 10-15-2053	**	3,672,246
BENCHMARK 2021-B24 2.0103% DUE 03-15-2054	**	5,224,884
BENCHMARK 2021-B27 1.792% DUE 07-15-2054	**	7,212,785
BENCHMARK 2021-B27 2.163% DUE 07-15-2054	**	4,542,521
BENCHMARK 2021-B29 FLTG RT 2.284% DUE 09-15-2054	**	4,244,206
BENCHMARK 2021-B30 2.329% DUE 11-15-2054	**	4,038,263
BENCHMARK ELECTRS INC COM	**	348,127
BENCHMARK SER 2018-B4 CL C VAR 07-15-2051	**	4,097,965
BENEFITFOCUS INC COM	**	121,012
BENTLEY SYS INC CL B CL B	**	3,386,676
BERKSHIRE HATHAWAY 3.25% DUE 04-15-2028	**	428,271
BERKSHIRE HATHAWAY ENERGY CO 3.7% 07-15-2030	**	2,111,442

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BERKSHIRE HATHAWAY FIN CORP 2.85% DUE 10-15-2050	**	247,311
BERKSHIRE HATHAWAY INC-CL B	**	11,610,469
BERLI JUCKER CO THB1(NVDR)	**	102,825
BERMAZ AUTO BERHAD MYR1 SUB RIGHTS	**	5,916
BERRY GLOBAL GROUP INC COM USD0.01	**	335,847
BERRY GLOBAL INC 1.57% DUE 01-15-2026	**	13,885,199
BEST WORLD INTL NPV (POST SUBDIVISION)	**	693,039
BEZEQ ISRAEL TELCM ILS1	**	1,574,045
BGC PARTNERS INC FIXED 5.375% DUE 07-24-2023	**	1,477,547
BHARAT ELECTRONICS INR1	**	599,711
BHARAT PETROL CORP INR10	**	539,128
BHARTI AIRTEL LTD COMSTK	**	1,030,571
BHP BILLITON FIN 2.875% DUE 02-24-2022	**	246,598
BHP GROUP LIMITED	**	1,680,582
BHP GROUP PLC ORD USD0.50	**	6,144,719
BIESSE SPA EUR1	**	946,163
BILIA AB SER'A'NPV	**	85,703
BIOATLA INC COM	**	114,345
BIODELIVERY SCIENCES INTL INC COM	**	51,820
BIOGEN INC 2.25% DUE 05-01-2030	**	295,738
BIOGEN INC COMMON STOCK	**	6,519,106
BIOGEN INC CORP 3.15% 05-01-2050	**	289,462
BIOHAVEN PHARMACEUTICAL HLDG CO LTD COM NPV	**	799,849
BIOLIFE SOLUTIONS INC COM NEW COM NEW	**	4,107,899
BIOMERIEUX NPV	**	1,514,107
BIOTAGE AB NPV	**	1,301,816
BIO-TECHNE CORP COM	**	1,828,280
BIRLASOFT LIMITED	**	89,015
BJS WHSL CLUB HLDGS INC COM	**	2,243,495
BK HAW CORP COM	**	1,041,891
BK IRELAND GROUP FIXED 4.5% DUE 11-25-2023	**	740,664
BK NEW YORK MELLON 1.6% DUE 04-24-2025	**	1,679,974
BK NEW YORK MELLON 2.1% DUE 10-24-2024	**	718,154
BK NEW ZEALAND 2% DUE 02-21-2025	**	1,516,429
BK NOVA SCOTIA B C .8% DUE 06-15-2023	**	1,235,615
BK NOVA SCOTIA B C 4.5% DUE 12-16-2025	**	274,612
BK NOVA SCOTIA B C FIXED 2.7% DUE 03-07-2022	**	444,631
BK NOVA SCOTIA B C FIXED 2.7% DUE 03-07-2022	**	157,660
BK OF NOVA SCOTIA COM NPV	**	2,463,431
BK OF PHILIP ISLAN PHP10	**	65,237
BLACK HILLS CORP 1.037% DUE 08-23-2024 BEO	**	8,851,866
BLACKROCK INC COM STK	**	13,492,608
BLACKSTONE / GSO 3.65% DUE 07-14-2023	**	365,959
BLACKSTONE INC COM USD0.00001	**	293,845
BLOCK FINL LLC 3.875% DUE 08-15-2030	**	1,606,458
BLOCK H & R INC COM	**	1,587,379
BLOCK INC	**	7,501,655
BLUCORA INC COM	**	281,641

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BLUE DART EXPRESS INR10	**	181,093
BLUEGREEN VACATIONS HLDG CORP COM CL A	**	191,681
BLUELINX HLDGS INC COM NEW COM NEW	**	150,630
BLUEPRINT MEDICINES CORP COM	**	2,706,884
BLUESCOPE STEEL NPV	**	3,958,463
BM TECHNOLOGIES INC COM USD	**	4,854
BML INC NPV	**	738,927
BMW US CAP LLC 2.25% DUE 09-15-2023	**	104,538
BMW VEH LEASE TR 2021-2 .19% 11-27-2023	**	4,021,131
BNK FINANCIAL GROUP INC	**	381,075
BNP PARIBAS EUR2	**	1,521,889
BNP PARIBAS MEDIUM FIXED 3.8% DUE 01-10-2024	**	3,089,433
BNP PARIBAS SR NON PFD 144A MED 2.95% 05-23-2022	**	1,736,636
BNP PARIBAS SR NON VAR RT 1.323% DUE 01-13-2027	**	7,578,187
BNP PARIBAS SR NON VAR RT 2.819% DUE 11-19-2025	**	5,661,549
BNP PARIBAS TRANCHE # TR 143 3.25 03-03-2023	**	507,986
BOARDWALK 3.4% DUE 02-15-2031	**	1,446,640
BOARDWALK 5.95% DUE 06-01-2026	**	68,767
BOARDWALK PIPELINES LP 4.8% 05-03-2029	**	112,086
BOBST GROUP AG CHF1 (REGD)	**	65,681
BOC AVIATION PTE 2.75% DUE 09-18-2022	**	201,534
BOC AVIATION PTE 3.5% DUE 09-18-2027	**	210,485
BOC HONG KONG HLDG NPV	**	888,120
BODITECH MED INC KRW1000	**	86,677
*BOEING CO COM	**	6,956,272,973
BOISE CASCADE CO COM	**	2,353,089
BON SECOURS MERCY 1.35% DUE 06-01-2025	**	1,215,309
BONAVA AB COMMON STOCK	**	381,685
BONOS DE TESORERIA 144A 5.94% 12/02/2 029	**	1,104,042
BOOKING HLDGS INC COM	**	9,488,955
BOOT BARN HLDGS INC COM	**	5,099,315
BOOZ ALLEN HAMILTON HLDG CORP CL A COM STK	**	2,882,860
BORAL FIN PTY LTD 3.75% 05-01-2028	**	530,730
BORG WARNER INC COM	**	5,282,700
BORREGAARD ASA COM STK	**	74,346
BOSTON BEER INC CL A CL A	**	1,006,664
BOSTON SCIENTIFIC CORP COM	**	21,079,765
BOUYGUES EUR1	**	579,413
BP CAP MKTS AMER 1.749% DUE 08-10-2030	**	356,181
BP CAP MKTS AMER 1.749% DUE 08-10-2030	**	972,277
BP CAP MKTS AMER 2.772% DUE 11-10-2050	**	263,597
BP CAP MKTS AMER 2.939% DUE 06-04-2051	**	602,304
BP CAP MKTS AMER 3.194% DUE 04-06-2025	**	7,275,101
BP CAP MKTS AMER 3.633% DUE 04-06-2030	**	607,971
BP CAP MKTS AMER 3.633% DUE 04-06-2030	**	707,458
BP CAP MKTS AMER 3.937% DUE 09-21-2028	**	1,994,422
BP CAP MKTS AMER 4.234% DUE 11-06-2028	**	1,129,639
BP CAP MKTS AMER FIXED 3.79% DUE 02-06-2024	**	5,337,924

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BP CAP MKTS AMER INC 3.119% 05-04-2026	**	264,444
BP CAP MKTS AMER INC CORP BOND 3.41% 02-11-2026	**	896,419
BP CAP MKTS P L C 3.506% DUE 03-17-2025	**	1,927,037
BP CAP MKTS P L C 3.535% DUE 11-04-2024	**	191,627
BP CAP MKTS P L C 3.814% DUE 02-10-2024	**	216,043
BP ORD USD0.25	**	2,441,097
BPCE MEDIUM TERM 4.5% DUE 03-15-2025	**	3,541,074
BPCE S A MEDIUM 1% DUE 01-20-2026	**	929,074
BPCE S A MEDIUM 1% DUE 01-20-2026	**	7,306,781
BPCE S A MEDIUM 2.75% DUE 01-11-2023	**	842,238
BPCE SR NON PFD 2.375% DUE 01-14-2025	**	3,419,669
BPCE SR NON PFD 3% DUE 05-22-2022	**	7,369,233
BPCE SR NON PFD VAR RT 2.045% DUE 10-19-2027	**	1,391,339
BPR TR 2021-TY 1.256% DUE 09-15-2038	**	3,191,974
BRAMBLES LTD NPV	**	163,706
BRASKEM S.A. PRF'A' NPV	**	933,987
BRENNTAG SE NPV	**	2,167,022
BRIGHAM MINERALS INC CL A CL A	**	2,865,604
BRIGHTCOVE INC	**	110,744
BRIGHTVIEW HLDGS INC COM	**	3,905,764
BRILLIANCE CHINA USD0.01	**	1,574,927
BRILLIANT EARTH GROUP INC CL A COM CL A COM	**	1,329,631
BRISTOL MYERS FIXED 2.9% DUE 07-26-2024	**	10,239,211
BRISTOL MYERS FIXED 3.4% DUE 07-26-2029	**	4,965,036
BRISTOL MYERS FIXED 3.875% DUE 08-15-2025	**	1,025,140
BRISTOL MYERS FIXED 4.125% DUE 06-15-2039	**	296,452
BRISTOL MYERS SQUIBB CO .75% DUE 11-13-2025	**	1,796,551
BRISTOL MYERS SQUIBB CO 3.9% DUE 02-20-2028 BEO	**	223,078
BRISTOL MYERS SQUIBB CO 3.9% DUE 02-20-2028 BEO	**	2,606,662
BRISTOL MYERS SQUIBB CO COM	**	21,036,267
BRISTOL MYERS SQUIBB CO CORP 3.2% 06-15-2026	**	1,699,823
BRISTOL MYERS SQUIBB CO CORP 5.0% 08-15-2045	**	303,812
BRITISH TELECOMMUNICATIONS P L C 4.5% DUE 12-04-2023 BEO	**	1,621,811
BRITISH TELECOMMUNICATIONS P L C NT STEPUP 12-15-2030 12-12-2000	**	219,855
BRIXMOR OPER 2.5% DUE 08-16-2031	**	195,829
BRIXMOR OPER PARTNERSHIP LP FLTG 02-01-2022	**	8,504,764
BRIXMOR OPER PARTNERSHIP LP SR NT 2.25% 04-01-2028	**	1,543,022
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	5,764,181
BRIXMOR PPTY GROUP INC COM	**	2,679,916
BROADCOM CORP / BROADCOM CAYMAN FIN LTD 3.125% 01-15-2025	**	5,224,763
BROADCOM INC 3.15% DUE 11-15-2025	**	3,582,240
BROADCOM INC 3.459% 09-15-2026	**	4,994,552
BROADCOM INC 4.11% DUE 09-15-2028 REG	**	3,619,534
BROADCOM INC 4.25% DUE 04-15-2026 REG	**	861,944
BROADCOM INC 4.3% DUE 11-15-2032 BEO	**	337,534
BROADCOM INC 4.3% DUE 11-15-2032 BEO	**	1,687,671
BROADCOM INC CORP 4.7% 04-15-2025	**	5,468,819
BROADCOM INC FIXED 4.15% DUE 11-15-2030	**	1,896,176

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BROADCOM INC SR NT 144A 3.187% 11-15-2036	**	91,991
BROADCOM INC SR NT 144A 3.187% 11-15-2036	**	904,908
BROADRIDGE FINL SOLUTIONS INC COM STK	**	91,593
BROOKFIELD FIN INC 3.5% DUE 03-30-2051	**	263,188
BROOKFIELD FIN INC 3.5% DUE 03-30-2051	**	2,631,882
BROOKFIELD FIN INC 3.9% DUE 01-25-2028	**	219,557
BROOKFIELD FIN INC FIXED 4.7% 09-20-2047	**	126,896
BROOKFIELD FIN LLC 4% DUE 04-01-2024	**	1,944,975
BROTHER INDUSTRIES NPV	**	3,297,216
BROWN & BROWN INC 2.375% DUE 03-15-2031	**	414,423
BROWN-FORMAN INC CL B NON-VTG COM	**	66,375
BRUKER CORP	**	1,566,684
BRUNSWICK CORP COM	**	3,424,820
BSTN PPTYS LTD 2.75% DUE 10-01-2026	**	1,769,902
BSTN PPTYS LTD 2.9% DUE 03-15-2030	**	280,311
BSTN PPTYS LTD 3.125% DUE 09-01-2023	**	123,448
BSTN PPTYS LTD 3.2% DUE 01-15-2025	**	278,602
BSTN SCIENTIFIC 1.9% DUE 06-01-2025	**	1,865,421
BSTN SCIENTIFIC 2.65% DUE 06-01-2030	**	58,165
BSTN SCIENTIFIC 3.75% DUE 03-01-2026	**	105,329
BUILDERS FIRSTSOURCE INC COM STK	**	5,386,188
BUMBLE INC COM CL A COM CL A	**	533,972
BUMI ARMADA BERHA MYR	**	137,153
BUNGE LTD	**	3,735,987
BUNGE LTD FIN CORP FIXED 2.75% 05-14-2031	**	711,204
BUNGE LTD FIN CORP FIXED 3% DUE 09-25-2022	**	651,319
BUNKA SHUTTER CO NPV	**	330,179
BUONI POLIENNALI 1.85% 01/07/2025	**	1,684,044
BURL NORTHN SANTA 4.375% DUE 09-01-2042	**	304,674
BURL NORTHN SANTA 5.75% DUE 05-01-2040	**	111,320
BURL NORTHN SANTA FIXED 3% DUE 04-01-2025	**	157,587
BURLINGTN N SANTA FIXED 4.05% DUE 06-15-2048	**	603,348
BURLINGTON NORTHN SANTA 4.55 09-01-2044	**	101,201
BUY TO OPEN REPO W/RBC CAPIT .03% FROM 12-31-2021 TO 01-03-2022	**	35,000,000
BWAY 2021-1450 MTG VAR RT 1.35629% DUE 09-15-2036	**	2,000,000
BWX TECHNOLOGIES INC COM	**	6,173,168
BX 2021-21M MTG TR FLTG RT .836% DUE 10-15-2036	**	496,522
BX 2021-21M MTG TR FLTG RT .836% DUE 10-15-2036	**	1,986,089
BX COML MTG TR 2.843% DUE 03-09-2044	**	2,311,593
BYGGMAX GROUP AB NPV	**	59,239
C H ROBINSON WORLDWIDE INC COM NEW COM NEW	**	5,030,841
CABOT CORP COM	**	10,421,054
CACI INTL INC CL A CL A	**	920,967
CACTUS INC CL A CL A	**	373,788
CADENCE BK COM	**	9,520,973
CADENCE DESIGN SYS INC COM	**	1,515,026
CALAMP CORP COM	**	45,445

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CALIFORNIA INSTITUTE OF TECHNOLOGY 3.65%09-01-2119	**	2,007,683
CALIFORNIA ST 2.367% 04-01-2022 BEO TAXABLE	**	7,872,641
CALIFORNIA ST 6.65 03-01-2022 BEO TAXABLE	**	5,404,575
CALIFORNIA ST UNIV REV 3.199% 11-01-2027BEO TAXABLE	**	1,572,850
CALIFORNIA ST UNIV REV 3.299% 11-01-2028BEO TAXABLE	**	1,624,782
CALLAWAY GOLF CO COM	**	2,350,236
CAMDEN PPTY TR SH BEN INT	**	5,411,324
CAMIL ALIMENTOS SA COM NPV	**	84,327
CAMPBELL SOUP CO 3.95% DUE 03-15-2025	**	213,919
CANACCORD GENUITY GROUP INC	**	1,078,623
CANADA(GOVT OF) I/L 1.5% BDS 01/12/44 CAD1000	**	678,637
CANADIAN IMPERIAL BK 2.606% DUE 07-22-2023	**	2,026,768
CANADIAN IMPERIAL BK COMM TORONTO BRH .95% DUE 06-23-2023 REG	**	7,228,454
CANADIAN NATL RY CO COM	**	16,413,359
CANADIAN PAC RY CO NEW 1.75% 12-02-2026	**	1,412,155
CANADIAN PACIFIC RAILWAY CO 2.45% DUE 12-02-2031 BEO	**	3,210,392
CANADIAN TIRE LTD CLASS'A'CUM NON-VTG COM NPV	**	612,628
CANFOR CORP COM NPV	**	307,110
CANON INC NPV	**	603,290
CAP 1 FINL CORP 3.9% DUE 01-29-2024	**	4,388,888
CAP 1 PRIME AUTO 1.63% DUE 08-15-2025	**	2,173,081
CAP 1 PRIME AUTO RECEIVABLES TR SER 19-1 CL A4 3.05% 10-15-2024 BEO	**	2,238,482
CAPGEMINI EUR8	**	12,736,848
CAPITAL ONE FINL CORP 1.343% 12-06-2024	**	5,428,239
CAPITAL ONE FINL CORP 1.878% 11-02-2027	**	1,355,857
CAPITAL ONE FINL CORP 2.618% 11-02-2032	**	499,222
CAPITAL ONE FINL CORP COM	**	1,876,159
CAPITAL PWR CORP COM	**	1,455,754
CAPITAL SECURITIES CORP TWD10	**	148,001
CAPITALAND INTEGRATED COMMERCIAL TRUST	**	165,391
CAPRI HOLDINGS LTD COM NPV	**	580,295
CAPRICORN ENERGY PLC ORD GBP0.01615384615	**	163,227
CAPSTONE MNG CORP COM NPV	**	690,901
CARA THERAPEUTICS INC COM	**	470,185
CARDINAL HLTH INC	**	379,172
CARDLYTICS INC COM	**	3,751,929
CARDS II TR .602% DUE 04-15-2027	**	2,718,294
CARGURUS INC CL A CL A	**	985,046
CARLISLE COS INC .55% 09-01-2023	**	1,107,110
CARLSBERG SER'B'DKK20	**	4,049,854
CARLYLE US CLO 2017-1 LTD / CARLYLE SR SECD NT CL A-1-R FLTG 1.254% 04-20-2031	**	499,003
CARLYLE US CLO 2017-2 LTD / CARLYLE 0% 07-20-2031	**	1,399,163
CARMAX AUTO OWNER 2.77% DUE 12-16-2024	**	1,022,576
CARMAX AUTO OWNER TR 2018-4 SER 18-4 CL A3 3.36% 09-15-2023	**	385,853
CARMAX AUTO OWNER TR 2018-4 SER 18-4 CL C 3.85% 07-15-2024	**	3,243,989
CARMAX AUTO OWNER TR 2020-4 SER 20-4 CL A2 .31% 01-16-2024	**	1,154,064
CARMAX AUTO OWNER TR 2021-2 ASSET BACKEDNT CL A-2A .27% 06-17-2024	**	1,571,859
CARMAX AUTO OWNER TR 2021-2 ASSET BACKEDNT CL A-3 .52% DUE 02-17-2026 REG	**	5,746,948

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CARMAX AUTO OWNER TR 2021-2 ASSET BACKEDNT CL C 1.34% 02-16-2027	**	1,187,931
CARMAX AUTO OWNER TR 2021-4 ASSET BACKEDSR 2021-4 CL A2A .42% 11-15-2024	**	2,756,281
CARMAX AUTO OWNER TR SER 19-3 CL A4 2.3% 04-15-2025 REG	**	3,542,353
CARMAX AUTO OWNER TR SER 19-3 CL B 2.5% 04-15-2025 REG	**	2,811,967
CARMAX AUTO OWNER TR SER 21-1 CL A3 0.34% DUE 12-15-2025	**	1,685,042
CARMAX AUTO OWNER TRSER 19-A CL A4 2.19% 07-15-2025 REG	**	2,803,503
CARMAX AUTO OWNER TRUST SER 21-3 CL A3 0.76%DUE 06-15-2026 REG	**	1,140,019
CARREFOUR SA EUR2.50	**	5,323,525
CARRIAGE SERVICES INC COM	**	254,345
CARRIER GLOBAL CORP 2.722% 02-15-2030	**	408,894
CARSALES.COM LTD NPV	**	749,806
CARTER INC FORMERLY CARTER HLDGS INC TO 09/13/2003 COM	**	7,623,587
CARVANA AUTO .82% DUE 04-10-2025	**	4,258,004
CARVANA AUTO 1.31% DUE 01-11-2027	**	7,914,754
CARVANA AUTO RECEIVABLES TR 2019-1 ASSETBACKED NT CL C 144A 3.5% 02-15-2024	**	1,152,240
CARVANA AUTO RECEIVABLES TR 2021-N1 ASSET BACKED CTF CL C 1.3% 01-10-2028	**	1,657,035
CARVANA AUTO RECEIVABLES TR 2021-N4 ASSET BACKED NT CL C 1.72% 09-11-2028	**	1,284,198
CARVANA AUTO RECEIVABLES TR ASSET BACKEDNT CL C 144A 2.45% 06-16-2025	**	3,443,447
CARVANA CO CL A CL A	**	4,509,706
CASA SYS INC COM	**	61,701
CASHBOX PARTYWORLD TWD10	**	11,175
CASTELLUM AB NPV	**	615,425
CASTLIGHT HEALTH INC CL B CL B	**	62,643
CATALENT INC COM	**	2,893,478
CATALYST PHARMACEUTICALS INC COM STK USD0.001 STK	**	208,421
CATCHER TECHNOLOGY TWD10	**	124,086
CATCHMARK TIMBER TR INC CL A CL A	**	59,855
CATENA AB NPV	**	216,785
CATERPILLAR FINL .65% DUE 07-07-2023	**	1,766,041
CATERPILLAR FINL 3.65% DUE 12-07-2023	**	1,918,198
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTS BOOK ENTRY 2.95% 02-26-2022	**	3,392,426
CATERPILLAR INC 2.6% DUE 04-09-2030 BEO	**	1,178,691
CATERPILLAR INC 3.4% DUE 05-15-2024	**	356,913
CATERPILLAR INC COM	**	2,781,273
CATHAY FINL HLDG TWD10	**	2,228,559
CAVCO INDS INC DEL COM STK	**	1,730,875
CAWACHI LIMITED NPV	**	355,689
CAZOO GROUP LTD COM USD0.0001 CL A	**	126,877
CBOE GLOBAL MARKETS INC	**	9,128
CBRE GROUP INC CL A CL A	**	2,236,283
CBS CORP 4% DUE 01-15-2026	**	31,324
CBS CORP NEW 3.7% DUE 08-15-2024	**	165,205
CBS CORP NEW 4.6% DUE 01-15-2045	**	118,894
CBS CORP NEW FIXED 3.7% DUE 06-01-2028	**	81,405
CBTX INC FORMERLY CBFH INC TO 09/19/2017COM	**	62,002
CC HLDGS GS V LLC 3.849% DUE 04-15-2023	**	620,933
CCSW CITIUS33 31/07/2029 USD 3MLIBOR /AUD 3MBBSW CCS220625-CCS220	**	1,688
CCSW GSCMUS33 01/08/2029 USD 3MLIBOR /AUD 3MBBSW CCS0069N9-CCS006	**	2,401

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CCSW GSCMUS33 01/08/2029 USD 3MLIBOR /AUD 3MBBSW CCS0069N9-CCS006	**	1,200
CD 2016-CD2 MTG TR 3.348% DUE 11-10-2049	**	3,084,799
CDN IMPERIAL BK COMM FIXED 3.1% 04-02-2024 REG	**	260,694
CDN IMPERIAL BK COMM TORONTO BRH SR NT 1% 10-18-2024	**	2,508,168
CDN NAT RES LTD FIXED 2.95% DUE 01-15-2023	**	6,338,807
CDN NATURAL RESOURCES COMMON STOCK	**	1,212,659
CDN PAC RY CO NEW 2.9% DUE 02-01-2025	**	364,150
CDN PAC RY CO NEW 4.5% DUE 01-15-2022	**	80,094
CDS BARCGB5G 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JFW0	**	1,078
CDS BARCGB5G 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JG41	**	2,156
CDS CITIUS33 06/20/2025 SELL ITALY GOV'T INT BOND 6 SWPC0JG66	**	2,156
CDS GSILGB2X 12/20/2024 SELL RUSSIA FOREIGN BOND 7. SWPC0IM38	**	786
CDS GSILGB2X 12/20/2024 SELL RUSSIA FOREIGN BOND 7. SWPC0IM38	**	491
CDS GSILGB2X 12/20/2026 SELL ABU DHABI GOVT INT'L 3 SWPC0KCN0	**	5,459
CDW LLC/CDW FIN FIXED 2.67% DUE 12-01-2026	**	5,279,854
CELANESE US HLDGS FIXED 3.5% 05-08-2024	**	40,741
CELLDEX THERAPEUTICS INC NEW SHS	**	247,141
CENCOSUD SA COM NPV	**	629,783
CENOVUS ENERGY INC 2.65% 01-15-2032	**	293,865
CENT PATTANA PUB	**	954,775
CENTENE CORP DEL COM	**	11,569,784
CENTERPOINT ENERGY 2.4% DUE 09-01-2026	**	2,426,474
CENTERPOINT ENERGY 3.95% 03-01-2048	**	38,273
CENTERPOINT ENERGY 5.85 DUE 01-15-2041	**	108,433
CENTERPOINT ENERGY INC 1.45% DUE 06-01-2026 BEO	**	183,556
CENTERPOINT ENERGY INC FLTG RT DUE 05-13-2024 BEO	**	3,145,814
CENTERPOINT ENERGY RES CORP 1.75% DUE 10-01-2030	**	284,479
CENTERPOINT ENERGY RES CORP DEL .7% DUE 03-02-2023 BEO	**	722,072
CENTERPOINT ENERGY RES CORP DEL SR NT FLTG RATE .67325% 03-02-2023	**	261,729
CENTERPOINT ENERGY RES CORP DEL SR NT FLTG RATE .67325% 03-02-2023	**	1,795,807
CENTEX HOME EQTY FLTG RT 1.02271% DUE 10-25-2035	**	549,709
CENTRAL DEPOSITORY INR10	**	96,482
CENTRICA ORD GBP0.061728395	**	1,561,095
CENTRUS ENERGY CORP CL A COM	**	450,388
CENTURY CMNTYS INC COM	**	3,021,323
CENTURY ENKA INR10	**	109,110
CERENCE INC COM	**	1,695,813
CERIDIAN HCM HLDG INC COM	**	5,007,186
CERNER CORP COM	**	423,301
CESP-COMPANHIA ENE PRF NPV 'B'	**	19,691
CEZ CZK100	**	983,660
CF INDS INC 3.45% DUE 06-01-2023	**	339,202
CF JPMCB LIQUIDITY FD	**	361,756,367
CGDB COML MTG TR FLTG RT 2.10629% DUE 11-15-2036	**	1,048,083
CGI INC	**	2,279,680
CGI INC 1.45% 09-14-2026	**	1,956,875
CGI INC 1.45% 09-14-2026	**	990,179
CH & DWIGHT INC 2.45% DUE 08-01-2022	**	148,975

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHAI WATANA TAN GP THB1(NVDR)	**	11,598
CHAMBAL FERTILISER INR10	**	459,772
CHAMPION MICROELEC TWD10	**	12,385
CHANG HWA COMMERC TWD10	**	47,936
CHANGE HEALTHCARE INC COM	**	864,778
CHARLES RIV LABORATORIES INTL INC COM	**	2,863,528
CHAROEN POK FOODS THB1(NVDR)	**	876,751
CHART INDS INC COM PAR $0.01 COM PAR $0.01	**	2,211,967
CHARTER 2.3% DUE 02-01-2032	**	6,933,131
CHARTER 4.464% DUE 07-23-2022	**	1,116,235
CHARTER 4.464% DUE 07-23-2022	**	5,809,494
CHARTER 4.908% DUE 07-23-2025	**	1,430,658
CHARTER 4.908% DUE 07-23-2025	**	22,259,935
CHARTER 6.384% DUE 10-23-2035	**	1,548,599
CHARTER COMMUNICATIONS INC NEW CL A CL A	**	2,911,046
CHARTER COMMUNICATIONS OPER LLC / 5.05% 03-30-2029	**	1,225,949
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.2% DUE 03-15-2028 BEO	**	186,213
CHARTER COMMUNICATIONS OPER LLC/CHARTE 4.8% DUE 03-01-2050	**	584,119
CHARTER FIXED 3.85% DUE 04-01-2061	**	94,681
CHARTER HALL GROUP NPV (STAPLED)	**	1,678,081
CHATHAM LODGING TR COM	**	156,038
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	**	5,592,316
CHEGG INC COM	**	783,894
CHEMED CORP NEW COM	**	1,851,640
CHEMOCENTRYX INC COM STK	**	217,222
CHEMOURS CO COM	**	838,664
CHENG SHIN RUBBER TWD10	**	556,310
CHENIERE CORPUS CHRISTI HLDGS LLC 5.125% 06-30-2027	**	564,490
CHENIERE ENERGY INC COM NEW	**	8,316
CHESAPEAKE ENERGY CORP COM 01/2021	**	879,601
CHESTER CNTY PA HLTH & ED FACS AUTH HLTHSYS REV 3.314 06-01-2051 BEO TAXABLE	**	392,454
CHEVRON CORP COM	**	1,011,792
CHEVRON CORP NEW 1.554% DUE 05-11-2025	**	1,816,020
CHEVRON CORP NEW 1.554% DUE 05-11-2025	**	968,544
CHEVRON CORP NEW 1.995% DUE 05-11-2027	**	558,593
CHEVRON CORP NEW 2.498% DUE 03-03-2022	**	493,579
CHEVRON CORP NEW 2.566% DUE 05-16-2023	**	160,415
CHEVRON U S A INC .426% DUE 08-11-2023 REG	**	1,510,378
CHEVRON U S A INC 2.343% DUE 08-12-2050 REG	**	459,990
CHEVRON U S A INC 3.25% 10-15-2029	**	2,162,937
CHEVRON U S A INC 3.9% 11-15-2024	**	4,656,660
CHGO ILL TRAN AUTH SALES & TRANSFER T 6.899 DUE 12-01-2040 REG	**	563,367
CHIA CHANG CO LTD TWD10	**	505,346
CHICAGO ILL 7.75% 01-01-2042 BEO TAXABLE	**	37,577
CHICAGO ILL TRAN AUTH SALES & TRANSFER T 6.899% 12-01-2022	**	704,209
CHICAGO ILL TRAN AUTH SALES TAX RCPTS REV 6.2% 12-01-2040 BEO TAXABLE	**	13,673
CHICONY POWER TECH TWD10	**	14,100
CHICOS FAS INC COM	**	264,163

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHIEN KUO CONSTRUC TWD10	**	80,018
CHILE(REP OF) 4.7% SNR 01/09/2030 CLP	**	407,776
CHINA AIRLINES TWD10	**	218,110
CHINA AOYUAN GROUP HKD0.01	**	15,011
CHINA BILLS FIN TWD10	**	145,476
CHINA BLUECHEMICAL LTD H SHS	**	243,823
CHINA CINDA ASSET MANAGEMENT COMPANY LTD	**	479,022
CHINA CITIC BANK CORPORATION LTD HCNY1	**	1,336,601
CHINA CONCH VENTUR HKD0.01	**	1,143,542
CHINA CONSTRUCTION BANK HCNY1	**	1,143,542
CHINA DEV FIN HLDG TWD10	**	26,787
CHINA DONGXIANG (G HKD0.01	**	235,060
CHINA DTNG CO RNWB 'H'CNY1	**	73,676
CHINA EVERBRIGHT B 'H'CNY1	**	671,211
CHINA EVERBRIGHT ENVIRONMENT GROUP LTD	**	695,350
CHINA GALAXY SECUR 'H'CNY1	**	77,575
CHINA HARMONY AUTO HOLDING LIMITED HKD0.01	**	237,764
CHINA HIGH SPEED T USD0.01	**	15,859
CHINA HONGQIAO GRO USD0.01	**	1,468,908
CHINA LONGYUAN PWR 'H'CNY1	**	1,290,946
CHINA MEDICAL SYS USD0.005	**	946,903
CHINA MERCHANTS PO NPV	**	458,987
CHINA NATIONAL BUI 'H'CNY1	**	375,224
CHINA OVERSEAS GRA NPV	**	252,443
CHINA OVERSEAS LAND & INVESTMNT HKD0.10	**	208,366
CHINA PETROLEUM & CHEMICAL CORP CNY1'H'SHS	**	596,906
CHINA RES CEMENT HKD0.1	**	773,618
CHINA RES PHARM GR NPV	**	81,962
CHINA RESOURCES LAND HKD0.10	**	1,926,863
CHINA RISUN GRP LT HKD0.1	**	276,654
CHINA SANJIANG FIN HKD0.10	**	202,789
CHINA SHINEWAY PHA HKD0.1	**	234,194
CHINA STEEL CORP TWD10	**	1,087,009
CHINA TAIPING INSU NPV	**	581,368
CHINA TRAD CHINESE NPV	**	83,555
CHINA VANKE CO 'H'CNY1	**	155,427
CHINA XLX FERTILSE NPV	**	41,703
CHINA YONGDA AUTOMOBILES SER COM	**	488,770
CHINA YOUZAN LTD HKD	**	44,883
CHINA YUCHAI INTL LTD COM	**	125,805
CHINA YUHUA EDUCAT HKD0.00001	**	631,269
CHIPOTLE MEXICAN GRILL INC COM STK	**	7,064,678
CHOW SANG SANG HLD HKD0.25	**	255,852
CHOW TAI FOOK JEWE HKD1	**	643,787
CHUBB LTD ORD CHF24.15	**	20,331,959
CHUBU ELECTRIC POWER CO INC NPV	**	588,505
CHULARAT HOSPITAL THB0.1(NVDR)	**	83,083
CI FINANCIAL CO 4.1% 06-15-2051	**	5,438,242

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CI FINANCIAL CORP COMSTK	**	253,275
CIA BRAS DE DISTRI COM NPV	**	69,703
CIA BRAS DE DISTRI COM NPV	**	197,813
CIA DE SANEAMENTO PRF NPV	**	55,524
CIA DE SANEAMENTO UNITS (1 COM & 4 PRF)	**	63,677
CIA PARANAENSE DE PRF'B'NPV	**	220,847
CIA SANEAMENTO MIN COM NPV	**	135,341
CIE DE ST-GOBAIN EUR4	**	4,665,969
CIENA CORP COM NEW	**	4,029,456
CIGNA CORP 1.25% 03-15-2026	**	8,488,052
CIGNA CORP NEW 3.05% DUE 11-30-2022 BEO	**	305,795
CIGNA CORP NEW 3.4% DUE 03-01-2027 BEO	**	1,838,153
CIGNA CORP NEW 3.5% 06-15-2024	**	5,120,803
CIGNA CORP NEW COM	**	19,614,076
CIGNA CORP NEW CORP 3.75% 07-15-2023	**	4,514,203
CIGNA CORP NEW CORP 3.75% 07-15-2023	**	247,520
CIGNA CORP NEW CORP 4.125% 11-15-2025	**	1,706,819
CIGNA CORP NEW CORP 4.375% 10-15-2028	**	9,717,953
CIM TR 2020-R2 FLTG RT 2.581% DUE 10-25-2059	**	5,979,491
CIM TR 2021-R6 FLTG RT 1.425% DUE 07-25-2061	**	1,341,928
CIMPRESS PLC COM	**	345,590
CIN FINL CORP 6.92% DUE 05-15-2028	**	257,072
CINEMARK HLDGS INC COM	**	708,587
CINTAS CORP NO 2 2.9% DUE 04-01-2022	**	1,526,109
CINTAS CORP NO 2 3.7% DUE 04-01-2027	**	1,707,663
CIPLA LTD INR2	**	1,259,966
CIRRUS LOGIC INC COM	**	3,649,513
CIT HOME EQUITY LN TR 2002-1 ASSET BKD CTF CL AF-5 02-25-2033 BEO	**	225,834
CITIBANK CR CARD 3.21% DUE 12-07-2024	**	2,490,344
CITIBANK CR CARD 3.29% DUE 05-23-2025	**	6,495,882
CITIBANK CR CARD ISSUANCE TR 2018-A2 FLTG RATE 01-20-2025 REG	**	1,253,014
CITIBANK CR CARD ISSUANCE TR NT CL 2018-A7 3.96% 10-13-2030	**	8,026,281
CITIC LTD	**	988,636
CITIC TEL INT HLDGS HKD0.10	**	419,650
CITIGROUP COML MTG 2.505% DUE 11-15-2049	**	243,374
CITIGROUP COML MTG 2.71000003815% DUE 08-10-2049	**	8,861,087
CITIGROUP COML MTG 3.575% DUE 05-10-2047	**	2,468,671
CITIGROUP COML MTG 3.855% DUE 05-10-2047	**	2,590,144
CITIGROUP COML MTG FLTG RT 5.1019% DUE 11-10-2046	**	310,461
CITIGROUP COML MTG TR 2016-C2 COML MTG PASSTHRU CTF CL D 3.25% 08-10-2049	**	1,438,082
CITIGROUP COML MTG TR 2018-B2 COML MTG PASSTHRU CTF CL 3.788% 03-10-2051	**	4,083,138
CITIGROUP COML MTG TRUST SER 2015-GC27 CL A-AB 2.944% 02-10-2048	**	299,073
CITIGROUP INC 1.281% 11-03-2025	**	1,850,426
CITIGROUP INC 1.462% DUE 06-09-2027 BEO	**	1,385,841
CITIGROUP INC 2.52% 11-03-2032	**	335,003
CITIGROUP INC 2.561% DUE 05-01-2032 BEO	**	1,720,823
CITIGROUP INC 2.572% DUE 06-03-2031	**	17,144,630
CITIGROUP INC 2.7% DUE 10-27-2022	**	4,824,811

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CITIGROUP INC 2.876% DUE 07-24-2023	**	2,778,053
CITIGROUP INC 3.106% DUE 04-08-2026	**	14,989,867
CITIGROUP INC 3.142% 01-24-2023	**	231,293
CITIGROUP INC 3.142% 01-24-2023	**	4,926,239
CITIGROUP INC 3.2% DUE 10-21-2026	**	349,892
CITIGROUP INC 3.4% DUE 05-01-2026	**	536,415
CITIGROUP INC 3.4% DUE 05-01-2026	**	6,436,980
CITIGROUP INC 3.5% DUE 05-15-2023	**	5,913,566
CITIGROUP INC 3.668% DUE 07-24-2028	**	323,778
CITIGROUP INC 3.668% DUE 07-24-2028	**	6,820,915
CITIGROUP INC 3.7% DUE 01-12-2026	**	10,021,888
CITIGROUP INC 3.887% 01-10-2028	**	433,929
CITIGROUP INC 4.044% 06-01-2024	**	1,354,969
CITIGROUP INC 4.075% DUE 04-23-2029	**	14,369,478
CITIGROUP INC 4.3% DUE 11-20-2026	**	520,301
CITIGROUP INC 4.4% DUE 06-10-2025	**	746,237
CITIGROUP INC 4.4% DUE 06-10-2025	**	2,015,385
CITIGROUP INC 4.412% DUE 03-31-2031	**	1,520,406
CITIGROUP INC 4.45% DUE 09-29-2027	**	1,004,120
CITIGROUP INC 4.45% DUE 09-29-2027	**	6,660,663
CITIGROUP INC 4.5% DUE 01-14-2022	**	510,595
CITIGROUP INC 4.6% DUE 03-09-2026	**	893,681
CITIGROUP INC 4.65% DUE 07-30-2045	**	433,870
CITIGROUP INC 5.5% DUE 09-13-2025	**	3,111,163
CITIGROUP INC COM NEW COM NEW	**	46,048,100
CITIGROUP INC FIXED .776% DUE 10-30-2024	**	4,486,388
CITIGROUP INC FIXED 3.98% 03-20-2030	**	165,728
CITIGROUP INC FIXED 3.98% 03-20-2030	**	983,319
CITIGROUP INC FLTG RT 1.678% DUE 05-15-2024	**	1,820,112
CITIGROUP INC FLTG RT 1.678% DUE 05-15-2024	**	3,434,956
CITIGROUP INC NEW 2.976% DUE 11-05-2030	**	6,163,962
CITIGROUP INC NT FIXED / FLTG RATE .981%05-01-2025	**	6,701,977
CITIGROUP INC SR NT 3.352% 04-24-2025	**	151,429
CITIGROUP INC SR NT 3.352% 04-24-2025	**	10,579,127
CITIGROUP MTG LN 2.5% DUE 05-25-2051	**	291,546
CITIGROUP MTG LN FLTG RT .89967% DUE 05-25-2051	**	477,148
CITIGROUP MTG LN FLTG RT 1.08271% DUE 11-25-2034	**	428,533
CITIGROUP MTG LN FLTG RT 2.5% DUE 05-25-2051	**	946,252
CITIZENS BK MEDIUM 3.25% DUE 02-14-2022	**	4,503,671
CITIZENS FINL 2.85% DUE 07-27-2026	**	416,901
CITIZENS FINL GROUP INC COM	**	9,662,625
CITRIX SYS INC 1.25% DUE 03-01-2026	**	224,111
CJ ENM CO LTD	**	612,593
CJ LOGISTICS KRW5000	**	592,697
CK ASSET HOLDINGS LTD	**	258,879
CK HUTCHISON HLDGS HKD1	**	4,474,308
CK HUTCHISON INTL 2.875% DUE 04-05-2022	**	1,005,070
CK INFRASTRUCTURE HKD1	**	57,316

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CLAS OHLSON AB SER'B'NPV	**	327,620
CLEAN HBRS INC COM	**	3,583,539
CLEANAWAY COMPANY LIMITED SHS	**	67,455
CLEARWATER ANALYTICS HLDGS INC CL A CL A	**	2,164,716
CLEARWATER PAPER CORP COM STK	**	230,801
CLEV ELEC ILLUM CO 4.55% DUE 11-15-2030	**	212,544
CLEVELAND CLIFFS USD0.125	**	528,140
CLEVO TWD10	**	96,621
CLIQ DIGITAL AG NPV	**	131,220
CLOETTA AB SER'B'NPV	**	1,011,538
CLOUDFLARE INC COM	**	367,543
CLP HOLDINGS LTD NPV	**	242,423
CLSA (YANTAI JEREH OILFIELD-A) P-NOTE 25/07/2024	**	611,494
CLSA GLB MKT(FANGDA CARBON NEW) P NOTE 09/04/2026	**	882,976
CLSA GLOBAL MARKET (WUXI LEAD INTELLIGENT) PNOTE 12/22/2025	**	727,204
CLSA GLOBAL MARKET(NINGBO TUOPU GRP) P-NOTE (4/11/2026)	**	799,451
CLSA GLOBAL MARKETS PTE LD (NARI TECHNOLOGY CO LD-A)P-NOTE 04/09/23	**	1,001,246
CMC MATLS INC COM	**	1,142,664
CMD SWP BNPAFRPP 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU423	**	7,507
CMD SWP BNPAFRPP 02/15/2022 USD 3MTBILL/BNP PARIBAS MO SWU0SU431	**	190,233
CMD SWP BNPAFRPP 02/15/2022 USD 3MTBILL/BNP PARIBAS MO SWU0SU449	**	390,313
CMD SWP BNPAFRPP 02/18/2022 USD BLOOMBERG COMMODITY/0% SWU0ER169	**	1,505
CMD SWP CHASUS33 01/18/2022 USD 0%/BLOOMBERG COMMODITY SWU0SR966	**	10,379
CMD SWP CHASUS33 01/18/2022 USD 0%/BLOOMBERG COMMODITY SWU0SR966	**	2,872
CMD SWP CHASUS33 01/18/2022 USD 0%/BLOOMBERG COMMODITY SWU0SR966	**	218
CMD SWP CHASUS33 01/18/2022 USD 0%/BLOOMBERG COMMODITY SWU0SR966	**	2,778
CMD SWP CHASUS33 01/18/2022 USD 0%/BLOOMBERG COMMODITY SWU0SR966	**	39,807
CMD SWP CHASUS33 02/15/2022 USD 0%/J.P. MORGAN NIC5 IN SWU0SR974	**	33,174
CMD SWP CHASUS33 02/15/2022 USD 0%/J.P. MORGAN NIC5 IN SWU0SR974	**	41,625
CMD SWP CHASUS33 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU191	**	10,325
CMD SWP CHASUS33 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU191	**	12,498
CMD SWP CHASUS33 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU191	**	9,944
CMD SWP CHASUS33 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU191	**	5,521
CMD SWP CHASUS33 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU191	**	72,317
CMD SWP CHASUS33 02/15/2022 USD 3MTBILL/J. P. MORGAN J SWU0SU258	**	232,929
CMD SWP CITIUS33 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU373	**	186,980
CMD SWP CITIUS33 02/15/2022 USD 3MTBILL/CITIGROUP CIVI SWU0SU399	**	140
CMD SWP GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	3,502
CMD SWP GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	2,663
CMD SWP GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	3,842
CMD SWP GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	2,734
CMD SWP GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	4,986
CMD SWP GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	5,361
CMD SWP GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	2,841
CMD SWP GSILGB2X 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU274	**	9,165
CMD SWP GSILGB2X 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU274	**	13,845
CMD SWP GSILGB2X 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU274	**	14,756
CMD SWP GSILGB2X 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU274	**	8,145

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMD SWP GSILGB2X 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU274	**	208,673
CMD SWP MACQAU2S 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU225	**	21,675
CMD SWP MACQAU2S 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU225	**	10,730
CMD SWP MLILGB3L 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU118	**	412,607
CMD SWP MSCSUS33 03/02/2022 USD 0%/BLOOMBERG COMMODITY SWU0ST996	**	2,189
CMD SWP MSCSUS33 03/02/2022 USD 0%/BLOOMBERG COMMODITY SWU0ST996	**	2,244
CMD SWP MSCSUS33 03/02/2022 USD 0%/BLOOMBERG COMMODITY SWU0ST996	**	9,651
CMD SWP MSCSUS33 03/02/2022 USD 0%/BLOOMBERG COMMODITY SWU0ST996	**	3,153
CMD SWP MSCSUS33 03/02/2022 USD 0%/BLOOMBERG COMMODITY SWU0ST996	**	2,564
CMD SWP SOGEFRPPHCM 02/15/2022 USD 3MTBILL/BLOOMBERG COMM SWU0SU019	**	6,650
CMD SWP UBSWUS33 03/02/2022 USD 0%/BLOOMBERG COMMODITY SWU0SU498	**	2,310
CMD SWP UBSWUS33 03/02/2022 USD 0%/BLOOMBERG COMMODITY SWU0SU498	**	2,546
CME GROUP INC COM STK	**	985,348
CME_BASIS GOLDUS33 03/07/2024 USD P 1MLIBOR / R 3MLIBOR SWU0JG929	**	574
CME_BASIS GOLDUS33 09/06/2024 USD P 1MLIBOR / R 3MLIBOR SWU0FA223	**	3,744
CME_BASIS GOLDUS33 09/27/2024 USD P 1MLIBOR / R 3MLIBOR SWU0FC088	**	506
CME_BASIS GOLDUS33 10/04/2024 USD P 1MLIBOR / R 3MLIBOR SWU0FC286	**	674
CME_IRS GOLDUS33 02/02/2031 USD P 1.12% / R 3MLIBOR SWU017N30	**	22,481
CME_IRS GOLDUS33 06/16/2023 USD P 0.25% / R 3MLIBOR SWU017A83	**	73,495
CME_IRS GOLDUS33 06/16/2031 USD P 0.75% / R 3MLIBOR SWU017A18	**	226,612
CME_IRS GOLDUS33 07/19/2031 USD P 1.37% / R 3MLIBOR SWU01BHK0	**	9,059
CME_IRS GOLDUS33 07/19/2031 USD P 1.4% / R 3MLIBOR SWU01BHJ3	**	13,871
CME_IRS GOLDUS33 08/10/2031 USD P 1.448% / R 3MLIBOR SWU01BUB5	**	10,197
CME_IRS GOLDUS33 09/11/2029 PLN P 2.857% / R 6MWIBOR SWU01DIO7	**	144,438
CME_IRS GOLDUS33 12/02/2050 USD P 1.325% / R 3MLIBOR SWU016TV4	**	39,173
CME_IRS GOLDUS33 12/15/2026 USD P 1.25% / R 3MLIBOR SWU0DG651	**	30,052
CME_IRS GOLDUS33 12/15/2028 USD P 3MLIBOR / R 1.5% SWU0ZN447	**	5,018
CME_IRS GOLDUS33 12/15/2031 USD P 3MLIBOR / R 1.75% SWU0SU944	**	86,549
CME_IRS GOLDUS33 12/15/2051 USD P 3MLIBOR / R 2% SWU0EQ377	**	90,396
CME_IRS GOLDUS33 12/16/2030 USD P 1% / R 3MLIBOR SWU012TO9	**	60,848
CME_IRS GOLDUS33 12/16/2050 USD P 1.25% / R 3MLIBOR SWU012TP6	**	11,573
CME_IRS GOLDUS33 15/03/2022 ZAR P 3MJIBAR / R 7.75% SWU00JTL9	**	19,147
CME_IRS GOLDUS33 21/03/2028 NZD P 3MBBR / R 3.25% SWU00MYL6	**	29,243
CME_IRS GOLDUS33 29/11/2029 PLN P 3.263% / R 6MWIBOR SWU01E4I3	**	65,258
CME_OIS GOLDUS33 03/01/2022 BRL P 2.85% / R 1DBZDIO SWU017FJ4	**	18,988
CME_OIS GOLDUS33 03/01/2022 BRL P 2.859% / R 1DBZDIO SWU017DS6	**	46,036
CME_OIS GOLDUS33 03/01/2022 BRL P 2.86% / R 1DBZDIO SWU017HR4	**	24,514
CME_OIS GOLDUS33 03/01/2022 BRL P 2.87% / R 1DBZDIO SWU017FB1	**	13,005
CME_OIS GOLDUS33 03/01/2022 BRL P 2.871% / R 1DBZDIO SWU017F05	**	18,912
CME_OIS GOLDUS33 03/01/2022 BRL P 2.882% / R 1DBZDIO SWU017DB3	**	16,222
CME_OIS GOLDUS33 03/01/2022 BRL P 3.36% / R 1DBZDIO SWU015O17	**	18,500
CME_OIS GOLDUS33 03/01/2022 BRL P 7.197% / R 1DBZDIO SWU01CPI4	**	8,584
CME_OIS GOLDUS33 03/01/2022 BRL P 7.197% / R 1DBZDIO SWU01CQ02	**	8,551
CMIC HOLDINGS CO LTD	**	124,984
CMO ADJBL RATE MTG TR DUE 09-25-2035 BEO	**	318,934
CMO ALTERNATIVE LN TR 2006-OA9 MTG CL 2A-1A 0 DUE 07-25-2036 REG	**	85,427
CMO AMERN HOME MTG INVT TR 2005-2 MTG BKD NT CL IV-A-1 VAR 09-25-45	**	11,002
CMO BANK 2018-BNK13 COML MTG PASSTHRU CTF CL C FLTG RT 08-15-2061	**	2,710,035

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO BANK OF AMER MERRILL LYNCH COML MTG TR 2 3.366% DUE 02-15-2050 BEO	**	3,130,550
CMO BANK SER 2017-BNK9 CL A-2 2.766% 11-15-2054 REG	**	6,628,688
CMO BBCMS MTG TR 2018-C2 MTG PASS THRU CTF CL A-3 4.052% DUE 12-15-2051 REG	**	7,687,573
CMO BEAR STEARNS ALT-A TR 2006-8 MTG PASSTHRU CTF CL III-A-1 01-25-2037 REG	**	94,651
CMO BEAR STEARNS ALT-A TR SER 2005-4 CL II-3A-2 DUE 05-25-2035 REG	**	470,728
CMO BEAR STEARNS ARM TR 2000-2 MTG PASS THRU CTF CL A-1 VAR RATE 11-25-2030 BEO	**	13,726
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-1DUE 02-25-2033/04-25-2006 BEO	**	1,313
CMO BEAR STEARNS ARM TR 2004-10 MTG DUE 01-25-2035	**	19,985
CMO BEAR STEARNS ARM TR DUE 02-25-2034 REG	**	115,370
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 DUE 12-25-2046 REG	**	1,252,042
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 MTG PASSTHRU CTF CL I-A-1 VAR DUE	**	31,773
CMO BENCHMARK 2018-B4 MTG TRSE 2018-B4 CL A3 3.886% DUE 07-15-2051	**	6,208,064
CMO BENCHMARK 2020-B16 MTG TR 2.475% 12-15-2057	**	6,968,597
CMO CHASE MTG FIN TR SER 2007-A1 PASSTHRU CTF CL 1-A1 4.366 03-25-37 REG	**	18,239
CMO CITIGROUP COML MTG TR 2016-C3 COML MTG CTF CL A-3 2.86% 11-15-2049	**	7,268,472
CMO CITIGROUP COML MTG TR 2017-B1 COML MTG CTF CL A-AB 3.243% 08-15-2050	**	2,098,272
CMO CITIGROUP COML MTG TR SER 2016-P6 CLS A4 3.458% 12-10-2049	**	1,566,488
CMO CITIGROUP COML MTG TR SR 2012-GC8 CL AAB 2.608% DUE 09-10-2045	**	203,020
CMO CITIGROUP COMMERCIAL MORTGAGE TRUST SR 17-C4 CL A2 3.19% 10-12-2050	**	4,784,221
CMO CITIGROUP MTG LN TR SER 2005-6 CL A1FLT RT DUE 09-25-2035/12-25-2021 BEO	**	6,349
CMO CITIGRP COMMERICAL MTG CITIGROUP COML MTG TR 3.127 DUE 04-15-2049 REG	**	9,616,489
CMO COMM 2012-CCRE1 MTG TR CTF CL A-3 3.391% DUE 05-15-2045 REG	**	2,612,800
CMO COMM 2012-CCRE2 MTG TR COML MTG CTF CL A-4 3.147 DUE 08-15-2045	**	859,285
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL A-4 4.046 DUE 10-10-2046 REG	**	3,657,794
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL B 4.762% DUE 10-10-2046 REG	**	268,709
CMO COMM 2013-CCRE8 MTG TR COML MTG PASSTHRU CTF CL A-4 3.334 6-10-2046	**	88,474
CMO COMM 2013-CCRE9 MTG TR COML MTG PASSTHRU CTF A-4 DUE 07-10-2045 REG	**	6,694,894
CMO COMM 2014-CCRE14 MTG TR MTG PASS THRU CTF CL A-3 3.955 DUE 02-10-2047 REG	**	5,716,201
CMO COMM 2014-CCRE21 MTG TR MTG PASS THRU CTF CL A-3 3.528 DUE 12-10-2047 REG	**	4,812,535
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-4 3.378% DUE 12-10-2047 REG	**	8,632,841
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-5 3.644% DUE 12-10-2047 REG	**	2,212,723
CMO COMM 2015-LC19 MTG TR SER 15-LC19 CLA4 3.18300008774% DUE 02-10-2048 REG	**	1,542,749
CMO COMM 2015-LC23 MTG TR CL A-SB 3.598% DUE 10-10-2053 REG	**	12,515,917
CMO COMM 2019-GC44 MTG TR SER 19-GC44 CLS A3 2.688% DUE 08-15-2057 REG	**	5,704,283
CMO COMM MORTGAGE SER 2013-LC6 CL C FLTGRT 01-10-2046	**	2,710,193
CMO COMM MORTGAGE TR SER 2013-LC6 CL ASB2.478 01-10-2046	**	488,496
CMO COMM MORTGAGE TRUST SER 2015-DC1 CL A2 2.87% 02-10-2048	**	465,706
CMO COMM MTG TR SER-2014-UBS2 CL-A4 3.691% 03-10-2047 BEO	**	2,565,916
CMO COMM SER 2013-CR13CL A-SB 3.706 DUE 10-10-46	**	213,492
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORPSER 2004-8 CL 6A1 4.5 DUE 12-25-2019 REG	**	16,447
CMO CSAIL 2015-C4 COML MTG TRUST SR 2015-C4 CL-ASB 3.6167% DUE 11-11-2048	**	1,976,959
CMO CSAIL 2016-C5 COML MTG TR CL A-SB 3.5325% DUE 11-15-2048 REG	**	7,984,325
CMO CSAIL 2018-CX12 COML MTG TR SER 2018CLS CX12 VAR 08-15-2051	**	7,450,958
CMO CSMC 2018-J1 TR CL A-2 FLTGE 02-01-2048	**	5,029,690
CMO CWMBS INC SER 2005-11 CL 3-A-1 FLT RT DUE 04-25-2035 REG	**	427,284
CMO CWMBS INC SER 2005-11 CL 3-A-3 FLT RT DUE 04-25-2035 REG	**	48,690
CMO DBJPM 2016-C1 MTG TR CL A-SB 3.038% DUE 05-10-2049 REG	**	3,007,764
CMO FNMA SER 2019 M6 CL A2 3.45% FIXED DUE 01-25-2029 REG	**	1,108,824

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO FNMA SER 2019-M7 CL A1 2.875% FIXED 02-25-2029	**	3,564,977
CMO GS MTG SECS CORP 2003-2F CL IIIA-1 6% DUE 03-25-2032 BEO	**	1,704
CMO GS MTG SECS TR 2013-GCJ12 CL AAB VARRT DUE 06-10-2046 BEO	**	1,776,439
CMO GS MTG SECS TR 2015-GS1 CL A-AB 3.553% DUE 11-10-2048 REG	**	11,065,877
CMO GS MTG SECS TR 2017-GS7 COML MTG PASSTHRU CTF CL A-4 0 DUE 08-10-2050 REG	**	8,740,079
CMO GS MTG SECS TR SER 2016-GS3 CL AAB 2.777% 10-10-2049	**	563,932
CMO HARBORVIEW MTG LN TR 2003-1 CL A FLTG RT 05-19-2033	**	3,853
CMO HARBORVIEW MTG LN TR 2005-4 MTG PASSTHRU CTF CL 4-A DUE 07-19-2035 REG	**	53,502
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	**	122,564
CMO IRVINE CORE OFFICE TR 2013-IRV MTG PASS THRU CTF CL A-2 144A DUE 5-15-48BEO	**	1,050,106
CMO J P MORGAN CHASE 2013-C PASSTHRU CTF CL C 12-15-2047 REG	**	2,435,590
CMO J P MORGAN CHASE COML MTG SECS TR 2012-C8 CL A-SB 2.3791 10-15-2045	**	409,168
CMO J P MORGAN CHASE COML MTG SECS TR 2013-C CL B FLTG RT 12-15-2047 REG	**	1,019,502
CMO J P MORGAN MTG TR 2004-A3 CL 1-A-1 DUE 07-25-2034 REG	**	103,809
CMO J P MORGAN MTG TR 2005-A1 MTG PASSTHRU CTF CL 6-T-1 DUE 02-25-2035 REG	**	61,916
CMO JJPMDB COML MTG SECS SER 17-C5 CL A4 3.4141% DUE 03-15-2050 REG	**	8,949,230
CMO JPMBB COML MTG SECS TR 2013-C12 COML CTF CL A-5 3.6637 DUE 07-15-2045 REG	**	5,482,917
CMO JPMBB COML MTG SECS TR 2013-C14 COMLMTG PASSTHRU CTF CL B DUE 08-15-2046 REG	**	5,370,403
CMO JPMBB COML MTG SECS TR 2013-C15 COM MTG PASSTH CTF CL B 4.9267 11-15-2045	**	2,484,530
CMO JPMBB COML MTG SECS TR 2013-C17 COMLMTG PASSTHRU CTF CL B DUE 01-15-2047 REG	**	315,110
CMO JPMBB COML MTG SECS TR 2014-C21 COML CTF CL A-5 3.7748 DUE 08-15-2047 REG	**	7,686,319
CMO JPMBB COML MTG SECS TR 2015-C30 COMLMTG PASSTHRU CTF CL B DUE 07-15-2048 REG	**	3,189,133
CMO JPMBB COML MTG SER 15-C32 CL A4 3.3293% DUE 11-15-2048 REG	**	5,133,736
CMO JPMCC COML MTG SECS 2015-JP1 CL A4 3.6498% 01-15-2049	**	4,457,803
CMO JPMCC COML MTG SECS TR 2017 CL A-3 3.3422% DUE 03-15-2050 REG	**	4,035,682
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	1,339,330
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	4,904,008
CMO JPMDB COML MTG SECS TR 2017-C7 CL A-3 10-15-2050	**	9,767,969
CMO JPMDB COML MTG SECS TR 2020-COR7 SR 20-COR7 CL A-4 1.9152% 05-13-2053	**	8,354,880
CMO MASTR ADJ RATE MTGS TR 2003-6 MTG PASSTHRU CTF CL 3-A-1 DUE 12-25-2033 REG	**	102,189
CMO MELLON RESDNTL FDG CORP 2000-TBC2 MTG PASSTHRU CTF CL A-1 VAR 05-25-30	**	96,907
CMO MERRILL LYNCH MTG INVS INC 2004-A CLA-1 FLTG DUE 04-25-2029 REG	**	3,144
CMO MERRILL LYNCH MTG INVS INC SER 2003-C CL A1 6-25-28	**	71,627
CMO MERRILL LYNCH MTG INVS INC SER 2005-A5 CL A3 DUE 06-25-2035 REG	**	1,926,668
CMO MORGAN STANLEY BAML TRUST SER 2013-C13 CL A-4 FLTG RT 11-15-2046	**	5,694,454
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR DUE 05-15-2046 REG	**	316,491
CMO MORGAN STANLEY BK AMER MERRILL SER 2015-C26 CL ASB 3.323% 11-15-2048	**	7,826,614
CMO MORGAN STANLEY BK AMER MERRILL LYN TR COML MTG CTF CL A-SB 3.654 04-15-47	**	1,263,065
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR COML MTG P DUE 07-15-2046 REG	**	2,206,573
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR SER 2013-C10 CL A5 VAR 07-15-2046	**	6,747,968
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR SERIES 2015-C24 3.732% 05-15-2048	**	4,799,380
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR SER 2013-C8 CL ASB 2.699 12-15-2048	**	189,148
CMO MORGAN STANLEY BK AMER MERRILL TR 2017-C33 CL A-3 3.295% 05-15-2050	**	7,991,361
CMO MORGAN STANLEY CAP I TR 2018-H3 CL A-SB 4.12% 07-15-2051	**	5,007,151
CMO MORGAN STANLEY CAP I TR SER 2019-L2 CL A4 4.071% 03-15-2052	**	1,456,766
CMO MORGAN STANLEY CAP I TR SER-2018-H3 CL-A3 3.919% 07-15-2051 REG	**	7,271,767
CMO MORGAN STANLEY CAP I TR SR 19-L3 CL A2 2.529% 11-15-2024	**	8,456,235

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO MORGAN STANLEY CAPITAL I TRUST SR 2019-H6 CL A2 3.228% 06-15-2052	**	8,812,170
CMO MORGAN STANLEY MTG LN TR 2004-2AR DUE 01-25-2035 REG	**	50,841
CMO MORTGAGEIT TR 2005-2 MTG BKD NT CL 1-A-1 ADJ RATE DUE 05-25-2035 REG	**	266,160
CMO PFP III FLTG RT SER 2019-5 CL A 04-14-2036 BEO	**	338,044
CMO RALI SER 2006-QO7 TR MTG AST BKD PASSTHRU CTF CL III-A-2 DUE 9-25-46 REG	**	45,340
CMO RBSGC MTG LN TR 2007-B MTG PASSTHRU CTF CL 1A4 DUE 01-25-2037 REG	**	214,834
CMO RESDNTL FDG MTG SECS I INC MTG PASS 2003-S9 CL A-1 6.5 03-25-2032 REG	**	1,377
CMO SEQUOIA MTG TR 2004-1 2004-3 MTG PASSTHRU CTF CL A-1 VAR RT 04-20-34 REG	**	2,796
CMO SEQUOIA MTG TR 2004-1 2005-2 MTG PASSTHRU CTF A-2 DUE 03-20-2035 REG	**	113,007
CMO SER 12-CR4 CL A3 2.853% DUE 10-15-2045 REG	**	4,018,425
CMO SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20B CL 1 DUE 02-01-2025 REG	**	171,662
CMO STRUCTU ASST MTG INVTS II INC 2004-AR1 FLT MTG PASS CTF CL IA1 3-19-34	**	63,175
CMO STRUCTURED ASSET MTG INVTS II INC 2003-AR4 CL A-1 DUE 01-19-2034 REG	**	332,618
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 2-A1 DUE 04-25-2034 REG	**	159,064
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 3-A2 DUE 04-25-2034 REG	**	4,094
CMO STRUCTURED AST MTG INVTS II INC DUE 05-19-2035 REG	**	2,873,682
CMO STRUCTURED AST MTG INVTS II INC DUE 07-19-2035 REG	**	498,300
CMO STRUCTURED AST MTG INVTS II TR 2006-AR5 CL 2-A-1 DUE 06-25-2036 REG	**	1,058,755
CMO STRUCTURED AST SECS CORP 2004-1 MTG PASSTHRU CTF CL 4-A1 DUE 02-25-2034 REG	**	2,990
CMO STRUCTURED AST SECS CORP FOR FUTURE IS 2003-31A CL 2-A7 10-25-2033 REG	**	814,349
CMO STRUCTURED AST SECS CORP FOR FUTURE IS DUE 06-25-2033 REG	**	28,595
CMO STRUCTURED AST SECS CORP FOR FUTURE IS SER 2003-34A CL 3-A3 4.7 11-25-33 REG	**	131,891
CMO STRUCTURED AST SECS CORP SER 2003-22A CL 3-A 4.42 DUE 6-25-2033 REG	**	55,417
CMO UBS COML MTG TR 2012-C1 COML MTG PASSTHRU CTF CL A-3 3.4 05-10-2045	**	143,441
CMO UBS COML MTG TR SER 2017-C3 CL ASB 3.215% 08-15-2050	**	5,245,195
CMO UBS-BARCLAYS COML MTG TR 2012-C2 CTFCL A-4 3.525% DUE 05-10-2063 REG	**	228,891
CMO UBS-BARCLAYS COML MTG TR 2012-C2 CTFCL A-4 3.525% DUE 05-10-2063 REG	**	4,313,029
CMO UBS-BARCLAYS COML MTG TR SER 2012-C4CL A3 2.532 12-10-2045	**	356,544
CMO UBS-BARCLAYS COML MTG TR SER 2012-C4CL A-AB 2.4589 12-10-2045	**	347,521
CMO WAMU MTG PASS THRU CTFS SER 2006 AR13 CL 2A FLTG RATE DUE 10-25-2046 REG	**	173,732
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1A VAR DUE 01-25-2045 REG	**	794,961
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1B VAR RATE 01-25-2045 REG	**	19,453
CMO WAMU MTG PASS-THRU CTFS 2005-AR8 CTFCL 2-A-1A DUE 07-25-2045 REG	**	71,229
CMO WAMU MTG PASS-THRU CTFS SER 2005-AR13 CL A-1A1 FLT 10-25-45	**	1,478,810
CMO WAMU MTG PASS-THRU CTFS TR 2002-AR2 MTG PASSTHRU CTF CL A VAR DUE 02-27-2034	**	786,223
CMO WELLS FARGO COML MTG SER 15-NXS3 CL ASB 3.371% 09-15-2057	**	2,300,716
CMO WELLS FARGO COML MTG SER 2017-C39 CL ASB 3.212% 09-15-2050	**	2,614,840
CMO WELLS FARGO COML MTG TR 2016-C37 COML MTG CL A-3 3.704 12-15-2049	**	2,682,600
CMO WELLS FARGO COML MTG TR 2016-LC24 CL A-2 2.501% DUE 10-15-2049 REG	**	41,588
CMO WELLS FARGO COML MTG TR 2016-NXS6 CTF CL A-2 2.399% DUE 11-15-2049 REG	**	569,763
CMO WELLS FARGO COML MTG TR 2018-C47 SER2018-C47 CLS A1 3.409% 09-15-2061	**	480,041
CMO WELLS FARGO COML MTG TR SER 2015-C26 CL A4 3.166% 02-15-2048	**	5,222,450
CMO WELLS FARGO COML MTG TRUST SR 2017-C38 CL A-2 3.043% DUE 07-15-2050	**	501,838
CMO WELLS FARGO COML SER 2015-LC22 CL ASB 3.571% 09-15-2058 REG	**	3,997,122
CMO WFRBS COML MTG TR 2012-C6 COML MTG PASSTHRU CTF CL B 4.697 DUE 04-15-45	**	539,607
CMO WFRBS COML MTG TR 2013-C14 MTG PASS THRU CTF CL B DUE 06-15-2046 REG	**	2,288,826
CMO WFRBS COML MTG TR 2013-C14 SER 2013-C14 CL C DUE 06-15-2046 REG	**	4,111,260
CMO WFRBS COML MTG TR 2013-C18 CL A-5 4.162 DUE 12-15-2046 BEO	**	513,840

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO WFRBS COML MTG TR 2013-UBS1 MTG PASSTHRU CTF CL A-4 FLTG RT DUE 03-15-2046	**	6,335,319
CMO WFRBS COML MTG TR 2014-C19 COML MTG PASSTHRU CTF CL B 4.723 DUE 03-15-2047	**	311,368
CMO WFRBS COML MTG TR 2014-C23 COML MTG PASSTHRU CTF CL B DUE 10-14-2057 REG	**	5,438,921
CMO WFRBS COML MTG TR SER 2014-LC14 CL A-5 FLTG RT 03-15-2047	**	2,541,361
CMO WFRBS COML MTG TR SER 2012-C8 CL A-3 3.001% 08-15-2045	**	1,619,655
CMOMORGAN STANLEY BK AMER MERRILL SER 2016-C31 CL A-SB 2.952% 12-15-2025	**	3,543,798
CMS ENERGY CORP 3.45% 08-15-2027	**	128,775
CMS ENERGY CORP COM	**	324,730
CN LT & PWR CO 3.2% DUE 03-15-2027	**	4,788,150
CNA FINL CORP 2.05% DUE 08-15-2030	**	518,593
CNH EQUIP TR 2006-B SR 2021-C CL A-3 .81% 11-15-2026	**	1,337,220
CNH INDUSTRIAL NV COM STK	**	13,514,051
CNO FINL GROUP INC COM	**	1,628,582
CNP ASSURANCES EUR1.00	**	1,007,544
COAL INDIA LTD	**	245,333
COCA COLA CO 1.45% DUE 06-01-2027	**	1,024,664
COCA COLA CO 2.6% DUE 06-01-2050	**	254,898
COCA COLA CO 3.375% DUE 03-25-2027	**	637,701
COCA COLA CO COM	**	9,764,617
COCA-COLA EUROPACIFIC PARTNERS	**	1,664,701
COCA-COLA FEMSA S A B DE C V 1.85% DUE 09-01-2032/09-01-2020 REG	**	348,688
CODEXIS INC COM	**	742,850
COFACE EUR2.00	**	90,496
COFORGE LTD	**	140,334
COGECO INC SUB-VTG SHS NPV	**	32,154
COGENT COMMUNICATIONS HLDGS INC	**	590,489
COGNEX CORP COM	**	2,838,551
COLES GROUP LTD	**	125,842
COLFAX CORP COM US .01	**	8,282,875
COLGATE-PALMOLIVE CO COM	**	14,919,822
COLLEGE AVE STUDENT LNS 2021-B LLC ASSETBACKED NT CL A-2 144A 1.76% 06-25-2052	**	2,393,567
COLLINS FOOD LTD	**	1,299,497
COLOPLAST SER'B'DKK1	**	759,529
COLT 2020-1R MTG 1.255% DUE 09-25-2065	**	211,781
COLTV SHORT TERM INVT FD	**	48,991,504
COLUMBIA BKG SYS INC COM	**	5,895,490
COM ALCOA CORPORATION COM USD0.01	**	488,437
COM7 PCL THB0.25(NVDR)	**	338,500
COMBINED GROUP CO KWD0.1	**	47,935
COMCAST CORP 3.7% 04-15-2024	**	3,382,245
COMCAST CORP NEW 2.8% DUE 01-15-2051/05-28-2020 REG	**	222,498
COMCAST CORP NEW 3.15% DUE 03-01-2026	**	522,673
COMCAST CORP NEW 3.25% 11-01-2039	**	454,866
COMCAST CORP NEW 3.375 DUE 02-15-2025	**	106,143
COMCAST CORP NEW 3.375% DUE 08-15-2025	**	999,705
COMCAST CORP NEW 3.45% DUE 02-01-2050	**	439,435
COMCAST CORP NEW 3.55% DUE 05-01-2028	**	547,477
COMCAST CORP NEW 3.75% DUE 04-01-2040	**	101,021

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COMCAST CORP NEW 3.95% 10-15-2025	**	13,053,099
COMCAST CORP NEW 4.15% DUE 10-15-2028	**	568,068
COMCAST CORP NEW 4.15% DUE 10-15-2028	**	704,404
COMCAST CORP NEW 4.2% DUE 08-15-2034	**	176,649
COMCAST CORP NEW 4.25% DUE 01-15-2033	**	117,188
COMCAST CORP NEW FIXED 3.3% DUE 04-01-2027	**	860,390
COMCAST CORP NEW FIXED 3.4% DUE 04-01-2030	**	2,064,752
COMCAST CORP NEW FIXED 3.999% DUE 11-01-2049	**	650,058
COMCAST CORP NEW-CL A	**	38,569,339
COMERICA INC 3.7% DUE 07-31-2023	**	260,182
COMERICA INC 3.7% DUE 07-31-2023	**	1,457,018
COMERICA INC COM	**	2,394,066
COMM MTG TRUST SER 2015-CR24 CL A-4 3.432% 8-10-2048	**	7,249,654
COMM 2012-LC4 MTG TR CTF CL A-4 3.288 12-10-2044	**	84,711
COMM 2013-CCRE12 4.3% DUE 10-10-2046	**	299,503
COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL C VAR RATE DUE 10-10-2046	**	832,281
COMM 2014-CCRE14 MTG TR 2014-CR14 CL A4 4.236 02-10-2047	**	3,598,113
COMM 2014-CCRE16 4.05100011826% DUE 04-10-2047	**	1,231,524
COMM 2015-CCRE22 3.309% DUE 03-10-2048	**	3,679,992
COMM 2015-CCRE22 FIXED 2.856% DUE 03-10-2048	**	1,182,123
COMM 2015-CCRE23 2.852% DUE 05-10-2048	**	191,655
COMM 2015-CCRE23 MTG TR 2015-CR23 CL A-SB 3.257% DUE 05-10-2048	**	1,921,881
COMM 2015-CCRE26 3.359% DUE 10-10-2048	**	7,110,906
COMM 2015-CCRE26 3.373% DUE 10-10-2048	**	2,014,113
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	1,104,600
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	6,714,235
COMM SER 2015-DC1 CL A-SB 3.142% 02-10-2048	**	599,504
COMMONSPIRIT HLTH 2.76% DUE 10-01-2024	**	5,570,315
COMMONSPIRIT HLTH 2.782% DUE 10-01-2030	**	665,963
COMMONWEALTH EDISON CO 2.95% 08-15-2027	**	2,531,718
COMMONWEALTH EDISON CO 4.0% DUE 03-01-2048 REG	**	263,713
COMMONWEALTH FING AUTH PA REV 3.631% 06-01-2029 BEO TAXABLE	**	1,622,904
COMMSCOPE HLDG CO INC COM	**	1,083,035
COMMVAULT SYS INC COM STK	**	1,105,339
COMP ENG & CONSULT NPV	**	200,972
COMPASS BK 2.875% DUE 06-29-2022	**	298,587
COMPASS GROUP ORD GBP0.1105	**	9,419,019
COMPASS MINERALS INTL INC COM	**	703,576
COMPUTER PROGRAMS & SYS INC COM	**	156,960
COMSCORE INC COM	**	101,606
COMTECH TELECOMMUNICATIONS CORP COM NEW COM NEW	**	278,215
CONAGRA BRANDS INC 1.375% DUE 11-01-2027	**	238,930
CONAGRA BRANDS INC COM USD5	**	614,973
CONCORD NEW ENERGY HKD0.01	**	332,363
*CONDUENT INC COM	**	56,577
CONFLUENT INC CL A CL A	**	312,736
CONMED CORP COM	**	3,921,082
CONNECTICUT LIGHT & POWER CO 1ST & REF MTG BD 2020 SER A .75% 12-01-2025	**	2,043,939

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CONOCOPHILLIPS 3.75% DUE 10-01-2027	**	2,473,454
CONOCOPHILLIPS COM	**	8,684,192
CONS EDISON CO N Y 3.875% DUE 06-15-2047	**	98,626
CONS EDISON CO N Y 4.2% DUE 03-15-2042	**	135,698
CONS EDISON INC .65% DUE 12-01-2023	**	2,462,765
CONS EDISON INC COM	**	5,364,580
CONSOLIDATED EDISON CO N Y INC 3.95% 04-01-2050	**	3,152,933
CONSOLIDATED EDISON CO N Y INC 4.125% 05-15-2049 REG	**	172,218
CONSTELLATION 4.75% DUE 11-15-2024	**	125,473
CONSTELLATION BRANDS INC 3.15% 08-01-2029 BEO	**	184,740
CONSUMERS ENERGY 3.375 DUE 08-15-2023	**	1,945,451
CONSUMERS ENERGY 4.05% DUE 05-15-2048	**	299,220
CONSUMERS ENERGY FIXED 3.75% 02-15-2050	**	172,525
CONSUN PHARMACEUTI HKD0.1	**	252,838
CONTAINER CORP INR5(POST SUBD)	**	803,881
CONTAINER STORE GROUP INC COM	**	144,111
CONTINENTAL AIRLS PASS THRU TR 2007-1A 5.983% DUE 04-19-2023	**	293,208
CONTINENTAL RES INC COM	**	514,650
CONTL AIRLS INC 4% DUE 04-29-2026	**	190,078
CONTL RES INC 4.375% DUE 01-15-2028	**	1,340,502
CONTL RES INC 4.5 DUE 04-15-2023	**	937,728
CONTL RES INC FIXED 3.8% DUE 06-01-2024	**	3,551,955
CONTREL TECHNOLOGY TWD10	**	134,312
COOPERATIEVE 2.75% DUE 01-10-2022	**	244,110
COOPERATIEVE 2.75% DUE 01-10-2022	**	2,340,902
COOPERATIEVE 3.75% DUE 07-21-2026	**	538,761
COOPERATIEVE 4.375% DUE 08-04-2025	**	7,629,729
COOPERATIEVE RABOBANK U.A. FLTG 01-10-2023	**	258,632
COOPER-STANDARD HOLDING COM	**	294,938
COOR SERVICE MANAG NPV	**	156,042
COPART INC COM	**	18,566,779
CORECIVIC INC COM	**	466,197
CORNING INC 5.35% DUE 11-15-2048	**	415,059
CORNING INC COM	**	7,002,963
CORONADO GLOBAL RESOURCES INC CDI 144A	**	110,846
CORPORACION ANDINA DE FOMENTO NT 2.75% DUE 01-06-2023 REG	**	533,414
CORPORATE OFFICE PPTYS L P 2.0% 01-15-2027	**	230,950
CORPORATE OFFICE PPTYS L P 2.25% DUE 03-15-2026	**	80,949
CORPORATE OFFICE PPTYS L P GTD SR NT 2.75% 04-15-2031	**	199,077
CORPORATE OFFICE PPTYS L P GTD SR NT 2.75% 04-15-2031	**	2,563,117
CORTEVA INC COM USD0.01 WI	**	1,514,000
CORUS ENTERTAINMNT CLASS 'B' NON-VTG NPV	**	86,672
COSCO SHIPPING HOLDINGS CO LTD	**	1,416,718
COSCO SHIPPING PORTS LTD	**	224,037
COSTAR GROUP INC COM	**	8,853,731
COSTCO WHOLESALE CORP NEW 1.6% DUE 04-20-2030 REG	**	417,009
COSTCO WHOLESALE CORP NEW COM	**	42,285,702
COSTCO WHSL CORP FIXED 1.375% DUE 06-20-2027	**	1,638,399

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COTERRA ENERGY INC COM	**	1,009,736
COUNTRY GARDEN HLD HKD0.10	**	216,575
COUNTRY GARDEN SVC USD0.0001	**	149,751
COUNTRYWIDE AST-BACKED CERTIFICATES SER 2007-13 RATE 02-25-2036 REG	**	2,338,515
COUSINS PPTYS INC	**	5,260,125
COVENANT LOGISTICS GROUP INC CL A	**	221,378
COVESTRO AG NPV	**	665,344
COVETRUS INC COM NPV	**	1,109,553
COWEN INC COM USD0.01 CL A	**	469,553
COX COMMUNICATIONS 3.15% DUE 08-15-2024	**	1,615,640
CPMC HLDGS LTD NPV	**	104,578
CPPIB CAPITAL INC 144A 2.25% DUE 01-25-2022 REG	**	5,974,995
CPS AUTO .84% DUE 07-15-2025	**	2,760,352
CR ACCEP AUTO LN .96% DUE 02-15-2030	**	1,232,585
CR ACCEP AUTO LN .96% DUE 02-15-2030	**	6,262,327
CR ACCEP AUTO LN 1.93% DUE 09-17-2029	**	4,029,638
CR ACCEP AUTO LN 2.38% DUE 11-15-2028	**	3,028,693
CR ACCEP AUTO LN 3.75% DUE 04-17-2028	**	634,973
CR AGRICOLE S A 1.907% DUE 06-16-2026	**	821,935
CR AGRICOLE S A 3.75% DUE 04-24-2023	**	259,036
CR AGRICOLE S A 3.75% DUE 04-24-2023	**	1,207,109
CR SUISSE AG FIXED 3.625% DUE 09-09-2024	**	5,036,963
CR SUISSE AG N Y VAR RT .29% DUE 07-25-2022	**	10,000,000
CR SUISSE AG NEW 1% DUE 05-05-2023	**	659,371
CR SUISSE AG NEW 1% DUE 05-05-2023	**	6,006,178
CR SUISSE AG NEW YORK BRH MEDIUM TRANCHE# SB 00771 2.95% 04-09-2025	**	2,313,184
CR SUISSE GROUP 3.75% DUE 03-26-2025	**	530,765
CR SUISSE GROUP 4.55% DUE 04-17-2026	**	14,660,723
CR SUISSE GROUP AG 3.574% DUE 01-09-2023	**	1,700,481
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	1,683,538
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	5,430,767
CR SUISSE GROUP AG FLTG RT 2.193% DUE 06-05-2026	**	402,410
CR SUISSE GROUP AG FLTG RT 2.193% DUE 06-05-2026	**	1,529,156
CR SUISSE GROUP AG FLTG RT 2.593% DUE 09-11-2025	**	3,682,029
CRACKER BARREL OLD COUNTRY STORE COM	**	3,272,344
CRANE CO COM	**	1,460,436
CREDICORP LTD COM STK	**	134,277
CREDIT ACCEP AUTO LN TR 2021-3 ASSET BACKED NT CL B 144A 1.38% 07-15-2030	**	3,457,980
CREDIT AGRICOLE SA EUR3	**	320,503
CREDIT SAISON CO NPV	**	93,451
CREDIT SUISSE AG N Y BRH INSTL CTF DEP 05-03-2021 FLTG 10-28-2022	**	12,017,819
CREDIT SUISSE AG N Y BRH INSTL CTF DEP PDTD 06-02-2021 VAR RT 12-01-2022	**	11,500,000
CREDIT SUISSE AG NEW YORK 1.25% 08-07-2026	**	243,851
CREDIT SUISSE AG NEW YORK BRANCH 0.52% 08-09-2023	**	4,774,839
CREDIT SUISSE AG NEW YORK BRANCH 0.52% 08-09-2023	**	1,073,423
CREDIT SUISSE AG NEW YORK BRH FLTG RT DUE 02-02-2024 BEO	**	2,340,202
CREDIT SUISSE COMMERCIAL MORTG CSWF 2021-SOP2 D 2.389778% 06-15-2034	**	2,288,461
CREDIT SUISSE GROUP AG 6.5% 08/08/2023	**	647,193

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CRESCO LTD NPV	**	88,982
CREST NICHOLSON H ORD GBP0.05	**	43,835
CRESTLINE DENALI CLO XV LTD / SR SECD NTCL A-R FLTG 144A 1.284% 04-20-2030	**	499,905
CRINETICS PHARMACEUTICALS INC COM	**	267,054
CROCS INC COM	**	682,130
CROMPTON GREAVES C INR2	**	34,173
CROWDSTRIKE HLDGS INC CL A CL A	**	8,133,080
CROWN CASTLE 3.72% DUE 07-15-2043	**	252,972
CROWN CASTLE INTL 2.25% DUE 01-15-2031	**	136,565
CROWN CASTLE INTL 3.15% 07-15-2023	**	1,442,356
CROWN CASTLE INTL 3.2% DUE 09-01-2024	**	3,006,582
CROWN CASTLE INTL 4% DUE 03-01-2027	**	72,856
CROWN CASTLE INTL CORP NEW 1.05% DUE 07-15-2026 REG	**	628,077
CROWN CASTLE INTL CORP NEW 1.35% DUE 07-15-2025/06-15-2020 REG	**	2,389,308
CROWN CASTLE INTL CORP NEW COM	**	336,698
CROWN CASTLE TOWERS LLC/CROWN PPN BOND 4.241% 07-15-2028	**	8,946,943
CROWN HLDGS INC COM	**	1,304,763
CRSNT TR 2021-MOON FLTG RT .93% DUE 04-15-2036	**	2,193,131
CSAIL COML MTG SR 2018-CX11 CL ASB 4.0339% 04-15-2051	**	4,829,405
CSAIL 2016-C6 COML 2.8233% DUE 01-15-2049	**	1,647,687
CSAIL 2016-C6 COML 2.9599% DUE 01-15-2049	**	10,665,390
CSAIL 2017-C8 CL A-SB 3.18574% 06-15-2050	**	8,970,109
CSAIL COML MTG TR 2015-C1 CL A-SB COML MTG PASSTHRU 3.3512% DUE 04-15-2050 REG	**	283,888
CSAIL COMMERCIAL MORTGAGE TRUST 19-C16 CL A1 2.3595% 06-15-2029 REG	**	1,321,040
CSG HOLDING CO 'B'CNY1	**	254,345
CSG SYS INTL INC COM	**	843,557
CSMC 2021-NQM7 TR FLTG RT 1.756% DUE 10-25-2066	**	1,422,964
CSMC 2021-RPL2 TR FLTG RT 1.11456% DUE 01-25-2060	**	391,787
CSMC 2021-RPL3 TR FLTG RT 2% DUE 01-25-2060	**	2,024,122
CSPC PHARMACEUTICAL GROUP LTD HKD0.10	**	1,979,444
CSWF 2021-SOP2 FLTG RT 1.07317% DUE 06-15-2034	**	1,991,099
CSWF 2021-SOP2 FLTG RT 1.07317% DUE 06-15-2034	**	11,150,156
CSX CORP 2.5% DUE 05-15-2051	**	556,653
CSX CORP 4.75% DUE 11-15-2048	**	322,750
CTBC FINANCIAL HOLDING CO COM STK	**	1,220,388
CUBESMART	**	3,267,374
CUBESMART L P FIXED 2% DUE 02-15-2031	**	409,841
CUMMINS INC	**	9,968,998
CUMMINS INDIA INR2	**	63,614
CURTISS WRIGHT CORP COM	**	735,783
CUSTOM TRUCK ONE SOURCE INC COM CL A COMCL A	**	611,448
CUSTOMERS BANCORP INC COM	**	122,569
CUTERA INC COM	**	323,246
CVR ENERGY INC COM STK	**	211,201
CVS HEALTH CORP 1.3% DUE 08-21-2027 REG	**	533,561
CVS HEALTH CORP 1.75% DUE 08-21-2030	**	476,996
CVS HEALTH CORP 2.625% DUE 08-15-2024	**	3,210,407
CVS HEALTH CORP 2.7% DUE 08-21-2040	**	511,940

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CVS HEALTH CORP 2.75% DUE 12-01-2022	**	1,491,570
CVS HEALTH CORP 2.75% DUE 12-01-2022	**	3,203,896
CVS HEALTH CORP 3% DUE 08-15-2026	**	1,479,138
CVS HEALTH CORP 3.625% DUE 04-01-2027 REG	**	2,855,565
CVS HEALTH CORP 3.875% DUE 07-20-2025	**	17,690,155
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	78,611
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	2,074,199
CVS HEALTH CORP 4.78% DUE 03-25-2038	**	1,038,860
CVS HEALTH CORP 5% DUE 12-01-2024	**	1,935,686
CVS HEALTH CORP 5.05% DUE 03-25-2048	**	878,839
CVS HEALTH CORP COM	**	12,673,412
CVS HEALTH CORPORATION 2.125% DUE 09-15-2031 BEO	**	1,960,884
CVS HEALTH CORPORATION 2.125% DUE 09-15-2031 BEO	**	656,896
CWABS INC 2004-3 AST BKD CTF CL 1-A .52771% 08-25-2034	**	1,897,452
CWABS INC 2004-6 ASSET BKD CTF CL 1-A-1 FLTG RATE 12-25-2034 REG	**	1,968,412
CWABS INC FLTG RT .60771% DUE 10-25-2034	**	5,764,282
CWABS INC SER 2005-15 CL 2AV3 VAR RT 04-25-2036	**	772,830
CYBER-ARK SOFTWARE LTD COM ILS0.01	**	1,784,784
CYBERNET SYSTEMS NPV	**	280,958
CYFROWY POLSAT SA PLN0.04	**	194,469
CYIENT LIMITED INR5	**	152,220
CYMECHS INC KRW500	**	45,320
CYRUSONE LP / 2.9% DUE 11-15-2024	**	1,445,094
CYTOKINETICS INC COMMON STOCK	**	1,450,356
CYTOMX THERAPEUTICS INC. COM	**	160,898
CZECH(REP OF) 0.95% SNR 15/05/30 CZK10000	**	121,160
D R HORTON INC 1.3% 10-15-2026	**	1,284,830
D R HORTON INC COM	**	1,959,149
D R HORTON INC SR NT 4.375 09-15-2022	**	304,830
D/S NORDEN DKK1	**	78,708
DAE CHANG FORGING KRW1000.00	**	240,283
DAEHAN STEEL CO LT KRW1000	**	46,910
DAH SING BANKING G NPV	**	22,211
DAH SING FINANCIAL NPV	**	256,696
DAIHEN CORP NPV	**	248,826
DAIKEN CORP NPV	**	75,419
DAIKIN INDUSTRIES NPV	**	10,809,187
DAIMLER FIN N AMER 3.35% DUE 02-22-2023	**	205,564
DAIMLER TRUCK HLDG NPV	**	82,602
DAISHIN SECURITIES 1ST PRF KRW5000	**	259,176
DAISHIN SECURITIES KRW5000	**	195,682
DAITO TRUST CONST NPV	**	148,356
DAIWA HOUSE INDS NPV	**	192,485
DAIWA SECS GROUP 3.129% DUE 04-19-2022	**	183,360
DAIWA SECS GROUP 3.129% DUE 04-19-2022	**	705,230
DAIWA SECURITIES LIVING INVESTMENT CORPORATION	**	274,607
DALLAS TEX TAXABLE-CAP APPREC-SER B DUE 02-15-2027 BEO TAXABLE ZCP	**	2,634,991
DALLAS TEX ZERO CPN 0% 02-15-2026 BEO TAXABLE	**	3,640,904

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DANA GAS AED1	**	87,186
DANA INC COM	**	4,943,725
DANAHER CORP 2.6% DUE 10-01-2050	**	95,710
DANAHER CORP COM	**	36,067,392
DANSKE BANK A/S DKK10	**	245,332
DANSKE BK A/S 1.621% DUE 09-11-2026	**	1,675,610
DARDEN RESTAURANTS INC COM	**	584,935
DASEKE INC COM	**	117,699
DASSAULT SYSTEMES EUR0.10 (POST SUBDIVISION)	**	4,258,194
DATA 3 LTD NPV	**	558,275
DATAMATICS GLOBAL INR5	**	31,759
DATANG INTL POWER 'H'CNY1	**	149,897
DB HITEK CO., LTD	**	480,402
DBJPM 2020-C9 MTG PASS THRU CTF CL A-3 1.88199996948% 08-15-2053	**	4,962,732
DBS GROUP HLDGS NPV	**	6,240,564
DECIPHERA PHARMACEUTICALS INC COM	**	36,989
DECKERS OUTDOOR CORP COM	**	2,137,785
DEEPAK FERTILISERS INR10	**	77,787
DEEPAK NITRITE COM STK	**	170,378
DEERE & CO 2.6% DUE 06-08-2022	**	693,060
DEERE & CO COM	**	17,882,742
DEERE & CO FIXED 3.75% DUE 04-15-2050	**	391,222
DEERE JOHN CAP .4% DUE 10-10-2023	**	1,837,930
DEERE JOHN CAP 1.75% DUE 03-09-2027	**	302,238
DEERE JOHN CAP CORP MEDIUM TERM 3.45% 03-07-2029	**	275,570
DELEK US HLDGS INC NEW COM	**	4,946,490
DELL INTL L L C/EMC CORP 4.9% DUE 10-01-2026	**	845,204
DELL INTL L L C/EMC CORP 5.45% DUE 06-15-2023	**	531,707
DELL INTL L L C/EMC CORP 6.02% DUE 06-15-2026	**	346,927
DELL INTL L L C/EMC CORP 6.02% DUE 06-15-2026	**	11,101,678
DELL TECHNOLOGIES INC COM USD0.01 CL C WI COMMON STOCK	**	6,737,479
DELMARVA PWR & LT 3.5% DUE 11-15-2023	**	728,336
DELTA AIR LINES 3.625% DUE 03-15-2022	**	3,250,023
DELTA AIR LINES INC DEL 2.5% 12-10-2029	**	764,733
DELTA ELECTRONIC TWD10	**	884,732
DELUXE CORP COM STK USD1	**	6,206,124
DEN NETWORKS LTD INR10	**	67,944
DENBURY INC NEW COM	**	4,436,782
DENSO CORP NPV	**	5,072,784
DENTSPLY SIRONA INC COM	**	7,175,152
DEPO AUTO PARTS IN TWD10	**	52,196
DERICHEBOURG EUR0.25	**	222,772
DERMAPHARM HLDG SE NPV COMSTK	**	626,498
DESCARTES SYSTEMS COM NPV	**	1,250,653
DESIGN THERAPEUTICS INC COM	**	64,401
DEUTSCHE BANK AG 1.625% SNR 20/01/2027 EUR	**	237,096
DEUTSCHE BANK AG 1.75%-FRN 19/11/2030 EUR	**	118,324
DEUTSCHE BANK AG 1.875%-FRN GTD 22/12/28GBP	**	528,550

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DEUTSCHE BANK AG 2.625% SNR NPF 12/02/26EUR	**	246,133
DEUTSCHE BANK AG NPV(REGD)	**	4,672,668
DEUTSCHE BANK N Y 0.898% DUE 05-28-2024 BEO	**	366,838
DEUTSCHE BK AG 3.7% DUE 05-30-2024	**	70,364
DEUTSCHE BK AG N Y 3.3% 11-16-2022	**	510,369
DEUTSCHE BK AG N Y BRANCH .962% 11-08-2023	**	1,996,665
DEUTSCHE BK AG N Y BRANCH 2.311% 11-16-2027	**	6,164,157
DEUTSCHE BK AG N Y BRANCH 3.729% DUE 01-14-2032/01-14-2021 REG	**	409,358
DEUTSCHE BK AG N Y BRANCH 5.0% 02-14-2022	**	1,305,893
DEUTSCHE BK AG N Y BRANCH DUE 11-16-2027BEO	**	1,048,133
DEUTSCHE BK AG N Y BRANCH FLTG RT 11-08-2023	**	3,815,960
DEUTSCHE BK AG N Y BRANCH LIAB SR NT FXD/ FLTG 1.447% 04-01-2025	**	5,133,850
DEUTSCHE BK AG N Y BRH 1.686% DUE 03-19-2026 BEO	**	896,044
DEUTSCHE BK AG N Y FIXED 3.035% DUE 05-28-2032	**	302,630
DEUTSCHE BK AG N Y FIXED 3.035% DUE 05-28-2032	**	1,008,767
DEUTSCHE BK AG N Y FIXED 5.882% DUE 07-08-2031	**	234,734
DEUTSCHE BK AG N Y FLTG RT 2.129% DUE 11-24-2026	**	4,020,359
DEUTSCHE BK AG N Y FLTG RT 2.222% DUE 09-18-2024	**	506,484
DEUTSCHE BK AG N Y FLTG RT 2.222% DUE 09-18-2024	**	1,868,926
DEUTSCHE BK AG N Y FLTG RT 3.547% DUE 09-18-2031	**	3,160,647
DEUTSCHE BK AG N Y FLTG RT 3.961% DUE 11-26-2025	**	3,907,875
DEUTSCHE BK AG N Y FLTG RT 3.961% DUE 11-26-2025	**	5,280,912
DEUTSCHE BOERSE AG NPV(REGD)	**	9,274,199
DEUTSCHE PFAND AG NPV	**	602,489
DEUTSCHE POST AG NPV(REGD)	**	6,394,034
DEUTSCHE TELEKOM NPV(REGD)	**	182,947
DEUTZ AG NPV	**	336,184
DEVON ENERGY CORP 5.6 DUE 07-15-2041	**	226,339
DEVON ENERGY CORP 5.85% DUE 12-15-2025	**	3,099,940
DEVON ENERGY CORP FIXED 5% DUE 06-15-2045	**	206,095
DEVON ENERGY CORP NEW 4.5% 1-15-2030 BEO	**	401,756
DEVON ENERGY CORP NEW 5.25% 10-15-2027 BEO	**	808,087
DEVON ENERGY CORP NEW COM	**	1,783,585
DEXCO SA COM NPV	**	342,856
DEXCOM INC COM	**	8,357,090
DEXUS PROPERTY GROUP NPV	**	200,632
DFDS AS DKK20	**	605,473
DGB FINANCIAL GROU KRW5000	**	309,487
DH EUROPE FIN II S 2.05% DUE 11-15-2022	**	3,674,568
DH EUROPE FIN II S FIXED 3.25% 11-15-2039	**	107,034
DIAGEO CAP PLC 1.375% DUE 09-29-2025/04-29-2020 REG	**	920,319
DIAGEO CAP PLC 3.5% DUE 09-18-2023	**	385,298
DIAGEO INVT CORP 2.875% DUE 05-11-2022	**	121,020
DIAGEO ORD PLC	**	9,898,301
DIAGEO PLC SPONSORED ADR NEW	**	15,070,124
DIAMONDBACK ENERGY 2.875% DUE 12-01-2024	**	6,542,327
DIAMONDBACK ENERGY FIXED 3.25% DUE 12-01-2026	**	1,281,056
DIAMONDBACK ENERGY INC 3.125% DUE 03-24-2031 BEO	**	330,163

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DIAMONDBACK ENERGY INC 3.5% DUE 12-01-2029	**	721,079
DIAMONDBACK ENERGY INC COM	**	1,789,447
DIASORIN SPA EUR1	**	1,185,133
DICKS SPORTING GOODS INC OC-COM OC-COM	**	310,358
DIEBOLD NIXDORF INC COM STK	**	151,307
DIGITAL ARTS INC NPV	**	123,975
DIGITAL CHINA HLDG HKD0.10	**	138,412
DIGITAL RLTY TR LP FIXED 3.7% 08-15-2027	**	498,807
DIGITALBRIDGE GROUP INC COM USD0.01 CL A	**	322,721
DILLARDS INC CL A COM	**	1,457,624
DINO POLSKA SA PLN0.10	**	917,608
DIOS FASTIGHETER NPV	**	93,909
DIP CORPORATION NPV	**	333,241
DISCO CORPORATION NPV	**	1,007,467
DISCOVER BK NEW 3.45% DUE 07-27-2026	**	317,502
DISCOVER BK NEW 4.2% DUE 08-08-2023	**	2,625,641
DISCOVER CARD 2.39% DUE 07-15-2024	**	6,099,774
DISCOVER CARD 3.03% DUE 08-15-2025	**	5,386,592
DISCOVER FINL SVCS 3.75% DUE 03-04-2025	**	1,042,449
DISCOVER FINL SVCS 3.85% DUE 11-21-2022	**	1,777,655
DISCOVER FINL SVCS 3.95% DUE 11-06-2024	**	1,957,265
DISCOVERY 3.625% DUE 05-15-2030	**	1,177,115
DISCOVERY COMMUNICATIONS LLC 2.95% 03-20-2023	**	613,696
DISCOVERY COMMUNICATIONS LLC 4.0% DUE 09-15-2055	**	115,712
DISCOVERY INC COM USD0.01 SERIES C	**	11,239,160
DISNEY WALT CO 1.65% DUE 09-01-2022	**	1,088,723
DISNEY WALT CO 1.75% DUE 08-30-2024	**	1,616,536
DISNEY WALT CO 2.65% DUE 01-13-2031	**	1,562,063
DISNEY WALT CO 3% DUE 09-15-2022	**	1,180,243
DISNEY WALT CO 3.5% DUE 05-13-2040 REG	**	109,812
DISNEY WALT CO 3.6% DUE 01-13-2051 REG	**	113,516
DISNEY WALT CO NEW 4.125 DUE 06-01-2044	**	61,095
DISNEY WALT CO NEW MEDIUM TERM NTS BOOK TRANCHE # TR 00087 2.45% DUE 03-04-2022	**	2,395,411
DISNEY WALT CO SR NT 3.7% 10-15-2025	**	161,887
DMS CO LTD KRW500	**	13,330
DNB BOLIGKREDITT A CORPBOND 3.25% 06-28-2023	**	3,369,031
DNO ASA NOK0.25	**	473,663
DOCEBO INC	**	777,536
DOCEBO INC COM NPV	**	477,043
DOLP TR 2021-NYC 2.956% DUE 05-10-2041	**	1,883,192
DOMINICAN REPUBLIC 6.5% 02-15-2048	**	424,004
DOMINION ENERGY INC 2.25% DUE 08-15-2031BEO	**	1,955,535
DOMINION ENERGY INC 3.3% DUE 04-15-2041	**	572,862
DOMINION ENERGY INC COM STK NPV	**	13,690,416
DOMINION RES INC 2.75 DUE 09-15-2022	**	121,167
DOMINION RES INC 2.75 DUE 09-15-2022	**	4,815,308
DOMINION RES INC 2.85% DUE 08-15-2026	**	646,636
DOMINOS PIZZA INC COM	**	645,594

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DOMO INC CL B CL B	**	160,754
DONGBU INSURANCE CO LTD KRW500	**	337,074
DONGFENG MOTOR GRO 'H'CNY1	**	1,294,953
DORIAN LPG LIMITED COM USD0.01	**	135,098
DOUBLEUGAMES CO KRW500	**	116,794
DOUBLEVERIFY HLDGS INC COM	**	2,461,056
DOUGLAS EMMETT INC COM REIT	**	1,879,786
DOUTOR NICHIRES HO NPV	**	41,739
DOWDUPONT INC 5.319% DUE 11-15-2038	**	322,876
DOXIMITY INC COM USD0.001 CL A	**	414,675
DR AUTO .44% DUE 11-15-2024	**	4,524,917
DR AUTO .83% DUE 05-15-2024	**	175,576
DR AUTO 1.11% DUE 05-15-2026	**	384,415
DR AUTO 1.47% DUE 01-15-2027	**	4,485,306
DR AUTO 3.99% DUE 01-15-2025	**	638,669
DR AUTO FIXED 2.7% DUE 05-15-2027	**	2,546,519
DR PEPPER SNAPPLE 2.55% DUE 09-15-2026	**	54,705
DRAX GROUP ORD GBP0.1155172	**	1,504,029
DRIVE AUTO RECEIVABLES SER 19-2 CL C 3.42% FIXED DUE 06-16-2025	**	1,150,561
DRIVE AUTO RECEIVABLES TR 2019-2 CL D 3.69% 08-17-2026	**	1,022,261
DRIVE AUTO RECEIVABLES TR 2021-2 NT CL SR 21-2 CL A-2 .55% 05-15-2024	**	3,729,666
DRIVEN BRANDS HLDGS INC COM	**	1,980,218
DROPBOX INC CL A CL A	**	1,693,015
DT AUTO OWNER TR 2020-3 ASSET BACKED NT CL C 144A 1.47% 06-15-2026	**	185,438
DT AUTO OWNER TR 2020-3 ASSET BACKED NT CL C 144A 1.47% 06-15-2026	**	8,520,121
DT AUTO OWNER TR 2021-1 ASSET BACKED NT CL C 144A .84% 10-15-2026	**	641,579
DT AUTO OWNER TR 2021-1 ASSET BACKED NT CL C 144A .84% 10-15-2026	**	743,716
DT AUTO OWNER TR 2021-3 .87% 05-17-2027	**	541,472
DT AUTO OWNER TR 2021-3 .87% 05-17-2027	**	2,343,099
DT AUTO OWNER TR 2021-4 ASSET BACKED NT CL C 144A 1.5% 09-15-2027	**	2,635,318
DT AUTO OWNER TR 4.19% DUE 07-15-2024	**	3,166,004
DT BETEILIGUNGS AG NPV (REG)	**	392,023
DTE ELEC CO 3.65 DUE 03-15-2024	**	225,140
DTE ENERGY CO COM	**	6,099,768
DTE ENERGY CO FIXED 1.05% DUE 06-01-2025	**	1,176,231
DUKE ENERGY 3.95% DUE 11-15-2028	**	1,384,993
DUKE ENERGY CORP .9% DUE 09-15-2025	**	5,413,249
DUKE ENERGY CORP 2.4% DUE 08-15-2022	**	3,583,054
DUKE ENERGY CORP 2.4% DUE 08-15-2022	**	1,938,588
DUKE ENERGY CORP 2.65% DUE 09-01-2026	**	1,434,682
DUKE ENERGY CORP 3.05 DUE 08-15-2022	**	504,609
DUKE ENERGY CORP 3.05 DUE 08-15-2022	**	504,609
DUKE ENERGY CORP 3.4% DUE 06-15-2029	**	53,057
DUKE ENERGY CORP NEW 3.95 DUE 10-15-2023	**	12,945,985
DUKE ENERGY CORP NEW COM NEW COM NEW	**	19,028,126
DUKE ENERGY CORP NEW SR NT 3.3% 06-15-2041	**	712,436
DUKE ENERGY FIXED 3.7% DUE 12-01-2047	**	446,338
DUKE ENERGY FLA 3.2% DUE 01-15-2027	**	7,557,828

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DUKE ENERGY FLA FIXED 2.4% DUE 12-15-2031	**	2,025,392
DUKE ENERGY FLA FIXED 3.8% DUE 07-15-2028	**	8,049,500
DUKE ENERGY PROGRESS LLC 2.5% DUE 08-15-2050	**	370,988
DUKE RLTY LTD 2.875% DUE 11-15-2029	**	415,987
DUKE RLTY LTD 3.375% DUE 12-15-2027	**	533,793
DUPONT DE NEMOURS INC 4.205% DUE 11-15-2023	**	4,230,337
DUPONT DE NEMOURS INC COMMON STOCK	**	9,821,879
DWARIKESH SUGAR IN INR1(POST CONSOLIDATION)	**	14,077
DYCOM INDS INC COM	**	3,093,236
DYNATRACE INC COM	**	1,110,742
E L F BEAUTY INC COM	**	5,713,614
E.SUN FINL HLDGS TWD10	**	1,329,454
EAGLE PHARMACEUTICALS INC COM	**	256,942
EASTERN COMMERCIAL THB1(NVDR)	**	117,457
EASTMAN CHEM CO COM	**	6,677,376
EATON CORP OHIO 2.75% DUE 11-02-2022	**	796,809
EATON CORP OHIO 2.75% DUE 11-02-2022	**	4,156,141
EATON CORP PLC COM USD0.50	**	39,899,472
ECOLAB INC 1.65% 02-01-2027	**	1,608,101
ECOLAB INC 3.25% DUE 12-01-2027	**	233,474
ECOLAB INC COM STK USD1	**	5,069,959
ECOLAB INC FIXED 2.125% DUE 08-15-2050	**	619,625
ECOPETROL S A 5.375% DUE 06-26-2026	**	6,501,699
ECOVYST INC COM USD0.01	**	57,661
EDF EUR0.5	**	1,523,927
EDISON INTERNATIONAL 3.55% 11-15-2024	**	52,311
EDOM TECHNOLOGY CO TWD10	**	77,631
EGAIN CORPORATION COM NEW	**	83,912
E-GUARDIAN INC COMSTK	**	362,406
EID PARRY LTD	**	33,668
EIS BOFAUS3N 16/03/2022 BRL MSCI BRAZIL NE/1DBZDIO AQR13433947	**	15,281
EIS BOFAUS3N 16/03/2022 EUR 1DESTR/MSCI ITALY NET AQR13433934	**	52,222
EIS BOFAUS3N 16/03/2022 MXN 28DTIIE/MSCI Mexico Ne AQR13433948	**	2,343
EIS CHASUS33 03/16/2022 USD 1OUSSO/MSCI DAILY TR N AQR13433916	**	4,668
EIS CHASUS33 12/31/2021 USD 0%/J. P. MORGAN FNJ 2 SWU0CA994	**	6,100
EIS GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	4,592
EIS GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	3,717
EIS GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	3,627
EIS GSILGB2X 01/14/2022 USD 0%/BLOOMBERG COMMODITY SWU0DC148	**	8,524
EIS GSILGB2X 02/15/2022 USD 0.25%/GOLDMAN SACHS CU SWU0SU266	**	23,207
EIS MACQAU2S 02/15/2022 USD 3MTBILL/MACQUARIE COMM SWU0SU175	**	412,407
EIS MACQAU2S 02/16/2022 USD 0%/MACQUARIE COMMODITY SWU0SU183	**	97,086
EIS MSCSUS33 03/02/2022 USD 0%/BLOOMBERG COMMODITY SWU0ST996	**	9,318
EIS UBSWUS33 03/02/2022 USD 0%/BLOOMBERG COMMODITY SWU0SU498	**	5,837
EKACHAI MEDICAL CA THB0.50 (NVDR)	**	15,492
EL PASO ENERGY CORP MEDIUM TERM NTS BOOK TR 4 7.8 8-1-31	**	1,938,919
EL PASO ENERGY CORP MTN BOOKTRANCHE # TR00005 7.75 1-15-2032 BEO	**	421,864

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EL.EN. SPA NPV (POST SPLIT)	**	678,094
ELASTIC N V COM USD0.01	**	1,753,048
ELECON ENGINEERING INR2 (POST SUBDVISION)	**	96,541
ELECTROLUX AB SER'B'NPV	**	4,586,248
ELECTRONIC ARTS INC 1.85% DUE 02-15-2031	**	1,727,182
ELEMENT FLEET MGMT 3.85% DUE 06-15-2025	**	2,374,256
ELEMENT SOLUTION INC COM	**	6,136,017
ELI LILLY & CO COM	**	31,851,204
ELIS SA EUR1.00	**	72,694
ELITE MATERIAL TWD10	**	609,748
ELKEM ASA NOK5	**	951,768
ELMWOOD CLO IX LTD / ELMWOOD CLO IX 1.384% 07-20-2034	**	749,158
EMAAR PROPERTIES AED1	**	1,358,356
E-MART INC. KRW5000	**	582,881
EMCOR GROUP INC COM	**	3,740,935
EMEMORY TECHNOLOGY COM STK	**	78,905
EMERA US FIN LP .833% 06-15-2024 BEO	**	240,483
EMIRATE OF ABU DHABI 3.125% DUE 04-16-2030	**	1,515,850
EMIRATE OF ABU DHABI 3.875% DUE 04-16-2050	**	582,394
EMIRATES NBD BANK AED1	**	71,085
EMIRATES TELECOMMUNICATIONS GROUP COMPA NY PJSC ETISALAT GROUP	**	604,704
EMIS GROUP PLC ORD GBP0.01	**	1,035,786
EMP NAC TELECOMUNI COM NPV	**	51,232
EMPIRE CO CLASS'A'N/VTG COM NPV	**	922,623
EMPIRIC STUDENT PR GBP0.01	**	308,906
EMPLOYERS HLDGS INC COM	**	392,200
EMPRESAS CMPC SA COM NPV	**	141,676
EMPRESAS COPEC SA COM NPV	**	95,376
EN JAPAN INC NPV	**	434,676
ENABLE MIDSTREAM PARTNERS LP 4.4% DUE 03-15-2027 REG	**	539,839
ENAGAS SA EUR1.50	**	3,777,000
ENANTA PHARMACEUTICALS INC COM	**	488,986
ENAUTA PARTICIPACOES SA BRL1	**	136,308
ENBRIDGE INC 1.6% DUE 10-04-2026 BEO	**	1,153,910
ENBRIDGE INC 2.5% DUE 01-15-2025	**	10,793,252
ENBRIDGE INC 2.9% 07-15-2022	**	3,251,786
ENBRIDGE INC. .55% DUE 10-04-2023 BEO	**	2,098,775
ENCANA CORP 6.5% DUE 08-15-2034	**	128,829
ENCOMPASS HEALTH CORP COM USD0.01	**	14,080,041
ENCORE WIRE CORP COM	**	1,137,502
ENDESA SA EUR1.2	**	3,251,880
ENDO INTL LTD COM STK	**	360,843
ENEA SA PLN1.00	**	63,066
ENEL FIN INTL N V 2.875% DUE 07-12-2041	**	1,923,149
ENEOS HOLDINGS INC	**	1,460,514
ENERGY FUELS INC COM	**	60,063
ENERGY TRANSFER 2.9% DUE 05-15-2025	**	516,121
ENERGY TRANSFER 3.75% DUE 05-15-2030	**	3,542,667

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENERGY TRANSFER 4.75% DUE 01-15-2026	**	16,399
ENERGY TRANSFER 4.95% DUE 06-15-2028	**	1,097,592
ENERGY TRANSFER 5.25% DUE 04-15-2029	**	343,902
ENERGY TRANSFER 6.25% DUE 04-15-2049	**	327,549
ENERGY TRANSFER 6.25% DUE 04-15-2049	**	222,733
ENERGY TRANSFER FIXED 4.25% DUE 03-15-2023	**	9,454,401
ENERGY TRANSFER FIXED 5.5% DUE 06-01-2027	**	160,846
ENERGY TRANSFER FIXED 5.5% DUE 06-01-2027	**	2,429,802
ENERGY TRANSFER OPER L P 5.875% DUE 01-15-2024	**	15,177,315
ENERGY TRANSFER OPERATUNG 4.5% DUE 04-15-2024	**	21,201
ENERGY TRANSFER PARTNERS L P 4.2% 04-15-2027	**	1,492,037
ENERJISA ENERJI TRY0.01	**	87,880
ENERPLUS CORP COM	**	205,273
ENGIE COMSTK	**	6,110,841
ENI SPA EUR1	**	3,524,207
ENLINK MIDSTREAM 4.4% DUE 04-01-2024	**	679,250
ENOVA INTL INC COM	**	1,849,508
ENPHASE ENERGY INC COM	**	1,097,274
ENSTAR GROUP LIMITED COM	**	315,925
ENTAIN PLC EUR0.01	**	804,427
ENTEGRIS INC COM	**	3,962,695
ENTERGY ARK LLC 2.65% DUE 06-15-2051	**	606,507
ENTERGY CORP NEW COM	**	298,523
ENTERGY GULF STS 5.59% DUE 10-01-2024	**	444,204
ENTERGY LA LLC 3.3 DUE 12-01-2022	**	714,245
ENTERGY LA LLC 2.4% DUE 10-01-2026	**	81,789
ENTERGY LA LLC 3.12% 09-01-2027	**	100,079
ENTERGY LA LLC 4.0% 03-15-2033	**	187,717
ENTERGY LA LLC 5.4% DUE 11-01-2024	**	1,324,574
ENTERGY LOUISIANA LLC .95% DUE 10-01-2024	**	1,928,955
ENTERGY MISS LLC 3.85% DUE 06-01-2049	**	115,062
ENTERPRISE FLEET FING 2021-1 LLC ASSET BACKED NT CL A-3 144A .7% 12-21-2026	**	6,749,960
ENTERPRISE PRODS 2.8% DUE 01-31-2030	**	4,205,917
ENTERPRISE PRODS 3.35% DUE 03-15-2023	**	1,729,394
ENTERPRISE PRODS 3.7% DUE 01-31-2051	**	94,768
ENTERPRISE PRODS 3.9% DUE 02-15-2024	**	420,073
ENTERPRISE PRODS 3.95% DUE 02-15-2027	**	1,019,879
ENTERPRISE PRODS 4.15% DUE 10-16-2028	**	2,280,742
ENTERPRISE PRODS 4.2% DUE 01-31-2050	**	224,996
ENTERPRISE PRODS FIXED 3.2% 02-15-2052	**	492,223
ENTERPRISE PRODS OPER LLC 3.7% 02-15-2026	**	57,949
ENTERPRISE PRODS OPER LLC 4.8% 02-01-2049	**	158,735
ENTERPRISE PRODUCTS OPER L P 3.125% DUE 07-31-2029	**	345,430
ENTERPRISE PRODUCTS OPER L P 3.125% DUE 07-31-2029	**	4,501,218
ENTRA ASA NOK1	**	945,029
ENTRADA THERAPEUTICS INC COM	**	103,268
ENVESTNET INC COM STK	**	1,634,404
ENVISTA HLDGS CORP COM	**	1,509,510

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EOG RES INC 4.15% DUE 01-15-2026	**	1,234,936
EOG RES INC 4.375% DUE 04-15-2030	**	2,452,134
EOG RESOURCES INC COM	**	13,138,579
EPAM SYS INC COM STK	**	300,134
EQM MIDSTREAM 4.125% DUE 12-01-2026	**	922,500
EQT CORP COM	**	84,841
EQUATE 4.25% DUE 11-03-2026	**	5,431,940
EQUATE PETROCHEMIC 4.25% GTD SNR 03/11/26 USD	**	6,742,216
EQUIFAX INC COM	**	33,545,829
EQUIFAX INC FIXED 2.6% DUE 12-15-2025	**	639,839
EQUINIX INC 1.25% DUE 07-15-2025	**	10,306,113
EQUINIX INC 2.5% DUE 05-15-2031 BEO	**	1,800,817
EQUINIX INC 2.9% 11-18-2026	**	943,269
EQUINIX INC FIXED 2.95% 09-15-2051	**	521,156
EQUINIX INC SR NT 2% 05-15-2028	**	196,490
EQUINOR ASA 2.875% DUE 04-06-2025	**	12,652,626
EQUITABLE FINL .5% DUE 11-17-2023	**	2,293,925
EQUITABLE HLDGS INC COM	**	2,842,893
ERAJAYA TBK IDR100	**	61,286
ERG SPA EUR0.10	**	129,299
ERGOMED PLC ORD GBP0.01	**	180,616
ERICSSON	**	7,252,464
ERICSSON SER'B'NPV	**	2,333,102
ERSTE GROUP BANK AG NPV	**	1,574,072
ESSENT GROUP LTD COM STK	**	7,544,321
ESSENTIAL UTILS FIXED 2.704% DUE 04-15-2030	**	2,348,775
ESSEX PORTFOLIO L 3.25 DUE 05-01-2023	**	512,006
ESSEX PORTFOLIO L FIXED 1.65% DUE 01-15-2031	**	298,386
ESSEX PORTFOLIO L FIXED 2.65% DUE 03-15-2032	**	301,312
ESSEX PORTFOLIO L FIXED 2.65% DUE 09-01-2050	**	397,225
ESSILORLUXOTTICA EUR 0.18	**	6,956,615
ESSILORLUXOTTICA EUR0.18	**	646,006
ESTEE LAUDER COMPANIES INC CL A USD0.01	**	38,739,209
ESTEE LAUDER COS 3.15% DUE 03-15-2027	**	69,693
ETIHAD ETISALAT CO SAR10	**	209,860
EUROFINS SCIENTIFI EUR0.01	**	2,326,322
EURONAV EURONAV S A COM STK	**	7,728,699
EURONET WORLDWIDE INC COM	**	6,280,259
EUROPEAN WAX CTR INC CL A CL A	**	1,221,952
EUROPRIS ASA NOK1	**	176,426
EUROSAIL-UK 07-3BL FRN M/BKD 06/2045 GBP'A3A'	**	33,433
EUROSAIL-UK 2007-3BL PLC NO MIN REGD NOTES FLTG RT REG-S 13/06/2045	**	44,507
EVERCORE INC	**	2,364,741
EVEREST RE GROUP COM	**	1,610,650
EVERLIGHT ELECTRON TWD10	**	347,735
EVERQUOTE INC CL A COM CL A COM	**	55,029
EVERSOURCE ENERGY FIXED 1.65% DUE 08-15-2030	**	2,232,332
EVO PMTS INC CL A COM CL A COM	**	6,496,128

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EVOLENT HEALTH INC CL A CL A	**	2,005,715
EVRAZ PLC ORD US0.5	**	5,105,794
EXCELLENCE COML PT HKD0.01	**	17,185
EXCELSIOR MEDICAL TWD10	**	52,045
EXELIXIS INC COM STK	**	1,900,480
EXELON CORP 3.95% DUE 06-15-2025	**	106,878
EXELON CORP JR SUB NT STEP UP 06-01-202205-01-2022	**	90,831
EXELON CORP JR SUB NT STEP UP 06-01-202205-01-2022	**	756,925
EXELON GENERATION 5.75% DUE 10-01-2041	**	59,578
EXELON GENERATION CO LLC 3.4% 03-15-2022	**	310,958
EXELON GENERATION CO LLC 4.25 06-15-2022	**	115,817
EXELON GENERATION FIXED 3.25% DUE 06-01-2025	**	209,632
EXELON GENERATION FIXED 3.25% DUE 06-01-2025	**	2,211,613
EXETER AUTOMOBILE .34% DUE 03-15-2024	**	273,964
EXETER AUTOMOBILE .5% DUE 02-18-2025	**	329,600
EXETER AUTOMOBILE .68% DUE 07-15-2025	**	2,496,703
EXETER AUTOMOBILE 1.05% DUE 05-15-2026	**	465,313
EXETER AUTOMOBILE 1.32% DUE 07-15-2025	**	115,510
EXETER AUTOMOBILE 1.46% DUE 10-15-2027	**	3,066,287
EXETER AUTOMOBILE 2.44% DUE 09-16-2024	**	766,036
EXETER AUTOMOBILE RECEIVABLES TR .27% SER 21-2A CL A2 01-16-2024 BEO	**	587,737
EXETER AUTOMOBILE RECEIVABLES TR 2021-3 SR 21-3A CL C .96% 10-15-2026	**	4,815,109
EXETER AUTOMOBILE RECEIVABLES TR ASSET BACKED NT CL A-3 .3% 10-15-2024	**	632,469
EXETER AUTOMOBILE RECEIVABLES TR ASSET BACKED NT CL B .57% 09-15-2025	**	408,740
EXP WORLD HOLDINGS INC	**	1,369,263
EXPEDIA GROUP INC 3.25% DUE 02-15-2030	**	347,301
EXPEDIA GROUP INC COM USD0.001	**	231,502
EXPEDIA GROUP INC FORMERLY EXPEDIA SR NT4.625% 08-01-2027	**	1,894,255
EXPEDITORS INTL WASH INC COM	**	2,699,900
EXPERIAN ORD USD0.10	**	9,106,626
EXPORT IMPORT BK KOREA 1.875% 02-12-2025	**	6,089,036
EXPORT IMPORT BK KOREA 2.75% DUE 01-25-2022 REG	**	903,514
EXTENDED STAY AMER TR 2021-ESH MTG PASS THRU CTF CL A 144A 1.187% 07-15-2038	**	498,067
EXTENDED STAY AMER TR 2021-ESH MTG PASS THRU CTF CL A 144A 1.187% 07-15-2038	**	4,577,236
EXTRA SPACE STORAGE INC 2.35% 03-15-2032	**	535,310
EXTRA SPACE STORAGE INC COM	**	1,858,052
EXTRA SPACE STORAGE L P GTD NT 2.55% 06-01-2031	**	1,182,192
EXTREME NETWORKS INC COM	**	1,507,373
EXXARO RESOURCES ZAR0.01	**	909,845
EXXON MOBIL CORP 2.61% DUE 10-15-2030	**	9,378,959
EXXON MOBIL CORP 2.992% DUE 03-19-2025	**	3,805,826
EXXON MOBIL CORP 2.995% DUE 08-16-2039	**	558,841
EXXON MOBIL CORP 3.043% DUE 03-01-2026	**	2,063,915
EXXON MOBIL CORP 3.452% DUE 04-15-2051 REG	**	652,642
EXXON MOBIL CORP COM	**	357,411
EXXON MOBIL CORP FIXED 1.571% DUE 04-15-2023	**	101,135
EXXON MOBIL CORP FIXED 4.327% DUE 03-19-2050	**	381,988
EZCORP INC CL A NON VTG CL A NON VTG	**	60,876

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
F N B CORP PA COM	**	1,059,082
F5 INC COM STK NPV	**	21,453,970
FABRINET COM USD0.01	**	178,534
FACTSET RESH SYS INC COM STK	**	2,733,806
FAIRFAX FINL HLDGS 2.75% 29/03/2028 DUALCURR	**	247,092
FAIRFAX FINL HLDGS SUB-VTG COM NPV	**	2,291,621
FALABELLA SA COM NPV	**	385,894
FANNIE MAE 01/02/2051 2% 02-01-2051	**	178,104
FANNIE MAE 01/02/2051 2% 02-01-2051	**	94,896
FANNIE MAE 01/02/2051 3.5% 02-01-2051	**	88,743
FANNIE MAE 01/03/2051 2% 03-01-2051	**	457,741
FANNIE MAE 01/04/2051 2% 04-01-2051	**	192,079
FANNIE MAE 01/06/2051 3.5% 06-01-2051	**	99,405
FANNIE MAE 01/07/2051 2.5% 07-01-2051	**	592,682
FANNIE MAE 01/07/2051 2.5% 07-01-2051	**	402,152
FANNIE MAE 01/08/2051 2.5% 08-01-2051	**	507,447
FANNIE MAE 1997-89 CL-ZA 7.0% DUE 12-20-2027	**	81,574
FANNIE MAE 2% 02-01-2051	**	362,031
FANNIE MAE 2% 02-01-2051	**	515,227
FANNIE MAE 2% 02-01-2051	**	632,318
FANNIE MAE FN BT3290 2.5% 08-01-2051	**	300,928
FANNIE MAE REMIC SR 015-60 CL-AF FLTG RATE 08-25-2045	**	902,847
FANNIE MAE SER 1994-43 CL PK 6.35% 02-25-2024	**	13,986
FANNIE MAE SR 12-104 CL QC 2.5% 05-25-2042	**	354,879
FAR EASTERN NEW CENTURY CORP TWD10	**	47,590
FARADAY TECHNOLOGY TWD10	**	94,467
FATE THERAPEUTICS INC COM	**	273,359
FED HOME LN BK 0% DUE 08-29-2022	**	6,340,039
FED HOME LN MTG 1% DUE 05-15-2041	**	11,323,392
FED HOME LN MTG 2% DUE 04-01-2051	**	490,929
FED HOME LN MTG 3% DUE 02-01-2050	**	4,379,453
FED HOME LN MTG 3.5% DUE 04-01-2050	**	9,468,080
FED HOME LN MTG CORP G14239 4 DUE 09-01-2026	**	40,421
FED HOME LOAN MTG SR 3981 CL ME 3.0% 01-15-2027	**	123,500
FED RLTY INVT TR 3.95% DUE 01-15-2024	**	1,939,839
FEDERAL AGRIC MTG CORP MEDIUM TERM NTS F.32% 05-26-2023	**	1,909,696
FEDERAL FARM CR BKS CONS SYSTEMWIDE BDS .3% DUE 09-01-2023	**	4,977,034
FEDERAL FARM CR BKS CONS SYSTEMWIDE BDS TRANCHE 00446 .71% DUE 04-01-2025 REG	**	9,870,398
FEDERAL FARM CREDIT 4% 07-01-2047	**	198,419
FEDERAL HOME LN BK CONS DISC 0% 01-12-2022	**	19,999,800
FEDERAL HOME LN BKS .22% DUE 02-26-2024 REG	**	1,371,244
FEDERAL HOME LN BKS .35% 12-29-2022	**	6,998,836
FEDERAL HOME LN BKS .78% 02-26-2026	**	14,722,556
FEDERAL HOME LN BKS CONS BD DTD 02/12/2021 .55% 02-12-2026	**	4,849,466
FEDERAL HOME LN BKS CONS BD DTD 03/03/2021 .9% 03-03-2026	**	1,871,790
FEDERAL HOME LN BKS CONS BD DTD 03/04/2021 .8% 03-04-2026	**	9,298,287
FEDERAL HOME LN BKS CONS BD DTD 06/17/2021 .43% 06-17-2024	**	734,525
FEDERAL HOME LN MTG CORP .25% DUE 06-26-2023 REG	**	4,478,723

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP .375% DUE 05-05-2023 REG	**	4,933,309
FEDERAL HOME LN MTG CORP .9% 10-13-2027	**	23,196,014
FEDERAL HOME LN MTG CORP 2% 10-01-2050	**	1,717,568
FEDERAL HOME LN MTG CORP DTD 10/27/2020 .65% 10-27-2025	**	32,421,318
FEDERAL HOME LN MTG CORP DTD 10/28/2020 .8% 10-28-2026	**	11,218,529
FEDERAL HOME LN MTG CORP DTD 9/24/2020 .57% 09-24-2025	**	21,989,856
FEDERAL HOME LN MTG CORP FR SD0552 2.0% DUE 03-01-2051 REG	**	1,305,709
FEDERAL HOME LN MTG CORP MULTICLASS MTG 4 11-15-2039	**	94,245
FEDERAL HOME LN MTG CORP MULTICLASS SER 004639 CL KB STEP UP 04-15-2053	**	2,463,040
FEDERAL HOME LN MTG CORP MULTICLASS SER 3384 CL FL FLTG RT 11-15-2037	**	1,388,061
FEDERAL HOME LN MTG CORP MULTICLASS SER 3778 CL M 4.5 08-15-2039	**	69,721
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-25 CL EF VAR 04-25-2038 REG	**	902,898
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-6 CL BF VAR 02-25-2038 REG	**	1,236,023
FEDERAL HOME LN MTG CORP MULTICLASS SR 2410 CL PF VAR 02-15-2032 REG	**	513,151
FEDERAL HOME LN MTG CORP MULTICLASS SR 3055 CL CF VAR 10-15-2035 REG	**	215,812
FEDERAL HOME LN MTG CORP MULTICLASS SR 3150 CL FA VAR 05-15-2036 REG	**	996,345
FEDERAL HOME LN MTG CORP MULTICLASS VAR SR 2012-17 CL FG 03-25-2042 REG	**	1,145,801
FEDERAL HOME LN MTG CORP POOL #2B0646 FLTG RT DUE 07-01-2042 BEO	**	54,496
FEDERAL HOME LN MTG CORP POOL #410792 2.343% 02-01-2030 BEO	**	14,469
FEDERAL HOME LN MTG CORP POOL #840698 2.1% 03-01-2047 BEO	**	153,553
FEDERAL HOME LN MTG CORP POOL #841076 3.013% 11-01-2048 BEO	**	5,798,636
FEDERAL HOME LN MTG CORP POOL #841077 2.873% 11-01-2047 BEO	**	1,620,254
FEDERAL HOME LN MTG CORP POOL #841081 3.092% 02-01-2050 BEO	**	2,890,118
FEDERAL HOME LN MTG CORP POOL #846004 2.33% 12-01-2024 BEO	**	2,413
FEDERAL HOME LN MTG CORP POOL #846313 FLTG RT 2.428% 02-01-2026 BEO	**	404
FEDERAL HOME LN MTG CORP POOL #849407 2.316% 09-01-2037 BEO	**	163,438
FEDERAL HOME LN MTG CORP POOL #84-9790 FLTG RT DUE 03-01-2045	**	1,764,456
FEDERAL HOME LN MTG CORP POOL #A39803 5.5% 11-01-2035 BEO	**	120,431
FEDERAL HOME LN MTG CORP POOL #A47038 5%09-01-2035 BEO	**	60,304
FEDERAL HOME LN MTG CORP POOL #A62378 6%06-01-2037 BEO	**	6,019
FEDERAL HOME LN MTG CORP POOL #A63809 6%08-01-2037 BEO	**	24,524
FEDERAL HOME LN MTG CORP POOL #A69654 6%12-01-2037 BEO	**	12,262
FEDERAL HOME LN MTG CORP POOL #A71410 6%01-01-2038 BEO	**	308
FEDERAL HOME LN MTG CORP POOL #A85726 5%04-01-2039 BEO	**	59,205
FEDERAL HOME LN MTG CORP POOL #A86313 5%05-01-2039 BEO	**	11,638
FEDERAL HOME LN MTG CORP POOL #A90176 5%12-01-2039 BEO	**	13,912
FEDERAL HOME LN MTG CORP POOL #A90826 4.5% 01-01-2040 BEO	**	98,057
FEDERAL HOME LN MTG CORP POOL #A91235 4.5% 02-01-2040 BEO	**	100,748
FEDERAL HOME LN MTG CORP POOL #A93318 5%08-01-2040 BEO	**	154,333
FEDERAL HOME LN MTG CORP POOL #A93625 5%08-01-2040 BEO	**	243,771
FEDERAL HOME LN MTG CORP POOL #A93652 5%09-01-2040 BEO	**	73,719
FEDERAL HOME LN MTG CORP POOL #A93713 5%09-01-2040 BEO	**	251,568
FEDERAL HOME LN MTG CORP POOL #A94069 5%09-01-2040 BEO	**	87,101
FEDERAL HOME LN MTG CORP POOL #A94113 5%10-01-2040 BEO	**	47,535
FEDERAL HOME LN MTG CORP POOL #A94132 5%09-01-2040 BEO	**	2,422
FEDERAL HOME LN MTG CORP POOL #A94898 4.5% 11-01-2040 BEO	**	156,595
FEDERAL HOME LN MTG CORP POOL #A95085 4%11-01-2040 BEO	**	165,600
FEDERAL HOME LN MTG CORP POOL #A95519 4.5% 12-01-2040 BEO	**	42,487

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #A95561 4%12-01-2040 BEO	**	282,620
FEDERAL HOME LN MTG CORP POOL #A95575 4%12-01-2040 BEO	**	251,077
FEDERAL HOME LN MTG CORP POOL #A97040 4%02-01-2041 BEO	**	167,170
FEDERAL HOME LN MTG CORP POOL #C01623 5.5% 09-01-2033 BEO	**	172,144
FEDERAL HOME LN MTG CORP POOL #C03517 4.5% 09-01-2040 BEO	**	119,070
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	727,602
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	323,912
FEDERAL HOME LN MTG CORP POOL #C03545 5%08-01-2040 BEO	**	148,033
FEDERAL HOME LN MTG CORP POOL #C03613 4%11-01-2040 BEO	**	144,880
FEDERAL HOME LN MTG CORP POOL #C03792 3.5% 04-01-2042 BEO	**	481,261
FEDERAL HOME LN MTG CORP POOL #C04240 3.5% 09-01-2042 BEO	**	310,682
FEDERAL HOME LN MTG CORP POOL #C04422 3%12-01-2042 BEO	**	336,742
FEDERAL HOME LN MTG CORP POOL #C09022 3%01-01-2043 BEO	**	1,558,787
FEDERAL HOME LN MTG CORP POOL #C09055 4%12-01-2043 BEO	**	241,786
FEDERAL HOME LN MTG CORP POOL #C10542 7%06-01-2028 BEO	**	3,341
FEDERAL HOME LN MTG CORP POOL #C12585 7%07-01-2028 BEO	**	552
FEDERAL HOME LN MTG CORP POOL #C14084 7%08-01-2028 BEO	**	3,201
FEDERAL HOME LN MTG CORP POOL #C91161 5%02-01-2028 BEO	**	8,723
FEDERAL HOME LN MTG CORP POOL #C91362 4.5% 03-01-2031 BEO	**	193,995
FEDERAL HOME LN MTG CORP POOL #C91581 3%11-01-2032 BEO	**	1,020,151
FEDERAL HOME LN MTG CORP POOL #C91589 3.5% 11-01-2032 BEO	**	214,520
FEDERAL HOME LN MTG CORP POOL #C91925 3.5% 04-01-2037 BEO	**	737,407
FEDERAL HOME LN MTG CORP POOL #C91928 3.5% 05-01-2037 BEO	**	125,925
FEDERAL HOME LN MTG CORP POOL #C91942 4%06-01-2037 BEO	**	8,917
FEDERAL HOME LN MTG CORP POOL #C91960 3.5% 11-01-2037 BEO	**	540,306
FEDERAL HOME LN MTG CORP POOL #C91987 3%04-01-2038 BEO	**	407,844
FEDERAL HOME LN MTG CORP POOL #D64290 7%10-01-2025 BEO	**	7,171
FEDERAL HOME LN MTG CORP POOL #D70703 7%04-01-2026 BEO	**	5,148
FEDERAL HOME LN MTG CORP POOL #D75558 8%10-01-2026 BEO	**	165
FEDERAL HOME LN MTG CORP POOL #D75787 8%11-01-2026 BEO	**	1,640
FEDERAL HOME LN MTG CORP POOL #D77163 7.5% 01-01-2027 BEO	**	1,611
FEDERAL HOME LN MTG CORP POOL #D80177 7%05-01-2027 BEO	**	4,817
FEDERAL HOME LN MTG CORP POOL #D98914 4%01-01-2032 BEO	**	61,674
FEDERAL HOME LN MTG CORP POOL #G00552 8.5% 03-01-2023 BEO	**	1,279
FEDERAL HOME LN MTG CORP POOL #G00561 9.5% 06-01-2025 BEO	**	326
FEDERAL HOME LN MTG CORP POOL #G00627 8%06-01-2025 BEO	**	2,462
FEDERAL HOME LN MTG CORP POOL #G00704 7%12-01-2026 BEO	**	2,697
FEDERAL HOME LN MTG CORP POOL #G01665 5.5% 03-01-2034 BEO	**	212,857
FEDERAL HOME LN MTG CORP POOL #G02031 5.5% 02-01-2036 BEO	**	59,364
FEDERAL HOME LN MTG CORP POOL #G02427 5.5% 12-01-2036 BEO	**	189,017
FEDERAL HOME LN MTG CORP POOL #G03073 5.5% 07-01-2037 BEO	**	96,927
FEDERAL HOME LN MTG CORP POOL #G03233 6%08-01-2037 BEO	**	4,332
FEDERAL HOME LN MTG CORP POOL #G03600 7%11-01-2037 BEO	**	40,863
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	**	52,666
FEDERAL HOME LN MTG CORP POOL #G03812 5.5% 02-01-2038 BEO	**	69,682
FEDERAL HOME LN MTG CORP POOL #G03819 6%01-01-2038 BEO	**	27,639
FEDERAL HOME LN MTG CORP POOL #G04448 5.5% 07-01-2038 BEO	**	30,282
FEDERAL HOME LN MTG CORP POOL #G04585 5.5% 02-01-2038 BEO	**	50,311

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G04588 5.5% 08-01-2038 BEO	**	30,069
FEDERAL HOME LN MTG CORP POOL #G04636 5%12-01-2035 BEO	**	29,603
FEDERAL HOME LN MTG CORP POOL #G04688 5.5% 09-01-2038 BEO	**	28,931
FEDERAL HOME LN MTG CORP POOL #G05179 5.5% 01-01-2039 BEO	**	35,701
FEDERAL HOME LN MTG CORP POOL #G05527 4%07-01-2039 BEO	**	22,965
FEDERAL HOME LN MTG CORP POOL #G05676 4%11-01-2039 BEO	**	411,891
FEDERAL HOME LN MTG CORP POOL #G05726 5%08-01-2039 BEO	**	90,370
FEDERAL HOME LN MTG CORP POOL #G05741 4.5% 12-01-2039 BEO	**	203,070
FEDERAL HOME LN MTG CORP POOL #G05927 4.5% 07-01-2040 BEO	**	514,651
FEDERAL HOME LN MTG CORP POOL #G06021 5.5% 01-01-2040 BEO	**	78,989
FEDERAL HOME LN MTG CORP POOL #G06087 5%09-01-2040 BEO	**	22,582
FEDERAL HOME LN MTG CORP POOL #G06172 5.5% 12-01-2038 BEO	**	193,776
FEDERAL HOME LN MTG CORP POOL #G06601 4.5% 12-01-2040 BEO	**	902,771
FEDERAL HOME LN MTG CORP POOL #G06669 6.5% 09-01-2039 BEO	**	91,262
FEDERAL HOME LN MTG CORP POOL #G07032 3%06-01-2042 BEO	**	453,125
FEDERAL HOME LN MTG CORP POOL #G07129 3.5% 09-01-2042 BEO	**	479,646
FEDERAL HOME LN MTG CORP POOL #G07434 3.5% 07-01-2043 BEO	**	829,648
FEDERAL HOME LN MTG CORP POOL #G08273 5.5% 06-01-2038 BEO	**	18,985
FEDERAL HOME LN MTG CORP POOL #G08368 4.5% 10-01-2039 BEO	**	181,986
FEDERAL HOME LN MTG CORP POOL #G08457 4.5% 08-01-2041 BEO	**	303,053
FEDERAL HOME LN MTG CORP POOL #G08521 3%01-01-2043 BEO	**	265,660
FEDERAL HOME LN MTG CORP POOL #G08540 3%08-01-2043 BEO	**	439,193
FEDERAL HOME LN MTG CORP POOL #G08567 4%01-01-2044 BEO	**	526,211
FEDERAL HOME LN MTG CORP POOL #G08624 4%01-01-2045 BEO	**	716,819
FEDERAL HOME LN MTG CORP POOL #G08653 3%07-01-2045 BEO	**	792,721
FEDERAL HOME LN MTG CORP POOL #G08672 4%10-01-2045 BEO	**	425,144
FEDERAL HOME LN MTG CORP POOL #G08681 3.5% 12-01-2045 BEO	**	1,501,652
FEDERAL HOME LN MTG CORP POOL #G08732 3%11-01-2046 BEO	**	1,547,750
FEDERAL HOME LN MTG CORP POOL #G08734 4%11-01-2046 BEO	**	935,201
FEDERAL HOME LN MTG CORP POOL #G08741 3%01-01-2047 BEO	**	996,531
FEDERAL HOME LN MTG CORP POOL #G08764 4.5% 05-01-2047 BEO	**	210,799
FEDERAL HOME LN MTG CORP POOL #G08770 3.5% 07-01-2047 BEO	**	2,667,937
FEDERAL HOME LN MTG CORP POOL #G08772 4.5% 07-01-2047 BEO	**	132,362
FEDERAL HOME LN MTG CORP POOL #G08785 4%10-01-2047 BEO	**	255,857
FEDERAL HOME LN MTG CORP POOL #G08786 4.5% 10-01-2047 BEO	**	255,926
FEDERAL HOME LN MTG CORP POOL #G08790 4.5% 11-01-2047 BEO	**	214,512
FEDERAL HOME LN MTG CORP POOL #G08792 3.5% 12-01-2047 BEO	**	2,723,267
FEDERAL HOME LN MTG CORP POOL #G08809 4%04-01-2048 BEO	**	101,991
FEDERAL HOME LN MTG CORP POOL #G08827 4.5% 07-01-2048 BEO	**	952,756
FEDERAL HOME LN MTG CORP POOL #G08832 4.5% 08-01-2048 BEO	**	401,672
FEDERAL HOME LN MTG CORP POOL #G08844 5%10-01-2048 BEO	**	21,375
FEDERAL HOME LN MTG CORP POOL #G08847 4%11-01-2048 BEO	**	10,972,233
FEDERAL HOME LN MTG CORP POOL #G08862 4%02-01-2049 BEO	**	4,384,934
FEDERAL HOME LN MTG CORP POOL #G12978 5.5% 12-01-2022 BEO	**	6,796
FEDERAL HOME LN MTG CORP POOL #G13825 4%05-01-2025 BEO	**	256,578
FEDERAL HOME LN MTG CORP POOL #G13868 4.5% 07-01-2025 BEO	**	61,016
FEDERAL HOME LN MTG CORP POOL #G14171 6%10-01-2024 BEO	**	8,049
FEDERAL HOME LN MTG CORP POOL #G14375 4%07-01-2026 BEO	**	151,676

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G14956 2.5% 05-01-2028 BEO	**	388,670
FEDERAL HOME LN MTG CORP POOL #G15252 3%12-01-2029 BEO	**	464,651
FEDERAL HOME LN MTG CORP POOL #G15403 3.5% 04-01-2030 BEO	**	1,095,797
FEDERAL HOME LN MTG CORP POOL #G15441 3%03-01-2030 BEO	**	422,446
FEDERAL HOME LN MTG CORP POOL #G16015 3%01-01-2032 BEO	**	365,987
FEDERAL HOME LN MTG CORP POOL #G16177 2%01-01-2032 BEO	**	867,465
FEDERAL HOME LN MTG CORP POOL #G16763 4%02-01-2034 BEO	**	2,403,692
FEDERAL HOME LN MTG CORP POOL #G16789 4%02-01-2034 BEO	**	2,787,063
FEDERAL HOME LN MTG CORP POOL #G16792 4%03-01-2034 BEO	**	2,681,103
FEDERAL HOME LN MTG CORP POOL #G18475 2.5% 08-01-2028 BEO	**	103,749
FEDERAL HOME LN MTG CORP POOL #G18552 3%05-01-2030 BEO	**	602,387
FEDERAL HOME LN MTG CORP POOL #G20028 7.5% 12-01-2036 BEO	**	410,897
FEDERAL HOME LN MTG CORP POOL #G30591 6%02-01-2028 BEO	**	21,576
FEDERAL HOME LN MTG CORP POOL #G31156 5.5% 02-01-2029 BEO	**	4,967,376
FEDERAL HOME LN MTG CORP POOL #G60985 3%05-01-2047 BEO	**	3,725,324
FEDERAL HOME LN MTG CORP POOL #G61047 4.5% 07-01-2047 BEO	**	198,170
FEDERAL HOME LN MTG CORP POOL #G61060 4.5% 06-01-2047 BEO	**	958,220
FEDERAL HOME LN MTG CORP POOL #G61502 5%02-01-2048 BEO	**	180,240
FEDERAL HOME LN MTG CORP POOL #G61638 4%07-01-2048 BEO	**	544,599
FEDERAL HOME LN MTG CORP POOL #G61657 5%12-01-2047 BEO	**	574,890
FEDERAL HOME LN MTG CORP POOL #G61713 3.5% 01-01-2045 BEO	**	485,137
FEDERAL HOME LN MTG CORP POOL #G61739 3%09-01-2048 BEO	**	2,483,079
FEDERAL HOME LN MTG CORP POOL #J09212 5%01-01-2024 BEO	**	6,028
FEDERAL HOME LN MTG CORP POOL #J12439 4.5% 06-01-2025 BEO	**	96,143
FEDERAL HOME LN MTG CORP POOL #J14494 4%02-01-2026 BEO	**	28,710
FEDERAL HOME LN MTG CORP POOL #J15658 4%06-01-2026 BEO	**	67,770
FEDERAL HOME LN MTG CORP POOL #J15719 4%06-01-2026 BEO	**	225,865
FEDERAL HOME LN MTG CORP POOL #J16059 4%07-01-2026 BEO	**	35,185
FEDERAL HOME LN MTG CORP POOL #J25735 3%09-01-2028 BEO	**	197,430
FEDERAL HOME LN MTG CORP POOL #J27464 3.5% 02-01-2029 BEO	**	417,433
FEDERAL HOME LN MTG CORP POOL #J31736 3.5% 05-01-2030 BEO	**	579,295
FEDERAL HOME LN MTG CORP POOL #J34888 2.5% 07-01-2031 BEO	**	470,430
FEDERAL HOME LN MTG CORP POOL #Q04673 4%11-01-2041 BEO	**	398,043
FEDERAL HOME LN MTG CORP POOL #Q04674 4%12-01-2041 BEO	**	22,811
FEDERAL HOME LN MTG CORP POOL #Q10448 3.5% 08-01-2042 BEO	**	216,506
FEDERAL HOME LN MTG CORP POOL #Q19853 3.5% 06-01-2043 BEO	**	320,972
FEDERAL HOME LN MTG CORP POOL #Q25702 4.5% 04-01-2044 BEO	**	350,834
FEDERAL HOME LN MTG CORP POOL #Q25703 4.5% 04-01-2044 BEO	**	408,418
FEDERAL HOME LN MTG CORP POOL #Q25705 4.5% 04-01-2044 BEO	**	148,613
FEDERAL HOME LN MTG CORP POOL #Q25712 4.5% 04-01-2044 BEO	**	202,232
FEDERAL HOME LN MTG CORP POOL #Q25850 4.5% 04-01-2044 BEO	**	165,606
FEDERAL HOME LN MTG CORP POOL #Q25851 4.5% 04-01-2044 BEO	**	36,648
FEDERAL HOME LN MTG CORP POOL #Q25852 4.5% 04-01-2044 BEO	**	226,805
FEDERAL HOME LN MTG CORP POOL #Q25853 4.5% 04-01-2044 BEO	**	291,707
FEDERAL HOME LN MTG CORP POOL #Q29920 4.5% 11-01-2044 BEO	**	23,236
FEDERAL HOME LN MTG CORP POOL #Q52046 3.5% 11-01-2047 BEO	**	193,282
FEDERAL HOME LN MTG CORP POOL #Q53595 3.5% 01-01-2048 BEO	**	2,546,709
FEDERAL HOME LN MTG CORP POOL #Q54896 5%03-01-2048 BEO	**	14,086

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #Q55484 3.5% 04-01-2048 BEO	**	98,586
FEDERAL HOME LN MTG CORP POOL #Q56364 4%05-01-2048 BEO	**	628,831
FEDERAL HOME LN MTG CORP POOL #Q56795 5%06-01-2048 BEO	**	7,347
FEDERAL HOME LN MTG CORP POOL #Q59125 5%10-01-2048 BEO	**	166,166
FEDERAL HOME LN MTG CORP POOL #QC0885 2.0% DUE 04-01-2051 REG	**	191,276
FEDERAL HOME LN MTG CORP POOL #RA2358 4.0% DUE 03-01-2050 REG	**	240,163
FEDERAL HOME LN MTG CORP POOL #RA3882 2.0% DUE 11-01-2050 REG	**	1,173,608
FEDERAL HOME LN MTG CORP POOL #RA5373 2%DUE 06-01-2051 REG	**	1,358,243
FEDERAL HOME LN MTG CORP POOL #S0-6179 3% 09-15-2042 BEO	**	2,753,950
FEDERAL HOME LN MTG CORP POOL #S0-6228 3% 09-15-2042 BEO	**	2,112,644
FEDERAL HOME LN MTG CORP POOL #S0-6297 3.5% 09-15-2042 BEO	**	155,990
FEDERAL HOME LN MTG CORP POOL #SD-0573 2.0% DUE 04-01-2051 REG	**	369,706
FEDERAL HOME LN MTG CORP POOL #SD8090 2.0% DUE 08-01-2050	**	5,135,965
FEDERAL HOME LN MTG CORP POOL #SD8141 2.5% DUE 03-01-2051 REG	**	18,555,683
FEDERAL HOME LN MTG CORP POOL #T45022 2.5% 01-01-2028 BEO	**	1,144,867
FEDERAL HOME LN MTG CORP POOL #T45023 2.5% 02-01-2028 BEO	**	509,601
FEDERAL HOME LN MTG CORP POOL #U79065 3.5% 04-01-2030 BEO	**	581,300
FEDERAL HOME LN MTG CORP POOL #U80439 3.5% 07-01-2033 BEO	**	168,528
FEDERAL HOME LN MTG CORP POOL #U9-0690 3.5 DUE 06-01-2042	**	98,026
FEDERAL HOME LN MTG CORP POOL #U92272 4.5% 12-01-2043 BEO	**	395,779
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	119,149
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	2,485,105
FEDERAL HOME LN MTG CORP POOL #U99084 4.5% 02-01-2044 BEO	**	2,075,069
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	158,734
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	539,695
FEDERAL HOME LN MTG CORP POOL #ZA2489 3.5% 01-01-2038 BEO	**	1,145,949
FEDERAL HOME LN MTG CORP POOL #ZA3714 3%06-01-2029 BEO	**	1,619,075
FEDERAL HOME LN MTG CORP POOL #ZA5433 3.5% 06-01-2048 BEO	**	1,513,044
FEDERAL HOME LN MTG CORP POOL #ZM5146 4%12-01-2047 BEO	**	1,337,294
FEDERAL HOME LN MTG CORP POOL #ZM6968 4%06-01-2048 BEO	**	101,100
FEDERAL HOME LN MTG CORP POOL #ZN1436 5%11-01-2048 BEO	**	461,520
FEDERAL HOME LN MTG CORP POOL #ZS3412 5.5% 12-01-2038 BEO	**	682,364
FEDERAL HOME LN MTG CORP POOL #ZS4699 4%01-01-2047 BEO	**	28,775
FEDERAL HOME LN MTG CORP POOL #ZS4751 3.5% 01-01-2048 BEO	**	383,856
FEDERAL HOME LN MTG CORP POOL #ZS8669 3%09-01-2032 BEO	**	332,447
FEDERAL HOME LN MTG CORP POOL #ZS8673 3%10-01-2032 BEO	**	189,274
FEDERAL HOME LN MTG CORP POOL #ZS9316 3.5% 01-01-2038 BEO	**	3,942,904
FEDERAL HOME LN MTG CORP POOL #ZT1257 3%01-01-2046 BEO	**	551,335
FEDERAL HOME LN MTG CORP POOL #ZT1408 2%10-01-2032 BEO	**	2,881,215
FEDERAL HOME LN MTG CORP POOL#RB5064 2.0% 06-01-2040	**	853,163
FEDERAL HOME LN MTG CORP Q15062 3 DUE 02-01-2043	**	1,353,450
FEDERAL HOME LN MTG CORP Q5-2319 3.5% 11-01-2047	**	935,315
FEDERAL HOME LN MTG CORP REMIC SER 4042 CL EB 6.5 08-15-2039	**	759,371
FEDERAL HOME LN MTG CORP SER 004288 CL AG 3 DUE 09-15-2037 REG	**	204,844
FEDERAL HOME LN MTG CORP SER 004569 CL G3.5% DUE 06-15-2042 REG	**	1,109,203
FEDERAL HOME LN MTG CORP SER 004638 CL FA FLTG 07-15-2040	**	93,353
FEDERAL HOME LN MTG CORP SER 004752 CL PL 3% 09-15-2046	**	2,472,196
FEDERAL HOME LN MTG CORP SER 004941 CL MB 3% 07-25-2049	**	1,854,853

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP SER 004989 CL FA .45188% 08-15-2040	**	604,623
FEDERAL HOME LN MTG CORP SER 004989 CL FA .45188% 08-15-2040	**	1,612,329
FEDERAL HOME LN MTG CORP SER 004989 CL FB .45188% 10-15-2040	**	606,669
FEDERAL HOME LN MTG CORP SER 004989 CL FB .45188% 10-15-2040	**	1,280,746
FEDERAL HOME LN MTG CORP SER 005000 CL MA 2% 06-25-2044	**	1,326,808
FEDERAL HOME LN MTG CORP SER 005006 CL KA 2% 06-25-2045	**	3,711,119
FEDERAL HOME LN MTG CORP SER 17-DNA2 CLASS M2 VAR RT DUE 10-25-2029	**	5,134,388
FEDERAL HOME LN MTG CORP SER 2519 CL NU 5.0% 11-15-2032	**	1,812,201
FEDERAL HOME LN MTG CORP SER 2595 CL DC 5 04-15-2023	**	7,655
FEDERAL HOME LN MTG CORP SER 2631 CL DA 3.625 06-15-2033	**	12,222
FEDERAL HOME LN MTG CORP SER 3221 CL FW 09-15-2036	**	656,638
FEDERAL HOME LN MTG CORP SER 3231 CL FA FRN 10-15-2036	**	326,678
FEDERAL HOME LN MTG CORP SER 3361 CL PF FRN 08-15-2035	**	1,365,944
FEDERAL HOME LN MTG CORP SER 3404 CL FB FRN 01-15-2038	**	1,043,446
FEDERAL HOME LN MTG CORP SER 3539 CL DB 4.5% 06-15-2024	**	247,572
FEDERAL HOME LN MTG CORP SER 3616 CL FG FRN 03-15-2032	**	344,018
FEDERAL HOME LN MTG CORP SER 3680 CL MA 4.5% DUE 07-15-2039	**	31,792
FEDERAL HOME LN MTG CORP SER 3713 CL PA 2.0% 02-15-2040	**	318,391
FEDERAL HOME LN MTG CORP SER 3725 CL PD 2.5% 01-15-2040	**	724,905
FEDERAL HOME LN MTG CORP SER 3741 CL HF FLTG 11-15-2039	**	237,659
FEDERAL HOME LN MTG CORP SER 3786 CL NA 4.5 DUE 07-15-2040 REG	**	374,143
FEDERAL HOME LN MTG CORP SER 3843 CL GH 3.75 10-15-2039	**	86,947
FEDERAL HOME LN MTG CORP SER 3905 CL MP 2.0% DUE 03-15-2041 REG	**	233,918
FEDERAL HOME LN MTG CORP SER 3925 CL DE 2.0% 07-15-2040	**	284,348
FEDERAL HOME LN MTG CORP SER 3994 CL JA 2.0% 15/03/2040	**	374,679
FEDERAL HOME LN MTG CORP SER 4024 CL C 3.0% 03-15-2027	**	489,871
FEDERAL HOME LN MTG CORP SER 4093 CL QA 1.9 DUE 01-15-2038	**	23,675
FEDERAL HOME LN MTG CORP SER 4120 CL KA 1.75% 10-15-2032	**	1,859,349
FEDERAL HOME LN MTG CORP SER 4125 CL PH 3 08-15-2041	**	2,033,818
FEDERAL HOME LN MTG CORP SER 4208 CL PA 1.5 04-15-2041	**	29,222
FEDERAL HOME LN MTG CORP SER 4229 CL MA 3.5 05-15-2041 REG	**	850,990
FEDERAL HOME LN MTG CORP SER 4238 CL BF FLTG 08-15-2030	**	69,364
FEDERAL HOME LN MTG CORP SER 4247 CL AK 4.5 12-15-2042	**	723,944
FEDERAL HOME LN MTG CORP SER 4374 CL CE 3.5% 12-15-2043	**	628,545
FEDERAL HOME LN MTG CORP SER 4377 CL LA 3.0% 06-15-2040	**	111,819
FEDERAL HOME LN MTG CORP SER 4508 CL CF FLTG 09-15-2045	**	4,336,608
FEDERAL HOME LN MTG CORP SER 4559 CL AF FLTG 03-15-2042 REG	**	643,825
FEDERAL HOME LN MTG CORP SER 4637 CL WF FLTG RT 07-15-2041	**	2,355,939
FEDERAL HOME LN MTG CORP SER 4678 CL AF FLTG RT 12-15-2042	**	1,833,777
FEDERAL HOME LN MTG CORP SER K091 CL AM 3.566% DUE 03-25-2029	**	7,949,148
FEDERAL HOME LN MTG CORP SL 4365 CL FH FRN 01-15-2040 REG	**	3,013,873
FEDERAL HOME LN MTG CORP SR 4097 CL KF FLTG 09-15-2031	**	577,371
FEDERAL HOME LN MTG CORP SR 4254 CL TA 2.5% 10-15-2031	**	177,316
FEDERAL HOME LN MTG CORP SR 4387 CL NA 1.5% 09-15-2029	**	242,912
FEDERAL HOME LN MTG CORP SR K156 CL A1 3.7% 07-25-2036	**	7,859,064
FEDERAL HOME LN MTG CORP TRANCHE 2.864% SER KJ13 CL A2 08-25-2022	**	64,003

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP TRANCHE VAR RT 11-25-2027	**	434,099
FEDERAL HOME LN MTG CORP VAR RT 10-25-2028	**	2,989,981
FEDERAL HOME LOAN MORTGAGE CORP 1.5% 11-01-2050	**	2,615,591
FEDERAL HOME LOAN MORTGAGE CORP 2% 05-01-2051	**	4,575,723
FEDERAL HOME LOAN MORTGAGE CORP 2% 09-01-2041	**	3,578,299
FEDERAL HOME LOAN MORTGAGE CORP 2.5% 04-01-2041	**	189,867
FEDERAL HOME LOAN MORTGAGE CORP 3.5% 02-01-2051	**	33,329
FEDERAL HOME LOAN MORTGAGE CORP 4% 04-01-2049	**	1,377,375
FEDERAL HOME LOAN MORTGAGE CORP POOL #QB5093 2.5% 11-01-2050 BEO	**	355,777
FEDERAL HOME LOAN MORTGAGE CORP POOL #RA5155 2.0% DUE 05-01-2051 BEO	**	2,817,026
FEDERAL NATIONAL MORTGAGE ASSOC 1.5% 03-01-2036	**	90,934
FEDERAL NATIONAL MORTGAGE ASSOC 1.5% 12-01-2035	**	641,002
FEDERAL NATIONAL MORTGAGE ASSOC 2% 01-01-2051	**	2,792,639
FEDERAL NATIONAL MORTGAGE ASSOC 2% 01-01-2051	**	367,899
FEDERAL NATIONAL MORTGAGE ASSOC 2% 01-01-2051	**	466,455
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	359,126
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	561,104
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	571,877
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	362,694
FEDERAL NATIONAL MORTGAGE ASSOC 2% 02-01-2051	**	191,117
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	1,683,225
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	384,969
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	547,264
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	669,349
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	374,306
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	455,185
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	618,373
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	755,066
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	375,450
FEDERAL NATIONAL MORTGAGE ASSOC 2% 03-01-2051	**	459,433
FEDERAL NATIONAL MORTGAGE ASSOC 2% 11-01-2050	**	3,524,303
FEDERAL NATIONAL MORTGAGE ASSOC 2% 11-01-2051	**	1,396,723
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 01-01-2051	**	270,424
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 01-01-2051	**	1,534,468
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2051	**	1,106,564
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 02-01-2051	**	284,092
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 04-01-2041	**	1,092,118
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 04-01-2041	**	1,073,175
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 08-01-2050	**	7,128,362
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 09-01-2051	**	3,044,233
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 10-01-2050	**	528,002
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	**	563,040
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	**	86,217
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	**	1,237,953
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 11-01-2050	**	380,490
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 12-01-2050	**	183,063
FEDERAL NATIONAL MORTGAGE ASSOC 2.5% 12-01-2050	**	2,093,434
FEDERAL NATIONAL MORTGAGE ASSOC 3% 08-01-2050	**	356,842

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATIONAL MORTGAGE ASSOC 3% 11-01-2049	**	400,454
FEDERAL NATIONAL MORTGAGE ASSOC 3.5% 04-01-2033	**	656,141
FEDERAL NATIONAL MORTGAGE ASSOC 4% 04-01-2050	**	2,930,821
FEDERAL NATIONAL MORTGAGE ASSOC FR SER 11-124 CL JF FLTG RT DUE 02-25-2041	**	270,017
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AL 2.944% 07-25-2039	**	278,289
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0210 4.5% 12-01-2040 BEO	**	494,989
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0864 4% 12-01-2040 BEO	**	7,137
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0943 4% DUE 12-01-2040 BEO	**	628,362
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1115 4.5% 01-01-2041 BEO	**	1,035,253
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1266 4% 01-01-2041 BEO	**	146,602
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1508 4.5% 12-01-2040 BEO	**	530,265
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1559 4% 12-01-2040 BEO	**	332,527
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1560 4% 01-01-2041 BEO	**	527,349
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1565 4.5% 12-01-2040 BEO	**	207,211
FEDERAL NATL MTG ASSN GTD MTG POOL #AH2442 4% 01-01-2041 BEO	**	24,272
FEDERAL NATL MTG ASSN GTD MTG POOL #AH3203 4% DUE 01-01-2041 BEO	**	37,999
FEDERAL NATL MTG ASSN GTD MTG POOL #AH4404 4% 01-01-2041 BEO	**	494,233
FEDERAL NATL MTG ASSN GTD MTG POOL #AH6958 ADJ RT DUE 02-01-2041 BEO	**	61,949
FEDERAL NATL MTG ASSN GTD MTG POOL #AI0511 5% 04-01-2041 BEO	**	29,546
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1051 4% DUE 06-01-2026 REG	**	67,193
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1863 5% 05-01-2041 BEO	**	71,364
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1892 5% 05-01-2041 BEO	**	377,458
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2433 5% 05-01-2041 BEO	**	105,312
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2443 5% 05-01-2041 BEO	**	44,532
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2462 5% 05-01-2041 BEO	**	68,788
FEDERAL NATL MTG ASSN GTD MTG POOL #AI4261 5% 06-01-2041 BEO	**	47,811
FEDERAL NATL MTG ASSN GTD MTG POOL #AI7778 4% 07-01-2041 BEO	**	5,008
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8630 4% 07-01-2042 BEO	**	29,079
FEDERAL NATL MTG ASSN GTD MTG POOL #AI9940 5% 09-01-2041 BEO	**	320,153
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ1884 FIXED 3.5% 02-01-2042 BEO	**	446,711
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ2288 4% 09-01-2041 BEO	**	215,473
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ4051 4% 10-01-2041 BEO	**	2,808
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9317 4% 01-01-2042 BEO	**	615,209
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9982 3.5% 08-01-2042 BEO	**	1,314,077
FEDERAL NATL MTG ASSN GTD MTG POOL #AK0968 3% 02-01-2027 BEO	**	184,744
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1140 3% 02-01-2027 BEO	**	131,774
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1608 3% 01-01-2027 BEO	**	113,663
FEDERAL NATL MTG ASSN GTD MTG POOL #AK5551 FIXED 4% 04-01-2042 BEO	**	1,920,778
FEDERAL NATL MTG ASSN GTD MTG POOL #AK6966 3% 03-01-2027 BEO	**	195,290
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0007 5% 12-01-2034 BEO	**	336,882
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0009 5.5% 12-01-2034 BEO	**	324,902
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0379 8% 12-01-2036 BEO	**	82,552
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0476 5% 11-01-2040 BEO	**	254,990
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0484 5.5% DUE 05-01-2040 BEO	**	115,048
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0533 ADJ RT DUE 07-01-2041 BEO	**	233,440
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0998 4.5% 10-01-2041 BEO	**	174,308
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1051 4.5% 09-01-2041 BEO	**	192,741
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1469 7% DUE 02-01-2039 BEO	**	391,388

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1470 7% DUE 04-01-2037 BEO	**	165,700
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1945 3.5% 06-01-2042 BEO	**	237,102
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2151 3.5% 03-01-2042 BEO	**	534,544
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2389 3.5% 09-01-2042 BEO	**	512,069
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3626 4% 09-01-2042 BEO	**	6,852
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3797 2.5% 06-01-2028 BEO	**	1,467,506
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4043 3% 09-01-2028 BEO	**	2,063,320
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4324 6.5% 05-01-2040 BEO	**	1,265,445
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	103,885
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	285,685
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4895 3.5% 12-01-2028 BEO	**	1,404,066
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4936 3% 03-01-2029 BEO	**	623,894
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5548 2.033% DUE 05-01-2038 BEO	**	139,524
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5674 4.5% 08-01-2044 BEO	**	886,343
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5760 4% 09-01-2043 BEO	**	23,092
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6185 3% 10-01-2029 BEO	**	1,406,911
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6308 5% 08-01-2038 BEO	**	1,156,826
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6605 3% 04-01-2030 BEO	**	290,810
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6851 2.5% 10-01-2043 BEO	**	397,195
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7204 5% 10-01-2043 BEO	**	44,452
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7320 3% 09-01-2030 BEO	**	476,184
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7430 3.5% DUE 08-01-2030 REG	**	965,847
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9397 3% 10-01-2046 BEO	**	1,107,274
FEDERAL NATL MTG ASSN GTD MTG POOL #AL9546 3.5% 11-01-2046 BEO	**	700,914
FEDERAL NATL MTG ASSN GTD REMIC PASS THRU 3 1-25-2040	**	19,588
FEDERAL NATL MTG ASSN SR 2011-59 CL NZ 5.5 DUE 07-25-2041	**	1,703,730
FEDERAL RLTY INVT TR 3.5% DUE 06-01-2030	**	1,813,641
FEDEX CORP COM	**	13,656,192
FERRONORDIC AB NPV	**	851,874
FERROTEC HOLDINGS NPV	**	686,682
FERTIGLOBE PLC NPV	**	676,429
FFCB .63 10-21-2024	**	3,592,679
FFNMA SER 2015-38 CL-PG 3.0% 08-25-2044	**	2,201,072
FGV HOLDINGS BHD	**	27,106
FHLB DISC NT 01-07-2022 0% DISC NTS 07/01/2022 USD	**	11,840,931
FHLB DISC NT 01-21-2022 0% DISC NTS 21/01/2022 USD	**	26,999,402
FHLB DISC NT 02-02-2022 0% DISC NTS 02/02/2022 USD	**	3,699,938
FHLB DISC NT 03-09-2022 0% DISC NTS 09/03/2022 USD	**	3,109,719
FHLB DISC NT 03-18-2022 0% DISC NTS 18/03/2022 USD	**	9,169,058
FHLMC 3% MBS 01/07/2050 USD'RE-6052' POOL #RE6052 3 07-01-2050	**	1,440,417
FHLMC CMO SER 2248 CL FB FLTG DUE 09-15-2030 REG	**	2,770
FHLMC GOLD #A53630 A53630 6 10-01-2036	**	89,181
FHLMC GOLD #G00473 7.5% DUE 05-01-2026	**	76
FHLMC GOLD 3% MBS 01/06/2029 USD'V6-0564' V60564 3 06-01-2029	**	404,886
FHLMC GOLD 3% MBS 01/10/2046 USD'G6-7701' G67701 3 10-01-2046	**	2,151,439
FHLMC GOLD 3% MBS 01/10/2046 USD'Q4-3413' Q43413 3 10-01-2046	**	396,913
FHLMC GOLD 3.5% MBS 01/01/2046 USD'Q3-8490' Q38490 3.5 01-01-2046	**	2,146,657
FHLMC GOLD 4.5% MBS 01/02/2048 USD'V8-3956' V83956 4.5 02-01-2048	**	692,868

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD A47999 5 08-01-2035	**	228,533
FHLMC GOLD A62077 6 06-01-2037	**	16,842
FHLMC GOLD A9-5825 4.0% DUE 12-01-2040	**	221,305
FHLMC GOLD A95831 4.5 12-01-2040	**	414,359
FHLMC GOLD C00522 7.0% 05-01-2027	**	2,453
FHLMC GOLD C00632 7 07-01-2028	**	2,566
FHLMC GOLD C00987 7.5 05-01-2030	**	557
FHLMC GOLD C01116 7.5 01-01-2031	**	16,607
FHLMC GOLD C04272 3 10-01-2042	**	787,999
FHLMC GOLD C80373 7.5% 01-01-2026	**	101
FHLMC GOLD C80379 7.0% 02-01-2026	**	2,783
FHLMC GOLD C80407 7.0% 06-01-2026	**	325
FHLMC GOLD C91908 3 01-01-2037	**	418,876
FHLMC GOLD G02408 5.5 12-01-2036	**	88,435
FHLMC GOLD G06506 4 12-01-2040	**	736,004
FHLMC GOLD G06507 4 02-01-2041	**	145,749
FHLMC GOLD G07335 7 03-01-2039	**	263,452
FHLMC GOLD G0-7388 3.5 05-01-2043	**	780,109
FHLMC GOLD G07509 6.5 09-01-2039	**	212,754
FHLMC GOLD G07762 4.5 06-01-2044	**	438,441
FHLMC GOLD G08372 4.5 11-01-2039	**	174,839
FHLMC GOLD G08553 3 10-01-2043	**	62,396
FHLMC GOLD G08793 4 12-01-2047	**	221,854
FHLMC GOLD G13492 5 02-01-2024	**	11,250
FHLMC GOLD G67720 4.5 03-01-2049	**	1,838,033
FHLMC GOLD GROUP #C00636 7.5 MTG PARTN CTF DUE 07-01-2028 REG	**	8,703
FHLMC GOLD J23935 3 05-01-2028	**	182,112
FHLMC GOLD J2-7964 3 04-01-2029	**	186,659
FHLMC GOLD J28196 3 05-01-2029	**	1,514,955
FHLMC GOLD J29007 3 08-01-2029	**	257,449
FHLMC GOLD J35097 2.5 08-01-2031	**	405,168
FHLMC GOLD POOL #G00675 7.5% DUE 03-01-2027	**	3,566
FHLMC GOLD POOL #G00869 7.5% DUE 01-01-2028	**	4,794
FHLMC GOLD POOL #Q11288 3.5 09-01-2042	**	220,074
FHLMC GOLD POOL #Q1-1788 3 DUE 10-01-2042	**	124,429
FHLMC GOLD POOL #Q12052 Q12052 3.5 10-01-2042	**	231,135
FHLMC GOLD POOL C00984 8 05-01-2030	**	700
FHLMC GOLD POOL G0-0529 7.5% DUE 08-01-2026	**	188
FHLMC GOLD POOL G01091 7 12-01-2029	**	11,932
FHLMC GOLD POOL G67713 4.0% DUE 06-01-2048	**	7,283,479
FHLMC GOLD POOL J12398 FLTG RT 4.5% DUE 06-01-2025	**	65,294
FHLMC GOLD POOL Q41209 3.5% 06-01-2046	**	344,252
FHLMC GOLD POOL Q44963 3.5% 12-01-2046	**	699,786
FHLMC GOLD POOL# U91254 4 DUE 04-01-2043	**	522,452
FHLMC GOLD POOL#Q17792 3.5 DUE 05-01-2043	**	1,228,566
FHLMC GOLD Q08998 3.5 06-01-2042	**	395,667
FHLMC GOLD Q12520 3 10-01-2042	**	53,896
FHLMC GOLD Q14326 2.5 01-01-2043	**	507,490

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD Q44452 3 11-01-2046	**	704,451
FHLMC GOLD Q45458 4 08-01-2046	**	180,120
FHLMC GOLD Q48338 4.5 05-01-2047	**	35,586
FHLMC GOLD Q49494 4.5% 07-01-2047	**	214,651
FHLMC GOLD U90291 4 10-01-2042	**	62,438
FHLMC GOLD U90316 4 10-01-2042	**	955,381
FHLMC GOLD U91619 4 06-01-2043	**	530,847
FHLMC GOLD U95137 4 08-01-2043	**	265,584
FHLMC GOLD V60298 3.0% 10-01-2028	**	216,567
FHLMC GOLD V60869 2.5 07-01-2030	**	965,326
FHLMC GOLDPOOL #Q10241 3.5 08-01-2042	**	227,510
FHLMC GROUP #C00098 8.00 MTG PARTN CTF DUE 2-1-2022 REG	**	17
FHLMC GROUP #C00516 8.0 MTG PARTN CTF DUE 05-01-2027 REG	**	1,611
FHLMC GROUP #G00825 7.0 MTG PARTN CTF DUE 11-01-2027 REG	**	241
FHLMC MTN 6.25 07-15-2032	**	64,729
FHLMC MULTICLASS SER 4102 CL EG 1.25% 09-15-2027	**	212,302
FHLMC MULTICLASS 2.0% SRS 19-55 CL-UG DUE 04-25-2048 REG	**	1,438,783
FHLMC MULTICLASS 2.5% DUE 10-15-2033 REG	**	360,151
FHLMC MULTICLASS 2005-S001 CTF CL 2A2 VAR RATE 09-25-2045	**	273,797
FHLMC MULTICLASS 3.5 07-15-2041	**	126,655
FHLMC MULTICLASS 3122 CL FE FLTG 03-15-2036	**	1,701,022
FHLMC MULTICLASS 5.0% DUE 07-15-2033 REG	**	688,207
FHLMC MULTICLASS FEDERAL HOME LN MTG CORP SR 4795 CL MP 3.5% 05-15-2043 REG	**	574,708
FHLMC MULTICLASS FHLMC #80-0146 10-15-2037	**	2,310,443
FHLMC MULTICLASS FIXED 3.422% 11-25-2018 REG	**	1,588,815
FHLMC MULTICLASS FREDDIE MAC SER 2017-SR01 CL A3G 3.089% 11-25-2027	**	3,980,542
FHLMC MULTICLASS PREASSIGN 00320 4.5 09-15-2034	**	440,127
FHLMC MULTICLASS PREASSIGN 00343 08-25-2031	**	3,379
FHLMC MULTICLASS PREASSIGN 00366 5 08-15-2035	**	325,926
FHLMC MULTICLASS SER 004254 CL BM 2.5% DUE 01-15-2031 REG	**	117,747
FHLMC MULTICLASS SER 004257 CL A 2.5 10-15-2027	**	817,311
FHLMC MULTICLASS SER 004258 CL D 2.5 06-15-2027	**	423,607
FHLMC MULTICLASS SER 004281 CL LG 4 01-15-2043	**	2,047,127
FHLMC MULTICLASS SER 004293 CL KG 3.0% DUE 08-15-2043 REG	**	566,268
FHLMC MULTICLASS SER 004302 CL HF 01-15-2038	**	398,935
FHLMC MULTICLASS SER 004579 CL FD 01-15-2038	**	256,257
FHLMC MULTICLASS SER 004582 CL PA 3 11-15-2045	**	8,422,805
FHLMC MULTICLASS SER 004711 CL HA 3 12-15-2043	**	240,669
FHLMC MULTICLASS SER 004774 CL LP 3.5% 09-15-2046	**	863,151
FHLMC MULTICLASS SER 004864 CL TZ 4 12-15-2048	**	1,002,698
FHLMC MULTICLASS SER 004877 CL CA 3 04-15-2034	**	1,970,428
FHLMC MULTICLASS SER 004936 CL AP 2.5 09-25-2048	**	6,992,108
FHLMC MULTICLASS SER 18-4 CL MA 3.5% FIXED UE 11-25-2057 REG	**	374,652
FHLMC MULTICLASS SER 19-1 CL MT 3.5% 07-25-2058 REG	**	892,077
FHLMC MULTICLASS SER 2012-154 CLS PW 10-25-2042	**	707,989
FHLMC MULTICLASS SER 2113 CL MW 6.5 01-15-2029	**	64,977
FHLMC MULTICLASS SER 2135 CL OH 6.5 03-15-2029	**	63,547
FHLMC MULTICLASS SER 2175 CL TH 6 07-15-2029	**	62,341

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 2319 CL PZ 6.5 05-15-2031	**	194,208
FHLMC MULTICLASS SER 2338 CL ZC 6.5 07-15-2031	**	89,282
FHLMC MULTICLASS SER 2430 CL WF 6.5 03-15-2032 REG	**	33,877
FHLMC MULTICLASS SER 2663 CL Z 5.5 08-15-2033	**	629,322
FHLMC MULTICLASS SER 2792 CL MB 5.5% 05-15-2034	**	3,935,957
FHLMC MULTICLASS SER 2980 CL QA 6 05-15-2035	**	36,920
FHLMC MULTICLASS SER 3005 CL ED 5 07-15-2025	**	17,697
FHLMC MULTICLASS SER 3108 CL FP 12-15-2035	**	1,415,682
FHLMC MULTICLASS SER 3117 CL FE FLT RT 02-15-2036	**	360,448
FHLMC MULTICLASS SER 3187 CL Z 5 07-15-2036	**	70,763
FHLMC MULTICLASS SER 3397 CL FC FLTG 12-15-2037	**	3,818
FHLMC MULTICLASS SER 3564 CL AL FLT RT 08-15-2036	**	281,432
FHLMC MULTICLASS SER 3578 CL VZ 5.5 08-15-2036	**	358,193
FHLMC MULTICLASS SER 3648 CL CY 4.5% DUE 03-15-2030	**	78,700
FHLMC MULTICLASS SER 3649 CL BW 4 03-15-2025	**	112,808
FHLMC MULTICLASS SER 3653 CL HJ 5 04-15-2040	**	95,058
FHLMC MULTICLASS SER 3662 CL PJ 5 DUE 04-15-2040	**	83,229
FHLMC MULTICLASS SER 3677 CL PB 4.5 DUE 05-15-2040 REG	**	83,701
FHLMC MULTICLASS SER 3743 CL PA 2.5 12-15-2039	**	263,778
FHLMC MULTICLASS SER 3746 CL KL 3.25 04-15-2040	**	586,658
FHLMC MULTICLASS SER 3786 CL P 4 01-15-2041	**	1,354,310
FHLMC MULTICLASS SER 3806 CL JA 3.5 02-15-2026	**	29,868
FHLMC MULTICLASS SER 3819 CL G 4 06-15-2040	**	579,582
FHLMC MULTICLASS SER 3846 CL KA 3.5 03-15-2026	**	315,139
FHLMC MULTICLASS SER 3857 CL LH 2.5% 01-15-2040	**	353,918
FHLMC MULTICLASS SER 3910 CL CU 4.0% DUE03-15-2041 REG	**	188,651
FHLMC MULTICLASS SER 3939 CL BZ 4.5 06-15-2041	**	815,787
FHLMC MULTICLASS SER 3956 CL EB 3.25 11-15-2041	**	839,675
FHLMC MULTICLASS SER 3966 CL VZ 4 12-15-2041	**	466,564
FHLMC MULTICLASS SER 4001 CL MH 2 01-15-2039	**	11,471
FHLMC MULTICLASS SER 4003 CL BG 2 10-15-2026	**	957,298
FHLMC MULTICLASS SER 4016 CL CA 2% 07-15-2041	**	252,331
FHLMC MULTICLASS SER 4018 CL AL 2.0% 03-15-2027 REG	**	445,286
FHLMC MULTICLASS SER 4027 CL QJ 1.75 12-15-2040	**	48,711
FHLMC MULTICLASS SER 4059 CL DA 2.0% 02-15-2041 REG	**	207,385
FHLMC MULTICLASS SER 4100 CL EC 1.5 DUE 08-15-2027 REG	**	138,905
FHLMC MULTICLASS SER 4118 CL PD 1.5 05-15-2042	**	231,772
FHLMC MULTICLASS SER 4148 CL JB 1.5 12-15-2027	**	140,446
FHLMC MULTICLASS SER 4150 CL FN FLTG 07-15-2041	**	1,264,119
FHLMC MULTICLASS SER 4170 CL TC 1.625 02-15-2028	**	149,676
FHLMC MULTICLASS SER 4171 CL NG 2 06-15-2042	**	639,618
FHLMC MULTICLASS SER 4176 CL HA 4 DUE 12-15-2042	**	174,562
FHLMC MULTICLASS SER 4188 CL AG 2 04-15-2028	**	92,290
FHLMC MULTICLASS SER 4198 CL PN 3 02-15-2033	**	1,302,989
FHLMC MULTICLASS SER 4198 CL QP 4.0% 01-15-2033	**	1,054,108
FHLMC MULTICLASS SER 4203 CL DG 2.25% DUE 04-15-2033 REG	**	433,465
FHLMC MULTICLASS SER 4227 CL VA 3.5 DUE 10-15-2037 REG	**	979,561
FHLMC MULTICLASS SER 4261 CL DA 2.5% DUE06-15-2032	**	232,364

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 4268 CL BP 4.25 08-15-2042	**	1,698,787
FHLMC MULTICLASS SER 4281 CL MP 3.75% 12-15-2043	**	579,993
FHLMC MULTICLASS SER 4318 CL MA 3.0% DUE09-15-2039 REG	**	41,295
FHLMC MULTICLASS SER 4331 CL EA 4 03-15-2043	**	399,731
FHLMC MULTICLASS SER 4332 CL CU 2.5% DUE01-15-2033	**	514,475
FHLMC MULTICLASS SER 4338 CL A 2.5% 05-15-2044	**	1,259,002
FHLMC MULTICLASS SER 4358 CL DA 3% 06-15-2040	**	71,277
FHLMC MULTICLASS SER 4373 CL PA 3 02-15-2043	**	601,021
FHLMC MULTICLASS SER 4374 CL GA 3.0% 09-15-2036	**	1,378,146
FHLMC MULTICLASS SER 4377 CL KA STEP UP 12-15-2047	**	573,652
FHLMC MULTICLASS SER 4457 CL BA 3.0% DUE07-15-2039	**	616,135
FHLMC MULTICLASS SER 4458 CL CB 2.0% 2.0% DUE 11-15-2028 REG	**	102,656
FHLMC MULTICLASS SER 4479 CL AG 2 03-15-2026	**	901,021
FHLMC MULTICLASS SER 4480 CL EA 3.5 11-15-2043	**	935,149
FHLMC MULTICLASS SER 4482 CL CA 3.0% 04-15-2034	**	2,046,374
FHLMC MULTICLASS SER 4631 CL AE 3.5 05-15-2044	**	3,308,115
FHLMC MULTICLASS SER 4650 CL CA 3.5% DUE 05-15-2043 REG	**	1,348,856
FHLMC MULTICLASS SER 4660 CL AG 3.0% DUE 01-15-2043 REG	**	355,700
FHLMC MULTICLASS SER T-21 CL A 10-25-2029	**	60,776
FHLMC MULTICLASS SER T-34 CL A1V 07-25-2031	**	4,086,975
FHLMC MULTICLASS SER T-61 CL 1A1 FLT RT 07-25-2044	**	357,432
FHLMC MULTICLASS SER-4238 CL-BG 3.0% 08-15-2030	**	69,600
FHLMC MULTICLASS SER-4447 CL-BA 3.0% 02-15-2033	**	270,588
FHLMC MULTICLASS SER-4777 CL-CB 3.5% 10-15-2045 REG	**	4,811,943
FHLMC MULTICLASS SERIES K725 CLASS AM 3.104% DUE 05-25-2023 REG	**	613,413
FHLMC MULTICLASS SR 18-1 CL A1 3.5% 06-25-2028	**	955,817
FHLMC MULTICLASS SR 3814 CL B 3 02-15-2026	**	1,226,563
FHLMC MULTICLASS SR 4569 CL JA FLTG 3.0% 03-15-2042	**	2,838,262
FHLMC MULTICLASS SR K081 CL A2 VAR RT 08-25-2028	**	2,331,851
FHLMC MULTICLASS TRANCHE 00045 2.952 02-25-2027	**	2,203,218
FHLMC MULTICLASS TRANCHE 00112 3.176 11-25-2028	**	1,914,758
FHLMC MULTICLASS TRANCHE 00222 09-25-2028	**	3,582,247
FHLMC MULTICLASS TRANCHE 00544 2.2 07-25-2025	**	3,624,674
FHLMC MULTICLASS TRANCHE 00627 3.243 04-25-2027	**	194,124
FHLMC MULTICLASS TRANCHE 00628 3.326 05-25-2027	**	144,594
FHLMC MULTICLASS TRANCHE 2.72 07-25-2026	**	389,044
FHLMC MULTICLASS TRANCHE 2.83799982071 09-25-2022	**	40,078
FHLMC MULTICLASSSER 3613 CL HJ 5.5 DUE 12-15-2039 REG	**	249,590
FHLMC MULTIFAMILY STRUCTURED PASS THRO SER K733 CL AM VAR 09-25-2025	**	4,257,022
FHLMC POOL #1B8062 ADJ RT 03-01-2041	**	41,040
FHLMC POOL #1G1381 ADJ RT 12-01-2036	**	17,750
FHLMC POOL #1J1467 ADJ RT 12-01-2036	**	47,619
FHLMC POOL #1J1492 ADJ RT 11-01-2036	**	20,960
FHLMC POOL #2B4296 ADJ RT 06-01-2045	**	538,868
FHLMC POOL #C00650 7 09-01-2028	**	1,242
FHLMC POOL #G08788 3.5 11-01-2047	**	254,414
FHLMC POOL #Q25818 4.5 04-01-2044	**	1,547,447
FHLMC POOL #Q25819 4.5 04-01-2044	**	1,339,935

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC POOL #QA5768 3.0% 01-01-2050	**	121,989
FHLMC POOL #QA5770 3% DUE 01-01-2050 REG	**	54,671
FHLMC POOL #QA7477 3.0% DUE 03-01-2050	**	4,296,434
FHLMC POOL #QB9090 2.0% DUE 02-01-2051 REG	**	289,199
FHLMC POOL #QC1164 2.0% DUE 04-01-2051 REG	**	280,853
FHLMC POOL #QC-4690 2.5 08-01-2051	**	297,481
FHLMC POOL #QC-9556 2.5% DUE 10-01-2051 REG	**	1,293,348
FHLMC POOL #QN3575 3.0% DUE 09-01-2035	**	1,758,594
FHLMC POOL #RA1293 3.0% DUE 09-01-2049	**	1,543,867
FHLMC POOL #RA6507 2% 12-01-2051	**	8,785,402
FHLMC POOL #SD-8113 2.0% 11-01-2050	**	443,714
FHLMC POOL #SD-8121 2.0% DUE 12-01-2050 REG	**	5,367,632
FHLMC POOL 846661 ADJ RT DUE 02-01-2029	**	444
FHLMC SER 3645 CL KP 5 02-15-2040	**	273,316
FHLMC UMBS 30Y FIXED 2% 02-01-2051	**	1,933,486
FHLMC UMBS 30Y FIXED 2% 02-01-2051	**	369,439
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	189,775
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	275,848
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	365,749
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	366,990
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	293,396
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	360,193
FHLMC UMBS 30Y FIXED 2% 03-01-2051	**	377,768
FHLMC UMBS 30Y FIXED 2.5% 01-01-2051	**	79,799
FHLMC UMBS 30Y FIXED 2.5% 02-01-2051	**	457,932
FHLMC UMBS 30Y FIXED 2.5% 05-01-2051	**	195,181
FHLMC UMBS 30Y FIXED 3% 07-01-2050	**	1,064,183
FIBROGEN INC COM	**	583,021
FID NATL FIXED .75% DUE 05-21-2023	**	115,013
FIDELITY NATIONAL 2.25% DUE 03-01-2031	**	3,759,529
FIDELITY NATIONAL INFORMATION SERVICES INC 1.15% DUE 03-01-2026 BEO	**	1,754,265
FIDELITY NATIONAL INFORMATION SERVICES INC 1.15% DUE 03-01-2026 BEO	**	7,945,845
FIDELITY NATL FINANCIAL 5.5 DUE 09-01-2022 BEO	**	2,372,905
FIDELITY NATL FINL INC NEW FORMERLY FIDELITY COMMON STOCK	**	7,079,417
FIDELITY NATL INFORMATION SVCS INC .6% DUE 03-01-2024 BEO	**	1,810,617
FIDELITY NATL INFORMATION SVCS INC COM STK	**	12,397,803
FIFTH THIRD BANCORP 2.375% DUE 01-28-2025 REG	**	308,089
FILA HOLDINGS CORP	**	13,412
FINE DIGITAL INC KRW500	**	40,655
FINNING INTL INC COM NPV	**	1,487,052
FINNVERA PLC SR NT 144A 2.375% DUE 06-04-2025 BEO	**	415,966
FINOLEX CABLES INR2	**	14,358
FINSBURY SQUAR20-2 FRN M/BKD 06/2070 GBP'A'	**	434,388
FINSBURY SQUAR20-2 FRN M/BKD 06/2070 GBP'A'	**	1,411,762
FIRST ABU DHABI BK AED1	**	450,989
FIRST ADVANTAGE CORP NEW COM	**	2,431,408
FIRST AMERN FINL CORP COM STK	**	2,682,037
FIRST CAP REAL EST UNIT	**	1,447,076

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FIRST CTZNS BANCSHARES INC N C CL A CL A	**	934,400
FIRST FINL CORP IND COM	**	86,912
FIRST GEN CORPORAT PHP1	**	118,844
FIRST INTERSTATE BANCSYS/MT	**	5,915,085
FIRST MERCHANTS CORP COM	**	5,377,294
FIRST REP BK SAN FRANCISCO CALIF NEW COM	**	7,218,351
FIRST SOLAR INC COM	**	1,135,085
FIRSTCASH HLDGS INC COM	**	7,197,096
FIRSTENERGY CORP 1.6% DUE 01-15-2026/06-08-2020 REG	**	377,325
FIRSTENERGY CORP 2.85% 07-15-2022	**	200,620
FIRSTENERGY CORP 2.85% 07-15-2022	**	3,189,858
FIRSTENERGY CORP 4.25 DUE 03-15-2023	**	5,284,240
FIRSTENERGY CORP 7.375% DUE 11-15-2031	**	1,349,400
FIRSTENERGY TRANSMISSION LLC SR NT 144A 4.55% 04-01-2049	**	188,985
FIRSTRAND LTD ZAR0.01	**	154,808
FISERV INC 2.75% DUE 07-01-2024	**	5,740,537
FISERV INC 3.2% DUE 07-01-2026	**	105,789
FISERV INC 3.5% DUE 07-01-2029	**	7,943,767
FISERV INC COM	**	5,107,921
FITTECH CO LTD TWD10	**	149,974
FIVE BELOW INC COM USD0.01	**	1,583,536
FIVE9 INC COM	**	930,892
FJORDKRAFT HLDG NOK0.30	**	142,345
FL PWR & LT CO 3.125% DUE 12-01-2025	**	7,932,145
FL PWR & LT CO 3.8% DUE 12-15-2042	**	136,633
FL PWR & LT CO 3.95% 03-01-2048	**	238,012
FLAGSHIP CR AUTO 2.74% DUE 10-15-2025	**	407,360
FLAGSHIP CR AUTO 3.61999988556% DUE 07-15-2023	**	95,202
FLAGSTAR MTG TR 2018-2 MTG SER 2018-2 CLS A4 VAR 04-25-2048	**	304,460
FLEETCOR TECHNOLOGIES INC COM	**	3,476,907
FLEX INTERMEDIATE HOLDCO SR SECD NT 144A3.363% 06-30-2031	**	301,459
FLEX INTERMEDIATE HOLDCO SR SECD NT 144A4.317% 12-30-2039	**	690,191
FLEX LTD COM USD0.01	**	775,964
FLOOR & DECOR HLDGS INC CL A CL A	**	3,775,490
FLORIDA ST BRD ADMIN FIN CORP REV 1.258%07-01-2025	**	7,586,819
FLOWSERVE CORP COM	**	8,545,937
FLUIDRA SA EUR1	**	413,105
FLUOR CORP NEW COM	**	3,032,393
FMC CORP 3.45% DUE 10-01-2029	**	2,962,748
FMC CORP COM (NEW)	**	1,956,042
FNMA . POOL #AO6482 ADJ RT DUE 07-01-2042 BEO	**	10,530
FNMA .55% DUE 08-19-2025/08-19-2022 REG	**	23,478,868
FNMA .625% DUE 08-28-2025	**	8,303,333
FNMA 0.5% DUE 06-17-2025 REG	**	2,926,098
FNMA 0.87% DUE 08-05-2030	**	1,297,627
FNMA 01/04/2051 POOL #BR7745 2% DUE 04-01-2051 BEO	**	373,263
FNMA 2% 02-25-2049	**	2,118,738
FNMA 2% 04-01-2051	**	184,349

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA 2% 04-01-2051	**	187,152
FNMA 2% CMO 25/08/2040 USD'PB' 2 08-25-2040	**	242,010
FNMA 2.0% DUE 02-25-2043 REG	**	455,512
FNMA 2.0% SRS 20- 47 CL GZ DUE 07-25-2050 REG	**	761,616
FNMA 2.375% 01-19-2023	**	1,734,917
FNMA 2.5 02-05-2024	**	4,706,712
FNMA 2.5% 08-01-2051	**	203,363
FNMA 2.61% DUE 10-25-2028 REG	**	12,167,109
FNMA 2004-W1 CL-2A1 6.5% DUE 12-25-2043	**	85,243
FNMA 2011-74 CL QM 4.5 11-25-2040	**	2,140,669
FNMA 2019-M23 CL 3A3 VAR RT DUE 10-25-2031	**	1,176,427
FNMA 3% 06-01-2050	**	785,467
FNMA 3% 07-01-2050	**	77,419
FNMA 3% 11-25-2044	**	2,677
FNMA 4.5% DUE 03-25-2037 BEO	**	1,282,109
FNMA 4.5% MBS 01/04/2049 USD'BN5404F' POOL #BN5404 4.5% DUE 04-01-2049 BEO	**	828,735
FNMA 4.5% MBS 01/07/2029 USD'BO1834F' POOL #BO1834 4.5% DUE 07-01-2029 BEO	**	1,246,841
FNMA AR9203 3.5 DUE 03-01-2043	**	726,634
FNMA BOND 1.625% 01-07-2025	**	636,421
FNMA CMO SER 2002-86 CL PG 6 09-25-2032 BEO	**	78,422
FNMA DTD 11/03/2000 6.625 11-15-2030	**	3,622,229
FNMA FANNIE MAE 2.125 04-24-2026	**	311,179
FNMA FLTG RT SER 19-14 CL FA 04-25-2049 REG	**	14,750,108
FNMA FNMA # FM8070 3.5% 10-01-2047	**	426,135
FNMA FNMA 11-25-2046	**	1,072,129
FNMA FNMA 2.25% DUE 11-25-2040 BEO 2.25 11-25-2040	**	73,792
FNMA FNR 2011-75 ME 3 08-25-2026	**	273,330
FNMA FR CMO 25/02/2037 USD1000'DF' 2007-4 02-25-2037	**	246,579
FNMA FR CMO 25/10/2037 USD1000 A7 10-25-2037	**	15,625
FNMA POOL CA2652 5.0% 11-01-2048	**	641,808
FNMA POOL # FN BQ7435 2.5% DUE 09-01-2051 REG	**	102,889
FNMA POOL #190353 5% 08-01-2034 BEO	**	3,663
FNMA POOL #190357 5% 03-01-2035 BEO	**	2,814
FNMA POOL #190360 5% 08-01-2035 BEO	**	2,148
FNMA POOL #190377 5% 11-01-2036 BEO	**	92,129
FNMA POOL #190533 7% 01-01-2024 BEO	**	255
FNMA POOL #242136 7% 10-01-2023 BEO	**	119
FNMA POOL #245442 7.0 GTD MTG PASS THRU CTF DUE 11-01-2023 REG	**	730
FNMA POOL #253947 8% DUE 08-01-2031 REG	**	22,064
FNMA POOL #254223 7.5% DUE 02-01-2032 REG	**	210
FNMA POOL #254793 5% 07-01-2033 BEO	**	70,519
FNMA POOL #256901 6.5% 09-01-2037 BEO	**	2,079
FNMA POOL #256937 6.5% 10-01-2037 BEO	**	3,328
FNMA POOL #257239 5.5% 06-01-2028 BEO	**	40,834
FNMA POOL #267989 7.0 GTD MTG PASS THRU CTF DUE 02-01-2024 REG	**	776
FNMA POOL #274621 7% 03-01-2024 BEO	**	351
FNMA POOL #312206 2.095% 06-01-2025 BEO	**	17,728
FNMA POOL #313947 7% 01-01-2028 BEO	**	475

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #330089 8% 04-01-2025 BEO	**	4,198
FNMA POOL #330126 2.35% 08-01-2025 BEO	**	9,854
FNMA POOL #331427 ADJ RT DUE 11-01-2025 REG	**	4,567
FNMA POOL #347547 ADJ RT DUE 08-01-2026 BEO	**	102
FNMA POOL #347633 2.125% 07-01-2026 BEO	**	7,003
FNMA POOL #362968 ADJ RT DUE 01-01-2026 REG	**	14,569
FNMA POOL #369996 7.5% DUE 01-01-2027 REG	**	1,937
FNMA POOL #371073 7.5% 02-01-2027 BEO	**	4,063
FNMA POOL #396439 7.5% 11-01-2027 BEO	**	5,039
FNMA POOL #397256 7.5% 10-01-2027 BEO	**	258
FNMA POOL #398754 7.5% 09-01-2027 BEO	**	3,328
FNMA POOL #401788 7.5 GTD MTG PASS THRU CTF DUE 10-01-2027 REG	**	250
FNMA POOL #479545 7% DUE 08-01-2029 REG	**	413
FNMA POOL #503573 7% DUE 10-01-2029 REG	**	1,774
FNMA POOL #507521 7% 08-01-2029 BEO	**	469
FNMA POOL #50795 7% 09-01-2023 BEO	**	146
FNMA POOL #509436 7% DUE 10-01-2029 REG	**	5,607
FNMA POOL #50947 7% 12-01-2023 BEO	**	2,557
FNMA POOL #50966 7% 01-01-2024 BEO	**	911
FNMA POOL #509662 7% DUE 08-01-2029 REG	**	341
FNMA POOL #50993 7% DUE 02-01-2024 REG	**	557
FNMA POOL #511384 7% 09-01-2029 BEO	**	738
FNMA POOL #515518 7% DUE 10-01-2029 REG	**	2,554
FNMA POOL #523486 8% DUE 08-01-2030 REG	**	738
FNMA POOL #534194 8% DUE 04-01-2030 REG	**	825
FNMA POOL #545204 ADJ RT DUE 05-01-2036 REG	**	10,426
FNMA POOL #545278 7.5% DUE 11-01-2031 REG	**	32,749
FNMA POOL #554482 7.5% 10-01-2030 BEO	**	22,362
FNMA POOL #555743 5% 09-01-2033 BEO	**	86,626
FNMA POOL #569972 7.5% DUE 03-01-2031 REG	**	10,874
FNMA POOL #593848 8% 07-01-2031 BEO	**	16,314
FNMA POOL #602065 7% DUE 09-01-2031 REG	**	31,819
FNMA POOL #60680 ADJ RT DUE 02-01-2028 REG	**	6,096
FNMA POOL #609504 7% DUE 10-01-2031 REG	**	76,108
FNMA POOL #725162 6% 02-01-2034 BEO	**	21,947
FNMA POOL #725229 6% 03-01-2034 BEO	**	61,047
FNMA POOL #725946 5.5% 11-01-2034 BEO	**	49,418
FNMA POOL #735061 6% 11-01-2034 BEO	**	529,207
FNMA POOL #735382 5% 04-01-2035 BEO	**	361,824
FNMA POOL #735500 5.5% 05-01-2035 BEO	**	513,711
FNMA POOL #735501 6% 05-01-2035 BEO	**	122,724
FNMA POOL #735503 6% 04-01-2035 BEO	**	153,538
FNMA POOL #735561 FLTG DUE 04-01-2034	**	34,291
FNMA POOL #735580 5% 06-01-2035 BEO	**	167,986
FNMA POOL #735676 5% 07-01-2035 BEO	**	117,580
FNMA POOL #735893 5% 10-01-2035 BEO	**	48,794
FNMA POOL #735989 5.5% 02-01-2035 BEO	**	743,582
FNMA POOL #745000 6% 10-01-2035 BEO	**	40,318

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #745140 5% 11-01-2035 BEO	**	663,215
FNMA POOL #745327 6% DUE 03-01-2036 REG	**	75,627
FNMA POOL #745412 5.5% 12-01-2035 BEO	**	390,156
FNMA POOL #745885 6% 10-01-2036 BEO	**	234,418
FNMA POOL #745948 6.5% DUE 10-01-2036 BEO	**	26,200
FNMA POOL #745959 5.5% 11-01-2036 BEO	**	168,010
FNMA POOL #813599 ADJ RT DUE 01-01-2036 BEO	**	54,218
FNMA POOL #825480 FLTG RT 06-01-2035	**	14,010
FNMA POOL #831561 6.5% 05-01-2036 BEO	**	15,111
FNMA POOL #833600 6.5% DUE 11-01-2035 REG	**	4,091
FNMA POOL #836464 ADJ RT DUE 10-01-2035 BEO	**	27,090
FNMA POOL #836852 ADJ RT DUE 10-01-2035 BEO	**	139,850
FNMA POOL #843823 ADJ RT DUE 11-01-2035 BEO	**	119,631
FNMA POOL #843997 1.876% 11-01-2035 BEO	**	40,586
FNMA POOL #844052 4.065 11-01-2035 BEO	**	4,858
FNMA POOL #844148 2.081% 11-01-2035 BEO	**	5,983
FNMA POOL #844237 ADJ RT DUE 11-01-2035 BEO	**	4,693
FNMA POOL #844789 2.05% 11-01-2035 BEO	**	5,586
FNMA POOL #866888 ADJ RT DUE 01-01-2036 BEO	**	33,993
FNMA POOL #879067 ADJ RT DUE 04-01-2036 BEO	**	535,545
FNMA POOL #880870 6.5% 03-01-2036 BEO	**	11,861
FNMA POOL #884729 2.185% 08-01-2036 BEO	**	15,418
FNMA POOL #884773 ADJ RT DUE 10-01-2036 BEO	**	63,304
FNMA POOL #888365 6% 04-01-2022 BEO	**	51
FNMA POOL #888560 6 11-01-2035 BEO	**	287,315
FNMA POOL #888637 6% 09-01-2037 BEO	**	39,036
FNMA POOL #888832 6.5% 11-01-2037 BEO	**	12,402
FNMA POOL #888890 6.5% DUE 10-01-2037 BEO	**	75,318
FNMA POOL #888893 5.5% 08-01-2037 BEO	**	16,687
FNMA POOL #889072 6.5% 12-01-2037 BEO	**	84,592
FNMA POOL #889117 5% 10-01-2035 BEO	**	245,445
FNMA POOL #889190 6% 03-01-2038 BEO	**	34,566
FNMA POOL #889579 6% DUE 05-01-2038 REG	**	532,223
FNMA POOL #890116 7% 02-01-2023 BEO	**	3,394
FNMA POOL #890236 4.5% 08-01-2040 BEO	**	31,330
FNMA POOL #890248 6% 08-01-2037 BEO	**	637,560
FNMA POOL #890268 6.5% 10-01-2038 BEO	**	121,778
FNMA POOL #890594 3% 01-01-2029 BEO	**	192,369
FNMA POOL #890604 4.5% 10-01-2044 BEO	**	1,179,684
FNMA POOL #890827 3.5% 12-01-2037 BEO	**	211,528
FNMA POOL #890843 3% 09-01-2047 BEO	**	4,432,474
FNMA POOL #891654 6.5% DUE 06-01-2036 REG	**	90,796
FNMA POOL #902425 ADJ RT DUE 11-01-2036	**	15,916
FNMA POOL #903261 6% 10-01-2036 BEO	**	14,633
FNMA POOL #906666 6.5% 12-01-2036 BEO	**	3,504
FNMA POOL #908172 6.5% DUE 01-01-2037 REG	**	528
FNMA POOL #914875 6.5% DUE 04-01-2037 REG	**	124,745

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #918653 6% 06-01-2037 BEO	**	7,738
FNMA POOL #924874 7% 10-01-2037 BEO	**	5,333
FNMA POOL #928746 6.5% DUE 09-01-2037 REG	**	5,279
FNMA POOL #928938 7% 12-01-2037 BEO	**	24,141
FNMA POOL #929298 5% 03-01-2038 BEO	**	90,251
FNMA POOL #931307 4.5% 06-01-2039 BEO	**	154,027
FNMA POOL #931991 4.5% 09-01-2039 BEO	**	249,118
FNMA POOL #932058 4.5% 10-01-2039 BEO	**	84,551
FNMA POOL #932426 4.5% 01-01-2040 BEO	**	591,227
FNMA POOL #932495 4.5% 02-01-2040 BEO	**	66,069
FNMA POOL #932669 4.5% 03-01-2040 BEO	**	3,724
FNMA POOL #932850 4% 12-01-2040 BEO	**	91,758
FNMA POOL #933409 5% 03-01-2038 BEO	**	79,928
FNMA POOL #933638 ADJ RT DUE 08-01-2038 BEO	**	29,496
FNMA POOL #934648 7% DUE 11-01-2038 BEO	**	91,307
FNMA POOL #942798 6.5% DUE 08-01-2037 REG	**	27,833
FNMA POOL #943699 6.5% DUE 08-01-2037 REG	**	51,384
FNMA POOL #946065 6.5% 09-01-2037 BEO	**	14,566
FNMA POOL #948849 6% 08-01-2037 BEO	**	227,406
FNMA POOL #955183 7% 11-01-2037 BEO	**	41,416
FNMA POOL #955762 6.5% 10-01-2037 BEO	**	3,460
FNMA POOL #962062 5% 03-01-2038 BEO	**	124,677
FNMA POOL #962444 5% DUE 04-01-2038 BEO	**	87,337
FNMA POOL #968066 6% 10-01-2022 BEO	**	1,190
FNMA POOL #968252 7% 02-01-2038 BEO	**	11,430
FNMA POOL #971053 4.5% 02-01-2039 BEO	**	20,129
FNMA POOL #972242 6.5% 03-01-2038 BEO	**	1,441
FNMA POOL #972571 5% 03-01-2038 BEO	**	15,051
FNMA POOL #972572 5% DUE 03-01-2038 REG	**	1,159
FNMA POOL #973161 6.5% 02-01-2038 BEO	**	52,042
FNMA POOL #975184 5% 03-01-2038 BEO	**	95,747
FNMA POOL #975441 5% DUE 03-01-2038 REG	**	41,522
FNMA POOL #979973 5% 09-01-2036 BEO	**	5,787
FNMA POOL #985626 6% 04-01-2033 BEO	**	173,834
FNMA POOL #987325 ADJ RT DUE 09-01-2038 BEO	**	106,840
FNMA POOL #991549 7% 11-01-2038 BEO	**	38,923
FNMA POOL #992249 7% 11-01-2038 BEO	**	8,095
FNMA POOL #992262 5% 01-01-2039 BEO	**	10,752
FNMA POOL #995072 5.5% 08-01-2038 BEO	**	128,498
FNMA POOL #995149 6.5% 10-01-2038 BEO	**	81,971
FNMA POOL #995381 6% 01-01-2024 BEO	**	7,992
FNMA POOL #995899 6% 02-01-2038 BEO	**	60,221
FNMA POOL #AA0472 4% 03-01-2039 BEO	**	55,593
FNMA POOL #AA2700 5% 01-01-2039 BEO	**	3,166
FNMA POOL #AB1228 5% 07-01-2040 BEO	**	16,547
FNMA POOL #AB3701 4.5% 10-01-2041 BEO	**	398,075
FNMA POOL #AB4058 4% 12-01-2041 BEO	**	274,602
FNMA POOL #AB4590 3.5% DUE 03-01-2042 BEO	**	454,753

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AB4689 3.5% 03-01-2042 BEO	**	423,316
FNMA POOL #AB4941 3.5% 04-01-2042 BEO	**	1,313,163
FNMA POOL #AB5236 3% 05-01-2027 BEO	**	148,136
FNMA POOL #AB5546 3.5% DUE 06-01-2042 BEO	**	540,107
FNMA POOL #AB5593 3.5% 07-01-2042 BEO	**	222,004
FNMA POOL #AB6229 3.5% 09-01-2042 BEO	**	1,063,476
FNMA POOL #AB6238 3.5% 09-01-2042 BEO	**	251,330
FNMA POOL #AB6390 3% 10-01-2042 BEO	**	164,479
FNMA POOL #AB6694 3% 10-01-2042 BEO	**	221,974
FNMA POOL #AB6832 3.5% 11-01-2042 BEO	**	756,307
FNMA POOL #AB7272 3 12-01-2042 REG	**	674,890
FNMA POOL #AB7410 3% 12-01-2042 BEO	**	1,100,288
FNMA POOL #AB7426 3% 12-01-2042 BEO	**	515,983
FNMA POOL #AB7568 3% 01-01-2043 BEO	**	776,479
FNMA POOL #AB7570 3% 01-01-2043 BEO	**	1,177,752
FNMA POOL #AB7741 3% 01-01-2043 BEO	**	788,664
FNMA POOL #AB8925 3% DUE 04-01-2043 BEO	**	54,595
FNMA POOL #AB9347 3% 05-01-2043 BEO	**	1,074,869
FNMA POOL #AB9361 3.5% DUE 05-01-2043 BEO	**	305,104
FNMA POOL #AB9461 3% 05-01-2043 BEO	**	939,280
FNMA POOL #AB9516 2.5% 05-01-2028 BEO	**	101,333
FNMA POOL #AB9615 4% 06-01-2033 BEO	**	99,398
FNMA POOL #AB9663 3% 06-01-2043 BEO	**	131,155
FNMA POOL #AB9825 2.5% 07-01-2028 BEO	**	37,377
FNMA POOL #AB9980 3.5% 07-01-2043 BEO	**	265,891
FNMA POOL #AC1889 4% 09-01-2039 BEO	**	138,209
FNMA POOL #AC2953 4.5% 09-01-2039 BEO	**	48,030
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	72,339
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	490,644
FNMA POOL #AC9526 5.5% DUE 01-01-2040 BEO	**	322,007
FNMA POOL #AD0121 4.5% 09-01-2029 BEO	**	524,455
FNMA POOL #AD0217 6% 08-01-2037 BEO	**	38,775
FNMA POOL #AD0249 5.5% 04-01-2037 BEO	**	236,228
FNMA POOL #AD0296 FLTG 12-01-2036	**	64,580
FNMA POOL #AD0329 6.5 DUE 09-01-2028 BEO	**	25,445
FNMA POOL #AD0471 5.5% 01-01-2024 BEO	**	730
FNMA POOL #AD0752 7% 01-01-2039 BEO	**	48,458
FNMA POOL #AD0979 7.5% 10-01-2035 BEO	**	60,792
FNMA POOL #AD4178 4.5% 06-01-2040 BEO	**	592,999
FNMA POOL #AD6510 5% 05-01-2040 BEO	**	8,629
FNMA POOL #AD9143 4.5% 08-01-2040 BEO	**	12,574
FNMA POOL #AD9153 4.5% 08-01-2040 BEO	**	88,607
FNMA POOL #AD9713 5% 08-01-2040 BEO	**	51,835
FNMA POOL #AE0081 6% 07-01-2024 BEO	**	17,966
FNMA POOL #AE0113 4% 07-01-2040 BEO	**	175,406
FNMA POOL #AE0478 4% 11-01-2040 BEO	**	2,608
FNMA POOL #AE0521 6% 08-01-2037 BEO	**	219,982
FNMA POOL #AE0654 2.05% DUE 12-01-2040 BEO	**	1,050,152

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AE0758 7% 02-01-2039 BEO	**	354,664
FNMA POOL #AE0967 3.5% 06-01-2039 BEO	**	419,792
FNMA POOL #AE1807 4% 10-01-2040 BEO	**	4,215
FNMA POOL #AE1840 5% 08-01-2040 BEO	**	14,303
FNMA POOL #AE1862 5% 08-01-2040 BEO	**	108,986
FNMA POOL #AE4456 4% 02-01-2041 BEO	**	35,338
FNMA POOL #AE4664 4% 10-01-2040 BEO	**	40,431
FNMA POOL #AE6090 4% 10-01-2040 BEO	**	140,385
FNMA POOL #AE6191 4% 11-01-2040 BEO	**	14,770
FNMA POOL #AE7314 4% 11-01-2040 BEO	**	1,056
FNMA POOL #AE8446 4% 11-01-2040 BEO	**	1,854
FNMA POOL #AE9387 4% 12-01-2040 BEO	**	949
FNMA POOL #AH2683 4% 01-01-2041 BEO	**	597,087
FNMA POOL #AL8558 6% 07-01-2041 BEO	**	178,816
FNMA POOL #AM2674 2.61% DUE 03-01-2023 BEO	**	613,563
FNMA POOL #AM4066 3.59% 08-01-2023 BEO	**	927,619
FNMA POOL #AM4764 3.44% DUE 11-01-2023 BEO	**	602,332
FNMA POOL #AM5612 3.42% DUE 05-01-2024 REG	**	781,115
FNMA POOL #AM7514 3.07% DUE 02-01-2025 BEO	**	1,205,489
FNMA POOL #AN0360 3.95% DUE 12-01-2045 BEO	**	5,370,640
FNMA POOL #AN2309 2.21% 07-01-2026	**	690,813
FNMA POOL #AN2670 2.305% DUE 11-01-2026 BEO	**	348,656
FNMA POOL #AN2689 2.2% 10-01-2026	**	972,559
FNMA POOL #AN4000 3% DUE 12-01-2026 BEO	**	996,357
FNMA POOL #AN4439 2.93% DUE 01-01-2027 BEO	**	359,283
FNMA POOL #AN7895 3.55% DUE 12-01-2027 BEO	**	2,496,417
FNMA POOL #AN9686 3.52% DUE 06-01-2028 BEO	**	2,229,810
FNMA POOL #AN9976 3.96% DUE 02-01-2030 BEO	**	2,451,113
FNMA POOL #AO0454 3.5% 08-01-2042 BEO	**	335,788
FNMA POOL #AO0527 3% 05-01-2027 BEO	**	141,486
FNMA POOL #AO2801 3% DUE 06-01-2027 BEO	**	664,098
FNMA POOL #AO2802 3% 06-01-2027 BEO	**	921,736
FNMA POOL #AO4135 3.5% 06-01-2042 BEO	**	652,151
FNMA POOL #AO4688 3% DUE 07-01-2043 BEO	**	1,030,825
FNMA POOL #AO6757 4% 06-01-2042 BEO	**	146,664
FNMA POOL #AO7348 4% 08-01-2042 BEO	**	140,320
FNMA POOL #AP0006 ADJ RT DUE 07-01-2042 BEO	**	48,954
FNMA POOL #AP0645 3.5% 07-01-2032 BEO	**	34,923
FNMA POOL #AP2611 3.5% 09-01-2042 BEO	**	222,330
FNMA POOL #AP3308 3.5% 09-01-2042 BEO	**	230,093
FNMA POOL #AP3902 3% 10-01-2042 BEO	**	241,305
FNMA POOL #AP4710 3.5% 08-01-2042 BEO	**	430,503
FNMA POOL #AP5143 3% 09-01-2042 BEO	**	220,225
FNMA POOL #AP6027 3% 04-01-2043 BEO	**	173,620
FNMA POOL #AP6032 3% 04-01-2043 BEO	**	211,670
FNMA POOL #AP6053 2.5% 07-01-2028 BEO	**	65,162
FNMA POOL #AP6054 3% 07-01-2043 BEO	**	23,701
FNMA POOL #AP7126 2.5% 10-01-2027 BEO	**	154,404

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AP8057 3.5% 09-01-2042 BEO	**	331,501
FNMA POOL #AP8903 3.5% 10-01-2042 BEO	**	210,233
FNMA POOL #AP9539 3% DUE 10-01-2042 BEO	**	139,707
FNMA POOL #AP9766 4% 10-01-2042 BEO	**	601,534
FNMA POOL #AQ0556 3% 11-01-2042 BEO	**	1,054,910
FNMA POOL #AQ1534 3.5% 10-01-2032 BEO	**	124,362
FNMA POOL #AQ1607 3.5% 11-01-2032 BEO	**	88,240
FNMA POOL #AQ1802 3.5% 10-01-2042 BEO	**	112,555
FNMA POOL #AQ7192 3% DUE 07-01-2043 REG	**	60,466
FNMA POOL #AQ8359 3% 01-01-2043 BEO	**	337,521
FNMA POOL #AR2638 3.5% 02-01-2043 BEO	**	365,923
FNMA POOL #AR3368 2.5% DUE 02-01-2028 REG	**	92,367
FNMA POOL #AR4343 3% 06-01-2043 BEO	**	156,663
FNMA POOL #AR7214 3% DUE 06-01-2043 REG	**	829,672
FNMA POOL #AR7399 3% 06-01-2043 BEO	**	61,566
FNMA POOL #AR7961 3.5% DUE 03-01-2033 REG	**	114,023
FNMA POOL #AR8749 3% 03-01-2043 BEO	**	1,092,525
FNMA POOL #AR9215 3% DUE 03-01-2043 REG	**	700,821
FNMA POOL #AS0047 2.5% 07-01-2028 BEO	**	248,699
FNMA POOL #AS0070 4% DUE 08-01-2043 REG	**	248,798
FNMA POOL #AS0302 3% 08-01-2043 BEO	**	57,418
FNMA POOL #AS0522 3.5% 09-01-2043 BEO	**	98,963
FNMA POOL #AS0838 5% 10-01-2043 BEO	**	78,090
FNMA POOL #AS1364 3% 12-01-2043 BEO	**	49,143
FNMA POOL #AS1745 3% 02-01-2029 BEO	**	897,425
FNMA POOL #AS1774 4% 02-01-2044 BEO	**	46,996
FNMA POOL #AS2117 4.0% 04-01-2044	**	3,725
FNMA POOL #AS2369 3.5% 05-01-2029 BEO	**	531,365
FNMA POOL #AS3282 3% 10-01-2043 BEO	**	96,738
FNMA POOL #AS3293 4% 09-01-2044 BEO	**	313,783
FNMA POOL #AS4271 4.5% 01-01-2045 BEO	**	133,383
FNMA POOL #AS4302 4% 01-01-2045 BEO	**	397,599
FNMA POOL #AS4354 4.5% 01-01-2045 BEO	**	962,012
FNMA POOL #AS4427 4.5% 02-01-2045 BEO	**	863,609
FNMA POOL #AS4431 4.5% 02-01-2045 BEO	**	582,190
FNMA POOL #AS5068 3.5% 06-01-2045 BEO	**	41,285
FNMA POOL #AS5103 3% 06-01-2030 BEO	**	729,557
FNMA POOL #AS5133 3.5% 06-01-2045 BEO	**	969,093
FNMA POOL #AS5598 4% 08-01-2045 BEO	**	573,662
FNMA POOL #AS5722 3.5% 09-01-2045 BEO	**	4,267,442
FNMA POOL #AS6065 3.5% 10-01-2045 BEO	**	111,709
FNMA POOL #AS6067 3.5% 10-01-2045 BEO	**	5,638,654
FNMA POOL #AS6286 4% 12-01-2045 BEO	**	881,564
FNMA POOL #AS6304 4% DUE 12-01-2045 BEO	**	1,109,142
FNMA POOL #AS6315 4% 12-01-2045 BEO	**	50,209
FNMA POOL #AS6328 3.5% 12-01-2045 BEO	**	1,367,713
FNMA POOL #AS6386 3% 12-01-2045 BEO	**	130,302
FNMA POOL #AS6395 3.5% 12-01-2045 BEO	**	60,810

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AS6452 3.5% 01-01-2046 BEO	**	223,950
FNMA POOL #AS6489 4% DUE 01-01-2046 BEO	**	856,647
FNMA POOL #AS6534 3.5% 01-01-2046 BEO	**	2,220,148
FNMA POOL #AS7125 2.5% 05-01-2046 BEO	**	467,891
FNMA POOL #AS7155 3% 05-01-2046 BEO	**	382,171
FNMA POOL #AS7530 2.5% 07-01-2046 BEO	**	918,463
FNMA POOL #AS7533 3% 07-01-2046 BEO	**	1,846,694
FNMA POOL #AS7693 2% DUE 08-01-2031 BEO	**	945,716
FNMA POOL #AS7738 3% 08-01-2046 BEO	**	1,484,876
FNMA POOL #AS7844 3% 09-01-2046 BEO	**	888,298
FNMA POOL #AS7877 2.5% 09-01-2046 BEO	**	881,216
FNMA POOL #AS8143 4% 10-01-2046 BEO	**	95,794
FNMA POOL #AS8249 3% 11-01-2036 BEO	**	1,269,007
FNMA POOL #AS8269 3% 11-01-2046 BEO	**	5,918,428
FNMA POOL #AS8386 2.5% 11-01-2031 BEO	**	583,422
FNMA POOL #AS8740 3.5% 02-01-2037 BEO	**	236,389
FNMA POOL #AS8980 4.5% 03-01-2047 BEO	**	1,178,526
FNMA POOL #AS9453 4% 04-01-2047 BEO	**	2,344,099
FNMA POOL #AS9588 4% 05-01-2047 BEO	**	2,111,657
FNMA POOL #AS9610 4.5% 05-01-2047 BEO	**	3,660,560
FNMA POOL #AT0874 POOL #AT0874 3% DUE 07-01-2043 REG	**	49,726
FNMA POOL #AT1572 3% DUE 05-01-2043 REG	**	889,605
FNMA POOL #AT2005 2.5% 04-01-2028 BEO	**	399,961
FNMA POOL #AT2043 3% DUE 04-01-2043 REG	**	39,163
FNMA POOL #AT2722 3% DUE 05-01-2043 REG	**	467,295
FNMA POOL #AT2725 3% 05-01-2043 BEO	**	5,134,584
FNMA POOL #AT3179 3% 05-01-2043 BEO	**	259,675
FNMA POOL #AT3487 3.5% DUE 04-01-2043 REG	**	878,777
FNMA POOL #AT5803 3% 06-01-2043 BEO	**	40,608
FNMA POOL #AT5907 4% 06-01-2043 BEO	**	587,116
FNMA POOL #AT5915 4 DUE 06-01-2043 REG	**	194,625
FNMA POOL #AT5994 3% 05-01-2043 BEO	**	97,928
FNMA POOL #AT6764 3% 07-01-2043 BEO	**	19,692
FNMA POOL #AT7213 2.5% DUE 06-01-2028 BEO	**	40,129
FNMA POOL #AT7620 3% DUE 06-01-2043 REG	**	940,805
FNMA POOL #AT8000 3% 06-01-2043 BEO	**	60,963
FNMA POOL #AT8326 3% DUE 06-01-2043 BEO	**	796,944
FNMA POOL #AT8419 3 DUE 06-01-2043 REG	**	150,229
FNMA POOL #AT8489 3% DUE 08-01-2043 REG	**	1,409,873
FNMA POOL #AT8968 2.5% 07-01-2028 BEO	**	14,566
FNMA POOL #AT9250 3% 07-01-2043 BEO	**	730,455
FNMA POOL #AT9311 FIXED 2.5% 07-01-2028 BEO	**	73,594
FNMA POOL #AT9521 2.5% 07-01-2028 BEO	**	114,868
FNMA POOL #AU0317 3% 06-01-2043 BEO	**	99,072
FNMA POOL #AU0909 2% 07-01-2028 BEO	**	178,977
FNMA POOL #AU0923 3.5% 07-01-2043 BEO	**	265,485
FNMA POOL #AU1629 3% DUE 07-01-2043 REG	**	76,708
FNMA POOL #AU1632 3% DUE 07-01-2043 REG	**	1,998,553

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AU1811 2.5% 08-01-2028 BEO	**	67,109
FNMA POOL #AU2032 3% 07-01-2043 BEO	**	85,987
FNMA POOL #AU2909 3% 08-01-2028 BEO	**	556,618
FNMA POOL #AU3034 2.5% 08-01-2028 BEO	**	27,239
FNMA POOL #AU3176 3% DUE 08-01-2043 REG	**	81,880
FNMA POOL #AU3191 2.5% DUE 08-01-2028 REG	**	145,464
FNMA POOL #AU3195 3% 08-01-2043 BEO	**	75,036
FNMA POOL #AU3334 2.5% DUE 07-01-2028 REG	**	133,243
FNMA POOL #AU3789 2.5% DUE 08-01-2028 REG	**	82,627
FNMA POOL #AU3811 3% DUE 08-01-2043 REG	**	55,566
FNMA POOL #AU4585 3% 08-01-2043 BEO	**	21,317
FNMA POOL #AU5161 3 DUE 08-01-2043 REG	**	1,569,482
FNMA POOL #AU5190 2.5% 08-01-2028 BEO	**	104,399
FNMA POOL #AU5202 3% 08-01-2043 BEO	**	53,101
FNMA POOL #AU5904 3.5% 09-01-2033 BEO	**	290,426
FNMA POOL #AU8066 3% 09-01-2043 BEO	**	73,662
FNMA POOL #AV0702 4% 12-01-2043 BEO	**	127,620
FNMA POOL #AV0802 2.5% 08-01-2028 BEO	**	15,984
FNMA POOL #AV2425 4% 02-01-2045 BEO	**	16,219
FNMA POOL #AV4486 4.5% 01-01-2044 BEO	**	163,637
FNMA POOL #AV4502 4.5% 01-01-2044 BEO	**	109,134
FNMA POOL #AV4736 4% 12-01-2043 BEO	**	95,865
FNMA POOL #AV5425 4.5% 01-01-2044 BEO	**	702,327
FNMA POOL #AV5667 4% 01-01-2044 BEO	**	111,665
FNMA POOL #AV5730 4.5% 04-01-2044 BEO	**	388,034
FNMA POOL #AV5731 4.5% 04-01-2044 BEO	**	180,191
FNMA POOL #AV5732 4.5% 04-01-2044 BEO	**	98,471
FNMA POOL #AV5733 4.5% 04-01-2044 BEO	**	70,206
FNMA POOL #AV5734 4.5% 04-01-2044 BEO	**	134,376
FNMA POOL #AV7116 4.5% 03-01-2044 BEO	**	160,351
FNMA POOL #AV8492 4.5% 02-01-2044 BEO	**	274,746
FNMA POOL #AV9290 4.5% 02-01-2044 BEO	**	469,080
FNMA POOL #AW3146 4% 06-01-2044 BEO	**	230,101
FNMA POOL #AW9453 3.5% 08-01-2044 BEO	**	1,066,760
FNMA POOL #AW9504 3% 01-01-2045 BEO	**	67,444
FNMA POOL #AX1348 4% 10-01-2044 BEO	**	11,049
FNMA POOL #AX4277 3% 01-01-2045 BEO	**	329,947
FNMA POOL #AX4883 3% 12-01-2044 BEO	**	1,053,592
FNMA POOL #AX6579 3% 01-01-2045 BEO	**	67,307
FNMA POOL #AX7578 3% 01-01-2045 BEO	**	57,584
FNMA POOL #AY1022 3% 05-01-2045 BEO	**	493,389
FNMA POOL #AY1363 4% 04-01-2045 BEO	**	232,775
FNMA POOL #AY1377 4% DUE 04-01-2045 REG	**	371,841
FNMA POOL #AY3913 3.5% 02-01-2045 BEO	**	183,012
FNMA POOL #AY4869 4% 06-01-2045 BEO	**	394,037
FNMA POOL #AY5484 4% 12-01-2044 BEO	**	5,406
FNMA POOL #AY6181 3.5% 04-01-2045 BEO	**	301,359
FNMA POOL #AY9434 4% 12-01-2045 BEO	**	50,301

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AZ0711 3.5% 02-01-2046 BEO	**	43,720
FNMA POOL #AZ3743 3.5% 11-01-2045 BEO	**	832,575
FNMA POOL #AZ3926 4% 10-01-2045 BEO	**	2,142
FNMA POOL #AZ4234 3% 06-01-2030 BEO	**	1,734,328
FNMA POOL #AZ4775 3.5% 10-01-2045 BEO	**	2,919,107
FNMA POOL #AZ5713 4% 09-01-2045 BEO	**	409,416
FNMA POOL #AZ7353 3.5% 11-01-2045 BEO	**	256,406
FNMA POOL #BA3779 4% 01-01-2046 BEO	**	6,607
FNMA POOL #BA4750 3.5% 01-01-2031 BEO	**	314,420
FNMA POOL #BA4766 4% 01-01-2046 BEO	**	117,035
FNMA POOL #BA4780 4% 01-01-2046 BEO	**	2,766,854
FNMA POOL #BA4801 4% 02-01-2046 BEO	**	609,826
FNMA POOL #BA5330 4% 11-01-2045 BEO	**	22,154
FNMA POOL #BA5827 3% 11-01-2030 BEO	**	338,905
FNMA POOL #BA6018 3% 01-01-2046 BEO	**	15,539
FNMA POOL #BA6555 3% 01-01-2046 BEO	**	22,086
FNMA POOL #BA6798 4% 01-01-2046 BEO	**	131,941
FNMA POOL #BA6824 3% 02-01-2046 BEO	**	167,644
FNMA POOL #BA6924 3% 02-01-2046 BEO	**	25,003
FNMA POOL #BC0884 3% 05-01-2046 BEO	**	906,165
FNMA POOL #BC1104 3% 02-01-2046 BEO	**	199,244
FNMA POOL #BC1509 3% 08-01-2046 BEO	**	769,386
FNMA POOL #BC2817 3% 09-01-2046 BEO	**	1,611,722
FNMA POOL #BC3020 3% 02-01-2046 BEO	**	539,558
FNMA POOL #BC3883 4% DUE 03-01-2046 BEO	**	391,969
FNMA POOL #BC4411 3.5% 03-01-2031 BEO	**	474,841
FNMA POOL #BC4764 3% 10-01-2046 BEO	**	741,065
FNMA POOL #BC9077 3.5% 12-01-2046 BEO	**	480,976
FNMA POOL #BC9096 3.5% DUE 12-01-2046 REG	**	95,383
FNMA POOL #BD5992 2.5% 07-01-2031 BEO	**	170,790
FNMA POOL #BD8104 3% 10-01-2046 BEO	**	1,330,525
FNMA POOL #BE9806 4.5% 03-01-2047 BEO	**	460,100
FNMA POOL #BE9838 4.5% 03-01-2047 BEO	**	514,571
FNMA POOL #BE9839 4.5% 04-01-2047 BEO	**	527,851
FNMA POOL #BF0035 4% 04-01-2055 BEO	**	53,893
FNMA POOL #BF0064 4% 09-01-2055 BEO	**	56,948
FNMA POOL #BF0104 4% 02-01-2056 BEO	**	2,969,482
FNMA POOL #BF0133 4% 08-01-2056 BEO	**	10,031,657
FNMA POOL #BF0183 4% 01-01-2057 BEO	**	1,808,580
FNMA POOL #BF0191 4% 06-01-2057 BEO	**	3,155,726
FNMA POOL #BF0222 4.5% 09-01-2057 BEO	**	1,886,839
FNMA POOL #BF0301 4.5% 08-01-2058 BEO	**	2,302,848
FNMA POOL #BF0334 3.5% 01-01-2059 BEO	**	276,513
FNMA POOL #BF0338 4.5% 01-01-2059 BEO	**	757,476
FNMA POOL #BH2623 4% DUE 08-01-2047 BEO	**	610,406
FNMA POOL #BH4095 4% 10-01-2047 BEO	**	257,782
FNMA POOL #BH6197 4% 07-01-2047 BEO	**	485,715
FNMA POOL #BH6198 4% 07-01-2047 BEO	**	815,166

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BH6199 4% 07-01-2047 BEO	**	717,931
FNMA POOL #BJ0669 3.5% 03-01-2033 BEO	**	781,550
FNMA POOL #BJ1635 3% 11-01-2032 BEO	**	972,953
FNMA POOL #BJ2544 3% 12-01-2037 BEO	**	465,465
FNMA POOL #BJ5803 4% DUE 03-01-2048 BEO	**	504,417
FNMA POOL #BJ6133 4% 01-01-2048 BEO	**	55,694
FNMA POOL #BJ8703 3.5% 05-01-2049 BEO	**	95,413
FNMA POOL #BJ9249 4.5% 06-01-2048 BEO	**	607,599
FNMA POOL #BK0751 3.5% 03-01-2048 BEO	**	129,883
FNMA POOL #BK5094 5% 05-01-2048 BEO	**	351,364
FNMA POOL #BK5710 4% 04-01-2048 BEO	**	581,509
FNMA POOL #BK7608 4% 09-01-2048 BEO	**	6,802,274
FNMA POOL #BK8753 4.5% 06-01-2049 BEO	**	445,085
FNMA POOL #BK8814 4.5% 08-01-2048 BEO	**	360,525
FNMA POOL #BK9849 4% 09-01-2033 BEO	**	726,625
FNMA POOL #BL2576 3.04% DUE 06-01-2029 BEO	**	1,089,588
FNMA POOL #BL3540 2.79% DUE 08-01-2029 BEO	**	2,786,224
FNMA POOL #BL5081 2.63% DUE 05-01-2030 BEO	**	2,255,028
FNMA POOL #BL5850 2.26% DUE 04-01-2030 BEO	**	1,309,728
FNMA POOL #BL6386 2.02% DUE 08-01-2030 BEO	**	1,694,713
FNMA POOL #BM1565 3% 04-01-2047 BEO	**	2,055,943
FNMA POOL #BM1775 4.5% 07-01-2047 BEO	**	476,630
FNMA POOL #BM1948 6% 07-01-2041 BEO	**	412,208
FNMA POOL #BM2005 4% 12-01-2047 BEO	**	89,120
FNMA POOL #BM3119 1.8% 02-01-2047 BEO	**	1,626,757
FNMA POOL #BM3280 4.5% 11-01-2047 BEO	**	4,051,466
FNMA POOL #BM3473 3.5% 11-01-2047 BEO	**	757,674
FNMA POOL #BM3724 3.5% 03-01-2048 BEO	**	17,445,744
FNMA POOL #BM3855 4% 03-01-2048 BEO	**	1,275,601
FNMA POOL #BM3904 5% 05-01-2048 BEO	**	819,003
FNMA POOL #BM4579 3% 04-01-2047 BEO	**	5,447,114
FNMA POOL #BM4676 4% 10-01-2048 BEO	**	1,479,806
FNMA POOL #BM4716 3.5% 12-01-2030 BEO	**	317,759
FNMA POOL #BM4898 4% 11-01-2038 BEO	**	1,016,867
FNMA POOL #BM5082 4.5% 11-01-2048 BEO	**	1,868,196
FNMA POOL #BM5184 4% 09-01-2033 BEO	**	1,261,712
FNMA POOL #BM5261 4% 01-01-2048 BEO	**	4,460,176
FNMA POOL #BM5568 4.5% 02-01-2049 BEO	**	3,013,344
FNMA POOL #BN4428 4.5% DUE 12-01-2048 REG	**	408,732
FNMA POOL #BO1858 3.0% DUE 08-01-2049	**	310,189
FNMA POOL #BO1864 3.0% DUE 08-01-2049 REG	**	77,800
FNMA POOL #BO8932 3.0% DUE 01-01-2050	**	114,282
FNMA POOL #BQ0254 2.0% DUE 08-01-2050	**	326,774
FNMA POOL #BQ1528 2.0% DUE 09-01-2050	**	245,721
FNMA POOL #BQ9226 2% DUE 01-01-2051 REG	**	548,711
FNMA POOL #BQ9298 2.5% 12-01-2050	**	401,826
FNMA POOL #BR2664 2.0% 02-01-2051	**	964,682
FNMA POOL #BR3290 2% DUE 03-01-2051 REG	**	1,025,533

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BR4080 2.0% DUE 03-01-2051 REG	**	364,004
FNMA POOL #BR4753 2.0% DUE 03-01-2051	**	370,737
FNMA POOL #BR5487 2.0% DUE 03-01-2051	**	272,385
FNMA POOL #BR5589 2.0% DUE 03-01-2051 REG	**	273,244
FNMA POOL #BR6500 2.5% DUE 03-01-2051 REG	**	944,732
FNMA POOL #BR7191 2.0% DUE 04-01-2051	**	1,552,081
FNMA POOL #BR8518 2.0% DUE 04-01-2051 REG	**	280,307
FNMA POOL #BT0087 2.5% 05-01-2051	**	2,923,740
FNMA POOL #CA0789 3.5% 11-01-2032	**	827,220
FNMA POOL #CA0907 3.5% DUE 12-01-2047	**	691,124
FNMA POOL #CA1551 4.0% DUE 04-01-2048 REG	**	163,370
FNMA POOL #CA1576 5.0% DUE 01-01-2048 REG	**	419,906
FNMA POOL #CA2756 5% DUE 11-01-2048 REG	**	735,038
FNMA POOL #CA3283 4.0% 03-01-2034	**	1,511,722
FNMA POOL #CA3285 4.0% 03-01-2034	**	1,431,680
FNMA POOL #CA3287 4.0% 03-01-2034	**	344,090
FNMA POOL #CA3288 4.0% 04-01-2034	**	2,341,135
FNMA POOL #CA4346 3% DUE 10-01-2049 REG	**	408,430
FNMA POOL #CA4819 4% DUE 12-01-2049 BEO	**	660,627
FNMA POOL #CA4979 3.0% 01-01-2050	**	1,190,405
FNMA POOL #CA5379 4.5% DUE 03-01-2050 BEO	**	1,149,747
FNMA POOL #CA5416 2.5% DUE 03-01-2050 REG	**	807,257
FNMA POOL #CA9358 2.5% DUE 03-01-2041 REG	**	971,909
FNMA POOL #CB0100 2.5% DUE 04-01-2041 REG	**	1,183,642
FNMA POOL #CB0470 2.5% 05-01-2041	**	2,341,064
FNMA POOL #FM0068 3.5% 02-01-2040 BEO	**	671,460
FNMA POOL #FM0071 3.5% 02-01-2040 BEO	**	228,671
FNMA POOL #FM1245 4% 09-01-2033 BEO	**	7,127,491
FNMA POOL #FM1349 3.5% 03-01-2047 BEO	**	2,616,037
FNMA POOL #FM1467 3% 12-01-2047 BEO	**	1,915,973
FNMA POOL #FM1727 5% 09-01-2049 BEO	**	2,007,803
FNMA POOL #FM1796 3.5% 10-01-2034 BEO	**	76,263
FNMA POOL #FM2158 4% 10-01-2049 BEO	**	181,749
FNMA POOL #FM2173 4% 09-01-2048 BEO	**	8,548
FNMA POOL #FM2201 4.0% 01-01-2048	**	518,038
FNMA POOL #FM2477 3% 05-01-2036 BEO	**	2,927,423
FNMA POOL #FM2793 3% 03-01-2050 BEO	**	1,243,102
FNMA POOL #FM2922 3% 02-01-2038 BEO	**	1,439,444
FNMA POOL #FM3023 4% 02-01-2048 BEO	**	134,532
FNMA POOL #FM3123 2.5% 03-01-2038 BEO	**	1,494,557
FNMA POOL #FM3141 3.5% 11-01-2048 BEO	**	1,718,856
FNMA POOL #FM3158 4% 11-01-2048 BEO	**	375,400
FNMA POOL #FM3241 3% 03-01-2050 BEO	**	17,305,987
FNMA POOL #FM3243 3.5% 02-01-2050 BEO	**	173,357
FNMA POOL #FM3347 3.5% 05-01-2047 BEO	**	2,990,507
FNMA POOL #FM3469 3.5% 08-01-2048 BEO	**	1,540,185
FNMA POOL #FM3542 4% 05-01-2049 BEO	**	106,648
FNMA POOL #FM3773 3.5% 11-01-2048 BEO	**	4,171,463

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FM3785 4% 07-01-2050 BEO	**	948,964
FNMA POOL #FM3830 3% 04-01-2050 BEO	**	756,578
FNMA POOL #FM4436 4% 06-01-2034 BEO	**	2,262,813
FNMA POOL #FM4577 2.5% 10-01-2050 BEO	**	808,075
FNMA POOL #FM5054 4% 11-01-2048 BEO	**	104,305
FNMA POOL #FM5280 3.5% 10-01-2050 BEO	**	133,765
FNMA POOL #FM5309 2.5% 11-01-2050 BEO	**	491,083
FNMA POOL #FM5423 2.5% 01-01-2051 BEO	**	1,372,030
FNMA POOL #FM5592 4% 12-01-2050 BEO	**	142,232
FNMA POOL #FM5713 2.5% 02-01-2051 BEO	**	345,851
FNMA POOL #FM5743 2.5% 02-01-2051 BEO	**	2,280,532
FNMA POOL #FM5754 3.5% 03-01-2037 BEO	**	142,995
FNMA POOL #FM5783 3% 06-01-2038 BEO	**	832,120
FNMA POOL #FM5828 4% 10-01-2048 BEO	**	1,383,172
FNMA POOL #FM5904 2.5% 02-01-2051 BEO	**	416,894
FNMA POOL #FM5931 2.5% 02-01-2051 BEO	**	1,081,294
FNMA POOL #FM5940 2% 02-01-2051 BEO	**	1,788,656
FNMA POOL #FM5944 2.5% 01-01-2051 BEO	**	789,726
FNMA POOL #FM6015 3.5% 08-01-2039 BEO	**	212,459
FNMA POOL #FM6117 3% 11-01-2048 BEO	**	365,264
FNMA POOL #FM6134 3% 03-01-2040 BEO	**	757,045
FNMA POOL #FM6343 2% 03-01-2051 BEO	**	190,769
FNMA POOL #FM6400 2% 03-01-2051 BEO	**	1,216,639
FNMA POOL #FM6418 2% 03-01-2051 BEO	**	185,584
FNMA POOL #FM6448 2% 03-01-2051 BEO	**	1,417,915
FNMA POOL #FM6460 2.5% 03-01-2051 BEO	**	579,695
FNMA POOL #FM6555 2% 04-01-2051 BEO	**	1,315,185
FNMA POOL #FM6871 2.5% 04-01-2051 BEO	**	590,353
FNMA POOL #FM7141 4% 02-01-2047 BEO	**	233,884
FNMA POOL #FM7195 2.5% 09-01-2050 BEO	**	486,002
FNMA POOL #FM7210 2% 04-01-2051 BEO	**	2,900,254
FNMA POOL #FM7304 2.5% 05-01-2051 BEO	**	491,444
FNMA POOL #FM7518 2.5% 06-01-2051 BEO	**	5,607,672
FNMA POOL #FM7630 2.5% 06-01-2051 BEO	**	491,492
FNMA POOL #FM7675 2.5% 06-01-2051 BEO	**	868,041
FNMA POOL #FM7676 2.5% 06-01-2051 BEO	**	197,266
FNMA POOL #FM7727 2.5% 06-01-2051 BEO	**	194,692
FNMA POOL #FM7741 2.5% 05-01-2051 BEO	**	470,980
FNMA POOL #FM7786 4% 01-01-2049 BEO	**	722,900
FNMA POOL #FM7796 4% 06-01-2048 BEO	**	1,045,039
FNMA POOL #FM7900 2.5% 07-01-2051 BEO	**	496,012
FNMA POOL #FM7910 2.5% 07-01-2051 BEO	**	695,264
FNMA POOL #FM7929 3.5% 08-01-2050 BEO	**	514,559
FNMA POOL #FM7960 4% 10-01-2048 BEO	**	2,885,725
FNMA POOL #FM7987 2% 07-01-2051 BEO	**	1,074,847
FNMA POOL #FM8210 3% 04-01-2050 BEO	**	8,213,645
FNMA POOL #FM8315 2.5% 07-01-2051 BEO	**	307,543
FNMA POOL #FM8576 3% 02-01-2050 BEO	**	5,851,370

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #FM8685 3% 09-01-2051 BEO	**	202,959
FNMA POOL #FM8864 2.5% 10-01-2051 BEO	**	1,217,460
FNMA POOL #FM8977 2.5% 09-01-2051 BEO	**	204,103
FNMA POOL #FM9174 2% 10-01-2051 BEO	**	199,360
FNMA POOL #FM9335 2.5% 10-01-2051 BEO	**	407,615
FNMA POOL #FM9387 2% 11-01-2051 BEO	**	598,867
FNMA POOL #FM9579 2% 07-01-2051 BEO	**	3,871,594
FNMA POOL #FNAT5995 3 DUE 05-01-2043 REG	**	90,375
FNMA POOL #G67717 4.0% DUE 11-01-2048 REG	**	592,946
FNMA POOL #MA0006 4% 03-01-2039 BEO	**	6,046
FNMA POOL #MA0214 5% 10-01-2029 BEO	**	180,534
FNMA POOL #MA0243 5% 11-01-2029 BEO	**	148,671
FNMA POOL #MA0295 5% 01-01-2030 BEO	**	92,048
FNMA POOL #MA0320 5% 02-01-2030 BEO	**	55,994
FNMA POOL #MA0583 4% 12-01-2040 BEO	**	2,281
FNMA POOL #MA0706 4.5% 04-01-2031 BEO	**	79,638
FNMA POOL #MA0734 4.5% DUE 05-01-2031 BEO	**	270,093
FNMA POOL #MA0776 4.5% DUE 06-01-2031 BEO	**	275,957
FNMA POOL #MA0816 4.5% 08-01-2031 BEO	**	213,209
FNMA POOL #MA0913 4.5% 11-01-2031 BEO	**	186,183
FNMA POOL #MA0939 4.5% 12-01-2031 BEO	**	199,290
FNMA POOL #MA0968 4.5% 12-01-2031 BEO	**	46,512
FNMA POOL #MA1044 3% DUE 04-01-2042 BEO	**	64,980
FNMA POOL #MA1045 3% 04-01-2027 BEO	**	354,985
FNMA POOL #MA1125 4 07-01-2042 BEO	**	146,295
FNMA POOL #MA1146 4% 08-01-2042 BEO	**	1,642,097
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	120,362
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	138,879
FNMA POOL #MA1213 3.5% DUE 10-01-2042 BEO	**	118,023
FNMA POOL #MA1221 4.5% 09-01-2042 BEO	**	32,127
FNMA POOL #MA1253 4% 11-01-2042 BEO	**	487,053
FNMA POOL #MA1272 3% 12-01-2042 BEO	**	527,725
FNMA POOL #MA1373 3.5% 03-01-2043 BEO	**	323,759
FNMA POOL #MA1458 3% 06-01-2043 BEO	**	443,197
FNMA POOL #MA1463 3.5% 06-01-2043 BEO	**	743,578
FNMA POOL #MA1508 3.5% 07-01-2043 BEO	**	210,761
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	229,168
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	28,119
FNMA POOL #MA1546 3.5% DUE 08-01-2043 BEO	**	273,786
FNMA POOL #MA1547 4% 08-01-2043 BEO	**	191,240
FNMA POOL #MA1553 2.5% 08-01-2028 BEO	**	716,482
FNMA POOL #MA1582 3.5% DUE 09-01-2043 BEO	**	1,363,394
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	159,351
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	637,405
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	141,611
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	509,800
FNMA POOL #MA1664 4.5% 11-01-2043 BEO	**	345,646
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	121,634

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	456,127
FNMA POOL #MA1728 5% 11-01-2033 BEO	**	55,790
FNMA POOL #MA2110 3.5% 12-01-2034 BEO	**	848,302
FNMA POOL #MA2138 3.5% 01-01-2035 BEO	**	518,139
FNMA POOL #MA2320 3% 07-01-2035 BEO	**	260,938
FNMA POOL #MA2373 2.5% 08-01-2030 BEO	**	79,971
FNMA POOL #MA2516 3% 01-01-2046 BEO	**	400,341
FNMA POOL #MA2523 3% 02-01-2036 BEO	**	1,035,819
FNMA POOL #MA2579 3% 04-01-2036 BEO	**	799,183
FNMA POOL #MA2670 3% 07-01-2046 BEO	**	1,228,863
FNMA POOL #MA2672 3% 07-01-2036 BEO	**	2,951,531
FNMA POOL #MA2707 3% 08-01-2036 BEO	**	6,280,025
FNMA POOL #MA2728 2.5% 08-01-2031 BEO	**	661,148
FNMA POOL #MA2749 2.5% 09-01-2036 BEO	**	1,003,467
FNMA POOL #MA2773 3% 10-01-2036 BEO	**	3,294,978
FNMA POOL #MA2798 2.5% 10-01-2031 BEO	**	197,327
FNMA POOL #MA2806 3% DUE 11-01-2046 REG	**	1,069,421
FNMA POOL #MA2832 3% 12-01-2036 BEO	**	2,978,927
FNMA POOL #MA2863 3% DUE 01-01-2047 BEO	**	3,385,396
FNMA POOL #MA2913 2.5% 02-01-2032 BEO	**	158,778
FNMA POOL #MA2930 4% 03-01-2047 BEO	**	158,072
FNMA POOL #MA2960 4% 04-01-2047 BEO	**	907,982
FNMA POOL #MA2995 4% 05-01-2047 BEO	**	757,057
FNMA POOL #MA3058 4% 07-01-2047 BEO	**	212,406
FNMA POOL #MA3088 4% 08-01-2047 BEO	**	1,409,021
FNMA POOL #MA3149 4% 10-01-2047 BEO	**	540,395
FNMA POOL #MA3182 3.5% 11-01-2047 BEO	**	2,686,799
FNMA POOL #MA3183 4% 11-01-2047 BEO	**	255,451
FNMA POOL #MA3210 3.5% 12-01-2047 BEO	**	49,765
FNMA POOL #MA3211 4% DUE 12-01-2047 BEO	**	610,876
FNMA POOL #MA3239 4% 01-01-2048 BEO	**	1,752,943
FNMA POOL #MA3305 3.5% 03-01-2048 BEO	**	16,132,412
FNMA POOL #MA3310 4% 03-01-2038 BEO	**	3,066
FNMA POOL #MA3333 4% 04-01-2048 BEO	**	104,009
FNMA POOL #MA3356 3.5% 05-01-2048 BEO	**	3,873,411
FNMA POOL #MA3383 3.5% 06-01-2048 BEO	**	14,130,160
FNMA POOL #MA3385 4.5% 06-01-2048 BEO	**	753,847
FNMA POOL #MA3442 3.5% 08-01-2048 BEO	**	1,521,736
FNMA POOL #MA3564 4.5% 01-01-2049 BEO	**	363,492
FNMA POOL #MA3879 4.5% 12-01-2049 BEO	**	3,077,062
FNMA POOL #MA3897 3% 01-01-2035 BEO	**	2,014,315
FNMA POOL #MA3937 3% 02-01-2050 BEO	**	3,059,506
FNMA POOL #MA3945 4.5% DUE 02-01-2050 BEO	**	1,799,609
FNMA POOL #MA3960 3% 03-01-2050 BEO	**	1,735,557
FNMA POOL #MA3997 3% 04-01-2050 BEO	**	822,233
FNMA POOL #MA4093 2% 08-01-2040 BEO	**	1,462,623
FNMA POOL #MA4108 2.5% DUE 08-01-2050 BEO	**	980,283
FNMA POOL #MA4119 2% 09-01-2050 BEO	**	6,254,436

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA4128 2% 09-01-2040 BEO	**	1,326,651
FNMA POOL #MA4157 1.5% 10-01-2050 BEO	**	832,139
FNMA POOL #MA4158 2% DUE 10-01-2050 BEO	**	10,739,070
FNMA POOL #MA4181 1.5% 11-01-2050 BEO	**	1,803,839
FNMA POOL #MA4182 2% 11-01-2050 BEO	**	6,098,352
FNMA POOL #MA4209 1.5% 12-01-2050 BEO	**	7,690,357
FNMA POOL #MA4232 2% 01-01-2041 BEO	**	364,346
FNMA POOL #MA4237 2% DUE 01-01-2051 BEO	**	4,488,393
FNMA POOL #MA4255 2% 02-01-2051 BEO	**	20,283,982
FNMA POOL #MA4268 2% 02-01-2041 BEO	**	3,532,991
FNMA POOL #MA4281 2% 03-01-2051 BEO	**	958,330
FNMA POOL #MA4306 2.5% 04-01-2051 BEO	**	18,155,752
FNMA POOL #MA4325 2% DUE 04-01-2051 BEO	**	3,542,681
FNMA POOL #MA4333 2% 05-01-2041 BEO	**	17,138,294
FNMA POOL #MA4334 2.5% 05-01-2041 BEO	**	2,117,910
FNMA POOL #MA4366 2.5% 06-01-2041 BEO	**	3,904,122
FNMA POOL AM8674 2.81% 04-01-2025	**	177,409
FNMA POOL AT3389 3 DUE 08-01-2043 REG	**	241,160
FNMA POOL AU4346 3.5 DUE 07-01-2043 REG	**	428,408
FNMA POOL CA0243 4.5% DUE 08-01-2047	**	186,445
FNMA POOL#CA1535 3.5% 02-01-2048 REG	**	6,522,779
FNMA PREASSIGN 00800 5.5 03-25-2033	**	42,525
FNMA REMIC 2004-40 CL-FY FRN 05-25-2034	**	830,282
FNMA REMIC 2017-77 CL-CA 2.0% DUE 10-25-2047	**	833,881
FNMA REMIC SER 2015-M7 CLS A2 2.59% 12-25-2024	**	916,625
FNMA REMIC SER 03-85 CL PZ 5% 09-25-2033REG	**	1,915,565
FNMA REMIC SER 10-21 CL FA FLTG 03-25-2040	**	2,482,947
FNMA REMIC SER 12-128 CL JC 1.5% 09-25-2042	**	1,743,663
FNMA REMIC SER 12-20 CL-BD 2.0% 01-25-2031	**	1,940,675
FNMA REMIC SER 13-129 CL WT 2.5% DUE 11-25-2027	**	138,587
FNMA REMIC SER 13-135 CL GA 3.0% 07-25-2032	**	150,236
FNMA REMIC SER 13-37 CL JA 1.75% DUE 06-25-2042	**	230,595
FNMA REMIC SER 16-49 CL-BA 2.5% 11-25-2041	**	380,549
FNMA REMIC SER 16-60 CL Q 1.75% 09-25-2046	**	1,042,943
FNMA REMIC SER 18-41 CL QB 3.5% FIXED 11-25-2043	**	1,375
FNMA REMIC SER 2003-W1 CL IA-1 5.00983 12-25-2042	**	77,274
FNMA REMIC SER 2003-W15 CL 1A1 6.5 07-25-2043	**	43,289
FNMA REMIC SER 2005-70 CL NA 5.5 08-25-2035	**	20,121
FNMA REMIC SER 2007-73 CL A1 FLT RT 07-25-2037	**	151,645
FNMA REMIC SER 2012-19 CL BG 2.0% 12-25-2039	**	34,411
FNMA REMIC SER 2013-133 CL-LA 3.0% 01-25-2033	**	487,310
FNMA REMIC SER 2013-9 CL CB 5.50 04-25-2042	**	1,846,407
FNMA REMIC SER 2014-87 CL-JB 3.0% 01-25-2045	**	671,295
FNMA REMIC SER 2014-M1 CL A2 FLTG RT 07-25-2023	**	240,646
FNMA REMIC SER 2015-33 CL-P 2.5% DUE 06-25-2045	**	1,180,575
FNMA REMIC SER-2018-MP CL-APT2 VAR 04-25-2028	**	211,575
FNMA REMIC SR 10-134 CL DJ 2.25% 03-25-2039	**	59,180
FNMA REMIC SR 12-128 CL QC 1.75% 06-25-2042	**	254,368

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC SR 12-146 CL KC 2.0% 11-25-2042	**	204,503
FNMA REMIC SR 13-129 CL CE 2.5% 10-25-2031	**	136,009
FNMA REMIC SR 2009-88 CL-MA 4.5% 10-25-2039	**	35,906
FNMA REMIC SR 2017-46 CLLB 3.5 12-25-2052	**	341,715
FNMA REMIC SR 2018-21 CL CA 3.5% 04-25-2045	**	2,194,273
FNMA REMIC SR 2019-M19 CL A2 2.56% 12-31-2049	**	534,840
FNMA REMIC TR 18-35 CL-EA 3.0% 05-25-2048	**	5,704,896
FNMA REMIC TR 1994-29 CL Z 6.5 02-25-2024	**	7,595
FNMA REMIC TR 2001-81 CL-HE 6.5 01-25-2032	**	264,807
FNMA REMIC TR 2004-38 CL-FK FLTG RATE 05-25-2034	**	112,032
FNMA REMIC TR 2004-W1 CL-1A7 5.681 11-25-2043	**	201,578
FNMA REMIC TR 2005-64 CL-PL 5.5% 07-25-2035	**	317,992
FNMA REMIC TR 2005-84 CL-XM 5.75 10-25-2035	**	674,382
FNMA REMIC TR 2006-30 CL-KF VAR RATE 05-25-2036	**	43,563
FNMA REMIC TR 2006-48 CL-TF VAR RATE 06-25-2036	**	17,005
FNMA REMIC TR 2006-9 CL-KZ 6 03-25-2036	**	107,423
FNMA REMIC TR 2007-100 CL-YF FLT RATE DUE 10-25-2037	**	278,770
FNMA REMIC TR 2009-29 CL-LA VAR RATE 05-25-2039	**	507,335
FNMA REMIC TR 2009-62 CL-HJ 6 05-25-2039	**	59,562
FNMA REMIC TR 2009-73 CL-AB 4.0% 09-25-2029	**	1,510,699
FNMA REMIC TR 2009-87 CL-NF VAR RATE 11-25-2039	**	544,027
FNMA REMIC TR 2009-W1 CL-A 6.0% DUE 12-25-2049 REG	**	41,698
FNMA REMIC TR 2010-107 CL-KF FLTG RATE 03-25-2036	**	119,698
FNMA REMIC TR 2010-134 CL-KZ PRIN ONLY 4.5 12-25-2040	**	295,899
FNMA REMIC TR 2010-135 CL-BM 4.0% DUE 12-25-2040	**	1,079,824
FNMA REMIC TR 2010-26 CL-F FLTG RATE DUE 11-25-2036	**	2,351,447
FNMA REMIC TR 2010-43 CL-MC 3.5 DUE 05-25-2040 REG	**	15,276
FNMA REMIC TR 2011-44 CL-EB 3 05-25-2026	**	274,850
FNMA REMIC TR 2012-33 CL-CD 2.0% DUE 03-25-2027	**	698,500
FNMA REMIC TR 2012-54 CL-WA 3.0% DUE 04-25-2032 REG	**	78,014
FNMA REMIC TR 2012-68 CL-NA 2 DUE 03-25-2042 REG	**	762,226
FNMA REMIC TR 2012-90 CL-DA 1.5 03-25-2042	**	122,285
FNMA REMIC TR 2013-118 CL-YA 3.0% DUE 07-25-2028	**	80,497
FNMA REMIC TR 2013-15 CL-CP 1.75% 04-25-2041	**	1,374,218
FNMA REMIC TR 2013-20 CL-YC 1.75% 03-25-2042	**	1,292,678
FNMA REMIC TR 2013-57 CL-DG 3.5 06-25-2028	**	201,229
FNMA REMIC TR 2013-58 CL-KJ 3 DUE 02-25-2043	**	3,090,958
FNMA REMIC TR 2013-59 CL-HC 1.5 06-25-2028	**	192,932
FNMA REMIC TR 2013-6 CL-NE 2.0% DUE 11-25-2032 REG	**	174,690
FNMA REMIC TR 2013-86 CL-LC 3 02-25-2043	**	401,004
FNMA REMIC TR 2013-90 CL-PD 3% 09-25-2042	**	1,560,950
FNMA REMIC TR 2013-93 CL-PJ 3 07-25-2042 REG	**	868,824
FNMA REMIC TR 2013-96 CL-FY VAR RATE 07-25-2042	**	2,281,639
FNMA REMIC TR 2013-M6 CL-1AC VAR RATE DUE 02-25-2043	**	121,244
FNMA REMIC TR 2014-26 CL-HC 2.5 02-25-2028	**	708,418
FNMA REMIC TR 2014-32 CL-DK 3.0% 08-25-2043	**	443,349
FNMA REMIC TR 2015-53 CL-MA 2.5 06-25-2045	**	1,312,195
FNMA REMIC TR 2015-79 CL-FE VAR RATE 11-25-2045	**	151,931

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2016-10 CL-MA 1.5 10-25-2044	**	327,414
FNMA REMIC TR 2016-100 CL-WF VAR RATE 01-25-2047	**	2,699,955
FNMA REMIC TR 2016-12 CL-EG 2 05-25-2032	**	734,809
FNMA REMIC TR 2016-14 CL-PN 4% 01-25-2046	**	795,774
FNMA REMIC TR 2016-2 CL-WA 3.5 05-25-2041	**	204,311
FNMA REMIC TR 2016-25 CL-A 3% 11-25-2042	**	530,966
FNMA REMIC TR 2016-75 CL-LA 2.5% DUE 05-25-2045 REG	**	790,922
FNMA REMIC TR 2016-84 CL-DF VAR RATE 11-25-2046	**	1,796,097
FNMA REMIC TR 2016-97 CL-CF VAR RATE 12-25-2056	**	511,803
FNMA REMIC TR 2020-77 CL-DP .75% 11-25-2050	**	5,805,851
FNMA REMIC TR 2021-M900 CL-A1 .833% 12-25-2030	**	1,882,766
FNMA REMIC TR SER 06-106 CL FC FLTG DUE 11-25-2036 REG	**	556,824
FNMA REMIC TR SER 13-99 CL BD 2% 08-25-2041	**	304,579
FNMA REMIC TR SER 1994-15 CL ZK 5.5 GTD MTG PASS THRU CTF DUE 02-25-2024 REG	**	63,821
FNMA REMIC TR SER 2013-12 CL-P 1.75% DUE 11-25-2041 REG	**	1,054,887
FNMA REMIC TR SR 12-128 CL WB 1.5% 10-25-2032	**	1,197,644
FNMA REMIC TR SR 2010-130 CL-EF VAR RATE 11-25-2040	**	96,415
FNMA REMIC TR SR 2010-135 CL-CA 2.0% 04-25-2040	**	129,222
FNMA REMIC TRANCHE SR 2019-M21 CL 1A1 1.95% 12-31-2049	**	4,385,501
FNMA REMICSER 2012-49 CL-QJ 1.75% 12-25-2040	**	35,045
FNMA SER 07-15 CL CF FLT RT DUE 03-25-2037 REG	**	195,754
FNMA SER 10-118 CLS FN VAR RT 10-25-2040	**	6,822,160
FNMA SER 10-57 CL HA 3.5% 02-25-2040	**	100,324
FNMA SER 12-139 CL CA 2.0% 11-25-2042 REG	**	721,615
FNMA SER 12-35 CL PL 2.0% DUE 11-25-2041 REG	**	223,166
FNMA SER 12-68 CLS CA 1.5 05-25-2031	**	538,885
FNMA SER 12-93 CL FL FLTG DUE 09-25-2032 BEO	**	975,826
FNMA SER 13-137 CL BA 1.5% 01-25-2029	**	1,106,859
FNMA SER 13-4 CLS GB 3.92 02-25-2043	**	564,655
FNMA SER 13-44 CLS PB 1.75% DUE 01-25-2043	**	603,830
FNMA SER 13-6 CLS NC 1.5% 11-25-2032	**	1,208,298
FNMA SER 14-35 CLS CA 3.5 06-25-2044	**	1,197,686
FNMA SER 14-67 CL HC 3.0% 03-25-2044	**	39,650
FNMA SER 15-79 CLS FA FLTG 11-25-2045	**	5,294,064
FNMA SER 16-2 CLS HA 3 12-25-2041	**	536,506
FNMA SER 16-8 CLS HA 3.0% 06-25-2027	**	222,705
FNMA SER 18-70 CLS HA 3.5% 10-25-2056	**	8,295,692
FNMA SER 19-28 CL FJ FLTG DUE 06-25-2059 REG	**	2,425,776
FNMA SER 2010-54 CL FT FRN 04-25-2037	**	1,407,547
FNMA SER 2010-58 CL NK 3% 05-25-2040	**	10,757
FNMA SER 2010-64 CL DM 05/01/2010 5 06/25/2040	**	121,113
FNMA SER 2011-146 CL NB 4 09-25-2041	**	46,700
FNMA SER 2011-4 CL PK 3.0% 04-25-2040	**	40,030
FNMA SER 2012-102 CL GA 1.375 DUE 09-25-2027 REG	**	1,443,226
FNMA SER 2012-145 CL DC 1.5 DUE 01-25-2028	**	281,125
FNMA SER 2012-28 CL B 6.5 06-25-2039	**	25,763
FNMA SER 2013-23 CL-NH 2% 03-25-2028	**	337,294
FNMA SER 2013-9 CL BC 6.5 07-25-2042	**	1,080,670

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA SER 2013-M7 CL A2 2.28 12-27-2022	**	107,107
FNMA SER 2016-76 CL-ME 3.0% 01-25-2046	**	2,412,283
FNMA SER 2017-M12 CL A2 FLTG RT 06-25-2027	**	343,365
FNMA SER 2017-M5 CL A2 3.303% 04-25-2029	**	244,978
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	528,375
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	252,610
FNMA SER 2018-17 CL EA 3.5% DUE 11-25-2047	**	501,469
FNMA SER 2018-M10 CLS A1 VAR RT 07-25-2028	**	2,315,856
FNMA SER 2018-M2 CL A1 VAR 01-25-2028	**	1,884,847
FNMA SER 2018-M3 CL A2 3.1935% 02-25-2030	**	377,271
FNMA SER 2018-M4 CL A2 VAR RT DUE 03-25-2028 REG	**	485,465
FNMA SER 2019-M18 CL A1 2.079% 04-25-2029	**	9,146,990
FNMA SER 2019-M25 CLS A1 2.142 09-25-2029	**	8,804,948
FNMA SER 2019-M4 CL A2 3.61% 02-25-2031 REG	**	452,436
FNMA SER 21-M2G CL A1 1.198% 03-25-2031 REG	**	6,410,142
FNMA SER 3877 CL FA VAR RT 11-15-2040	**	249,023
FNMA SER 4544 CL CA 3.5 06-15-2042	**	268,336
FNMA SERIES 2013-96 CLASS YA 3.5 09-25-2038	**	63,266
FNMA SR 06-101 CL FC VAR RT 07-25-2036	**	159,898
FNMA SR 12-107 CL-AJ 1.75 12-25-2031	**	844,653
FNMA SR 13-54 CL-CA 3.0% 06-25-2033	**	3,497,231
FNMA SR 18-M14 CL A1 FLTG 08-25-2028	**	88,908
FNMA SR 19-60 CL BA 2.5% 10-25-2049	**	174,411
FNMA SR 1993-G31 CL-PW 7.0% 09-25-2023	**	644,089
FNMA SR 2013-26 CL-JD 3.0% 04-25-2033	**	2,300,331
FNMA SR 2017-30 CL-VG 3 06-25-2030	**	1,045,919
FNMA SR 2017-M7 CL A2 VAR RT 02-25-2027	**	235,102
FNMA SR 2018-M13 CL A1 VAR DUE 03-25-2030 REG	**	1,364,688
FNMA SR 2019-37 CL-AC 3.5% 12-25-2044	**	1,040,728
FNMA SR 2019-M21 CL 2A1 2.0% 01-25-2030	**	2,795,181
FNMA TRANCHE 00689 1.875 09-24-2026	**	246,674
FNMA TRANCHE 00766 2.25 12-25-2032	**	790,814
FNMA TRANCHE 05-25-2027	**	412,132
FNMA TRANCHE 05-25-2027	**	214,095
FNMA TRANCHE 12-25-2026	**	465,574
FNMA TRANCHE 2 01-05-2022	**	6,020,647
FNMA TRANCHE 2.15656 10-25-2023	**	1,399,448
FNMA TRANCHE 2.875% 09-12-2023	**	414,791
FNMA TRANCHE 3 01-25-2046	**	230,987
FNMA TRANCHE 3.5 08-25-2042	**	291,200
FNMA TRANCHE 3.5 10-25-2042	**	727,475
FNMA TRANCHE SER 2013-1 CL LA 1.25 02-25-2028	**	1,558,100
FNMA TRANCHE SER 2018-57 CL QA 4.5% DUE 05-25-2046 REG	**	720,863
FNMA TRUST 2004 W-2 CL 2A-2 7 02-25-2044	**	20,318
FNMA VAR 07-25-2024	**	1,037,208
FNMAREMIC SER 13-126 CL VH 4% FIXED 02-25-2025 REG	**	156,021
FOCUS FINL PARTNERS INC CL A CL A	**	1,475,084
FOMENTO ECONOMICO MEXICANO S A B DE C V 3.5% DUE 01-16-2050	**	220,219

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FOOT LOCKER INC COM	**	3,192,756
FORD CR AUTO LEASE .24% DUE 04-15-2024	**	2,976,628
FORD CR AUTO LEASE .26% DUE 02-15-2024	**	459,101
FORD CR AUTO LEASE 1.85% DUE 03-15-2023	**	1,531,079
FORD CR AUTO LEASE 1.88% DUE 05-15-2023	**	318,668
FORD CR AUTO OWNER 1.61% DUE 10-17-2033	**	710,611
FORD CR AUTO OWNER 1.91% DUE 05-15-2034	**	1,192,170
FORD CR AUTO OWNER FLTG RT 2018-A CL A4 3.16% DUE 10-15-2023	**	593,406
FORD CR AUTO OWNER TR 2020-C ASSET BACKED NT CL A-2 .25% DUE 09-15-2023 REG	**	1,324,560
FORD CR AUTO OWNER TR SER 2021-A CL A-4 .49% DUE 09-15-2026 REG	**	1,177,858
FORD CR AUTO OWNER TR SER 2021-A CL C .83% DUE 08-15-2028 REG	**	977,581
FORD CR AUTO OWNER TR SER 20-A CL A3 1.04% 08-15-2024	**	1,983,353
FORD CR FLOORPLAN MASTER OWNER SER 19-2 CL A 3.32% 04-15-2026	**	2,454,273
FORD CR FLOORPLAN MASTER OWNER TR A SER 20-2 CL A 1.06% DUE 09-15-2027 REG	**	1,015,312
FORD CREDIT CANADA FRN GTD SNR 01/2022 CAD1	**	1,742,130
FORD FNDTN 2.815% DUE 06-01-2070	**	243,587
FORD MOTOR CR CO LLC 1% EMTN 10/02/2023 DUAL CURR 1.744% DUE 07-19-2024	**	1,736,146
FORD MOTOR CREDIT CO LLC 2.979% DUE 08-03-2022	**	3,517,745
FORD MOTOR CREDIT CO LLC 2.748% DUE 06-14-2024	**	136,530
FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01	**	103,206
FORD MTR CR CO LLC 4.134% DUE 08-04-2025	**	424,500
FORD MTR CR CO LLC 3.219% DUE 01-09-2022	**	2,500,000
FORD MTR CR CO LLC 3.339% DUE 03-28-2022	**	560,980
FORD MTR CR CO LLC 3.37% DUE 11-17-2023	**	206,274
FORD MTR CR CO LLC 4.0% DUE 11-13-2030 BEO	**	322,740
FORD MTR CR CO LLC 4.125% DUE 08-17-2027	**	431,752
FORD MTR CR CO LLC 4.14% DUE 02-15-2023	**	204,760
FORD MTR CR CO LLC 4.389% DUE 01-08-2026	**	1,939,500
FORD MTR CR CO LLC FIXED 0% DUE 03-06-2024	**	475,390
FORD MTR CR CO LLC FIXED 3.087% DUE 01-09-2023	**	1,159,272
FORD MTR CR CO LLC MEDIUM TERM NTS SER BTRANCHE # TR 2 3.55% DUE 10-07-2022	**	1,421,175
FORESTAR GROUP INC COM	**	91,350
FORGEROCK INC CL A CL A	**	252,648
FORMFACTOR INC COM STK	**	1,586,164
FORMOSA ADVANCED T TWD10	**	97,425
FORMOSA CHEM&FIBRE TWD10	**	84,554
FORMOSA PLASTIC TWD10	**	157,564
FORMOSAN RUBBER GP TWD10	**	389,852
FORMULA SYST(1985) ILS1	**	470,432
FORTIS HEALTHCARELIMITED. W.E.F	**	34,843
FORTIS INC 3.055% DUE 10-04-2026	**	312,456
FORTIVE CORP COM MON STOCK	**	13,046,811
FORTNOX AB NPV	**	463,166
FORTUNE BRANDS HOME & SEC INC COM	**	2,384,511
FORUM ENGINEERING NPV	**	119,069
FOUR CORNERS PPTY TR INC COM	**	243,985
FOX CORP 4.03% DUE 01-25-2024	**	4,835,531
FOX CORP 4.709% 01-25-2029	**	319,851

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FOX CORP CL A CL A	**	205,644
FOX CORP CL B CL B	**	90,610
FOX CORP FIXED 3.05% DUE 04-07-2025	**	3,019,047
FRANCE(GOVT OF) 0.5% SNR 25/05/72 EUR1'REGS	**	88,362
FRANCE(GOVT OF) 0.75% SNR 25/05/2052 EUR1	**	1,686,579
FRANCE(GOVT OF) 2% SNR 25/05/2048 EUR1	**	731,652
FRANCE(GOVT OF) 3.25% SNR 25/05/2045 EUR1	**	175,663
FRANCE(GOVT OF) IDX/LKD SNR 25/07/2024 EUR1	**	2,232,230
FRANKLIN COVEY CO COM	**	480,568
FRANKLIN STR PPTYS CORP COM	**	132,001
FREDDIE MAC .6% 09-30-2025	**	25,637,209
FREDDIE MAC 01/02/2051 2% 02-01-2051	**	439,425
FREDDIE MAC 01/03/2051 2% 03-01-2051	**	183,695
FREDDIE MAC 01/07/2051 2.5% 07-01-2051	**	403,356
FREDDIE MAC 01/07/2051 2.5% 07-01-2051	**	3,687,156
FREDDIE MAC 01/07/2051 2.5% 07-01-2051	**	799,717
FREDDIE MAC 01/08/2051 2.5% 08-01-2051	**	392,064
FREDDIE MAC 01/11/2051 2% 11-01-2051	**	398,887
FREDDIE MAC 01/11/2051 2% 11-01-2051	**	294,635
FREDDIE MAC 2% 02-01-2051	**	259,064
FREDDIE MAC 3% 01/06/2050 3% 06-01-2050	**	490,726
FREDDIE MAC 4.5% 01/01/2040 4.5% 01-01-2040	**	3,118,156
FREDDIE MAC FR QC4818 2.5% 08-01-2051	**	296,795
FREDDIE MAC FR QC6551 2.5% 09-01-2051	**	302,431
FREDDIE MAC SER 3914 CL NA 4.0% 06-15-2039	**	357,467
FREDDIE MAC SER 4000 CL PJ 3.0% 01-15-2042	**	39,051
FREDDIE MAC SER 4102 CL CE 1.5% 11-15-2040	**	400,103
FREDDIE MAC SER 4161 CL MA 3% 11-15-2039	**	35,875
FREDDIE MAC STACR REMIC TR 2021-DNA6 NT CL M-2 144A 1.54967% 10-25-2041	**	1,488,138
FREDDIE MAC STACR REMIC TR NT CL M-1 VARRATE 144A .94967% 12-25-2050	**	439,550
FREMF 2015-K45 MTG FLTG RT 3.58857989311% DUE 04-25-2048	**	617,082
FREMF 2015-K45 MTG FLTG RT 3.58857989311% DUE 04-25-2048	**	308,541
FRESENIUS SE&KGAA NPV	**	265,241
FRESH DEL MONTE PRODUCE INC COM STK	**	311,162
FRESHPET INC COM	**	782,834
FRONTDOOR INC COM	**	1,031,074
FRONTIER COMMUNICATIONS PARENT INC COM NPV	**	456,446
FRONTKEN CORPORATI NPV	**	306,097
FS KKR CAP CORP 1.65% 10-12-2024	**	1,668,134
FS KKR CAP CORP COM NEW COM NEW	**	1,507,136
FS KKR CAP CORP SR NT 3.125% 10-12-2028	**	3,983,117
FUBON FINANCIAL HL TWD10	**	681,037
FUCHS PETROLUB SE NON VTG PRF NPV (REG)	**	157,118
FUELCELL ENERGY INC COM USD0.0001(POST REV SPLIT)	**	82,051
FUFENG GROUP LTD	**	11,731
FUJITSU NPV	**	188,267
FULLER H B CO COM	**	7,399,431

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FULLSHARE HOLDINGS HKD0.01	**	249,945
FURYU CORPORATION NPV	**	45,214
G.M.I TECHNOLOGY TWD10	**	8,236
G-7 HOLDINGS INC NPV	**	118,742
GAJAH TUNGGAL IDR500	**	64,020
GALP ENERGIA SGPS EUR1	**	2,769,498
GAMANIA DIGITAL EN TWD10	**	160,501
GAMING & LEISURE PPTYS INC COM	**	503,485
GAP INC COM	**	22,168
GARDEN REACH SHIPB INR10.00	**	72,159
GATES INDL CORP PL COM USD0.01	**	3,868,676
GAZIT GLOBE ILS1	**	335,920
GAZPROM PJSC SPON ADR-EACH REPR 2 ORD SHS	**	2,401,005
GB GROUP ORD GBP0.025	**	202,053
GCAT 2021-NQM7 TR MTG PASSTHRU CTF CL A-1 1.915% 08-25-2066	**	2,394,480
GCL NEW ENERGY HOL HKD0.00416	**	16,912
GDR AP THAILAND PCL COM STK	**	103,067
GE CAP FDG LLC 4.55% 05-15-2032	**	8,881,492
GE CAP INTL FDG CO 4.418% DUE 11-15-2035	**	969,242
GE CAP INTL FDG CO 4.418% DUE 11-15-2035	**	6,454,843
GEA GROUP AG NPV	**	2,266,687
GEELY AUTOMOBILE H HKD0.02	**	726,729
GEN CORP NEW 3.25% DUE 04-15-2023	**	92,181
GEN DYNAMICS CORP 2.25% DUE 11-15-2022	**	904,647
GEN DYNAMICS CORP FIXED 3.25% DUE 04-01-2025	**	1,057,400
GEN DYNAMICS CORP FIXED 4.25% DUE 04-01-2040	**	269,328
GEN MOTORS FINL CO 1.05% DUE 03-08-2024	**	2,879,429
GEN MOTORS FINL CO FIXED 2.75% DUE 06-20-2025	**	2,580,787
GEN MOTORS FINL CO FLT MTN 26/03/2022	**	1,365,537
GEN MTRS CO COM	**	19,840,392
GEN MTRS FINL CO 3.15% DUE 06-30-2022	**	7,174,840
GEN MTRS FINL CO 3.7% DUE 05-09-2023	**	7,631,463
GEN MTRS FINL CO 5.25% DUE 03-01-2026	**	2,322,372
GEN MTRS FINL CO FIXED 4.15% 06-19-2023	**	1,669,396
GEN MTRS FINL CO FIXED 4.35% DUE 01-17-2027	**	85,974
GENERAC HLDGS INC COM STK	**	146,399
GENERAL ELECTRIC CO COM USD0.01(POST REV SPLIT)	**	26,377,724
GENERAL INTERFACE TWD10	**	77,151
GENERAL MOTORS FINANCIAL CO INC 2.4% 04-10-2028	**	703,364
GENERAL MOTORS FINL CO BNDS 3.5% 11-07-2024	**	3,675,275
GENERAL MTRS CO 6.125% DUE 10-01-2025	**	5,171,548
GENERAL MTRS FINL CO INC 1.2% DUE 10-15-2024 BEO	**	456,717
GENERAL MTRS FINL CO INC 1.2% DUE 10-15-2024 BEO	**	2,070,121
GENERAL MTRS FINL CO INC 1.25% DUE 01-08-2026 REG	**	315,204
GENERAL MTRS FINL CO INC 1.5% DUE 06-10-2026 BEO	**	4,469,222
GENERAL MTRS FINL CO INC 1.7% 08-18-2023	**	1,762,773
GENERAL MTRS FINL CO INC 2.7% DUE 06-10-2031 BEO	**	249,393
GENERAL MTRS FINL CO INC FLTG DUE 01-14-2022 REG	**	100,030

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GENERAL MTRS FINL CO INC FLTG RT DUE 01-05-2023	**	3,263,453
GENERAL MTRS FINL CO INC SR NT FLTG RATEDUE 11-17-2023 REG	**	3,431,450
GENERALITAT DE CAT 4.22% SNR 26/04/35 EUR1000	**	148,235
GENESCO INC COM	**	535,563
GENMAB AS DKK1	**	237,139
GENOLUTION INC KRW500	**	89,311
GENPACT LIMITED COM STK USD0.01	**	1,437,513
GENTEX CORP COM	**	9,264,350
GENTHERM INC COM NPV	**	1,701,850
GENWORTH FINL INC COM CL A COM CL A	**	1,137,536
GENWORTH MORTGAGE INSURANCE AUS LTD NPV	**	169,222
GEO GROUP INC(THE) COM USD0.01 NEW	**	628,145
GEORGIA PWR CO 2.1% 07-30-2023	**	2,657,374
GEORGIA PWR CO 2.85% DUE 05-15-2022	**	706,715
GFL ENVIRONMENTAL INC. COM NPV SUB VTG SHS	**	4,613,915
GFT TECHNOLOGIES SE NPV	**	732,554
GHCL INR10	**	165,660
GIGA-BYTE TECH TWD10	**	50,234
GILDAN ACTIVEWEAR INC COM	**	10,858,962
GILEAD SCIENCES 1.2% DUE 10-01-2027	**	241,809
GILEAD SCIENCES 1.95% DUE 03-01-2022	**	771,026
GILEAD SCIENCES 3.65% DUE 03-01-2026	**	485,043
GILEAD SCIENCES INC	**	2,383,423
GILEAD SCIENCES INC .75% DUE 09-29-2023	**	1,149,261
GILEAD SCIENCES INC 2.6% DUE 10-01-2040	**	598,978
GINKGO BIOWORKS HOLDINGS INC COM USD0.0001 CL A	**	238,106
GITLAB INC CL A COM	**	340,692
GLACIER BANCORP INC NEW COM	**	1,321,167
GLAXOSMITHKLINE 2.875% DUE 06-01-2022	**	1,344,952
GLAXOSMITHKLINE 3.375% DUE 05-15-2023	**	202,982
GLAXOSMITHKLINE CAP PLC .534% DUE 10-01-2023 REG	**	2,147,969
GLENCORE FDG LLC 4% DUE 03-27-2027	**	1,727,151
GLOBAL BLOOD THERAPEUTICS INC COM	**	697,563
GLOBAL BRANDS MANU TWD10	**	227,991
GLOBAL E ONLINE LTD COM NPV	**	1,698,852
GLOBAL MEDIACOM IDR100	**	10,157
GLOBAL MIXED-MODE TWD10	**	315,348
GLOBAL PMTS INC 1.2% DUE 03-01-2026	**	4,572,303
GLOBAL PMTS INC 2.15% 01-15-2027	**	773,539
GLOBAL PMTS INC 2.15% 01-15-2027	**	889,068
GLOBAL PMTS INC 2.9% 11-15-2031	**	2,030,907
GLOBAL PMTS INC COM	**	1,476,166
GLOBAL PMTS INC FIXED 2.9% DUE 05-15-2030	**	1,426,828
GLOBAL SHIP LEASE INC	**	388,829
GLOBAL STANDARD TE KRW500	**	176,309
GLOBAL UNICHIP COR TWD10	**	358,537
GLOBE LIFE INC COM	**	8,933,953
GLOBERIDE INC NPV	**	208,582

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GLP CAP L P / GLP FING II INC 5.3% 01-15-2029	**	1,929,840
GLP CAPITAL LP/FIN II 3.25% 01-15-2032	**	1,910,241
GLS AUTO 1.48% DUE 07-15-2027	**	2,078,736
GLS AUTO 1.92% DUE 05-15-2025	**	4,028,655
GLS AUTO 2.96% DUE 05-15-2025	**	3,545,703
GLS AUTO 3.16% DUE 06-16-2025	**	2,043,312
GM FINANCIAL AUTOMOBILE LEASING TRU 2020-2 CL A2A .71% DUE 10-20-2022	**	35,393
GM FINL AUTOMOBILE 1.7% DUE 12-20-2023	**	2,663,403
GM FINL AUTOMOBILE LEASING SER 20-3 CL B.76% 10-21-2024 REG	**	2,284,217
GM FINL AUTOMOBILE LEASING SER 20-3 CL C 1.11% 10-21-2024 REG	**	7,019,048
GM FINL AUTOMOBILE LEASING TR 2020-2 CL A-3 .8% DUE 07-20-2023 REG	**	1,151,741
GM FINL AUTOMOBILE LEASING TR 2020-3 SER20-3 CL A2A .35% 11-21-2022	**	240,121
GM FINL CNSMR 1.9% DUE 03-17-2025	**	8,194,596
GM FINL CNSMR 2.18% DUE 04-16-2024	**	788,831
GM FINL CNSMR 2.97% DUE 11-16-2023	**	456,092
GM FINL CNSMR AUTOMOBILE SER 19-4 CL A4 1.76% DUE 01-16-2025	**	1,517,572
GN STORE NORD DKK4	**	636,487
GNMA .60371% 07-20-2070	**	490,100
GNMA 2.3% DUE 11-16-2051	**	696,223
GNMA 2.35% DUE 07-16-2056	**	309,008
GNMA 2.4% DUE 09-16-2058	**	637,133
GNMA 2.5% DUE 09-16-2056	**	71,273
GNMA 2.5% DUE 10-16-2057	**	523,545
GNMA 2008-047 REMIC CL ML 5.25 DUE 06-16-2038	**	23,027
GNMA 2009-069 CL PV 4 DUE 08-20-2039	**	13,353
GNMA 2009-076 REMIC PASSTHRU MX CL CF 09-16-2039	**	473,192
GNMA 2009-096 REMIC PASSTHRU FT 10-20-2039	**	404,704
GNMA 2010-H22 REMIC PASSTHRU CTF CL FE FLTG RATE 05-20-2059	**	232,263
GNMA 2011-157 REMIC PASSTHRU CL PA 3.0% DUE 03-20-2041	**	205,245
GNMA 2011-H09 CL AF VAR 03-20-2061	**	994,200
GNMA 2012-031 REMIC PASSTHRU CL MJ 2.75 DUE 03-20-2041	**	185,490
GNMA 2012-059 REMIC PASSTHRU CTF CL F 05-20-2042	**	146,283
GNMA 2012-H08 REMIC PASSTHRU CTF CL FS 04-20-2062	**	2,272,629
GNMA 2012-H31 REMIC PASSTHRU SECS CL FD VAR RT 12-20-2062	**	7,612,013
GNMA 2013-088 REMIC PASSTHRU SECS CL LV 2.5% 09-16-2026	**	420,346
GNMA 2013-107 REMIC PASSTHRU CTF CL MX-AD FLTG RT 11-16-2047	**	527,132
GNMA 2013-88 REMIC CL WA VAR RT DUE 06-20-2030 REG	**	152,148
GNMA 2013-H04 REMIC PASSTHRU CTF CL BA 1.65 DUE 02-20-2063	**	2,366
GNMA 2013-H05 REMIC PASSTHRU CL FB FLTG RT 02-20-2062	**	2,728
GNMA 2014-190 REMIC PASSTHRU CTF CL PA FIXED 3.0% 06-20-2044	**	899,997
GNMA 2014-H10 CL FA FLTG RT DUE04-20-2064	**	879,168
GNMA 2015-021 REMIC PASSTHRU CTF CL MX-AF 07-16-2048	**	136,787
GNMA 2015-H27 REMIC PASSTHRU CTF CL FA 09-20-2065	**	3,612,475
GNMA 2015-H31 REMIC PASSTHRU SEC CL FT 11-20-2065	**	894,771
GNMA 2015-H32 REMIC PASSTHRU CTF CL FH 12-20-2065	**	249,997
GNMA 2016-H04 MTG PASSTHRU CTF CL FK 02-20-2066	**	2,802,522
GNMA 2016-H11 REMIC PASSTHRU CTF CL FE 04-20-2066	**	1,727,874
GNMA 2016-H13 REMIC PASS THRU SECS CL FT05-20-2066	**	1,367,902

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA 2016-H19 REMIC PASSTHRU SECS CL FA 09-20-2066	**	414,573
GNMA 2016-H20 REMIC PASSTHRU CTF CL FG 08-20-2066	**	1,812,566
GNMA 2016-H23 REMIC PASSTHRU CTF CL F FLTG RT 10-20-2066	**	1,144,454
GNMA 2016-H26 REMIC PASSTHRU SECS CL MX-FC 12-20-2066	**	82,464
GNMA 2017-121 MTG PASS THRU CTF 3% 07-20-2046	**	9,534
GNMA 2017-153 CL WA DUE 06-20-2036	**	578,816
GNMA 2017-H03 CL FB FLTG 06-20-2066	**	2,629,134
GNMA 2017-H10 REMIC PASSTHRU SECS CL FB FLTG RT 04-20-2067 REG	**	842,980
GNMA 2017-H14 CL FD FLTG 06-20-2067	**	695,054
GNMA 2017-H14 REMIC PASSTHRU CTF CL FB 06-20-2067	**	1,101,681
GNMA 2017-H14 REMIC PASSTHRU CTF CL FE 06-20-2067	**	2,062,780
GNMA 2017-H14 REMIC PASSTHRU CTF CL FG 06-20-2067	**	1,091,266
GNMA 2017-H16 REMIC PASSTHRU CTF CL FG FLTG 07-20-2067 REG	**	19,405,141
GNMA 2017-H16 REMIC PASSTHRU CTF CL FH 07-20-2067	**	20,570,788
GNMA 2018-H08 REMIC SER 2018-H08 CLS KF VAR RT DUE 05-20-2068	**	2,493,552
GNMA 2020-H13 REMIC PASSTHRU CTF .50371%08-20-2070	**	75,520
GNMA 2020-H13 REMIC PASSTHRU CTF .55371%07-20-2070	**	5,349,780
GNMA 2020-H13 REMIC PASSTHRU CTF .55371%07-20-2070	**	6,320,175
GNMA 3% DUE 01-20-2046	**	665,585
GNMA 3% DUE 02-16-2046	**	1,015,417
GNMA 3% DUE 09-16-2039	**	12,928
GNMA 3.5% 09/20/2050 3.5% 09-20-2050	**	1,808,987
GNMA 3.5% DUE 03-20-2046	**	1,093,494
GNMA 4% DUE 04-16-2041	**	245,949
GNMA 4% DUE 07-16-2039	**	17,885
GNMA 5% DUE 03-16-2034	**	151,181
GNMA 5.5% DUE 08-20-2033	**	98,964
GNMA 5.5% DUE 11-20-2037	**	42,599
GNMA 6.5% DUE 08-16-2042	**	299,982
GNMA CL 2007-035 CL TE 6 DUE 06-20-2037	**	30,454
GNMA FIXED 2.35% DUE 05-16-2053	**	330,907
GNMA FIXED 3.5% DUE 02-20-2045	**	41,620
GNMA FLTG RT .4335% DUE 10-20-2060	**	3,438,506
GNMA FLTG RT .6035% DUE 04-20-2061	**	3,657,687
GNMA FLTG RT SER 18-H15 CL FG 08-20-2068 REG	**	116,117
GNMA FLTG RT SER 18-H19 CL FA 12-20-2063 REG	**	16,634,453
GNMA MTG PASS THRU CTF CL FM 02-20-2066	**	7,144
GNMA POOL #3529 5% 03-20-2034 BEO	**	1,602
GNMA POOL #4028 6% 09-20-2037 BEO	**	24,498
GNMA POOL #4041 7% 10-20-2037 BEO	**	122,726
GNMA POOL #4073 6% 01-20-2038 BEO	**	50,714
GNMA POOL #4222 6% 08-20-2038 BEO	**	22,564
GNMA POOL #4245 6% 09-20-2038 BEO	**	265,122
GNMA POOL #4247 7% 09-20-2038 BEO	**	106,334
GNMA POOL #4371 6% 02-20-2039 BEO	**	5,044
GNMA POOL #4423 4.5% 04-20-2039 BEO	**	2,304
GNMA POOL #4447 5% 05-20-2039 BEO	**	48,773
GNMA POOL #4520 5% 08-20-2039 BEO	**	212,304

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #4543 6% 09-20-2039 BEO	**	19,317
GNMA POOL #4602 6% 12-20-2039 BEO	**	3,979
GNMA POOL #4617 4.5% 01-20-2040 BEO	**	167,576
GNMA POOL #4717 6% 06-20-2040 BEO	**	11,640
GNMA POOL #4746 4.5% 07-20-2040 BEO	**	82,537
GNMA POOL #4772 5% 08-20-2040 BEO	**	141,166
GNMA POOL #4774 6% 08-20-2040 BEO	**	167,212
GNMA POOL #4800 4% 09-20-2040 BEO	**	193,746
GNMA POOL #4801 4.5% 09-20-2040 BEO	**	7,517
GNMA POOL #4802 5% 09-20-2040 BEO	**	117,737
GNMA POOL #4833 4% 10-20-2040 BEO	**	660,704
GNMA POOL #4834 4.5% 10-20-2040 BEO	**	27,270
GNMA POOL #4855 5% 11-20-2040 BEO	**	624,495
GNMA POOL #4883 4.5% 12-20-2040 BEO	**	139,227
GNMA POOL #4905 6% 12-20-2040 BEO	**	189,347
GNMA POOL #4923 4.5% 01-20-2041 BEO	**	186,344
GNMA POOL #4945 4% 02-20-2041 BEO	**	110,784
GNMA POOL #497630 SER 2029 6% DUE 02-15-2029 REG	**	409
GNMA POOL #4978 4.5% 03-20-2041 BEO	**	2,785,606
GNMA POOL #4979 5% 03-20-2041 BEO	**	264,981
GNMA POOL #498387 SER 2029 6% DUE 02-15-2029 REG	**	1,438
GNMA POOL #4984 5.5% 03-20-2041 BEO	**	307,387
GNMA POOL #4991 6% 03-20-2041 BEO	**	74,278
GNMA POOL #5016 4% 04-20-2041 BEO	**	99,466
GNMA POOL #5017 4.5% 04-20-2041 BEO	**	232,547
GNMA POOL #5018 5% 04-20-2041 BEO	**	189,806
GNMA POOL #5019 6% 04-20-2041 BEO	**	29,652
GNMA POOL #5115 4.5% 07-20-2041 BEO	**	40,133
GNMA POOL #5140 4.5% 08-20-2041 BEO	**	381,053
GNMA POOL #5189 6% 09-20-2041 BEO	**	88,899
GNMA POOL #521330 SER 2035 5% DUE 05-15-2035 BEO	**	98,201
GNMA POOL #5240 6% 11-20-2041 BEO	**	80,602
GNMA POOL #5259 4% 12-20-2041 BEO	**	54,092
GNMA POOL #5269 6% 12-20-2041 BEO	**	8,011
GNMA POOL #5280 4% 01-20-2042 BEO	**	82,344
GNMA POOL #5305 4% 02-20-2042 BEO	**	493,002
GNMA POOL #543812 SER 2031 6% DUE 02-15-2031 REG	**	7,745
GNMA POOL #586373 5% DUE 02-15-2035 REG	**	3,531
GNMA POOL #594106 SER 2033 4.5% DUE 09-15-2033 BEO	**	35,566
GNMA POOL #595611 SER 2035 5% DUE 01-15-2035 BEO	**	1,466
GNMA POOL #603692 5% 06-15-2034 BEO	**	790
GNMA POOL #604497 5% 07-15-2033 BEO	**	4,231
GNMA POOL #607451 SER 2034 5% DUE 01-15-2034 REG	**	21,956
GNMA POOL #607465 5% DUE 02-15-2034 REG	**	33,707
GNMA POOL #610410 SER 2033 5% DUE 08-15-2033 BEO	**	6,941
GNMA POOL #615656 5% 10-15-2033 BEO	**	4,108
GNMA POOL #623871 5.0% 06-15-2034	**	3,281
GNMA POOL #633701 5.0% 09-15-2033	**	5,661

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #636484 5.0% 03-15-2035	**	4,616
GNMA POOL #637746 5.0% 12-15-2034	**	5,006
GNMA POOL #638222 5% 12-15-2034 BEO	**	2,636
GNMA POOL #643362 5% 10-15-2035 BEO	**	3,933
GNMA POOL #668014 3% 11-15-2044 BEO	**	1,879,652
GNMA POOL #670030 3% 07-15-2045 BEO	**	449,595
GNMA POOL #672676 SER 2038 5.5% DUE 04-15-2038 BEO	**	55,025
GNMA POOL #676754 SER 2038 5.5% DUE 03-15-2038 REG	**	96,760
GNMA POOL #687179 SER 2038 5.5% DUE 04-15-2038 REG	**	50,410
GNMA POOL #687835 6% 08-15-2038 BEO	**	31,187
GNMA POOL #688043 6% 11-15-2038 BEO	**	49,596
GNMA POOL #690922 5.5% 06-15-2038 BEO	**	64,094
GNMA POOL #697586 5.5% 11-15-2038 BEO	**	2,914
GNMA POOL #711379 SER 2038 5.5% DUE 07-15-2038 REG	**	1,775
GNMA POOL #723344 4% 09-15-2039 BEO	**	206,656
GNMA POOL #723430 4.5% 11-15-2039 BEO	**	57,086
GNMA POOL #723616 5% 01-15-2040 BEO	**	560,832
GNMA POOL #726480 5% 11-15-2039 BEO	**	727,621
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	**	61,424
GNMA POOL #733627 5% 05-15-2040 BEO	**	132,926
GNMA POOL #736520 SER 2040 4.5% DUE 04-15-2040 REG	**	242,057
GNMA POOL #737111 FIXED 4.5% 04-15-2040 BEO	**	179,500
GNMA POOL #738108 4.5% 03-15-2041 BEO	**	255,451
GNMA POOL #745243 4% 07-15-2040 BEO	**	230,053
GNMA POOL #771561 4.0% 08-15-2041	**	108,148
GNMA POOL #781804 6% 09-15-2034 BEO	**	130,329
GNMA POOL #781847 6% 12-15-2034 BEO	**	88,393
GNMA POOL #781885 SER 2035 5% DUE 03-15-2035 REG	**	6,704
GNMA POOL #781902 6% 02-15-2035 BEO	**	123,821
GNMA POOL #781958 5% 07-15-2035 BEO	**	7,099
GNMA POOL #782382 5.5% 08-15-2038 BEO	**	11,770
GNMA POOL #782436 6% 10-15-2038 BEO	**	50,164
GNMA POOL #782716 SER 2039 5% DUE 07-15-2039 REG	**	68,918
GNMA POOL #783867 SER 2036 6% DUE 08-15-2036 BEO	**	360,991
GNMA POOL #784106 3.5% 01-20-2046 BEO	**	209,276
GNMA POOL #784119 3% 02-20-2046 BEO	**	319,285
GNMA POOL #784571 3.5% 06-15-2048 BEO	**	5,473,800
GNMA POOL #784985 3.5% 09-20-2048 BEO	**	146,568
GNMA POOL #799706 SER 2042 3.5% DUE 09-15-2042 BEO	**	91,746
GNMA POOL #999999 2% 05-16-2049 BEO	**	751,276
GNMA POOL #999999 2.20000004768% 04-16-2057 BEO	**	347,399
GNMA POOL #AA5649 SER 2042 3.0% 09-15-2042	**	340,485
GNMA POOL #AA5821 3 DUE 11-15-2042 REG	**	509,489
GNMA POOL #AB2892 3.0% 09-15-2042	**	920,467
GNMA POOL #AB3031 SER 2042 3% DUE 10-15-2042 REG	**	132,011
GNMA POOL #AB9108 SER 2042 3% DUE 10-15-2042 BEO	**	2,279,810
GNMA POOL #AB9205 SER 2042 3% DUE 11-15-2042 BEO	**	1,838
GNMA POOL #AB9323 SER 2042 3.5% DUE 09-15-2042 BEO	**	30,685

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #AC3752 3 DUE 12-15-2042 REG	**	196,422
GNMA POOL #AD1034 3% DUE 07-15-2043 REG	**	292,967
GNMA POOL #AD2413 3.5% DUE 05-15-2043 REG	**	125,863
GNMA POOL #AD2414 3.5 DUE 05-15-2043 REG	**	104,441
GNMA POOL #AD4102 SER 2043 3 DUE 07-15-2043 REG	**	714,075
GNMA POOL #AD6086 3.5% 02-15-2050 BEO	**	710,904
GNMA POOL #AE7691 3 DUE 08-15-2043 REG	**	1,045,011
GNMA POOL #AE8109 SER 2044 3.5% DUE 01-15-2044 BEO	**	89,034
GNMA POOL #AF5807 SER 2044 3.5% DUE 01-15-2044 BEO	**	51,539
GNMA POOL #AI6888 3% 05-15-2045 BEO	**	839,319
GNMA POOL #AK6718 3% 01-15-2045 BEO	**	77,101
GNMA POOL #AK7285 3% 03-15-2045 BEO	**	220,827
GNMA POOL #AK7286 3% 03-15-2045 BEO	**	398,121
GNMA POOL #AK7329 3% 04-15-2045 BEO	**	1,569,943
GNMA POOL #AK8997 SER 2045 3% DUE 07-15-2045 BEO	**	392,792
GNMA POOL #AL1539 3% 05-15-2045 BEO	**	76,883
GNMA POOL #AL4608 SER 2045 3% DUE 03-15-2045 BEO	**	985,067
GNMA POOL #AL8635 SER 2045 3% DUE 03-15-2045 BEO	**	1,032,251
GNMA POOL #AM4099 3% 04-15-2045 BEO	**	675,359
GNMA POOL #AM8643 3% 05-15-2045 BEO	**	750,057
GNMA POOL #AM8646 3% 05-15-2045 BEO	**	297,182
GNMA POOL #AN5715 3% 06-15-2045 BEO	**	143,726
GNMA POOL #AN5721 3% 06-15-2045 BEO	**	67,457
GNMA POOL #AN5726 SER 2045 3% DUE 06-15-2045 BEO	**	951,193
GNMA POOL #AN5733 3% 06-15-2045 BEO	**	102,902
GNMA POOL #AN5734 SER 2045 3% DUE 06-15-2045 BEO	**	923,924
GNMA POOL #BD4016 3% 10-15-2049 BEO	**	650,434
GNMA POOL #BL1045X SER 2049 3.5% 10-15-2049	**	461,844
GNMA POOL #BM7534 3.5% 02-20-2050 BEO	**	226,071
GNMA POOL #BM9692 4.5% 07-20-2049 BEO	**	833,251
GNMA POOL #BM9734 4% 10-20-2049 BEO	**	216,927
GNMA POOL #BM9743 4% 11-20-2049 BEO	**	2,145,172
GNMA POOL #BP6203X 3.5% 11-15-2049	**	646,400
GNMA POOL #BP6229 3% 11-15-2049 BEO	**	1,057,891
GNMA POOL #BQ0651 3.5% 11-15-2049 BEO	**	276,377
GNMA POOL #BQ1238 3.5% 10-15-2049 BEO	**	346,914
GNMA POOL #BQ7371 3.5% 11-15-2049 BEO	**	88,766
GNMA POOL #BR6606 3% 02-15-2050 BEO	**	46,099
GNMA POOL #BS1728 4% 01-20-2050 BEO	**	199,420
GNMA POOL #BS1742 4% 02-20-2050 BEO	**	184,552
GNMA POOL #BS1754 4% 03-15-2050 BEO	**	41,356
GNMA POOL #BS1757 4% 03-20-2050 BEO	**	109,970
GNMA POOL #BS5027 3.5% 02-15-2050 BEO	**	33,618
GNMA POOL #BS5195 3.5% 01-15-2050 BEO	**	86,450
GNMA POOL #BS8439 3.5% 05-15-2050 BEO	**	643,846
GNMA POOL #BS8546 2.5% 12-20-2050 BEO	**	461,855
GNMA POOL #BT0812 3% 03-20-2050 BEO	**	1,141,251
GNMA POOL #BT1888 2.5% 12-20-2050 BEO	**	552,426

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #MA0318 3.5% 08-20-2042 BEO	**	1,047,283
GNMA POOL #MA1376 4% 10-20-2043 BEO	**	234,803
GNMA POOL #MA1377 4.5% 10-20-2043 BEO	**	422,812
GNMA POOL #MA1448 3.5% 11-20-2043 BEO	**	7,499
GNMA POOL #MA1839 4% 04-20-2044 BEO	**	275,270
GNMA POOL #MA1997 4.5% 06-20-2044 BEO	**	331,811
GNMA POOL #MA2072 3% 07-20-2044 BEO	**	177,780
GNMA POOL #MA2149 4% 08-20-2044 BEO	**	170,434
GNMA POOL #MA2303 3.5% 10-20-2044 BEO	**	470,131
GNMA POOL #MA2446 4% 12-20-2044 BEO	**	309,296
GNMA POOL #MA2753 3% 04-20-2045 BEO	**	221,313
GNMA POOL #MA2825 3% 05-20-2045 BEO	**	202,429
GNMA POOL #MA2960 3% 07-20-2045 BEO	**	406,441
GNMA POOL #MA3037 5% 08-20-2045 BEO	**	169,730
GNMA POOL #MA3243 3% 11-20-2045 BEO	**	136,987
GNMA POOL #MA3245 4% 11-20-2045 BEO	**	449,753
GNMA POOL #MA3311 4% 12-20-2045 BEO	**	549,828
GNMA POOL #MA3375 3% 01-20-2046 BEO	**	88,001
GNMA POOL #MA3663 3.5% 05-20-2046 BEO	**	517,350
GNMA POOL #MA3737 4% 06-20-2046 BEO	**	751,550
GNMA POOL #MA3802 3% 07-20-2046 BEO	**	217,722
GNMA POOL #MA3803 3.5% 07-20-2046 BEO	**	3,151,979
GNMA POOL #MA3873 3% 08-20-2046 BEO	**	645,415
GNMA POOL #MA3937 3.5% 09-20-2046 BEO	**	237,764
GNMA POOL #MA3939 4.5% 09-20-2046 BEO	**	267,975
GNMA POOL #MA4068 3% 11-20-2046 BEO	**	313,552
GNMA POOL #MA4070 4% 11-20-2046 BEO	**	236,581
GNMA POOL #MA4071 4.5% 11-20-2046 BEO	**	643,125
GNMA POOL #MA4125 2.5% 12-20-2046 BEO	**	530,157
GNMA POOL #MA4127 3.5% 12-20-2046 BEO	**	836,824
GNMA POOL #MA4195 3% 01-20-2047 BEO	**	537,847
GNMA POOL #MA4196 3.5% 01-20-2047 BEO	**	585,997
GNMA POOL #MA4261 3% 02-20-2047 BEO	**	1,603,181
GNMA POOL #MA4263 4% 02-20-2047 BEO	**	319,290
GNMA POOL #MA4321 3.5% 03-20-2047 BEO	**	643,025
GNMA POOL #MA4381 3% 04-20-2047 BEO	**	58,739
GNMA POOL #MA4382 3.5% 04-20-2047 BEO	**	692,138
GNMA POOL #MA4450 3% 05-20-2047 BEO	**	1,026,517
GNMA POOL #MA4510 3.5% 06-20-2047 BEO	**	1,105,117
GNMA POOL #MA4585 3% 07-20-2047 BEO	**	361,396
GNMA POOL #MA4781 5% 10-20-2047 BEO	**	759,100
GNMA POOL #MA4838 4% 11-20-2047 BEO	**	2,180,262
GNMA POOL #MA4899 3% 12-20-2047 BEO	**	1,539,273
GNMA POOL #MA4961 3% 01-20-2048 BEO	**	973,272
GNMA POOL #MA4962 3.5% 01-20-2048 BEO	**	469,586
GNMA POOL #MA4964 4.5% 01-20-2048 BEO	**	313,171
GNMA POOL #MA5018 3% 02-20-2048 BEO	**	103,150
GNMA POOL #MA5019 3.5% 02-20-2048 BEO	**	2,246,759

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #MA5021 4.5% 02-20-2048 BEO	**	1,822,946
GNMA POOL #MA5137 4% 04-20-2048 BEO	**	593,825
GNMA POOL #MA5138 4.5% 04-20-2048 BEO	**	1,095,035
GNMA POOL #MA5265 4.5% 06-20-2048 BEO	**	707,224
GNMA POOL #MA5399 4.5% 08-20-2048 BEO	**	533,955
GNMA POOL #MA5594 3.5% 11-20-2048 BEO	**	777,676
GNMA POOL #MA5877 4.5% DUE 04-20-2049 REG	**	503,608
GNMA POOL #MA6038 3% 07-20-2049 BEO	**	300,193
GNMA POOL #MA6413 5% 01-20-2050 BEO	**	33,368
GNMA POOL #MA6477 4.5% 02-20-2050 BEO	**	522,077
GNMA POOL #MA6603 5% 04-20-2050 BEO	**	37,187
GNMA POOL #MA6999 4.5% 11-20-2050 BEO	**	4,291,954
GNMA POOL AE7613 SER 2043 3 DUE 07-15-2043 REG	**	108,801
GNMA REMIC 2015-H30 CL FD FLT RT 10-20-2065	**	2,423,321
GNMA REMIC SER 10-61 CL KG 4% FIXED DUE 03-16-2040	**	725,425
GNMA REMIC SER 11-116 CL BA 2% DUE 08-16-2026	**	343,691
GNMA REMIC SER 11-128 CL BL 2% DUE 09-16-2026	**	197,556
GNMA REMIC SER 13-H24 CL FB FLTG DUE 09-20-2063	**	2,223,023
GNMA REMIC SER 15-H04 CL FA FLTG DUE 12-20-2064 REG	**	6,064,580
GNMA REMIC SER 2008-032 CL PN 4.2 10-16-2037	**	10,109
GNMA REMIC SR 19-78 CL KP 2.5% 06-20-2049	**	1,877,964
GNMA REMIC SR 2017-H12 CL FL VAR RT 05-20-2067	**	18,475,094
GNMA SER 2017-H01 CL FC FLTG 12-20-2066	**	1,403,244
GNMA SER 09-98 CLS DA 3.25% 07-16-2039	**	1,605,799
GNMA SER 12-H12 CL HD 2.0% 05-20-2062	**	58,184
GNMA SER 13-115 CL PB 02-20-2043	**	112,631
GNMA SER 13-17 CL A 2.5% 10-20-2039	**	126,869
GNMA SER 13-H18 CL EA FLTG DUE 07-20-2063 REG	**	1,990,848
GNMA SER 18-36 CL AM 3.0% 07-20-2045	**	4,913,048
GNMA SER 19-111 CL NA 3.5% 05-20-2048	**	5,835,207
GNMA SER 2.25 DUE 12-16-2041	**	549,903
GNMA SER 2009-061 CL NP 4.0% DUE 08-20-2039	**	370,971
GNMA SER 2010-H010 CL FC FLTG RT DUE 05-20-2060	**	1,509,148
GNMA SER 2013-144 CL DA 3.0% 09-20-2041	**	271,664
GNMA SER 2014-054 CL AC 2.87422 DUE 02-16-2049	**	90,224
GNMA SER 2014-17 CL AM FLTG RT DUE 06-16-2048 REG	**	19,183
GNMA SER 2015-H11 CL FC FLTG RT 5-20-2065	**	1,334,232
GNMA SER 2015-H20 CL FB FLT RT 08-20-2065	**	351,590
GNMA SER 2017-051 CL AB 2.35% 04-16-2057	**	998,138
GNMA SER 2017-H07 CL FG FLTG RT DUE 02-20-2067 REG	**	4,233,752
GNMA SER 2017-H19 CL FA FLTG RT DUE 08-20-2067	**	4,339,195
GNMA SER 2018-38 CL WF FLTG DUE 10-20-2043	**	141,815
GNMA SER 2018-H06 CL PF FLTG 02-20-2068	**	2,870,600
GNMA SER 2018-H07 CL FD FLTG 05-20-2068 REG	**	5,181,484
GNMA SR 2019-H09 CL F-G FLTG RT 05-20-2069	**	4,008,127
GNMA SR 2006-38 CL FZ FLTG DUE 09-16-2035	**	1,182,641
GNMA SR 2010-115 CL DA 2.5% DUE 09-20-2040	**	380,693
GNMA SR 2011-156 CL PD 2.0% 04-20-2040	**	304,387

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA SR 2018-166 CL H-C 3.5% 09-20-2048	**	614,627
GNMA SR 2019-031CL HA 3.0% 07-20-2047	**	590,335
GNMA SR 20-H09 CL FL FLTG RT 05-20-2070	**	1,728,837
GNMA SR 20-H09 CL NF FLTG RT 04-20-2070	**	75,774
GNMAI POOL #783669 3.0% 09-15-2042	**	69,026
GNMAII POOL #004224 SER 2038 7 DUE 08-20-2038 REG	**	86,159
GNMAII POOL #2958 SER 2030 8% DUE 08-20-2030 REG	**	6,357
GNMAII POOL #3879 SER 2036 6% DUE 07-20-2036 REG	**	948
GNMAII POOL #4040 SER 2037 6.5% DUE 10-20-2037 REG	**	7,944
GNMAII POOL #4060 SER 2037 6% DUE 12-20-2037 REG	**	25,477
GNMAII POOL #4099 SER 2038 6% DUE 03-20-2038 REG	**	10,475
GNMAII POOL #4195 SER 2038 6% DUE 07-20-2038 REG	**	3,671
GNMAII POOL #4268 SER 2038 6% DUE 10-20-2038 REG	**	2,743
GNMAII POOL #4291 SER 2038 6% DUE 11-20-2038 REG	**	132,810
GNMAII POOL #4696 SER 2040 4.5% DUE 05-20-2040 REG	**	346,493
GNMAII POOL #4697 SER 2040 5% DUE 05-20-2040 REG	**	82,489
GNMAII POOL #4747 SER 2040 5% DUE 07-20-2040 BEO	**	474,280
GNMAII POOL #4837 SER 2040 6% DUE 10-20-2040 BEO	**	32,167
GNMAII POOL #4922 SER 2041 4% DUE 01-20-2041 BEO	**	143,379
GNMAII POOL #5063 SER 2041 6% DUE 05-20-2041 BEO	**	44,347
GNMAII POOL #5082 SER 2041 4.5% DUE 06-20-2041 BEO	**	161,261
GNMAII POOL #5326 SER 2027 3% DUE 03-20-2027 BEO	**	83,056
GNMAII POOL #783368 SER 2041 4.5% DUE 07-20-2041 BEO	**	553,831
GNMAII POOL #783637 SER 2042 3% DUE 06-20-2042 REG	**	50,719
GNMAII POOL #784825 SER 2049 3.5% DUE 10-20-2049	**	261,853
GNMAII POOL #784905 SER 2050 3.0% DUE 01-20-2050 REG	**	1,131,429
GNMAII POOL #80012 SER 2026 ADJ RT 11-20-2026	**	5,754
GNMAII POOL #80106 1.625% DUE 08-20-2027REG	**	7,484
GNMAII POOL #80397 SER 2030 ADJ RT 04-20-2030	**	858
GNMAII POOL #8358 ADJ RT 01-20-2024	**	2,381
GNMAII POOL #8399 SER 2024 ADJ RT 04-20-2024	**	2,282
GNMAII POOL #8744 SER 2025 ADJ RT 11-20-2025	**	8,538
GNMAII POOL #8770 SER 2025 ADJ RT 12-20-2025	**	9,250
GNMAII POOL #8781 SER 2026 ADJ RT 01-20-2026	**	264
GNMAII POOL #8788 SER 2026 2% DUE 01-20-2026 REG	**	2,570
GNMAII POOL #BS8420 SER 2050 4% DUE 04-20-2050 BEO	**	905,363
GNMAII POOL #G2 MA4654 SER 2047 4.5% DUE08-20-2047 REG GNMAII	**	502,477
GNMAII POOL #MA0023 SER 2042 4% DUE 04-20-2042 REG	**	159,084
GNMAII POOL #MA0073 SER 2027 3% DUE 05-20-2027 REG	**	183,849
GNMAII POOL #MA0272 SER 2027 2.0% DUE 07-20-2027	**	172,506
GNMAII POOL #MA0299 SER 2027 2.5% DUE 08-20-2027 REG	**	382,062
GNMAII POOL #MA0317 3 DUE 08-20-2012 REG	**	576,639
GNMAII POOL #MA0391 SER 2042 3% DUE 09-20-2042 REG	**	739,465
GNMAII POOL #MA0392 SER 2042 3.5 DUE 09-20-2042 REG	**	799,654
GNMAII POOL #MA0462 3.5 DUE 10-20-2042 REG	**	1,112,912
GNMAII POOL #MA0463 4 DUE 10-20-2042 REG	**	805,569
GNMAII POOL #MA0624 3 12-20-2042 REG	**	277,581
GNMAII POOL #MA0626 4 DUE 11-20-2042 REG	**	393,980

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #MA0698 3 01-20-2043 REG	**	394,339
GNMAII POOL #MA0933 SER 2043 3% DUE 04-20-2043 REG	**	330,080
GNMAII POOL #MA1012 SER 2043 3.5% DUE 05-20-2043 REG	**	886,764
GNMAII POOL #MA1995 SER 2044 3.5% DUE 06-20-2044 BEO	**	1,873,342
GNMAII POOL #MA2372 SER 2044 4% DUE 11-20-2044 REG	**	701,801
GNMAII POOL #MA2678 SER 2045 3.5% DUE 03-20-2045 REG	**	742,063
GNMAII POOL #MA2754 SER 2045 3.5% DUE 04-20-2045 REG	**	1,418,650
GNMAII POOL #MA3172 SER 2045 3% DUE 10-20-2045 REG	**	701,949
GNMAII POOL #MA3174 SER 2045 4% DUE 10-20-2045 REG	**	355,785
GNMAII POOL #MA3597 SER 2046 3.5% DUE 04-20-2046 BEO	**	3,522,870
GNMAII POOL #MA3662 SER 2046 3% DUE 05-20-2046 REG	**	1,245,919
GNMAII POOL #MA3736 SER 2046 3.5% DUE 06-20-2046 REG	**	471,759
GNMAII POOL #MA4003 SER 2046 3% DUE 10-20-2046 REG	**	1,963,719
GNMAII POOL #MA4004 SER 2046 3.5% DUE 10-20-2046 REG	**	2,604,348
GNMAII POOL #MA4322 SER 2047 4% DUE 03-20-2047 REG	**	1,031,578
GNMAII POOL #MA4383 SER 2047 4% DUE 04-20-2047 REG	**	429,546
GNMAII POOL #MA4452 4.0% DUE 05-20-2047 REG	**	379,343
GNMAII POOL #MA4511 SER 2047 4% DUE 06-20-2047 REG	**	2,730,724
GNMAII POOL #MA4587 SER 2047 4% DUE 07-20-2047 REG	**	265,990
GNMAII POOL #MA4718 3% DUE 09-20-2047 REG	**	95,407
GNMAII POOL #MA4720 SER 2047 4% DUE 09-20-2047 REG	**	7,248,285
GNMAII POOL #MA4837 SER 2047 3.5% DUE 11-20-2047 REG	**	536,864
GNMAII POOL #MA4900 SER 2047 3.5% DUE 12-20-2047	**	129,056
GNMAII POOL #MA4901 4% 12-20-2047	**	905,060
GNMAII POOL #MA5020 4.0% 02-20-2048	**	638,566
GNMAII POOL #MA5078 4.0% 03-20-2048	**	1,036,881
GNMAII POOL #MA5079 4.5% 03-20-2048	**	95,599
GNMAII POOL #MA5266 SER 2048 5% DUE 06-01-2048 REG	**	147,022
GNMAII POOL #MA5331 4.5% DUE 07-20-2048 REG	**	95,490
GNMAII POOL #MA5529 4.5% 10-20-2048	**	740,352
GNMAII POOL #MA5597 5.0% 11-20-2048 REG	**	28,377
GNMAII POOL #MA5652 SER 2048 4.5% DUE 12-20-2048 REG	**	288,121
GNMAII POOL #MA5762 3.5% DUE 02-20-2049	**	20,993
GNMAII POOL #MA5818 SER 2049 4.5% DUE 03-20-2049 REG MBS	**	798,639
GNMAII POOL #MA5819 SER 2049 5% DUE 03-20-2049 BEO	**	29,425
GNMAII POOL #MA5988 5.0% 06-20-2049	**	133,203
GNMAII POOL #MA6153 3.0% 09-20-2049	**	971,751
GNMAII POOL #MA6342M 5.0% 12-20-2049	**	29,203
GNMAII POOL #MA6474 3.0% 02-20-2050 REG	**	1,759,319
GNMAII POOL #MA6544 4.5% 03-20-2050	**	310,419
GNMAII POOL #MA6659 4.5% 05-20-2050	**	4,304,023
GNMAII POOL #MA6767 3.5% DUE 07-20-2050	**	322,666
GNMAII POOL #MA7254 2.0% DUE 03-20-2051 REG	**	2,770,420
GNMAII POOL #MA7367 SER 2051 2.5% DUE 05-20-2051 REG	**	5,893,365
GNMAII POOL #MA7590 SER 2051 3% DUE 09-20-2051 REG	**	2,845,498
GNMAII POOL MA5711 SER 2049 4.5% DUE 01-20-2049 REG	**	2,416,657
GODADDY INC CL A CL A	**	760,685
GODREJ PROPS LTD DEMAT EQUITY INR 5	**	765,584

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOHEALTH INC CL A CL A	**	28,243
GOLD BULLION BAR .9999-1 OZ	**	12,310,281
GOLD CIRCUIT ELECT TWD10	**	54,771
GOLDEN ST TOB SECURITIZATION CORP 3.714%06-01-2041	**	800,912
GOLDEN ST TOB SECURITIZATION CORP CALIF 1.237% DUE 06-01-2022 REG	**	200,162
GOLDEN ST TOB SECURITIZATION CORP CALIF 3.0% 06-01-2046	**	4,097,422
GOLDEN ST TOB SECURITIZATION CORP CALIF 4.214% DUE 06-01-2050 REG	**	3,699,805
GOLDMAN SACHS 2.905% DUE 07-24-2023	**	4,358,653
GOLDMAN SACHS 3.2% DUE 02-23-2023	**	3,689,235
GOLDMAN SACHS 3.5% DUE 11-16-2026	**	6,653,141
GOLDMAN SACHS 3.691% DUE 06-05-2028	**	1,077,544
GOLDMAN SACHS 3.691% DUE 06-05-2028	**	15,462,754
GOLDMAN SACHS 3.75% DUE 02-25-2026	**	915,813
GOLDMAN SACHS 3.85% DUE 01-26-2027	**	7,693,819
GOLDMAN SACHS 3.85% DUE 07-08-2024	**	7,447,271
GOLDMAN SACHS 4% DUE 03-03-2024	**	4,580,744
GOLDMAN SACHS 4.25% DUE 10-21-2025	**	1,254,652
GOLDMAN SACHS 4.75% DUE 10-21-2045	**	12,911
GOLDMAN SACHS 5.75% DUE 01-24-2022	**	2,331,993
GOLDMAN SACHS 6.75% DUE 10-01-2037	**	340,984
GOLDMAN SACHS CAP II GTD FIXED TO FLTG NORMAL PPS DUE 06-01-2043/06-01-2012 REG	**	5,880
GOLDMAN SACHS FIXED 3.5% DUE 04-01-2025	**	17,257,502
GOLDMAN SACHS FLTG RT .673% DUE 03-08-2024	**	5,959,387
GOLDMAN SACHS FLTG RT 4.017% DUE 10-31-2038	**	573,224
GOLDMAN SACHS GROUP INC .657% DUE 09-10-2024 BEO	**	3,649,496
GOLDMAN SACHS GROUP INC .925% DUE 10-21-2024 BEO	**	4,410,434
GOLDMAN SACHS GROUP INC 1.093% DUE 12-09-2026 REG	**	2,066,892
GOLDMAN SACHS GROUP INC 1.542% DUE 09-10-2027 BEO	**	12,352,006
GOLDMAN SACHS GROUP INC 1.992% DUE 01-27-2032 REG	**	1,055,849
GOLDMAN SACHS GROUP INC 2.6% DUE 02-07-2030	**	1,017,736
GOLDMAN SACHS GROUP INC 2.65% 10-21-2032	**	2,775,518
GOLDMAN SACHS GROUP INC 2.908% 06-05-2023 REG	**	1,462,112
GOLDMAN SACHS GROUP INC 2.908% DUE 07-21-2042 BEO	**	498,562
GOLDMAN SACHS GROUP INC 3.21% DUE 04-22-2042 BEO	**	676,034
GOLDMAN SACHS GROUP INC 3.272% 09-29-2025 REG	**	5,247,329
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	222,337
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	10,894,496
GOLDMAN SACHS GROUP INC 6 45 05 01 6.45 DUE 05-01-2036 BEO	**	123,193
GOLDMAN SACHS GROUP INC COM	**	28,844,653
GOLDMAN SACHS GROUP INC FLTG DUE 10-21-2027 BEO	**	3,870,229
GOLDMAN SACHS GROUP INC FLTG RT 12-06-2023	**	2,000,146
GOLDMAN SACHS GROUP INC FRN 10-28-2027	**	1,674,586
GOLDMAN SACHS GROUP INC SR GLOBAL NT 1.431% 03-09-2027	**	13,427,984
GOLDMAN SACHS MTG SER 2012-GCJ9 CL A3 2.773 DUE 11-10-2045	**	3,792,281
GOLFZON CO LTD KRW500	**	175,934
GOODMAN GROUP NPV	**	519,414
GOODMAN PROPERTY UNIT NZD	**	687,303
GOODYEAR TIRE & RUBBER CO COM	**	3,520,252

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOOSEHEAD INS INC COM CL A COM CL A	**	1,494,229
GOPRO INC CL A CL A	**	615,961
GOSSAMER BIO INC COM USD0.0001	**	338,621
GOVERNMENT NATIONAL MORTGAGE ASSOC 2.5% 05-20-2051	**	402,281
GOVERNMENT NATIONAL MORTGAGE ASSOC 3% 09-20-2047	**	345,186
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7473 3% 07-20-2051	**	1,055,642
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7534 2.5% 08-20-2051	**	975,050
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7534 2.5% 08-20-2051	**	1,615,366
GOVERNMENT NATIONAL MORTGAGE ASSOC GNMA # MA7649 2.5% 10-20-2051	**	249,485
GOVERNMENT NATIONAL MORTGAGE ASSOC POOL #646853 5.5% 08-15-2035 BEO	**	3,544
GOVERNMENT NATL MTG SER 2015-H14 CL FA FLTG RT 06-20-2065	**	2,187,504
GPE BRUXELLES LAM NPV	**	124,130
GPMT 2021-FL4 LTD VAR RT 2.05771% DUE 12-15-2036	**	4,997,710
GPT GROUP NPV (STAPLED SECURITIES)	**	185,890
GRAFTON GROUP PLC	**	140,116
GRAHAM HLDGS CO COM CL B COM	**	437,732
GRAINGER W W INC 1.85% DUE 02-15-2025	**	6,299,772
GRAND BAOXIN AUTO HKD0.01	**	13,258
GRAND PHARMACEUTICAL GROUP LIMITED HKD0.01	**	33,973
GRANITE CONST INC COM	**	611,615
GRAPHIC PACKAGING HLDG CO COM STK	**	1,800,650
GRAY OAK PIPELN 3.45% DUE 10-15-2027	**	417,826
GREAT HALL MG NO.1 FRN M/BKD 03/2039 EUR'A2B'	**	277,728
GREAT HALL MG NO.1 FRN M/BKD 06/2038 EUR'A2B'	**	278,438
GREAT HALL MTGS NO 1 PLC 2007-02 ASSET BACKED NT CL AC 144A 18 JUN 2039	**	366,480
GREAT WEST LIFECO COM NPV	**	144,249
GREATECH TECHNOLOG NPV	**	132,791
GREEN BRICK PARTNERS INC COM	**	2,619,420
GREENBRIER COS INC COM STK	**	6,703,795
GREENHILL & CO INC COM	**	163,737
GREENLIGHT CAPITAL RE LTD CLASS A	**	26,719
GREENPANEL INDUSTR INR1	**	13,638
GREENPOINT MTG FDG TR 2006-OH1 MTG PASSTHRU CTF CL A-1 FLTG 01-25-2037 REG	**	1,086,258
GREGGS ORD GBP0.02	**	1,052,661
GREYWOLF CLO VII LTD SRS 18-7A CL A1 10-20-2031	**	5,248,341
GROCERY OUTLET HLDG CORP COM	**	3,920,739
GROUP 1 AUTOMOTIVE INC COM	**	1,314,611
GRUPA LOTOS SA PLN1.00	**	18,938
GRUPO BIMBO SAB DE CV	**	511,699
GRUPO COM CHEDRAUI NPV B CL'I'	**	76,903
GRUPO FINANCIERO BANORTE S A B DE C V	**	1,168,678
GS BK USA INSTL CTF DEP PROGRAM BOOK ENTDTD 08-12-2021 VAR RT DUE 02-13-2023	**	12,000,000
GS MTG BACKED SECS FLTG RT .89967% DUE 01-25-2052	**	482,826
GS MTG BACKED SECS FLTG RT 2.5% DUE 01-25-2052	**	484,946
GS MTG SECS CORP FLTG RT .8091% DUE 11-21-2035	**	2,140,653
GS MTG SECS CORP TR 2021-ROSS 2.607% 05-15-2026	**	3,417,717
GS MTG SECS SER 2014-GC24 CL A-AB 0.0% DUE 09-10-2047 REG	**	1,099,874
GS MTG SECS TR 1.56% DUE 12-12-2053	**	3,316,740

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GS MTG SECS TR 2015-GC32 COML MTG PASSTHRU CTF CL 3.498% 07-10-2048	**	2,339,501
GS MTG SECS TR 2020-GC45 SR 20-GC45 CL A3 2.63% 02-13-2053	**	2,893,435
GS MTG SECS TR 3.05% DUE 05-10-2049	**	1,830,714
GS MTG SECS TR 3.364% DUE 11-10-2047	**	7,159,793
GS MTG SECS TR 3.469% DUE 11-10-2050	**	1,987,468
GS MTG SECS TR 4.243% DUE 08-10-2046	**	675,129
GS MTG-BACKED SECS FLTG RT 2.5% DUE 12-25-2051	**	96,135
GUARDANT HEALTH INC COM	**	810,162
GUARDIAN LIFE GLOBAL FDG SR SECD TRANCHE# SR 00025 1.25% 11-19-2027	**	1,634,233
GUIDEWIRE SOFTWARE INC COM USD0.0001	**	11,166,924
GUJARAT AMBUJA EXPORTS INR1(POST SUB/DIV)	**	64,274
GUJARAT NARMADA VALLEY FERTILIZERS AND CHEMCIALS LTD	**	183,787
GUJARAT STATE PETR INR10(DEMAT)	**	114,335
GULF KEYSTONE PETE COMSTK	**	336,818
H & E EQUIP SVCS INC COM	**	1,175,723
H&R REAL ESTATE INVT TR	**	1,132,090
H.LUNDBECK A/S DKK5	**	140,365
HACKENSACK MERIDIAN HEALTH INC 2.875% 09-01-2050	**	437,664
HAEMONETICS CORP MASS COM	**	566,096
HAIER SMART HOME CO LTD-H	**	1,064,198
HAITIAN INTL HLDGS HKD0.10	**	1,127,445
HAITONG SECURITIES CO.LTD	**	253,841
HALFORDS GROUP ORD GBP0.01	**	334,964
HALLIBURTON CO 3.5% DUE 08-01-2023	**	167,261
HALLIBURTON CO 3.8% DUE 11-15-2025	**	20,435
HALLIBURTON CO 3.8% DUE 11-15-2025	**	101,097
HALLIBURTON CO COM	**	5,640,359
HAMBURGER HAFEN NPV (REGD) 'A'	**	768,634
HAMILTON CNTY OHIO HEALTH CARE FACS REV 3.756% 06-01-2042 BEO TAXABLE	**	249,570
HAMILTON LANE ALLIANCE HLDGS I UNIT 1 CLA & 1/3 WT EXP	**	462,675
HAMILTON LANE INC CL A CL A	**	2,904,779
HANA FINANCIAL GRP KRW5000	**	2,428,476
HANA MATERIALS INC KRW500	**	129,552
HANA MICROELECTRNC THB1 (NVDR)	**	123,205
HANCOCK WHITNEY CORP	**	4,850,790
HANESBRANDS INC COM STK	**	10,480,497
HANG LUNG GROUP HKD1	**	286,346
HANMI FINL CORP COM NEW COM NEW	**	356,218
HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAP INC COM	**	839,349
HANOVER INS GROUP 4.5% DUE 04-15-2026	**	962,919
HANOVER INS GROUP INC 2.5% 09-01-2030	**	174,189
HANOVER INS GROUP INC COM	**	1,685,956
HANSEN TECHNOLOGIE NPV	**	492,438
HANWHA AEROSPACE CO LTD	**	148,164
HANWHA CORPORATION 3RD PRF KRW5000	**	12,204
HANYANG SECS CO KRW5000	**	74,736
HARBIN ELECTRIC COMPANY LTD	**	107,456
HARBORONE NORTHEAST BANCORP INC COM	**	148,266

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HARBOUR-LINK GROUP MYR0.50	**	23,961
HARDWOODS DISTRIBU COM NPV	**	383,042
HARLEY DAVIDSON COM USD0.01	**	2,826,750
HARLEY-DAVIDSON FIXED 2.35% DUE 10-15-2024	**	2,165,053
HARPOON THERAPEUTICS INC COM	**	29,830
HARTALEGA HOLDINGS NPV	**	122,963
HARTFORD FINL SVCS 4.3 DUE 04-15-2043	**	189,004
HARTFORD FINL SVCS GROUP INC COM	**	7,112,984
HASBRO INC 3.9% DUE 11-19-2029	**	496,595
HCA HEALTHCARE INC COM	**	6,011,928
HCA INC 4.75% 05-01-2023	**	4,404,548
HCL TECHNOLOGIES INR2	**	3,135,681
HDFC BANK LTD INR1	**	2,880,521
HEALIUS LTD NPV	**	1,439,029
HEALTH CARE SVC CORP 1.5% 06-01-2025	**	1,276,664
HEALTH CATALYST INC COM	**	511,296
HEALTHCARE TR AMER 2% DUE 03-15-2031	**	184,715
HEALTHCARE TR AMER 3.1% DUE 02-15-2030	**	331,661
HEALTHPEAK PPTYS FIXED 3% DUE 01-15-2030	**	2,322,133
HEALTHPEAK PPTYS INC 1.35% 02-01-2027	**	2,361,345
HEALTHPEAK PPTYS INC SR NT 2.125% 12-01-2028	**	185,421
HEALTHPEAK PROPERTIES INC 3.5% DUE 07-15-2029	**	86,824
HEALTHPEAK PROPERTIES INC 3.5% DUE 07-15-2029	**	689,168
HEALTHSTREAM INC COM STK ISIN# US42222N1037	**	230,650
HECLA MNG CO COM	**	160,933
HEIDRICK & STRUGGLES INTL INC COM	**	304,579
HEIJMANS CVA EUR0.30	**	550,926
HELEN TROY LTD COM STK	**	12,700,217
HELLOFRESH SE NPV	**	4,149,515
HENKEL AG & CO KGAA NON-VTG PRF NPV	**	449,348
HERAN CO LTD TWD10	**	268,549
HERBALIFE NUTRITION LTD COM STK	**	2,050,757
HERFY FOOD SERVICE SAR10	**	98,253
HERITAGE INS HLDGS INC COM	**	34,957
HERO FDG 2017-2 FIXED 3.28% DUE 09-20-2048	**	124,887
HERO MOTOCORP LTD INR2	**	1,359,832
HERSHEY CO FIXED .9% DUE 06-01-2025	**	2,072,100
HERTZ VEH FING III LLC 2021-1 RENT CAR AST BKD NT 1.21% 12-26-2025	**	3,069,933
HERTZ VEH FING III LLC 2021-1 RENT CAR AST BKD NT 1.56% 12-26-2025	**	2,128,802
HESKA CORP COM RESTRICTED NEW STOCK	**	2,976,959
HESS CORP 6% DUE 01-15-2040	**	12,729
HESS CORP COM STK	**	13,858,416
HEWLETT PACKARD ENTERPRISE CO COM	**	12,467,352
HEXCEL CORP NEW COM	**	1,890,700
HIGHBRIDGE LOAN MANAGEMENT LTD 23/01/2035 0% 01-23-2035	**	350,000
HILAN LTD ILS1	**	422,641
HILLENBRAND INC COM STK	**	6,232,041

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HILLTOP HLDGS INC COM STK	**	436,404
HILTON WORLDWIDE FINANCE LLC TERM LOAN 06-22-2026 BEO	**	283,123
HIM INTL MUSIC INC TWD10	**	165,986
HIMATSINGKA SEIDE INR5	**	53,084
HINDUSTAN PETROL INR10	**	52,311
HIROSE ELECTRIC NPV	**	235,156
HITACHI METALS NPV	**	788,184
HITACHI NPV	**	10,605,205
HO TUNG CHEMICAL TWD10	**	124,281
HOLCIM LTD CHF2 (REGD)	**	2,841,346
HOLLYFRONTIER CORP 2.625% 10-01-2023	**	50,949
HOLLYFRONTIER CORP 5.875% DUE 04-01-2026	**	1,009,820
HOLLYFRONTIER CORP COM	**	2,062,911
HOLOGIC INC COM	**	629,706
HOME BANCORP INC COM STK	**	115,522
HOME BANCSHARES INC COM	**	3,432,863
HOME DEPOT INC 2.5% DUE 04-15-2027	**	5,833,244
HOME DEPOT INC 3.125% DUE 12-15-2049	**	528,957
HOME DEPOT INC 3.3% DUE 04-15-2040 REG	**	456,582
HOME DEPOT INC 3.9% DUE 12-06-2028 REG	**	112,699
HOME DEPOT INC 3.9% DUE 06-15-2047	**	70,336
HOME DEPOT INC COM	**	17,572,768
HOMECO DAILY NEEDS NPV	**	13,174
HOMESTREET INC INC	**	451,464
HOMETRUST BANCSHARES INC COM	**	172,435
HOMOLOGY MEDICINES INC COM	**	95,721
HON HAI PRECISION TWD10	**	1,034,717
HONDA AUTO .82% DUE 07-15-2024	**	2,515,852
HONDA AUTO RECEIVABLES 2021-4 OWNER TR SR 21-4 CL A-3 .88% 01-21-2026	**	5,813,806
HONDA AUTO RECEIVABLES OWNER TR SER 19-3 A3 2.15% 08-15-2023	**	922,727
HONDA AUTO RECEIVABLES OWNER TR SER 21-1 CL A3 .27% DUE 04-21-2025 REG	**	1,939,597
HONDA MOTOR CO NPV	**	1,461,508
HONEYS HOLDINGS CO LTD COMMON STOCK	**	18,584
HONEYWELL INTL INC 1.1% DUE 03-01-2027 BEO	**	4,859,686
HONEYWELL INTL INC 1.35% DUE 06-01-2025 REG	**	2,525,121
HONEYWELL INTL INC COM STK	**	23,593,324
HONG KONG EXCHANGES & CLEAR	**	2,692,808
HORACE MANN EDUCATORS CORP COM	**	2,637,366
HORIZON THERAPEUTICS PLC COM USD0.0001	**	277,590
HORMEL FOODS CORP FIXED .65% DUE 06-03-2024	**	811,428
HORNBACH HLDG KGAA NPV	**	254,775
HOST HOTELS & 3.875% DUE 04-01-2024	**	120,191
HOST HOTELS & RESORTS L P 4.0% 06-15-2025	**	742,438
HOUGHTON MIFFLIN HARCOURT CO COM	**	3,178,269
HOUSING DEVEL FIN INR2	**	4,705,395
HOWARD HUGHES CORP COM STOCK	**	1,201,818
HOWDEN JOINERY GR ORD GBP0.10	**	1,208,204
HOYA CORP NPV	**	10,086,534

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HP INC 2.2% DUE 06-17-2025	**	2,115,719
HP INC 3% DUE 06-17-2027	**	173,632
HSBC HLDGS ORD USD0.50(UK REG)	**	337,393
HSBC HLDGS PLC .976% DUE 05-19-2025 REG	**	983,156
HSBC HLDGS PLC 1.589% DUE 05-24-2027 REG	**	2,999,031
HSBC HLDGS PLC 2.099% DUE 06-04-2026	**	1,995,708
HSBC HLDGS PLC 2.357% DUE 08-18-2031 REG	**	381,434
HSBC HLDGS PLC 3.262% 03-13-2023	**	401,892
HSBC HLDGS PLC 3.262% 03-13-2023	**	1,507,095
HSBC HLDGS PLC 3.9% DUE 05-25-2026	**	1,780,412
HSBC HLDGS PLC 4.25% DUE 08-18-2025	**	215,131
HSBC HLDGS PLC 4.3% DUE 03-08-2026	**	8,770,433
HSBC HLDGS PLC 4.95% DUE 03-31-2030	**	234,903
HSBC HLDGS PLC FIXED 3.95% DUE 05-18-2024	**	1,234,201
HSBC HLDGS PLC FIXED 6.5% DUE 12-31-2049	**	440,592
HSBC HLDGS PLC FLTG RT .732% DUE 08-17-2024	**	4,311,909
HSBC HLDGS PLC FLTG RT 1.645% DUE 04-18-2026	**	1,245,119
HSBC HLDGS PLC FLTG RT 2.251% DUE 11-22-2027	**	903,186
HSBC HLDGS PLC FLTG RT 2.633% DUE 11-07-2025	**	512,957
HSBC HLDGS PLC FLTG RT 2.633% DUE 11-07-2025	**	1,644,539
HSBC HLDGS PLC FLTG RT 2.848% DUE 06-04-2031	**	1,134,099
HSBC HLDGS PLC FLTG RT 2.871% DUE 11-22-2032	**	2,725,616
HSBC HLDGS PLC FLTG RT 4.292% DUE 09-12-2026	**	21,601,890
HSBC HOLDINGS PLC 1.162% 11-22-2024	**	6,535,306
HSBC HOLDINGS PLC 1.75% DUE 07-24-2027 BEO	**	267,456
HSBC HOLDINGS PLC 3.803% 03-11-2025	**	209,910
HSBC HOLDINGS PLC 3.803% 03-11-2025	**	3,148,652
HSBC HOLDINGS PLC 4.041% 03-13-2028	**	1,406,096
HSBC HOLDINGS PLC 4.25 NTS 03-14-2024 USD1000	**	1,320,124
HSBC HOLDINGS PLC 5.25% 31/12/2049	**	1,643,823
HUA HONG SEMICONDUCTOR LIMITED NPV	**	270,256
HUANENG POWER 'H'CNY1	**	200,480
HUATAI SECURITIES CO LTD 'H'CNY1	**	712,907
HUB GROUP INC CL A	**	820,750
HUBBELL INC COM	**	139,333
HUBER & SUHNER AG CHF0.25 (REGD)	**	1,388,362
HUBSPOT INC COM	**	4,115,733
HUDBAY MINERALS IN COM NPV	**	127,630
HUDSON PACIFIC PROPERTIES INC COM	**	4,547,950
HULIC COMPANY LTD	**	30,349
HUMANA AB NPV	**	165,951
HUMANA INC .65% 08-03-2023	**	959,087
HUMANA INC 3.15 DUE 12-01-2022	**	1,992,418
HUMANA INC 3.85% DUE 10-01-2024	**	3,028,309
HUMANA INC 4.5% DUE 04-01-2025	**	185,334
HUMANA INC BNDS 2.9% 12-15-2022	**	2,579,859
HUMANA INC COM	**	6,794,157
HUNT J B TRANS 3.875% DUE 03-01-2026	**	190,326

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HUNTINGTON BANCSHARES INC 2.55% DUE 02-04-2030	**	304,848
HUNTINGTON BANCSHARES INC COM	**	542,568
HUNTINGTON INGALLS INDS INC 3.844% 05-01-2025	**	3,755,889
HUNTINGTON INGALLS INDS INC COM	**	11,834,274
HUNTSMAN CORP COM STK	**	9,210,134
HUSCOMPAGNIET A/S DKK5	**	49,678
HUSKY ENERGY INC FIXED 4.4% DUE 04-15-2029	**	442,939
HUSQVARNA AB SER'B'NPV	**	2,331,437
HUVITZ CO KRW500	**	118,116
HYATT HOTELS CORP 1.3% 10-01-2023	**	100,002
HYATT HOTELS CORP COM CL A COM CL A	**	1,630,971
HYDRO-QUEBEC 8.05 DEB DUE 07-07-2024 REGPUTABLE 7-7-06 @100	**	309,623
HYDRO-QUEBEC DEB DTD 01/30/1992 8.4% DUE01-15-2022 REG	**	140,344
HYOSUNG ADVANCED KRW5000	**	77,627
HYOSUNG TNC CORP KRW5000	**	232,113
HYSTER-YALE MATLS HANDLING INC CL A COM	**	208,829
HYUNDAI AUTO .26% DUE 09-15-2023	**	1,858,932
HYUNDAI AUTO .74% DUE 05-15-2026	**	4,073,555
HYUNDAI AUTO 1.49% DUE 12-15-2027	**	1,635,688
HYUNDAI CAP AMER 2.85% DUE 11-01-2022	**	250,556
HYUNDAI CAP AMER 2.85% DUE 11-01-2022	**	1,403,833
HYUNDAI CAP AMER 3% DUE 06-20-2022	**	530,399
HYUNDAI CAP AMER 5.75% DUE 04-06-2023	**	2,106,204
HYUNDAI CAP SVCS INC GLOBAL NT 144A .75%09-15-2023	**	2,013,334
HYUNDAI GLOVIS CO KRW500	**	563,874
HYUNDAI HOME SHOPPING NETWORK CORP	**	80,619
HYUNDAI MARINE&FIR KRW500	**	89,087
HYUNDAI MOBIS KRW5000	**	163,761
I MOBILE CO LTD NPV	**	412,757
I/L CANADA (GOVT OF) 3% 01/12/2036 CAD1000	**	116,376
I/M EERDUOSI RESOU 'B'CNY1	**	285,270
I/MONGOLIA YITAI C 'B'CNY1	**	304,328
I/O CMO UBS COML MTG TR 2012-C1 COML MTG144A CL X-A 2.561868 05-10-2045 BEO	**	1
I/O CMO UBS-BARCLAYS COML MTG TR 2013-C5CL X-A 144A VAR RT 03-10-2046 BEO	**	65,593
I/O FEDERAL HOME LN MTG CORP SER 2936 CL SC VAR RT 03-15-2029	**	27,503
I/O FHLMC MULTICLASS SER 004579 CL SD 01-15-2038	**	15,171
I/O FHLMC MULTICLASS SER 323 CL 300 DUE 01-15-2044	**	230,310
I/O FHLMC MULTICLASS SER 4075 CL PI 02-15-2041	**	801
I/O FNMA POOL #AN6788 2.87% 09-01-2027	**	1,974,524
I/O FNMA REMIC SER 2013-13 CL IK 03-25-2028	**	10,176
I/O FNMA REMIC TR 2013-17 CL-TI 3% 03-25-2028 REG	**	13,569
I/O FNMA SMBS TR 404 CL 05-25-2040	**	162,295
I/O FNMA SMBS TR 421 CL 12-25-2038	**	81,468
IAA SPINCO INC	**	8,474,092
IBA NPV	**	80,762
ICA GRUPPEN AB NPV	**	1,563,892
ICE_CDS GOLDUS33 12/20/2022 SELL BERKSHIRE HATHAWAY INC SWPC0GCR0	**	2,702
ICE_CDS GOLDUS33 20/06/2022 SELL TESCO PLC 6% 12/14/202 SWPC0F0Z7	**	1,659

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ICE_CDS GOLDUS33 20/06/2025 SELL TESCO PLC 6% 12/14/202 SWPC0GVU2	**	4,290
ICE_CDS GOLDUS33 20/06/2026 SELL JAGUAR LAND ROVER AUTO SWPC0K7C0	**	13,791
ICE_CDS GOLDUS33 20/12/2022 SELL BARCLAYS BANK PLC 1.5% SWPC0KKK7	**	7,579
ICE_CDS GOLDUS33 20/12/2026 SELL SHELL INTERNATIONAL FI SWPC0EM03	**	3,725
ICE_CDS MSNYUS33 06/20/2024 SELL GENERAL ELECTRIC CO 2. SWPC0I305	**	4,743
ICE_CDS MSNYUS33 06/20/2026 SELL DEVON ENERGY CORPORATI SWPC0K8B1	**	7,224
ICE_CDS MSNYUS33 06/20/2026 SELL GENERAL ELECTRIC CO 2. SWPC0JYY5	**	30,375
ICE_CDS MSNYUS33 12/20/2022 SELL BANK OF AMERICA CORP F SWPC0KKB7	**	14,168
ICE_CDS MSNYUS33 12/20/2023 SELL AT&T INC 3.8% 02/15/20 SWPC0KH54	**	23,260
ICE_CDS MSNYUS33 12/20/2023 SELL GENERAL ELECTRIC CO 2. SWPC0HJ26	**	8,313
ICE_CDS MSNYUS33 12/20/2025 SELL AES CORP/THE 2.45% 01/ SWPC0JTH8	**	252,474
ICE_CDS MSNYUS33 12/20/2026 SELL COMCAST CORP 3.7% 04/1 SWPC0KFZ0	**	48,253
ICE_CDS MSNYUS33 12/20/2026 SELL GENERAL ELECTRIC CO 2. SWPC0KBE1	**	3,137
ICE_CDS MSNYUS33 12/20/2026 SELL GENERAL MOTORS CO 4.87 SWPC0KFP2	**	403,582
ICE_CDS MSNYUS33 12/20/2026 SELL VERIZON COMMUNICATIONS SWPC0KE65	**	40,354
ICE_CDS MSNYUS33 20/12/2026 SELL STELLANTIS NV 5.25% 04 SWPC0KG30	**	330,119
ICE_CDS SBSIUS33 12/20/2022 SELL MORGAN STANLEY 3.75% 0 SWPC0GMS7	**	13,346
ICE_CDX GOLDUS33 12/20/2026 SELL CDX.NA.IG.37 SWPC0KBZ4	**	83,076
ICE_CDX MSNYUS33 06/20/2026 SELL CDX.NA.IG.36 SWPC0JZ99	**	43,970
ICE_CDX MSNYUS33 12/20/2026 SELL CDX.NA.IG.37 SWPC0KBZ4	**	982,247
ICE_CDX MSNYUS33 12/20/2026 SELL ITRAXX ASIA EX JAPAN I SWPC0KCA8	**	74,015
ICE_CDX MSNYUS33 20/12/2025 SELL ITRAXX EUROPE SERIES 3 SWPC0JIW7	**	67,688
ICE_CDX MSNYUS33 20/12/2026 SELL ITRAXX EUROPE SERIES 3 SWPC0KBS0	**	88,882
ICG US CLO 2020-1 LTD / ICG US CLO 1.31933% 01-20-2035	**	6,999,997
ICICI SEC. LTD INR5	**	32,006
IDA PWR CO SECD 4.2% DUE 03-01-2048	**	2,091,644
IDEMITSU KOSAN CO NPV	**	196,456
IDEXX LABS INC COM	**	7,988,437
IDOM INC NPV	**	643,592
IES HLDGS INC COM	**	207,168
IG GROUP HLDGS ORD GBP0.00005	**	668,926
IHO VERWALTUNGS GMBH 144 PAY IN KIND 05-15-2027 BEO	**	411,500
IHS MARKIT LTD COM	**	863,315
II-VI INC COM	**	936,121
IL ST BUILD AMERICA BONDS-TAXABLE-SER 3 6.725 04-01-2035 BEO	**	491,942
ILL TOOL WKS INC COM	**	24,508,721
ILLUMINA INC COM	**	959,850
ILLUMINA INC FIXED .55% DUE 03-23-2023	**	1,702,357
ILUKA RESOURCES NPV	**	1,537,447
IMDEX LTD NPV	**	1,034,880
IMMUNOGEN INC COM	**	365,250
IMPALA PLATINUM NPV	**	568,266
IMPERIAL BRANDS FINANCE PLC 3.5% DUE 02-11-2023 BEO	**	9,473,662
IMPINJ INC COM	**	2,877,783
IN MICH PWR CO 3.2% DUE 03-15-2023	**	142,888
IN MICH PWR CO FIXED 3.85% 05-15-2028	**	274,865
INARI MED INC COM	**	1,493,360
INBODY CO LTD	**	123,601

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INCYTE CORP COM	**	353,421
INDAH KIAT P&P TBK SCRIPLESS SHARES	**	44,793
INDEKS BILGISAYAR TRY1 (B SHARES)	**	99,443
INDEPENDENT BK CORPORATION	**	177,402
INDIAN ENERGY EXCHANGE LTD	**	21,425
INDIAN OIL CORP INR10	**	740,084
INDIANA ST FIN AUTH REV 2.496% 03-01-2032 BEO TAXABLE	**	2,015,202
INDIVIOR PLC ORD USD0.10	**	201,365
INDL BANK OF KOREA KRW5000	**	1,263,448
INDO TAMBANGRAY IDR500	**	274,466
INDONESIA GOVERNMEN 8.375% 15/03/34	**	758,102
INDONESIA(REPUBLIC OF) T BOND 3.5% 01-11-2028	**	862,895
INDORAMA VENTURES THB1(NVDR)	**	259,696
INDUSTRI JAMU & FARMASI SIDO MUNCUL COMMON STOCK	**	78,527
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'	**	1,575,157
INDUSTRIAL LOGISTICS PPTYS TR COM SHS BEN INT COM SHS BEN INT	**	60,671
INDUSTRIAS PENOLES NPV	**	276,249
INDUSTRIAS ROMI SA COM NPV	**	13,238
INDUSTRIES OF QATA QAR1	**	59,216
INDYMAC ABS INC SER 2005-B CL M3 FLT RT 08-25-2035/04-26-2021 BEO	**	1
INEOS STYROLUTION INR10	**	40,354
INFINEON TECHNOLOG ORD NPV (REGD)	**	2,134,803
INFINERA CORP COM STK USD0.001	**	1,301,938
INFORMATICA INC CL A CL A	**	331,452
INFOSYS LIMITED	**	543,782
INFOSYS LIMITED ADR	**	2,282,861
ING GROEP N V 3.55% 04-09-2024	**	838,740
ING GROEP N V DUE 04-01-2027/04-01-2021 BEO	**	6,481,999
ING GROEP N V FIXED 4.625% DUE 01-06-2026	**	889,368
ING GROEP N V SR NT FIXED/FLTG 1.726% 04-01-2027	**	1,291,958
ING GROEP N.V. 6.875%-FRN PERP USD200000	**	508,750
ING GROEP N.V. EUR0.01	**	6,352,678
INGENIA GROUP	**	1,358,217
INGERSOLL-RAND GLOBAL HLDG CO LTD 4.25 DUE 06-15-2023	**	564,543
INGEVITY CORP COM	**	630,817
INGREDION INC COM	**	9,837,952
INKE LTD USD0.001	**	113,562
INLAND HOMES ORD GBP0.10	**	169,732
INMODE LTD COM ILS0.01	**	1,919,564
INNOCEAN WORLDWIDE KRW500	**	67,463
INNOLUX CORP TWD10	**	1,076,135
INOGEN INC COM	**	300,186
INSAS BERHAD NPV	**	7,777
INSPERITY INC COM	**	485,432
INSPIRE MED SYS INC COM	**	1,541,402
INSTITUTO HERMES P COM NPV	**	159,608
INSULET CORP COM STK	**	9,312
INTACT FINL CORP COM NPV	**	3,285,797

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INTEGRA LIFESCIENCES HLDG CORP COM DESP	**	8,418,901
INTEGRAL AD SCIENCE HLDG CORP COM	**	928,378
INTEL CORP 1.6% DUE 08-12-2028 BEO	**	326,289
INTEL CORP 3.7% DUE 07-29-2025	**	144,651
INTEL CORP 3.7% DUE 07-29-2025	**	4,066,412
INTEL CORP 4.75% DUE 03-25-2050	**	200,455
INTEL CORP COM	**	13,832,643
INTEL CORP FIXED 3.4% DUE 03-25-2025	**	427,475
INTELLIA THERAPEUTICS INC COM	**	329,298
INTERCEPT PHARMACEUTICALS INC COM	**	327,641
INTERCONTINENTAL 3.75% DUE 12-01-2025	**	149,130
INTERCONTINENTAL EXCHANGE INC .7% DUE 06-15-2023 REG	**	2,165,060
INTERCONTINENTAL EXCHANGE INC 3.45% 09-21-2023	**	3,105,820
INTERCONTINENTAL EXCHANGE INC 4.0% 10-15-2023	**	5,258,950
INTERCONTINENTAL EXCHANGE INC COM	**	1,262,661
INTERFOR CORP COM NPV	**	541,993
INTERGIS KRW500.00	**	15,678
INTERMED CAP GRP ORD GBP0.2625	**	1,700,416
INTERNATIONAL BUSINESS MACHS CORP 2.85% 05-13-2022 REG	**	1,907,294
INTERNATIONAL BUSINESS MACHS CORP 3.0% DUE 05-15-2024 REG	**	1,661,228
INTERNATIONAL BUSINESS MACHS CORP 4 NTS DUE 06-20-2042 USD1000	**	346,082
INTERNATIONAL GAME TECHNOLOGY COMMON STOCK	**	2,608,202
INTERPUBLIC GROUP COMPANIES INC COM	**	1,083,728
INTERSTATE PWR & LT CO 3.6% 04-01-2029	**	271,668
INTERSTATE PWR & LT CO 3.6% 04-01-2029	**	2,363,513
INTESA SANPAOLO 7.75%-FRN PERP EUR200000	**	276,482
INTESA SANPAOLO NPV	**	5,934,235
INTESA SANPAOLO S 3.375% DUE 01-12-2023	**	919,627
INTL CONTAINER TER PHP1	**	215,757
INTL FINL ADV HLDG KWD0.1	**	68,855
INTL FLAVORS & FRAGRANCES INC COM	**	3,418,550
INTL GAME SYSTEM TWD10	**	458,476
INTL LEASE FIN 5.875% DUE 08-15-2022	**	298,949
INTL LEASE FIN 5.875% DUE 08-15-2022	**	2,370,971
INTL PAPER CO COM	**	3,749,004
INTL PETROLEUM COR COM NPV	**	259,527
INTRA-CELLULAR THERAPIES INC COM	**	3,090,415
INTST PWR & LT CO 3.25% DUE 12-01-2024	**	1,891,003
INTUIT COM	**	30,545,231
INTUITIVE SURGICAL INC COM NEW STK	**	17,043,036
INVACARE CORP COM	**	52,684
INVESTOR AB SER'B'NPV	**	943,050
INVITATION HOMES OPER PARTNERSHIP 2.3% DUE 11-15-2028 BEO	**	1,979,993
INVITATION HOMES OPER PARTNERSHIP 2.3% DUE 11-15-2028 BEO	**	890,997
INVITATION HOMES OPER PARTNERSHIP SR NT 2.7% 01-15-2034	**	3,044,535
INWIDO AB NPV	**	264,492
IOCHPE-MAXION SA COM NPV	**	47,933
ION EXCHANGE INR10	**	44,490

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
IONES CO LTD KRW500	**	29,940
IONIS PHARMACEUTICALS INC COM	**	1,594,441
IOVANCE BIOTHERAPEUTICS INC COM	**	167,228
IPALCO ENTERPRISES FIXED 3.7% DUE 09-01-2024	**	538,795
IPALCO ENTERPRISES INC 4.25% DUE 05-01-2030 REG	**	466,864
IPSEN SA EUR1	**	1,425,624
IPSOS EUR0.25	**	631,449
IRB INFRASTRUCTURE INR10	**	877,554
IRCON INTERNATIONA INR2 (POST SUBD)	**	53,119
IREN SPA EUR1	**	244,860
IROBOT CORP COM	**	106,396
IRS BNPAFRPP 16/06/2031 MYR P 3% / R 3MKLIBO SWU019Y75	**	3,055
IRS CITIUS33 16/06/2031 MYR P 3% / R 3MKLIBO SWU019VB9	**	15,267
IRS NGFPUS33 16/06/2031 MYR P 3% / R 3MKLIBO SWU019Y83	**	27,491
IRS THB 6MTHBFX/6M 2.48% CITIUS33 18/05/2027 SWU00LT91	**	14,001
IRS THB 6MTHBFX/6M 2.81% CITIUS33 18/05/2037 SWU00LTA8	**	25,940
ISB CORPORATION NPV	**	165,435
ISDN HOLDINGS LTD NPV	**	566,007
ISRAEL(STATE OF) 0% T-BILL 03/08/22 ILS1000	**	225,402
ISRAEL(STATE OF) 0.75% GTD 31/07/22 ILS1000	**	2,104,188
ISRAEL(STATE OF) 1.75% SNR 31/08/25 ILS1000	**	339,818
ISRAEL(STATE OF) 2% BDS 31/03/2027 ILS10000	**	384,844
ISRAEL(STATE OF) 3.8% 13/05/2060	**	463,788
ISRAEL(STATE OF) 5.5% SNR 31/01/2022 ILS1000	**	5,253,984
ITALY(REPUBLIC OF) 2.35% IDX/LKD NTS 15-09-2024 EUR1000	**	10,556,436
ITC HLDGS CORP 3.25% DUE 06-30-2026	**	843,683
ITOCHU CORP NPV	**	412,474
ITT INC COM	**	2,452,560
ITURAN LOCATION & CONTROL ILS0.333	**	136,017
IWASAKI ELECTRIC NPV	**	100,654
J & J SNACK FOODS CORP COM STK NPV	**	6,888,004
J KUMAR INFAPROJEC COM STK	**	62,147
J P MORGAN CHASE 1.205% DUE 11-15-2038	**	3,484,572
J P MORGAN CHASE 2.6942% DUE 04-15-2046	**	3,914,000
J P MORGAN CHASE 3.0934% DUE 07-05-2032	**	4,561,453
J P MORGAN CHASE 3.6744% DUE 12-15-2046	**	434,416
J P MORGAN CHASE COML MTG SECS TR 2013-C13 CL B VAR RT DUE 01-15-2046	**	3,100,954
J P MORGAN CHASE FLTG RT .906% DUE 04-15-2038	**	914,814
JABIL INC COM USD0.001	**	3,632,944
JAC RECRUITMENT CO NPV	**	222,620
JACCS CO LTD NPV	**	131,195
JACK HENRY & ASSOC INC COM	**	1,886,987
JACKSON NATIONAL LIFE GLOBAL FNDG 144A 3.875% DUE 06-11-2025 BEO	**	268,904
JADESTONE ENERGY P ORD GBP0.001	**	252,644
JAFCO GROUP CO LTD	**	626,708
JAIPRAKASH POWER INR10	**	128,408
JAMES RIVER GROUP HOLDINGS COM USD0.0002	**	244,655
JAMESTOWN CLO LTD SER 20-15A C L A FRN 04-15-2033 BEO	**	600,356

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JAMNA AUTO IND INR1	**	39,292
JANOME CORP NPV	**	118,131
JAPAN (10 YR TBOND .1% 20/06/2031	**	3,751,733
JAPAN (30 YR TBOND .5% 20/03/2049	**	1,086,646
JAPAN (30 YR TBOND .7% 20/06/2051	**	1,212,253
JAPAN 10 YEAR ISSUE .1% 20/09/2031	**	3,338,654
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	1,329,254
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	1,840,506
JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 144A 2.625% 04-20-2022	**	201,292
JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 144A 2.625% 04-20-2022	**	4,428,432
JAPAN GOVT CPI IDX/LKD 10/03/2028	**	2,005,718
JAPAN LIFELINE CO NPV	**	336,952
JAPAN METROPOLITAN FUND INVEST	**	185,891
JAPAN POST HOLD CO NPV	**	1,327,760
JAPAN POST INSURAN NPV	**	422,130
JAPAN REAL ESTATE INVESTMENT CO	**	181,466
JAPAN TOBACCO INC NPV	**	3,393,650
JAPAN(GOVT OF) 0.1% I/L SNR 10/03/2029 JPY	**	2,272,548
JAPAN(GOVT OF) 0.7% SNR 20/12/48 JPY50000	**	510,904
JAPAN(GOVT OF) 1.2% SNR 20/09/35 JPY50000	**	597,461
JARIR MARKETING CO SAR10	**	510,270
JAZZ PHARMACEUTICALS PLC COM USD0.0001	**	452,270
JB FINANCIAL GROUP	**	340,962
JBCC HOLDINGS INC NPV	**	195,216
JBS SA COM NPV	**	1,057,523
JD.COM INC USD0.00002 A CLASS	**	1,422,032
JELD-WEN HLDG INC COM	**	1,240,370
JERONIMO MARTINS EUR1	**	811,746
JETBLUE AWYS CORP COM	**	1,788,074
JFROG LTD COM	**	674,190
JHSF PARTICIPACOES COM NPV	**	229,590
JIIN YEEH DING ENT TWD10	**	79,275
JINDAL SAW LTD INR2(DEMAT)	**	66,888
JINDAL STAINLESS INR2	**	351,867
JINDAL STEEL & PWR INR1.00	**	261,528
JINGRUI HOLDINGS L USD0.01	**	47,043
JNBY DESIGN LTD HKD0.01	**	40,558
JOHN DEERE CAPITAL CORP 2.05% DUE 01-09-2025	**	1,827,585
JOHNSON & JOHNSON .55% DUE 09-01-2025 REG	**	1,796,779
JOHNSON & JOHNSON .95% DUE 09-01-2027	**	1,184,245
JOHNSON & JOHNSON COM USD1	**	46,465,007
JOHNSON CTLS INTL PLC COM USD0.01	**	14,751,585
JONES LANG LASALLE INC COM STK	**	2,352,146
JPMBB COML MTG 2.8164% DUE 11-15-2048	**	1,032,837
JPMBB COML MTG 3.31060004234% DUE 03-15-2049	**	13,289,947
JPMBB COML MTG 3.3222% DUE 07-15-2048	**	100,315
JPMBB COML MTG FLTG RT 4.2016% DUE 09-15-2047	**	6,586,695
JPMBB COML MTG FLTG RT 4.55253% DUE 09-15-2047	**	952,839

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JPMBB COML MTG SECS TR 2014-C24 COML MTGPASSTHRU CTF CL 3.3726% 11-15-2047	**	10,630,817
JPMBB COML MTG SECS TR 2015-C31 FLTG RT CL B 08-15-2048	**	1,460,888
JPMBB COML MTG SECS TR SER 2014-C23 CL A-SB 3.657%09-15-2047	**	1,030,842
JPMBB COML MTG SECS TR SER 2014-C25 CL A-4A1 3.408% 11-15-2047	**	2,693,374
JPMDB COML MTG SECS TR 2016-C4 CL A-2 2.8822% 9-15-2026	**	7,910,738
JPMORGAN CHASE & 1.561% DUE 12-10-2025	**	4,181,501
JPMORGAN CHASE & 2.7% DUE 05-18-2023	**	5,185,423
JPMORGAN CHASE & 2.95% DUE 10-01-2026	**	19,519,121
JPMORGAN CHASE & 3.2% DUE 01-25-2023	**	4,046,088
JPMORGAN CHASE & 3.625% DUE 05-13-2024	**	1,582,182
JPMORGAN CHASE & 4.023% DUE 12-05-2024	**	3,975,423
JPMORGAN CHASE & CO 3.875 09-10-2024	**	8,206,470
JPMORGAN CHASE & CO .824% 06-01-2025	**	3,135,566
JPMORGAN CHASE & CO 1.47% 09-22-2027	**	6,831,352
JPMORGAN CHASE & CO 2.083% DUE 04-22-2026/10-22-2020 REG	**	3,746,805
JPMORGAN CHASE & CO 2.301% DUE 10-15-2025	**	16,132,629
JPMORGAN CHASE & CO 2.522% DUE 04-22-2031	**	1,426,598
JPMORGAN CHASE & CO 2.739% DUE 10-15-2030	**	3,327,111
JPMORGAN CHASE & CO 2.776% 04-25-2023	**	2,514,000
JPMORGAN CHASE & CO 2.956% 05-13-2031	**	3,399,487
JPMORGAN CHASE & CO 3.782% DUE 02-01-2028 BEO	**	29,137,933
JPMORGAN CHASE & CO 4.0% DUE 12-31-2049 REG	**	2,768,775
JPMORGAN CHASE & CO 4.452% 12-05-2029	**	6,417,476
JPMORGAN CHASE & CO 4.6% DUE 12-31-2049	**	2,350,113
JPMORGAN CHASE & CO COM	**	42,223,869
JPMORGAN CHASE & CO NT FIXED TO FLTG RATE 1.578% 04-22-2027	**	4,029,165
JPMORGAN CHASE & CO NT FIXED/FLTG .697% 03-16-2024	**	2,747,475
JPMORGAN CHASE & CO. 3.207% 04-01-2023	**	8,933,039
JPMORGAN CHASE & FLTG RT .653% DUE 09-16-2024	**	2,881,702
JPMORGAN CHASE & FLTG RT .969% DUE 06-23-2025	**	1,658,030
JPMORGAN CHASE & FLTG RT 1.04% DUE 02-04-2027	**	5,325,967
JPMORGAN CHASE & FLTG RT 1.045% DUE 11-19-2026	**	2,924,077
JPMORGAN CHASE & FLTG RT 1.514% DUE 06-01-2024	**	4,720,975
JPMORGAN CHASE & FLTG RT 3.559% DUE 04-23-2024	**	826,776
JPMORGAN CHASE & FLTG RT 3.559% DUE 04-23-2024	**	16,096,292
JPN BANK FOR INT'L COOP 3.375% 10-31-2023 REG	**	627,831
JSC OGK-2 RUB0.3627(RUB)	**	113,336
JT CORP KRW500	**	29,580
JUKI CORP NPV	**	125,942
JULIUS BAER GRUPPE CHF0.02 (REGD)	**	4,340,694
JUMBO INTERACTIVE NPV	**	76,936
JUNGHEINRICH NON-VTG PRF NPV	**	207,690
JUNIPER NETWORKS INC COM	**	2,510,270
JVCKENWOOD CORPORA NPV	**	182,193
JYP ENTERTAINMENT CORPORATION SHS	**	54,756
JYSKE REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	938,960
JYSKE REALKREDIT 1% SNR 01/10/2050 DKK0.01	**	903,033
JYSKE REALKREDIT 1.5% CVD BDS 01/10/53 DKK0.	**	1,247,750

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
K WAH INTL HKD0.10 COM STK	**	622,748
KADANT INC COM	**	1,380,575
KAISA PROSPERITY HOLDINGS LIMITED	**	95,271
KAJIMA CORP NPV	**	3,592,120
KAKAO CORP KRW100	**	844,235
KALBE FARMA IDR10	**	177,332
KALVISTA PHARMACEUTICALS INC COM	**	128,490
KAMAN CORP COM	**	3,825,765
KANEMATSU CORP NPV	**	675,301
KANSAS CITY POWER & LIGHT CO 4.2% 03-15-2048	**	358,560
KANSAS CITY PWR & LT CO 5.3 DUE 10-01-2041	**	84,767
KANSAS CITY SOUTHN 4.7% DUE 05-01-2048	**	374,483
KARDEMIR KARABUK D TRY1'D'	**	23,268
KARUNA THERAPEUTICS INC COM	**	299,073
KASIKORNBANK PLC THB10 (ALIEN MKT)	**	866,312
KB HOME COM	**	3,967,417
KBC ANCORA NPV	**	664,434
KBC GROEP NV 0.75% SNR EMTN 01/03/22 EUR	**	227,889
KBC GROEP NV NPV	**	4,713,972
KBR INC COM	**	1,518,173
KCE ELECTRONICS THB1(NVDR)	**	62,110
KEC HOLDINGS CO KRW500	**	158,595
KEDGE CONSTRUCTION TWD10	**	175,779
KELLOGG CO COM USD0.25	**	367,323
KELLTON TECH SOLU INR5	**	14,134
KELLY SERVICES INC CL A COM	**	186,130
KENMARE RESOURCES ORD EUR0.001 (CDI)	**	397,133
KENNAMETAL INC CAP	**	8,573,692
KENNEDY-WILSON HLDGS INC COM	**	691,445
KEPLER WEBER SA COM NPV	**	164,816
KERRY PROPERTIES HKD1	**	122,379
KESKO OYJ SER'B'EUR2	**	517,475
KEURIG DR PEPPER 4.057% DUE 05-25-2023	**	4,570,624
KEURIG DR PEPPER 4.417% DUE 05-25-2025	**	979,563
KEURIG DR PEPPER 5.085% DUE 05-25-2048	**	130,907
KEURIG DR PEPPER INC COM	**	1,586,049
KEURIG DR PEPPER INC CORP 4.985% 05-25-2038	**	309,652
KEYBANK NATL ASSN CLEVELAND OHIO GLOBAL 3.3% 02-01-2022	**	501,110
KEYCORP 2.55% 10-01-2029 BEO	**	327,948
KEYSIGHT TECHNOLOGIES INC COM	**	1,606,854
KFC HOLDINGS JAPAN NPV	**	768,785
KH VATEC KRW500	**	970,863
KIA CORP	**	1,584,863
KIATNAKIN PHATRA BANK PCL NON VTG DEP RCPT REP 1 ORD THB10	**	3,929
KID ASA NOK1.20	**	291,353
KILROY REALTY CORP 2.5% DUE 11-15-2032	**	726,309
KILROY RLTY L P 4.375% DUE 10-01-2025	**	2,179,083
KIMBALL ELECTRONICS INC COM	**	61,472

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KIMBALL INTL INC CL B	**	104,551
KIMBERLY CLARK CORP 3.1% DUE 03-26-2030 REG	**	280,422
KIMBERLY-CLARK CORP COM	**	7,906,763
KINDER MORGAN 4.15% DUE 03-01-2022	**	3,539,502
KINDER MORGAN INC 4.3% DUE 06-01-2025	**	1,589,163
KINDER MORGAN INC 5.55% DUE 06-01-2045	**	291,636
KINDER MORGAN INC DEL 1.75% 11-15-2026	**	9,635,067
KINDER MORGAN INC DEL COM	**	485,459
KINDER MORGAN INC FIXED 3.25% DUE 08-01-2050	**	254,531
KINDER MORGAN INC FLTG RT 1.51914% DUE 01-15-2023	**	10,789,139
KING CHOU MARINE T TWD10	**	169,313
KING STREET FDG TR 3.75% DUE 04-18-2029	**	3,620,969
KING STREET FUNDING TRUST 1.65% 01-15-2031	**	395,700
KINGBOARD HOLDINGS LTD	**	1,306,976
KINGFISHER ORD GBP0.157142857	**	3,324,244
KING'S TOWN BANK TWD10	**	184,450
KINGSOFT CORP LTD USD.0005	**	655,452
KINNEVIK AB SER'B'NPV	**	109,522
KINROSS GOLD CORP COM NPV	**	1,891,647
KISCO HOLDINGS CO LTD KRW5000	**	100,631
KITO CORP NPV	**	120,737
KIWI PROPERTY GROUP LIMITED NPV	**	793,418
KKR & CO INC CL A CL A	**	9,054,134
KLA CORPORATION COM USD0.001	**	1,040,866
KMC (KUEI MENG) TWD10	**	306,450
KNIGHT-SWIFT TRANSN HLDGS INC CL A CLASSA COMMON STOCK USD0.01	**	1,011,116
KOBAY TECHNOLOGY NPV	**	14,474
KODIAK SCIENCES INC COM USD0.0001	**	292,491
KOHLS CORP COM	**	700,647
KOHLS CORP NT 3.375% 05-01-2031	**	178,415
KOITO MFG CO LTD NPV	**	3,755,442
KOLON GLOBAL CORP KRW5000	**	8,719
KOLON INDUSTRIES KRW5000	**	25,025
KOMATSU FINANCE AMERICA 2.437% 11/09/2022	**	303,128
KON AHOLD DELHAIZE EUR0.01	**	5,697,960
KONE CORPORATION NPV ORD 'B'	**	3,219,202
KONINKLIJKE PHILIP EUR0.20	**	5,822,118
KONTOOR BRANDS INC COM NPV WI	**	501,994
KOOKSOONDANG BREWERY CO KRW500	**	112,386
KOREA ASSET IN TRU KRW500	**	206,759
KOREA CIRCUIT CO KRW500	**	132,393
KOREA ELEC TERM KRW500	**	83,499
KOREA EXPORT PACK KRW5000	**	46,045
KOREA GAS KRW5000	**	180,338
KOREA INVESTMENT HOLDINGS KRW5000	**	335,085
KOREA KUMHO PETRO PRF KRW5000	**	24,019
KOREA REAL ESTATE KRW1000	**	592,112
KOREA(REPUBLIC OF) 2.125% SNR 10/06/2027KRW	**	147,289

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2027KRW	**	144,812
KOREA(REPUBLIC OF) 2.375% SNR 10/12/2028KRW	**	655,581
KOREA(REPUBLIC OF) 2.625% SNR 10/06/2028KRW	**	302,256
KOREA(REPUBLIC OF) 5.5% SNR 10/03/28 KRW10000	**	170,487
KORNIT DIGITAL LTD COMMON STOCK	**	3,353,611
KOSE CORPORATION NPV	**	3,547,465
KOZA ANADOLU METAL TRY1 (C SHARES)	**	89,053
KPIT TECHNOLOGIES INR10	**	355,984
KRAFT HEINZ FOODS 3.75% DUE 04-01-2030	**	313,332
KRATOS DEFENSE & SECURITY SOLUTIONS INC	**	1,860,053
KROGER CO 2.65% DUE 10-15-2026	**	207,932
KROGER CO 4 DUE 02-01-2024	**	217,764
KROGER CO 4.45% DUE 02-01-2047	**	365,130
KRYSTAL BIOTECH INC COM	**	190,684
KS CY PWR & LT CO 3.15 DUE 03-15-2023	**	24,477
KS ST DEV FIN AUTH REV PUB EMPLOYEES RETSYS-C 5.501 5-1-34 BEO TXBL SF 5-1-27	**	1,231,921
KTCS CORPORATION KRW500	**	206,777
KUAISHOU TECHNOLOG USD0.0000053 B CLASS	**	436,202
KUBOTA CORP NPV	**	7,784,302
KUEHNE&NAGEL INTL CHF1 (REGD)	**	587,265
KULICKE & SOFFA INDS INC COM	**	8,969,970
KUMBA IRON ORE LTD ZAR0.01	**	588,287
KUMHO PETRO CHEM KRW5000	**	381,268
KUNG LONG BATTERIES IND TWD10	**	40,054
KUNLUN ENERGY CO COMSTK	**	1,198,284
KURA ONCOLOGY INC COM	**	219,338
KUWAIT (STATE OF) 3.5% SNR MTN 20/03/2027 USD	**	2,181,910
KUWAIT RESORTS COM KWD0.1	**	125,851
KUWAIT ST NT 144A 2.75% DUE 03-20-2022 BEO	**	4,185,825
KYMERA THERAPEUTICS INC COM	**	223,485
KYOCERA CORP NPV	**	6,167,061
KYUNGDONG CITY GAS KRW2500(SPLIT)	**	156,802
L A CAL DEPT ARPTS ARPT REV TAX BUILD AMER BD 6.582 DUE 05-15-2039	**	93,220
L&T TECHNOLOGY SER INR2	**	522,268
L.G. BALAKRISHNAN BROS LTD	**	128,843
L.T. FOODS LTD INR1	**	16,223
L3HARRIS 1.8% DUE 01-15-2031	**	286,660
L3HARRIS TECHNOLOGIES INC 3.85% DUE 12-15-2026	**	272,017
LA FRANCAISE DES EUR0.40	**	1,868,237
LAB CORP AMER 3.6% DUE 02-01-2025	**	129,885
LABORAT FARMA ROVI EUR0.06	**	763,850
LAM RESH CORP COM	**	19,288,322
LAND & HOUSES THB1(ALIEN MKT)	**	555,898
LANDEC CORP COM	**	97,136
LANDSTAR SYS INC COM	**	3,254,584
LANDWIRTSCH RENTENBANK 4.25% 24/01/2023	**	75,634
LAR ESPANA REAL ESTATE SOCIMI SA EUR2	**	295,184
LAS VEGAS SANDS 2.9% DUE 06-25-2025	**	109,746

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LAS VEGAS SANDS 3.2% DUE 08-08-2024	**	1,120,119
LAS VEGAS SANDS 3.9% DUE 08-08-2029	**	1,773,819
LATTICE SEMICONDUCTOR CORP COM	**	1,212,770
LAUREL RD PRIME STUDENT SR 19-A CL A2FX 0.0% 10-25-2048	**	459,087
LCH_IRS GOLDUS33 01/11/2023 NZD P 3MBBR / R 3% SWU01DB55	**	14,501
LCH_IRS GOLDUS33 01/15/2028 USD P 0.4% / R 3MLIBOR SWU013ZU6	**	41,764
LCH_IRS GOLDUS33 01/27/2052 USD P 1.62% / R 3MLIBOR SWU017X54	**	3,944
LCH_IRS GOLDUS33 03/03/2022 CAD P 3MCDOR / R 1.27% SWU010CM5	**	1,452
LCH_IRS GOLDUS33 03/30/2023 USD P 0.25% / R 3MLIBOR SWU015GO6	**	41,416
LCH_IRS GOLDUS33 03/30/2026 USD P 0.4% / R 3MLIBOR SWU015GP3	**	265,143
LCH_IRS GOLDUS33 03/30/2051 USD P 1.15% / R 3MLIBOR SWU015HX5	**	41,346
LCH_IRS GOLDUS33 06/09/2041 USD P 1.25% / R 3MLIBOR SWU0177O2	**	127,967
LCH_IRS GOLDUS33 07/03/2049 CAD P 3MCDOR / R 2.565% SWU00T160	**	7,585
LCH_IRS GOLDUS33 12/15/2026 USD P 1.25% / R 3MLIBOR SWU0SU928	**	54,635
LCH_IRS GOLDUS33 12/15/2051 USD P 3MLIBOR / R 2% SWU0151X2	**	110,137
LCH_IRS GOLDUS33 12/16/2050 USD P 1.25% / R 3MLIBOR SWU0JJ642	**	11,361
LCH_IRS GOLDUS33 14/11/2023 CAD P 3MCDOR / R 2% SWU01DNH6	**	1,469
LCH_IRS GOLDUS33 15/09/2026 CNY P 7DCNRR0 / R 2.75% SWU01AGF4	**	260,647
LCH_IRS GOLDUS33 15/12/2023 NZD P 3MBBR / R 3% SWU01DMW4	**	11,787
LCH_IRS GOLDUS33 15/12/2035 EUR P 0.45% / R 6MEURIB SWU00XH23	**	150
LCH_IRS GOLDUS33 17/03/2022 JPY P 6MLIBOR / R 0 SWU01DXG7	**	191
LCH_IRS GOLDUS33 17/06/2022 CAD P 3MCDOR / R 1.5% SWU00Y1J1	**	1,474
LCH_IRS GOLDUS33 17/06/2030 AUD P 1.25% / R 6MBBSW SWU00Y1H5	**	62,241
LCH_IRS GOLDUS33 17/11/2052 EUR P 0.064% / R 6MEURIB SWU016KP6	**	42,289
LCH_IRS GOLDUS33 18/03/2025 NOK P 1.635% / R 6MNIBOR SWU00ZE21	**	1,139
LCH_IRS GOLDUS33 19/06/2029 SEK P 3MSTBOR / R 1% SWU00SMX0	**	12,081
LCH_IRS GOLDUS33 19/07/2031 CAD P 1.585% / R 3MCDOR SWU01BJ28	**	15,310
LCH_IRS GOLDUS33 27/01/2032 EUR P 0.19% / R 6MEURIB SWU01A2G7	**	6,094
LCH_IRS GOLDUS33 27/01/2032 EUR P 0.205% / R 6MEURIB SWU019YK6	**	7,097
LCH_IRS GOLDUS33 27/05/2050 EUR P 0.054% / R 6MEURIB SWU017449	**	14,093
LCH_IRS GOLDUS33 28/10/2023 CAD P 3MCDOR / R 2.06% SWU01DBL0	**	6,936
LCH_OIS CSFBUS33 15/09/2031 SGD P 1.25% / R 1DSIBCS SWU01C2S7	**	10,302
LCH_OIS CSFBUS33 15/12/2026 INR P 1DMIBOR / R 5.5% SWU01COM6	**	20,587
LCH_OIS GOLDUS33 07/02/2023 GBP P 0.01% / R 1DSONIA SWU01CIC5	**	90,955
LCH_OIS GOLDUS33 12/15/2028 USD P 1DSOFR / R 1.25% SWU01CKM0	**	677
LCH_OIS GOLDUS33 12/15/2031 USD P 1DSOFR / R 1.5% SWU01CKS7	**	51,741
LCH_OIS GOLDUS33 15/09/2031 SGD P 1.25% / R 1DSIBCS SWU01C2S7	**	1,145
LCH_OIS GOLDUS33 15/12/2031 JPY P 0.05% / R 1DTONAR SWU01BQX2	**	6,769
LCH_OIS GOLDUS33 15/12/2051 JPY P 0.4% / R 1DTONAR SWU01BSV4	**	37,881
LCH_OIS GOLDUS33 16/03/2027 GBP P 0.5% / R 1DSONIA SWU01B1T8	**	3,750
LCH_OIS GOLDUS33 16/03/2052 GBP P 0.75% / R 1DSONIA SWU01B1V3	**	12,150
LCH_OIS GOLDUS33 17/08/2031 JPY P 0 / R 1DTONAR SWU01BYN5	**	1,109
LCH_OIS GOLDUS33 19/06/2022 JPY P 1DTONAR / R 0 SWU01E0T3	**	186
LCH_OIS MSNYUS33 07/04/2022 JPY P 1DTONAR / R 0 SWU01E014	**	39
LCH_OIS MSNYUS33 15/03/2022 JPY P 1DTONAR / R 0 SWU01DYZ4	**	103
LCH_OIS MSNYUS33 16/03/2032 GBP P 0.75% / R 1DSONIA SWU01B1U5	**	199,111
LCH_OIS MSNYUS33 16/03/2052 GBP P 0.75% / R 1DSONIA SWU01B1V3	**	182,251
LCH_OIS MSNYUS33 17/03/2022 JPY P 1DTONAR / R 0 SWU01E071	**	82

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LCH_OIS MSNYUS33 17/03/2051 JPY P 0.35% / R 1DTONAR SWU01E1Z8	**	21,087
LCH_OIS MSNYUS33 19/03/2022 JPY P 1DTONAR / R 0 SWU01DZV2	**	80
LCH_OIS MSNYUS33 20/03/2022 JPY P 1DTONAR / R 0 SWU01E0K2	**	369
LCH_OIS MSNYUS33 21/09/2052 GBP P 0.75% / R 1DSONIA SWU01CD48	**	47,269
LCH_RPI GOLDUS33 15/11/2030 GBP P 3.397% / R RPI SWU09JU12	**	49,427
LCH_RPI GOLDUS33 15/11/2030 GBP P 3.445% / R RPI SWU09AW19	**	47,149
LCH_RPI GOLDUS33 15/11/2030 GBP P 3.51% / R RPI SWU09AW27	**	22,034
LCH_RPI GOLDUS33 15/11/2050 GBP P 3% / R RPI SWU09BM42	**	97,399
LCH_RPI GOLDUS33 15/11/2050 GBP P 3.051% / R RPI SWU0VB9A8	**	89,688
LCH_RPI GOLDUS33 15/11/2050 GBP P 3.143% / R RPI SWU099MV7	**	37,680
LEE & MAN PAPER MA HKD0.025	**	66,739
LEEJAM SPORTS CO J SAR10	**	352,193
LEGACY MTG AST TR FLTG RT 1.75% DUE 04-25-2061	**	983,403
LEGALZOOM COM INC COM	**	110,481
LEGRAND SA EUR4	**	5,950,945
LEIDOS HLDGS INC COM	**	13,586,765
LEMAITRE VASCULAR INC COM STK	**	2,801,578
LENDINGCLUB CORP COM NEW	**	1,173,335
LENDLEASE CORP LTD NPV (STAPLED)	**	123,072
LENOVO GROUP LIMITED HKD0.025	**	232,151
LESLIES INC COM	**	2,661,750
LEVI STRAUSS & CO NEW CL A CL A	**	693,932
LG ELECTRONICS INC KRW5000	**	1,022,493
LG UPLUS CORP KRW5000	**	303,373
LHC GROUP INC COM	**	4,711,380
LIBERTY LATIN AMERICA LTD COM USD0.01 CLASS C	**	78,352
LIBERTY MEDIA CORP DEL COM SER A SIRIUSXM GROUP COM SER A SIRIUSXM GROUP	**	70,275
LIBERTY MEDIA CORPORATION COM USD0.01 SER C FORMULA	**	1,572,083
LIFE STORAGE INC COM	**	7,277,582
LIFE STORAGE LP 2.2% DUE 10-15-2030	**	122,907
LIFE STORAGE LP FIXED 4% DUE 06-15-2029	**	110,942
LIFE STORAGE LP GTD SR NT 2.4% 10-15-2031	**	344,431
LIFE TIME GROUP HLDGS INC COM	**	249,321
LILLY ELI & CO 2.35% DUE 05-15-2022	**	2,075,700
LINCOLN NATL CORP COM	**	145,257
LINDE PLC COM USD0.001	**	11,749,866
LINDE PLC COMMON STOCK	**	7,093,057
LINK REAL ESTATE INVESTMENT	**	330,205
LITE-ON TECHNOLOGY TWD10	**	302,092
LITHIA MTRS INC CL A CL A	**	613,796
LITTELFUSE INC COM	**	975,508
LIVANOVA PLC ORD GBP1.00 (DI)	**	2,170,625
LIVE NATION ENTERTAINMENT INC	**	20,085,538
LIVENT CORP COM	**	1,430,765
LKQ CORP COM LKQ CORP	**	134,647
LL FLOORING HOLDINGS INC COM USD0.001	**	169,932
LLOYDS BANK PLC 4.875%-FRN GTD 30/03/27 GBP	**	1,771,064
LLOYDS BANK PLC 7.5%-VAR SNR 02/04/2032 USD	**	1,599,963

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LLOYDS BANKING GP 7.625% UNDATED NTS GBP20000	**	290,259
LLOYDS BK CORPORATE MKTS PLC NY BRH INST08-03-2021 .22% CTF OF DEP 08-03-2022	**	5,305,049
LLOYDS BKG GROUP 1.326% DUE 06-15-2023	**	4,337,394
LLOYDS BKG GROUP 2.438% DUE 02-05-2026	**	1,223,858
LLOYDS BKG GROUP 3% DUE 01-11-2022	**	2,159,136
LLOYDS BKG GROUP 4.05% DUE 08-16-2023	**	2,525,220
LLOYDS BKG GROUP 4.45% DUE 05-08-2025	**	5,433,425
LLOYDS BKG GROUP 4.5% DUE 11-04-2024	**	538,832
LLOYDS BKG GROUP 4.582% DUE 12-10-2025	**	218,270
LLOYDS BKG GROUP 4.65% DUE 03-24-2026	**	1,101,416
LLOYDS BKG GROUP FIXED .695% DUE 05-11-2024	**	5,708,740
LLOYDS BKG GROUP FIXED 3.87% DUE 07-09-2025	**	8,808,733
LLOYDS BKG GROUP FLTG RT 2.907% DUE 11-07-2023	**	4,366,471
LLOYDS BKG GROUP FLTG RT 3.574% 11-07-2028	**	16,031,285
LLOYDS BKG GROUP PLC 3.9% 03-12-2024	**	1,479,085
LLOYDS BKG GROUP PLC 3.9% 03-12-2024	**	2,482,750
LLOYDS BKG GROUP VAR RT 1.627% DUE 05-11-2027	**	6,993,478
LOANCORE 2021-CRE6 ISSUER LTD / 1.40629%11-15-2038	**	2,000,568
LOCKHEED MARTIN 3.55% DUE 01-15-2026	**	1,245,455
LOCKHEED MARTIN CORP COM	**	12,596,797
LOEWS CORP 2.625 DUE 05-15-2023 REG	**	588,926
LOGISTA HOLDINGS EUR0.2	**	502,920
LOGITECH INTL CHF0.25 (REGD)	**	1,188,149
LONDON STOCK EXCHANGE GROUP ORD GBP0.06918604	**	3,464,686
LONGFOR GROUP HOLDINGS LTD	**	261,259
LONKING HOLDINGS HKD0.1	**	67,978
L'OREAL EUR0.20	**	5,707,411
LOS ANGELES CALIF CMNTY CG DIST 1.606% 08-01-2028	**	1,593,282
LOTTE CHEMICAL TIT NPV	**	114,470
LOVESAC CO COM	**	3,348,847
LOWES COMPANIES INC 1.7% 09-15-2028	**	892,475
LOWES COMPANIES INC BNDS 3.12% DUE 04-15-2022 REG	**	3,351,964
LOWES COS INC 1.7% DUE 10-15-2030	**	332,901
LOWES COS INC 3% DUE 10-15-2050	**	445,533
LOWES COS INC COM	**	29,480,161
LOWES COS INC FIXED 4.5% DUE 04-15-2030	**	2,509,701
LPL FINL HLDGS INC COM	**	620,509
LPP SA PLN2.00	**	314,925
LSTAR COML MTG TR 2015-3 MTG PASSTHRU CTF CL D 144A 3.16528% 04-20-2048	**	1,491,162
LUK FOOK HLDGS HKD0.10	**	153,534
LULULEMON ATHLETICA INC COM	**	11,283,155
LUMENTUM HLDGS INC COM	**	490,879
LUPIN LTD INR2	**	50,866
LUTRONIC CORPORATI KRW500	**	19,646
LUXE TR 2021-MLBH VAR RT 1.087% DUE 11-15-2038	**	1,998,119
LUXE TR 2021-TRIP FLTG RT 1.156% DUE 10-15-2038	**	1,999,076
LUXE TR 2021-TRIP FLTG RT 1.156% DUE 10-15-2038	**	1,499,307
LVMH MOET HENNESSY LOUIS VUITTON SE EUR0.30	**	14,010,839

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LX INTERNATIONAL CORP KRW5000	**	173,627
LX SEMICON CO LTD KRW5000	**	144,158
LYB INTL FIN III 1.25% DUE 10-01-2025	**	97,371
LYB INTL FIN III 1.25% DUE 10-01-2025	**	1,351,389
LYB INTL FIN III 3.625% DUE 04-01-2051	**	531,387
LYFT INC CL A CL A	**	556,131
LYNAS RARE EARTHS LTD	**	88,485
M&G PLC ORD GBP0.05	**	1,936,869
MAANSHAN IRON&STL 'H'CNY1	**	114,454
MACA LIMITED NPV	**	235,493
MACKAY SHLD EURO FRN CLO 08/2033 EUR 'A'	**	442,832
MACNICA FUJI ELECTRONICS HOLDINGS, INC.	**	1,250,120
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC COM STK	**	1,996,650
MACQUARIE GROUP LTD SR MEDIUM TERM 1.34%01-12-2027	**	1,533,169
MACQUARIE GROUP LTD SR NT FIXED/FLTG 144A 2.691% 06-23-2032	**	449,318
MACQUARIE MEXICO REAL ESTATE MGMT	**	44,617
MACROGEN KRW500	**	68,195
MADDEN STEVEN LTD COM	**	3,882,801
MADRIGAL PHARMACEUTICALS INC COM	**	144,905
MAGELLAN MIDSTREAM FIXED 3.25% DUE 06-01-2030	**	2,549,376
MAGIC SOFTWARE COMSTK	**	156,980
MAGNA INTERNATIONAL INC COMMON STOCK	**	14,229,252
MAGNA INTL INC COM NPV	**	925,173
MAGNETITE XXVI LTD / MAGNETITE XXVI SR SECD NT CL A-2-R 144A 1.65771 07-25-2034	**	798,923
MAGNIT PJSC GDR REGS	**	1,254,165
MAGNI-TECH INDUSTR NPV	**	37,121
MAGNOLIA OIL & GAS CORP CL A CL A	**	637,881
MAGYAR TELEKOM HUF100	**	226,467
MAHLE METAL LEVE COM NPV	**	128,278
MAJOR DRILLING GRP COM NPV	**	226,257
MAKINO MILLING NPV	**	157,065
MAKUS INC KRW500	**	37,754
MALAYSIA (GOVT OF) 3.828% BDS 05/07/2034MYR	**	262,951
MALAYSIA GOVT TBOND 4.642% 07/11/2033	**	568,050
MALAYSIAN BULK CAR NPV	**	28,292
MALAYSIAN GOVT 3.733% 15/06/2028	**	1,247,248
MAN PROV CDA 2.1 DUE 09-06-2022 BEO	**	615,894
MANDO (NEW)	**	771,188
MANHATTAN ASSOCS INC COM	**	925,476
MANITOBA PROV CDA DEB SER GM 2.125% DUE 06-22-2026 REG	**	206,118
MANITOWOC CO INC COM USD0.01(POST REV SPLIT)	**	384,255
MANPOWERGROUP INC	**	2,258,153
MANULIFE FINL CORP 4.15% DUE 03-04-2026	**	55,851
MANULIFE FINL CORP COM NPV	**	2,256,088
MAPLE GROVE FDG TR I PRE-CAPITALIZED TR SECS 4.161% 08-15-2051	**	2,169,894
MARATHON OIL CORP COM	**	20,633,372
MARATHON PETE CORP 4.7% DUE 05-01-2025 REG	**	204,084
MARATHON PETE CORP 4.7% DUE 05-01-2025 REG	**	1,489,703

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MARATHON PETE CORP COM	**	2,956,402
MARFRIG GBL FOODS COM NPV	**	298,205
MARINEMAX INC COM	**	737,646
MARKEL CORP 4.9% DUE 07-01-2022	**	4,081,718
MARQETA INC COM USD0.001 A	**	48,883
MARRIOTT INTL INC 2.125% DUE 10-03-2022	**	1,412,265
MARRIOTT INTL INC NEW COM STK CL A	**	41,854,796
MARRIOTT VACATIONS WORLDWIDE CORP COM	**	2,264,332
MARSH & MCLENNAN CO'S INC COM	**	29,582,426
MARSH & MCLENNAN COS INC SR NT 3.5 DUE 06-03-2024	**	616,882
MARTIN MARIETTA 3.45% DUE 06-01-2027	**	112,003
MARTIN MARIETTA 4.25% 12-15-2047	**	293,735
MARTIN MARIETTA MATLS INC .65% DUE 07-15-2023	**	4,865,745
MARTIN MARIETTA MATLS INC COM	**	214,533
MARUBENI CORP NPV	**	2,886,774
MARUTI SUZUKI IND INR5	**	474,346
MARVELL TECHNOLOGY INC 2.95% 04-15-2031	**	535,525
MARVELL TECHNOLOGY INC COM	**	581,109
MARVELOUS INC NPV	**	130,780
MASCO CORP 6.5% DUE 08-15-2032	**	397,151
MASCO CORP COM	**	8,587,274
MASCO CORP FIXED 2% DUE 10-01-2030	**	96,102
MASIMO CORP COM STK	**	1,974,508
MASSMUTUAL GLOBAL .48% DUE 08-28-2023	**	1,225,680
MASTEK INR5	**	40,430
MASTERCARD INC 3.375 DUE 04-01-2024 BEO	**	715,641
MASTERCARD INC CL A	**	73,441,774
MASTR AST BACKED FLTG RT .21771% DUE 11-25-2036	**	1,719,801
MATADOR RES CO COM	**	1,215,813
MATCH GROUP INC NEW COM	**	8,852,154
MATRIX SVC CO COM	**	92,143
MATTEL INC COM STOCK 1.00 PAR	**	328,143
MATTERPORT INC COM CL A COM CL A	**	2,513,188
MAXELL LTD NPV	**	45,147
MAXLINEAR INC COMMON STOCK	**	1,740,227
MAZAGON DOCK SHIPB INR10	**	206,536
MAZDA MOTOR CORP NPV	**	651,013
MC CORMICK & CO INC COM NON-VTG	**	932,963
MC DONALDS CORP COM	**	17,861,772
MCCORMICK & CO INC .9% DUE 02-15-2026 REG	**	4,796,149
MCDONALDS CORP 4.45% DUE 03-01-2047 REG	**	110,132
MCDONALDS CORP 1.45% DUE 09-01-2025	**	151,405
MCDONALDS CORP 3.7% DUE 01-30-2026	**	290,624
MCDONALDS CORP 4.2% 04-01-2050	**	1,202,503
MCDONALDS CORP 4.875% DUE 07-15-2040	**	151,478
MCDONALD'S CORP FIXED 4.45% DUE 09-01-2048	**	308,866
MCDONALDS CORP MED TERM 3.5% 07-01-2027	**	368,951
MCDONALDS CORP MEDIUM TERM NTS 3.35% 04-01-2023	**	3,294,408

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MCDONALDS CORP MEDIUM TERM NTS BOOK 3.625% DUE 09-01-2049	**	132,910
MCDONALDS CORP MEDIUM TERM NTS BOOK ENTRTRANCHE # TR 00122 3.5% DUE 03-01-2027	**	237,760
MCDONALD'S CORPORATION 3.3% 07-01-2025	**	678,736
MCDONALD'S CORPORATION 3.8% 04-01-2028	**	824,620
MCKESSON CORP	**	14,595,285
MCKESSON CORP NEW .9% DUE 12-03-2025	**	193,860
MCMILLAN SHAKESPEA NPV	**	38,381
MCNEX CO.LTD KRW500	**	221,800
MDU RES GROUP INC COM	**	4,355,533
MECHEL PJSC RUB10(RUB)	**	205,670
MECHEL-PFD	**	252,737
MEDIASET ESPANA EUR0.5	**	900,221
MEDIATEK INC TWD10	**	2,609,614
MEDICAL PPTYS TR INC COM REIT	**	1,273,964
MEDIFAST INC COM	**	1,237,103
MEDIPAL HOLDINGS CORP	**	480,985
MEDPACE HLDGS INC COM	**	7,850,710
MEDSTAR HEALTH INC 3.626% DUE 08-15-2049	**	657,576
MEDTECS INTL (BM) TDR EACH REPR 1 ORD SHS	**	158,515
MEDTRONIC INC 3.5% DUE 03-15-2025 REG	**	288,643
MEDTRONIC PLC COMMON STOCK STOCK	**	27,991,087
MEGA LIFESCIENCES THB0.50(NVDR)	**	143,964
MEGACABLE HOLDINGS-CPO COM STK	**	53,858
MEGASTUDYEDU CO LT KRW100	**	194,822
MEITUAN USD0.00001	**	1,483,142
MEKONOMEN AB NPV	**	253,046
MELEXIS NPV	**	457,527
MEMBERSHIP COLLECTIVE GROUP INC COM CL ACOM CL A	**	864,414
MEMORIAL HLTH SVCS 3.447% DUE 11-01-2049	**	530,595
MERCEDES BENZ AUTO LEASE TR 2020-A CL A-4 1.88% DUE 09-15-2025	**	607,013
MERCEDES BENZ FINL SVCS SR 20-B CL A-2 .31% 02-15-2023	**	380,327
MERCEDES-BENZ AUTO .25% DUE 01-16-2024	**	348,914
MERCEDES-BENZ AUTO LEASE TRUST SER 19-B CL A3 2.0% 10-17-2022 REG	**	625,257
MERCEDES-BENZ AUTO RECEIVABLES TR 2018-1SER 18-1 C A4 3.15% 10-15-2024	**	1,861,037
MERCEDES-BENZ GROUP AG	**	184,085
MERCHANTS BANCORP IND COM	**	259,368
MERCIALYS EUR1	**	1,096,920
MERCK & CO INC NEW .75% DUE 02-24-2026	**	1,029,718
MERCK & CO INC NEW 1.45% DUE 06-24-2030	**	594,314
MERCK & CO INC NEW COM	**	16,604,439
MERCK & CO INC NEW FIXED 1.9% DUE 12-10-2028	**	2,009,978
MERCK & CO INC/BRISTOL-MYERS SQUIBB EX 1.7% DUE 06-10-2027	**	1,654,901
MERCK KGAA NPV	**	12,513,704
MERCURY GEN CORP NEW COM	**	668,503
MERCURY SYSTEMS INC	**	2,400,616
MERDEKA COPPER GLD IDR20	**	921,766
MERIDA INDUSTRY TWD10	**	1,136,540
MERITOR INC COM	**	2,105,358

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MERRILL LYNCH MTG FLTG RT .31771% DUE 07-25-2030	**	36,493
MERRILL LYNCH MTG FLTG RT .63771% DUE 09-25-2035	**	138,418
MERSANA THERAPEUTICS INC COM	**	93,511
MERSEN EUR2	**	608,753
MESA LABS INC COM	**	5,346,555
MET LIFE GLOBAL 3.875% DUE 04-11-2022	**	886,456
MET TOWER GLOBAL .55% DUE 07-13-2022	**	1,000,557
META PLATFORMS INC	**	26,572,995
METALL ZUG AG CHF25 (REGD) SER 'B'	**	29,387
METALURGICA GERDAU PRF NPV	**	18,580
METHANEX CORP COM NPV	**	146,576
METHANOL CHEMICALS COM STK	**	115,267
METHODE ELECTRS INC COM	**	2,168,004
METLIFE INC 6.4% DUE 12-15-2066	**	5,134,352
METLIFE INC COM STK USD0.01	**	7,647,464
METRO AG (NEW)	**	398,506
METROPOLITAN BANK PHP20	**	39,720
MF1 2021-FL5 LTD / MF1 2021-FL5 LLC SR SECD NT CL A FLTG 144A .97448 07-15-2036	**	1,999,839
MFA 2020-NQM2 TR FLTG RT 1.381% DUE 04-25-2065	**	490,769
*MFB NT COLLECTIVE AGGREGATE BOND INDEX FUND-NON LENDING	**	7,859,729,996
*MFB NT COLLECTIVE RUSSELL 2000 INDEX FUND - DC - NON LENDING (TIER J)	**	4,477,120,821
MFC ISHARES TR RUSSELL 2000 ETF	**	6,288,662
MFO AEW GLOBAL PROPERTIES TRUST FUND DC PLAN CALSS B	**	301,910,898
MFO JPMORGAN MBS FUND COMMINGLED	**	238,816,411
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM PORTFOLIO INSTL CL	**	2,411,261
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CR BD PORT INSTL CL	**	21,011,802
MFO PIMCO PAPS ASSET BACKED SECURITIES	**	53,587,302
MFO PIMCO SHORT TERM FLOATING NAV II	**	75,430,514
MFO WTC CIF II DIVERSIFIED REAL ASSETS SERIES	**	401,361,330
MFO WTC CIF II GLOBAL EQUITY SERIES 3	**	755,604,822
MGAME CORP KRW500	**	33,838
MGIC INVT CORP WIS COM	**	2,261,388
MIAMI-DADE CNTY FLA AVIATION REV 3.285% 10-01-2023 BEO TAXABLE	**	935,219
MIAMI-DADE CNTY FLA AVIATION REV 3.405% 10-01-2024 BEO TAXABLE	**	3,009,465
MIAMI-DADE CNTY FLA AVIATION REV 3.505% 10-01-2025 BEO TAXABLE	**	3,747,442
MIAMI-DADE CNTY FLA SEAPORT REV 1.962% 10-01-2030 BEO TAXABLE	**	3,707,997
MIAMI-DADE CNTY FLA WTR & SWR REV 2.501%10-01-2027 BEO TAXABLE	**	2,085,215
MICHELIN (CGDE) EUR2	**	4,050,646
MICHIGAN FIN AUTH REV MUNI 3.384% 12-01-2040	**	7,620,962
MICRON TECHNOLOGY INC 2.703% 04-15-2032	**	2,002,260
MICROSOFT CORP 2.4% DUE 02-06-2022	**	1,270,154
MICROSOFT CORP 2.921% 03-17-2052 USD	**	74,622
MICROSOFT CORP 2.921% 03-17-2052 USD	**	43,707
MICROSOFT CORP 3.3% DUE 02-06-2027	**	2,366,187
MICROSOFT CORP 3.45% DUE 08-08-2036	**	74,974
MICROSOFT CORP 3.45% DUE 08-08-2036	**	44,985
MICROSOFT CORP COM	**	248,543,843

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MID-AMERICA APARTMENT 1.7% DUE 02-15-2031 BEO	**	325,054
MIDAMERICAN ENERGY 3.65% DUE 04-15-2029	**	1,908,016
MIDDLE EST SPC CBL COM STK	**	159,720
MIDDLEBY CORP COM	**	4,176,428
MIDMICHIGAN HEALTH 3.409% DUE 06-01-2050	**	427,528
MIDOCEAN CR CLO VIII / MIDOCEAN CR 0% 02-20-2031	**	499,893
MIDOCEAN CR CLO VIII / MIDOCEAN CR 0% 02-20-2031	**	2,229,523
MIGOS TICARET A.S COMSTK	**	44,489
MILLERKNOLL INC COM STK USD0.20	**	6,794,527
MILLS ESTRUTURAS E COM NPV	**	35,239
MIMECAST LIMITED MIMECAST LTD	**	2,901,361
MIMEDX GROUP INC COM	**	49,576
MINDTREE LTD INR10	**	277,724
MINERVA SA COM NPV	**	149,606
MINISTERIO HAC 5.75% GTD 03/11/2027 COP	**	449,203
MINTO APT REAL UNIT	**	681,906
MIRAE ASSET SEC 2ND PRF KRW5000	**	571,280
MIRATI THERAPEUTICS INC COM	**	377,287
MIRION TECHNOLOGIES INC CL A CL A	**	564,459
MIRLE AUTOMATION TWD10	**	12,646
MIRUM PHARMACEUTICALS INC COM	**	108,237
MIRVAC GROUP STAPLED SECURITIES	**	180,985
MIRZA INTERNATIONA INR2 (POST SUBDIVISION)	**	349,729
MISC BHD MYR1	**	75,983
MITSUBISHI CORP 2.625% SNR 14/07/2022 USD	**	302,955
MITSUBISHI ELEC CP NPV	**	605,476
MITSUBISHI ESTATE CO LTD	**	276,953
MITSUBISHI HC CAP. NPV	**	279,699
MITSUBISHI RESEARC NPV	**	1,185,876
MITSUBISHI SHOKUHI NPV	**	160,728
MITSUBISHI UFJ .848% DUE 09-15-2024	**	5,109,109
MITSUBISHI UFJ .953% DUE 07-19-2025	**	1,523,391
MITSUBISHI UFJ 2.801% DUE 07-18-2024	**	2,591,710
MITSUBISHI UFJ FIN GRP BDS 3.195% 07-18-2029	**	7,930,107
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	**	437,535
MITSUBISHI UFJ FINANCIAL GROUP INC SR NT2.048% 07-17-2030	**	3,889,197
MITSUBISHI UFJ FINL GROUP INC .962% DUE 10-11-2025 REG	**	1,234,453
MITSUBISHI UFJ FINL GROUP INC 1.64% 10-13-2027	**	6,107,858
MITSUBISHI UFJ FINL GROUP INC 2.193% DUE02-25-2025	**	2,009,805
MITSUBISHI UFJ FINL GROUP INC 2.309% 07-20-2032	**	1,184,574
MITSUBISHI UFJ FINL GROUP INC 2.623% DUE07-18-2022	**	1,909,492
MITSUBISHI UFJ FINL GROUP INC 2.998% 02-22-2022	**	29,103
MITSUBISHI UFJ FINL GROUP INC 3.761% DUE07-26-2023 REG	**	8,898,894
MITSUBISHI UFJ FINL GROUP INC CORP BOND 3.407% 03-07-2024	**	7,255,777
MITSUBISHI UFJ FINL GROUP INC FIXED 3.218% 03-07-2022 BEO	**	4,120,435
MITSUBISHI UFJ FINL GROUP INC SR NT FLTGDUE 07-26-2023 REG	**	1,246,460
MITSUBISHI UFJ FIXED 1.412% DUE 07-17-2025	**	2,586,476
MITSUBISHI UFJ FIXED 1.412% DUE 07-17-2025	**	12,305,655

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MITSUBISHI UFJ FIXED 2.665% DUE 07-25-2022	**	505,864
MITSUBISHI UFJ LEASE & FIN 3.96% 144A 09-19-2023	**	1,667,637
MITSUBISHI UFJ LEASE & FIN 3.96% 144A 09-19-2023	**	1,021,428
MITSUI & CO LTD NPV	**	707,245
MITSUI FUDOSAN CO LTD NPV	**	306,711
MITSUI MATSUSHIMA HOLDINGS CO LTD	**	592,450
MITSUI O.S.K.LINES NPV	**	207,678
MITSUI-SOKO HOLDINGS CO LTD	**	1,034,204
MIZUHO FINANCE(CAYMAN) 4.6 SUB BDS 03-27-2024 USD200000 'REGS'	**	5,312,818
MIZUHO FINANCIAL GROUP NPV	**	5,655,186
MIZUHO FINL GROUP 1.234% DUE 05-22-2027	**	727,556
MIZUHO FINL GROUP 1.234% DUE 05-22-2027	**	1,261,096
MIZUHO FINL GROUP 2.555% DUE 09-13-2025	**	491,853
MIZUHO FINL GROUP 2.721% DUE 07-16-2023	**	1,009,730
MIZUHO FINL GROUP 2.953% DUE 02-28-2022	**	267,761
MIZUHO FINL GROUP 2.953% DUE 02-28-2022	**	602,292
MIZUHO FINL GROUP 3.17% DUE 09-11-2027	**	316,269
MIZUHO FINL GROUP FLTG RT .81025% DUE 05-25-2024	**	200,739
MIZUHO FINL GROUP FLTG RT .81025% DUE 05-25-2024	**	4,371,098
MIZUHO FINL GROUP FLTG RT 1.241% DUE 07-10-2024	**	501,255
MIZUHO FINL GROUP FLTG RT 1.241% DUE 07-10-2024	**	3,352,393
MIZUHO FINL GROUP FLTG RT 2.201% DUE 07-10-2031	**	4,893,613
MIZUHO FINL GROUP FLTG RT 2.839% DUE 07-16-2025	**	2,588,524
MIZUHO FINL GROUP INC .849% DUE 09-08-2024/09-08-2023 REG	**	7,158,354
MIZUHO FINL GROUP INC 2.172% DUE 05-22-2032 REG	**	4,770,308
MIZUHO FINL GROUP INC 2.869% DUE 09-13-2030	**	3,418,542
MIZUHO FINL GROUP INC 3.922% 09-11-2024	**	1,880,653
MIZUHO FINL GROUP INC FLTG 09-11-2024	**	302,970
MIZUHO FINL GROUP INC SR NT FLTG RATE 03-05-2023	**	4,246,091
MIZUHO FINL GROUP INC SR NT FLTG RATE DUE 09-11-2022 REG	**	904,107
MIZUNO CORP NPV	**	250,750
MKS INSTRS INC COM	**	10,652,411
MMC NORILSK NICKEL ADR EACH REPR 1/10 SHARE (S	**	2,047,752
MMG LTD NPV	**	292,446
MOBILE TELE SYSTEMS PUBLIC JOINT STOCK COMPANY	**	203,751
MOBILE TELECOMM.CO SAR10	**	892,652
MOBILEZONE HOLDING CHF0.01(REG)	**	57,948
MODERN DENTAL GROUP LIMITED USD0.01	**	141,408
MODERNA INC COM	**	742,384
MODINE MFG CO COM STK	**	150,159
MOLINA HEALTHCARE INC COM	**	5,477,020
MOLSON COORS BEVERAGE COMPANY COM USD0.01 CLASS B	**	2,632,680
MOLTEN VENTURES PLC	**	56,256
MOMENTIVE GLOBAL INC COM	**	1,486,845
MONDADORI EDIT(ARN EUR0.26	**	374,638
MONDELEZ INTL 2.125% DUE 09-19-2022	**	740,983
MONDELEZ INTL INC 1.5% DUE 05-04-2025	**	1,481,986
MONDELEZ INTL INC 2.75% DUE 04-13-2030 REG	**	225,903

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MONDELEZ INTL INC COM	**	5,755,708
MONETARY AUTH OF SING 3.375% 01/09/2033	**	428,266
MONEY3 CORPORATION NPV	**	95,857
MONGODB INC CL A CL A	**	1,377,898
MONOLITHIC PWR SYS INC COM	**	1,134,659
MONRO INC COM USD0.01	**	4,190,079
MONTEA NV NPV	**	663,441
MOODYS CORP 3.25% 01-15-2028	**	5,364,036
MOODYS CORP 5.25% DUE 07-15-2044	**	681,290
MOODYS CORP COM	**	5,489,211
MOOG INC CL A	**	525,738
MORGAN STANLEY .791% DUE 01-22-2025/07-20-2021	**	1,597,849
MORGAN STANLEY .985% DUE 12-10-2026	**	4,536,738
MORGAN STANLEY 0.731% DUE 04-05-2024	**	11,001,627
MORGAN STANLEY 1.164% 10-21-2025	**	11,275,739
MORGAN STANLEY 1.794% 02-13-2032	**	2,468,577
MORGAN STANLEY 1.928% DUE 04-28-2032	**	1,267,533
MORGAN STANLEY 2.188% DUE 04-28-2026	**	357,016
MORGAN STANLEY 2.188% DUE 04-28-2026	**	6,219,222
MORGAN STANLEY 2.239% 07-21-2032	**	5,973,250
MORGAN STANLEY 2.511% 10-20-2032	**	1,750,364
MORGAN STANLEY 2.699% DUE 01-22-2031	**	1,136,753
MORGAN STANLEY 3.125% DUE 01-23-2023	**	2,419,916
MORGAN STANLEY 3.125% DUE 07-27-2026	**	98,572
MORGAN STANLEY 3.625% DUE 01-20-2027	**	13,538,558
MORGAN STANLEY 3.737% DUE 04-24-2024	**	10,035,850
MORGAN STANLEY 3.75% DUE 02-25-2023 REG	**	2,656,234
MORGAN STANLEY 3.772% DUE 01-24-2029	**	90,386
MORGAN STANLEY 3.772% DUE 01-24-2029	**	4,622,767
MORGAN STANLEY 3.875% DUE 01-27-2026	**	2,769,586
MORGAN STANLEY 3.875% DUE 04-29-2024	**	4,824,282
MORGAN STANLEY 4% DUE 07-23-2025	**	1,693,545
MORGAN STANLEY 4.1% DUE 05-22-2023	**	411,358
MORGAN STANLEY 4.3% DUE 01-27-2045	**	431,740
MORGAN STANLEY 4.35 DUE 09-08-2026	**	552,335
MORGAN STANLEY 4.35 DUE 09-08-2026	**	3,037,840
MORGAN STANLEY 4.431% 01-23-2030	**	355,842
MORGAN STANLEY ABS CAP I INC 2005-HE1 CLM1 FLT RT DUE 12-25-2034	**	3,143,760
MORGAN STANLEY BK 2.655% DUE 02-15-2046	**	3,548,618
MORGAN STANLEY BK 2.858 DUE 09-15-2022	**	320,132
MORGAN STANLEY BK 3.077% DUE 03-15-2048	**	8,002,547
MORGAN STANLEY BK 3.15% DUE 03-15-2048	**	429,036
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	735,244
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	12,294,332
MORGAN STANLEY BK 3.473% DUE 12-15-2047	**	5,803,148
MORGAN STANLEY BK AMER MERRILL LYNCH TR 2017-C34 CL A-SB 3.354% 11-15-2052	**	2,318,502
MORGAN STANLEY BK AMER MERRILL LYNCH TR SER 2015-C23 CL A-3 3.451% 07-15-2050	**	1,218,804
MORGAN STANLEY BK FLTG RT 4.11% DUE 10-15-2047	**	2,311,586

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORGAN STANLEY BK OF AMER MERRILL LYNCH SER 2014-C17 CL A-4 3.443 05-15-2024	**	1,834,930
MORGAN STANLEY CAP 3.261% DUE 05-15-2048	**	8,171,672
MORGAN STANLEY COM STK USD0.01	**	26,752,134
MORGAN STANLEY FIXED .79% DUE 05-30-2025	**	6,942,415
MORGAN STANLEY FLTG RT 2.72% DUE 07-22-2025	**	412,280
MORGAN STANLEY FLTG RT 2.72% DUE 07-22-2025	**	5,473,021
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	539,405
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	18,609,464
MORGAN STANLEY FRN SNR MTN 02/2023 CAD 'I'	**	712,814
MORGAN STANLEY SR NT FIXED .56% DUE 11-10-2023	**	3,794,920
MORGUARD NA RES RE TR UNIT	**	178,060
MORINAGA MILK Y50	**	132,509
MOS FOOD SERVICES NPV	**	109,404
MOSAIC CO NEW FIXED 4.05% DUE 11-15-2027	**	165,626
MOSAIC CO/THE	**	870,706
MOTEL TR 2021-MTL6 FLTG RT 1.30629% DUE 09-15-2038	**	1,079,674
MOTOROLA SOLUTIONS 4% DUE 09-01-2024	**	1,305,986
MOTUS HOLDINGS LTD NPV	**	211,351
MP CLO VII LTD / MP CLO VII LLC SR NT CLA-R3 FLTG 144A 3C7 1.13129% 10-18-2028	**	494,100
MPHASIS LTD INR10	**	243,458
MPLX LP 1.75% DUE 03-01-2026	**	4,457,069
MPLX LP 2.65% DUE 08-15-2030	**	2,122,505
MPLX LP 3.5% DUE 12-01-2022 BEO	**	806,734
MPLX LP 4% 03-15-2028	**	271,121
MPLX LP 4% 03-15-2028	**	2,407,555
MPLX LP 4.8% 02-15-2029	**	1,497,104
MPLX LP 4.875% DUE 12-01-2024	**	542,808
MPLX LP FIXED 4.125% DUE 03-01-2027	**	328,416
MPLX LP FIXED 4.125% DUE 03-01-2027	**	2,227,757
MPLX LP FIXED 5.2% 12-01-2047	**	584,655
MPLX LP FIXED 5.2% DUE 03-01-2047	**	392,986
MPT OPER PARTNERS. 2.55% GTD SNR 05/12/23 GBP	**	1,921,463
MRC GLOBAL INC COM	**	300,986
MRF LTD INR10	**	49,329
MS&AD INS GP HLDGS NPV	**	970,891
MTU AERO ENGINES A NPV (REGD)	**	3,036,512
MUFG UNION BANK NA 3.15% 04-01-2022	**	331,429
MULLEN GROUP LTD COM NPV	**	243,069
MULTICHOICE GROUP NPV	**	966,010
MULTIPLAN EMPREEND COM NPV	**	310,164
MUNICIPAL ELEC AUTH GA 2.257% 01-01-2029BEO TAXABLE	**	3,743,183
MUNICIPAL ELEC AUTH GA 2.397% 01-01-2030BEO TAXABLE	**	2,541,339
MUNICIPAL ELEC AUTH GA 6.637% 04-01-2057BEO TAXABLE	**	13,702
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	**	3,146,525
MURPHY OIL CORP COM	**	2,396,898
MURPHY USA INC COM	**	1,635,760
MUTHOOT FIN LTD 6.125% DUE 10-31-2022	**	205,500
MYLAN INC FORMERLY FIXED 5.2% DUE 04-15-2048	**	310,464

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MYLAN N V FIXED 3.95% DUE 06-15-2026	**	2,184,446
MYOVANT SCIENCES LTD MYOVANT SCIENCES LTD USD 0.000018	**	185,735
MYR GROUP INC DEL COM STK	**	52,732
NABORS INDUSTRIES LTD SHS NEW	**	158,774
NAFCO CO LTD NPV	**	94,332
NAN YA PLASTIC TWD10	**	126,294
NANOSTRING TECHNOLOGIES INC COM	**	2,698,201
NANYA TECHNOLOGY C TWD10	**	1,760,801
NARAYANA HRUDAYALA INR10	**	37,371
NASDAQ INC	**	16,077,106
NASMEDIA CO LTD KRW500	**	194,880
NATERA INC COM	**	563,982
NATIONAL ALUMINUM	**	455,107
NATIONAL BK HLDGS CORP CL A COM STK	**	1,375,454
NATIONAL FERTI.LTD INR10	**	180,686
NATIONAL FL GAS CO 2.95% DUE 03-01-2031	**	1,810,791
NATIONAL RETAIL PPTYS INC COM STK	**	4,539,490
NATIONAL VISION HLDGS INC COM	**	3,282,036
NATIONWIDE BLDG 3.622% DUE 04-26-2023	**	327,650
NATIONWIDE BLDG VAR RT 4.363% DUE 08-01-2024	**	837,864
NATIONWIDE BLDG VAR RT 4.363% DUE 08-01-2024	**	2,325,071
NATL AUSTRALIA BK FIXED 2.5% DUE 05-22-2022	**	1,008,419
NATL AUSTRALIA BK NY 3 DUE 01-20-2023	**	2,270,724
NATL BK CDA MEDIUM .75% DUE 08-06-2024	**	1,268,768
NATL BK CDA MEDIUM FLTG RT .9% DUE 08-15-2023	**	500,390
NATL BK CDA MEDIUM TERM NTS BOOK TRANCHE# TR 780 12/10/2020 .55% 11-15-2024	**	2,568,040
NATL HLTH INVS INC 3% DUE 02-01-2031	**	1,737,348
NATL OILWELL VARCO 3.6% DUE 12-01-2029	**	672,020
NATL RETAIL PPTYS 3.6% DUE 12-15-2026	**	212,986
NATL RETAIL PPTYS 3.9% DUE 06-15-2024	**	84,485
NATL RETAIL PPTYS 4% DUE 11-15-2025	**	145,182
NATL RETAIL PPTYS 4.3% DUE 10-15-2028	**	1,575,230
NATL RURAL UTILS 1% DUE 10-18-2024	**	1,458,608
NATL RURAL UTILS 2.95% DUE 02-07-2024	**	6,602,241
NATL RURAL UTILS COOP FIN CORP TRANCHE #TR VAR DTD .22% 02-16-2023	**	3,894,435
NATUS MED INC DEL COM	**	286,041
NATWEST GROUP PLC ORD GBP1	**	483,354
NATWEST GROUP PLC 0.625% SNR 02/03/2022 EUR	**	341,781
NATWEST GROUP PLC 1.642% 06-14-2027	**	394,736
NATWEST GROUP PLC 1.642% 06-14-2027	**	5,960,517
NATWEST GROUP PLC 2%-FR SNR EMTN 08/03/23 EUR	**	456,779
NATWEST GROUP PLC 4.6% DUE 12-31-2049 BEO	**	294,000
NATWEST GROUP PLC 5.125%-FRN PERP GBP200000	**	569,546
NATWEST GROUP PLC FXD/FLTG SRNT 4.269% 03-22-2025	**	243,639
NATWEST GROUP PLC FXD/FLTG SRNT 4.269% 03-22-2025	**	13,310,081
NATWEST GROUP PLC SR GLBL COCO 4.519% 06-25-2024	**	2,615,763
NATWEST GROUP PLC SR NT 3.875% DUE 09-12-2023 REG	**	14,062,868
NATWEST MKTS PLC 2.375% DUE 05-21-2023	**	7,627,670

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NATWEST MKTS PLC 3.625% DUE 09-29-2022	**	8,454,529
NAVIENT PRIVATE ED LN TR 2020-I 1.10329%04-15-2069	**	8,514,773
NAVIENT STUDENT LN TR 2021-1 .70771% 12-26-2069	**	1,308,274
NAVNEET EDUCATION LTD	**	4,987
NCR CORP COM	**	477,335
NEDBANK GROUP LTD ZAR1	**	873,718
NELNET STUD LN 2004-4 CL B FLTG DUE 01-25-2041	**	2,816,005
NEOGEN CORP COM	**	4,987,335
NEOGENOMICS INC COM NEW COM NEW	**	4,321,605
NESTLE HLDGS INC 1.15% 01-14-2027	**	1,134,492
NESTLE SA CHF0.10(REGD)	**	27,640,599
NET ONE SYSTEMS CO NPV	**	128,718
NETAPP INC COM STK	**	2,683,900
NETDRAGON WEBSOFT HOLDINGS LIMITED	**	109,267
NETEASE INC COMSTK	**	2,773,720
NETFLIX INC COM STK	**	44,417,299
NETGEAR INC COM	**	467,594
NETSCOUT SYS INC COM	**	644,035
NEW CENTY HOME FLTG RT .78771% DUE 12-25-2035	**	1,087,460
NEW JERSEY RES CORP COM	**	1,152,842
NEW RELIC INC COM	**	1,924,300
NEW RESIDENTIAL INVT CORP COM NEW COM NEW	**	1,180,778
NEW YORK & FIXED 2.606% DUE 08-01-2060	**	95,635
NEW YORK CMNTY BANCORP INC COM	**	620,073
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 3.13% 11-01-2028 BEO TAXABLE	**	15,437,244
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 5.572% 11-01-2038 BEO TAXABLE	**	129,872
NEW YORK ST DORM AUTH ST PERS INCOME TAXREV 5.051% 09-15-2027 BEO TAXABLE	**	935,284
NEW YORK ST TWY AUTH SECOND GEN HWY & BRDG TR FD 5.449% 04-01-2025 BEO TAXABLE	**	1,445,288
NEW YORK ST URBAN DEV CORP REV 3.17% 03-15-2026 BEO TAXABLE	**	4,703,574
NEW YORK TIMES CO CL A ISIN #US6501111073	**	1,301,347
NEW ZEALAND (GOVT) 1.5% 15/05/2031	**	191,584
NEW ZEALAND(GOVT) 2% IDX/LKD 20/09/25	**	85,243
NEWCREST MINING LTD NPV	**	130,621
NEWELL BRANDS INC 4.35% DUE 04-01-2023	**	746,750
NEWELL BRANDS INC 4.7% DUE 04-01-2026	**	1,013,933
NEWFIELD EXPL CO 5.375% DUE 01-01-2026	**	1,153,571
NEWFIELD EXPL CO 5.625% DUE 07-01-2024	**	2,261,433
NEWGATE FUND.PLC FRN M/BKD 12/2050 GBP 'A3A'	**	1,149,160
NEWMONT CORP FORMERLY NEWMONT GOLDCORP 2.25% DUE 10-01-2030 REG	**	414,536
NEWPARK RES INC COM PAR $0.01 NEW COM PAR $0.01 NEW	**	74,044
NEXANS SA EUR1	**	390,515
NEXPOINT RESIDENTIAL TR INC COM	**	496,106
NEXSTAR MEDIA GROUP INC CL A CL A	**	306,791
NEXT FIFTEEN COMMU ORD GBP0.025	**	366,296
NEXTCURE INC COM	**	58,122
NEXTERA ENERGY CA .00065% 03-01-2023	**	1,996,775
NEXTERA ENERGY CA .00065% 03-01-2023	**	708,614
NEXTERA ENERGY CAP HLDGS INC 1.875% 01-15-2027	**	5,276,109

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NEXTERA ENERGY CAP HLDGS INC 2.25% DUE 06-01-2030/05-12-2020 REG	**	1,790,904
NEXTERA ENERGY CAP HLDGS INC 2.25% DUE 06-01-2030/05-12-2020 REG	**	1,741,157
NEXTERA ENERGY CAP HLDGS INC FLTG DUE 02-22-2023	**	3,004,194
NEXTERA ENERGY INC COM	**	23,523,919
NEXTGEN HEALTHCARE INC COM	**	485,792
NEXTIER OILFIELD SOLUTIONS INC	**	98,168
NGK INSULATORS LTD NPV	**	244,820
NGM BIOPHARMACEUTICALS INC COM	**	164,225
NH INVESTMENT & SE PFD KRW5000	**	134,040
NH INVESTMENT AND SECURITIES CO LTD KRW5000	**	93,669
NHN CORPORATION	**	369,135
NICHIAS CORP NPV	**	556,537
NICHIREKI CO LTD NPV	**	366,786
NICK SCALI NPV	**	928,977
NICOLET BANKSHARES INC COM	**	77,004
NIHON CHOUZAI CO NPV	**	388,073
NIHON KOHDEN CORP NPV	**	43,723
NIHON UNISYS NPV	**	270,812
NIIT LTD PAR INR 2	**	76,745
NIKE INC 2.4% DUE 03-27-2025	**	569,626
NIKE INC 2.75% DUE 03-27-2027	**	890,454
NIKE INC 3.375% DUE 03-27-2050	**	635,435
NIKE INC CL B	**	50,636,513
NIKON CORP NPV	**	356,473
NIPPON BUILDING FD REIT	**	197,828
NIPPON LIFE INS CO STEP CPN 5.1% DUE 10-16-2044	**	10,762,500
NIPPON LIGHT METAL NPV	**	505,004
NIPPON REIT INVEST NPV REIT	**	1,256,830
NIPPON STEEL CORP	**	486,845
NIPPON SUISAN NPV	**	322,565
NIPPON SYSTEMWARE NPV	**	227,519
NIPPON TELEGRAPH & TELEPHONE CORP NPV	**	3,001,620
NISHI-NIPPON FINANCIAL HD	**	1,256,619
NISOURCE FIN CORP 3.49% 05-15-2027	**	268,526
NISOURCE FIN CORP 5.65% DUE 02-01-2045	**	119,183
NISOURCE INC 1.7% DUE 02-15-2031	**	3,318,116
NISOURCE INC COM	**	2,774,308
NISSAN AUTO 3.22% DUE 06-15-2023	**	237,399
NISSAN AUTO LEASE SER 20-A CL A4 1.88% 04-15-2025	**	1,409,479
NISSAN AUTO RECEIVABLES 2017-C CL A-4 2.28% 02-15-2024	**	81,921
NISSAN MASTER OWNER TR FLTG RT SER 19-A CL A 02-15-2024	**	6,783,283
NISSAN MOTOR CO 1.94% SNR 15/09/23 EUR1000	**	234,428
NISSAN MOTOR CO 2.652% SNR 17/03/26 EUR1000	**	1,830,876
NISSAN MOTOR CO 3.201% SNR 17/09/28 EUR1000	**	126,774
NISSAN MTR ACCEP CO LLC NT 144A 1.85% 09-16-2026	**	292,873
NISSAN MTR ACCEP CORP SR NT FLTG RATE 144A VAR RT DUE 01-13-2022	**	900,081
NISSAN MTR LTD 4.345% DUE 09-17-2027	**	1,188,275
NISSAN MTR LTD 4.345% DUE 09-17-2027	**	11,774,723

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NITIN SPINNERS LTD INR10	**	137,546
NITTO DENKO CORP NPV	**	648,561
NLIGHT INC COM USD0.0001	**	1,906,276
NN GROUP N.V. EUR0.12	**	1,405,366
NOBIA AB NPV	**	702,585
NOLATO AB SER'B'NPV	**	141,876
NOMURA ASSET ACCEP CORP ALTERNATIVE CL I-A-5 FLTG RATE DUE 03-25-2047 REG	**	1,922,204
NOMURA HLDGS INC 2.648% 01-16-2025	**	2,469,050
NOMURA HLDGS INC FIXED 2.679% DUE 07-16-2030	**	677,592
NOMURA HOLDINGS NPV	**	721,856
NOMURA RL EST INC NPV	**	34,483
NOODLES & CO CL A CL A	**	83,589
NORDEA BK AB 1% DUE 06-09-2023	**	1,591,812
NORDEA BK ABP MED 1.5% DUE 09-30-2026	**	688,327
NORDEA KREDIT 1.5% 01/10/2053	**	74,940
NORDEA REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	1,736,498
NORDEA REALKREDIT 1% CVD BDS 01/10/50 DKK0.01	**	361,279
NORDEA REALKREDIT 1.5% CVD BDS 01/10/2053 DKK	**	43,174
NORDSTROM INC COM	**	2,067,672
NORFOLK SOUTHN 3.8% DUE 08-01-2028	**	82,844
NORFOLK SOUTHN 3.95 DUE 10-01-2042	**	400,849
NORFOLK SOUTHN 4.45% DUE 06-15-2045	**	861,134
NORFOLK SOUTHN CORP COM	**	19,282,974
NORTH WEST CO INC VAR VTG AND COM VTG SHS	**	615,325
NORTHEAST UTILS 3.15% DUE 01-15-2025	**	1,042,059
NORTHEASTERN UNIV 2.894% 10-01-2050	**	115,873
NORTHERN OIL & GAS INC COM NEW	**	4,481,254
NORTHROP GRUMMAN 2.93% DUE 01-15-2025	**	8,670,034
NORTHROP GRUMMAN 3.25% DUE 01-15-2028	**	2,998,877
NORTHROP GRUMMAN CORP COM	**	31,648,391
NORTHROP GRUMMAN FIXED 5.25% DUE 05-01-2050	**	1,377,337
NORTHSTAR ED FIN INC DEL 2007-1 STUDENT LN ASSET BKD NT CL 1A-3 01-29-2046 BEO	**	5,565,457
NORTHWEST NAT HLDG CO COM	**	1,932,908
NOTREDAME INTERMEDICA PAR SA	**	113,700
NOV INC COM	**	13,174,719
NOVAGOLD RES INC COM NEW	**	291,420
NOVARTIS AG CHF0.50 (REGD)	**	16,467,337
NOVARTIS CAP CORP 3% DUE 11-20-2025	**	365,766
NOVASTAR MTG FDG FLTG RT 1.18771% DUE 06-25-2035	**	135,202
NOVATEK MICROELECTRONICS CORP TWD10	**	698,386
NOVATEK PJSC GDR EACH REPR 10 ORD 'REG S	**	338,887
NOVOLIPETSK STEEL GDR EACH REP 10 RUB1 'REGS'	**	197,253
NOVO-NORDISK AS DKK0.2 SERIES'B'	**	18,227,389
NOW INC COM	**	334,478
NRG ENERGY INC COM NEW	**	4,337,337
NS SOLUTIONS CORP NPV	**	113,673
NS UNITED KAIUN KAISHA LTD NPV	**	540,324
*NT COLLECTIVE ALL COUNTRY WORLD EX-US INVESTABLE MARKET INDEX FUND - DC - NONLEN	**	7,345,634,675

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
*NT COLLECTIVE ALL COUNTRY WORLD INVESTABLE MARKET INDEX FUND - DC - TIER J	**	1,521,842,858
*NT COLLECTIVE S&P500 INDEX FUND-DC-NON LENDING (TIER J)	**	20,331,989,418
NTPC LTD INR10	**	2,178,526
NTT FIN CORP 1.162% 04-03-2026	**	569,316
NTT FIN CORP 1.162% 04-03-2026	**	1,487,091
NUCOR CORP 2.0% DUE 06-01-2025 REG	**	1,174,087
NUCOR CORP FIXED 2.979% DUE 12-15-2055	**	24,649
NURIX THERAPEUTICS INC COM	**	109,286
NUTANIX INC CL A CL A	**	2,044,552
NUTRIEN LTD 3.15% 10-01-2022	**	4,555,329
NUTRIEN LTD 3.15% 10-01-2022	**	7,552,238
NUTRIEN LTD FIXED 4.125% DUE 03-15-2035	**	11,378
NUTRIEN LTD FIXED 5.25% DUE 01-15-2045	**	267,815
NUVEI CORP SUBORDINATE VOTING SHARES (CAD)	**	561,752
NUVEI CORPORATION SUB VOTING SHARES (CAD)	**	173,264
NVIDIA CORP 3.5% DUE 04-01-2040	**	2,028,259
NVIDIA CORP 3.5% DUE 04-01-2050	**	526,371
NVIDIA CORP COM	**	72,142,830
NVIDIA CORP FIXED 3.7% DUE 04-01-2060	**	1,308,471
NXP B V / NXP FDG 3.875% DUE 06-18-2026	**	1,511,591
NXP SEMICONDUCTORS N V COM STK	**	33,914,164
NY N Y TAXABLE-BUILD AMER BDS-F-1 6.271 DUE 12-01-2037	**	9,227,505
NYKREDIT REALKREDI 1% CVD BDS 01/10/2053DKK	**	56,909
NYKREDIT REALKREDI 1% SNR 01/10/2050 DKK0.01	**	622,572
NYKREDIT REALKREDIT A/S 1.0% 01/10/2050	**	2,927,883
NYO COML MTG TR FLTG RT 1.202% DUE 11-15-2038	**	2,486,393
NYQUEST TECHNOLOGY TWD10	**	200,671
O REILLY AUTOMOTIVE INC NEW 3.6% DUE 09-01-2027	**	60,566
O REILLY AUTOMOTIVE INC NEW COM USD0.01	**	6,517,797
OAKTREE CLO 2019-1 LTD / OAKTREE SR SECDNT CL A-1-R FLTG 1.36886% 04-22-2030	**	499,981
OBAYASHI CORP NPV	**	3,966,027
OBX 2021-INV2 TR FLTG RT 2.5% DUE 10-25-2051	**	2,466,015
OBX 2021-INV2 TR VAR RT .94967% DUE 10-25-2051	**	493,053
OBX 2021-NQM2 TR 1.101% 05-25-2061	**	3,594,238
OCCIDENTAL PETE 3% DUE 02-15-2027	**	2,405,550
OCCIDENTAL PETE 3.4% DUE 04-15-2026	**	1,691,250
OCCIDENTAL PETE CORP 3.2% 08-15-2026	**	927,464
OCCIDENTAL PETE CORP SR NT 5.55% 03-15-2026	**	1,224,630
OCCIDENTAL PETROLEUM CORP 3.5% DUE 08-15-2029/08-08-2019 REG	**	1,805,672
OCI CO LTD KRW5000	**	165,494
OCI N.V. EUR0.02	**	1,024,202
OCP S A 5.625% DUE 04-25-2024	**	1,390,558
OCTAGON INVT PARTNERS 48 LTD / 1.27691% 10-20-2034	**	749,999
ODEBRECHT OFFSHORE DRILLING FINANCE 6.72% DUE 12-01-2022	**	28,854
ODEBRECHT OFFSHORE DRILLING FINANCE 7.72% 12-01-2026	**	112,407
ODEBRECHT OIL & FINANCE ODEBRECHT OIL & FINANCE VAR RT 12-31-2099	**	461
OFFICE PPTYS INCOME TR 2.65% DUE 06-15-2026 BEO	**	198,546
OFFICE PPTYS INCOME TR COM SHS BEN INT COM SHS BEN INT	**	344,357

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OFFICE PPTYS INCOME TR SR NT 2.4% 02-01-2027	**	280,891
OFFICE PROPERTIES INCOME TRUST SR NT 3.45% 10-15-2031	**	703,274
OFG BANCORP COM	**	484,853
OGE ENERGY CORP COM	**	4,773,704
OGE ENERGY CORP FIXED .703% 05-26-2023	**	2,310,692
OGE ENERGY CORP FIXED .703% 05-26-2023	**	298,642
OGE ENERGY CORP FIXED .703% 05-26-2023	**	1,052,216
OH ST UNIV GEN RCPTS TAXABLE-SER A 4.8 DUE 06-01-2111	**	5,307,782
OHA LN FDG 2015-1 VAR RT 0% DUE 01-19-2037	**	3,500,995
O-I GLASS INC COM	**	1,027,314
OIL CO LUKOIL PJSC ADR EACH REPR 1 ORD RUB0.02	**	1,531,524
OIL INDIA LTD INR10	**	113,696
OIL STS INTL INC COM ISIN US6780261052	**	164,268
OIS CHASUS33 11/02/2029 COP P 5.96% / R 1DCOOVI SWU00SKM6	**	17
OKAMOTO MACH TOOL NPV	**	140,300
OKLAHOMA GAS & ELEC CO SR NT .553% 05-26-2023	**	3,879,525
OKTA INC CL A CL A	**	2,584,904
OLD DOMINION FREIGHT LINE INC COM	**	452,992
OLD NATL BANCORP IND COM	**	5,769,444
OLD REP INTL CORP FIXED 4.875% DUE 10-01-2024	**	2,316,829
OLEMA PHARMACEUTICALS INC COM	**	86,243
OLIN CORP COM	**	3,464,890
OLLIES BARGAIN OUTLET HLDGS INC COM	**	1,264,393
OLO INC CL A CL A	**	560,497
OLYMPUS CORP NPV	**	8,480,203
OMNIA HLDGS NPV	**	95,606
OMNICELL INC COM	**	4,540,773
ONCOR ELEC 4.1 DUE 06-01-2022	**	1,674,792
ONE GAS INC .85% DUE 03-11-2023 BEO	**	2,575,829
ONE GAS INC .85% DUE 03-11-2023 BEO	**	1,466,399
ONE GAS INC 11/03/2023 DUE 03-11-2023/09-11-2021 BEO	**	1,505,048
ONE GAS INC NT 1.1% 03-11-2024	**	9,250,940
ONE NEW YORK PLAZA TR 2020-1NYP 1.056% 01-15-2036	**	598,819
ONE NEW YORK PLAZA TR 2020-1NYP 1.056% 01-15-2036	**	1,776,496
ONEMAIN FINL ISSUANCE TR 2021-1 AST BACKED NT CL A-2 FLTG .80967% 06-16-2036	**	2,901,444
ONEMAIN HLDGS INC COM	**	1,337,219
ONEOK INC NEW 2.75% DUE 09-01-2024	**	4,985,380
ONEOK INC NEW 4% DUE 07-13-2027	**	1,217,022
ONEOK INC NEW 4.45% DUE 09-01-2049	**	426,812
ONEOK INC NEW 5.2% DUE 07-15-2048	**	181,844
ONEOK INC NEW 6.35% DUE 01-15-2031 REG	**	1,884,842
ONEOK INC NEW FIXED 2.2% DUE 09-15-2025	**	5,527,134
ONEOK PARTNERS L P 3.375% DUE 10-01-2022	**	202,391
ONEOK PARTNERS L P 3.375% DUE 10-01-2022	**	2,261,718
ONESPAN INC COM STK USD0.001	**	311,546
ONEWATER MARINE INC CL A CL A	**	58,409
ONEX CORP SUB-VTG NPV	**	4,416,296
ONOKEN CO LTD NPV	**	616,786

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ONTARIO PROV CDA BD 3.4% 10-17-2023	**	742,297
ONTARIO PROV CDA PROV OF ON 2.5% 2.5% DUE 04-27-2026 BEO	**	31,477,624
ONTO INNOVATION INC	**	3,277,827
OOEDO ONSEN REIT INV CORP	**	201,075
OOMA INC COM	**	183,245
OPEN TEXT CO COM NPV	**	1,037,860
OPENDOOR TECHNOLOGIES INC COM	**	137,509
OPORTUN FDG XIV LLC 1.21% 03-08-2028	**	239,461
OPTIMIZERX CORP COM NEW COM NEW	**	1,290,211
OPTION ONE MTG LN TR SER 2005-2 CL M-1 FLTG RT 05-25-2035	**	234,845
ORACLE CORP 1.65% 03-25-2026	**	10,981,889
ORACLE CORP 2.4% DUE 09-15-2023	**	4,429,036
ORACLE CORP 2.5% BNDS 10-15-2022	**	3,275,427
ORACLE CORP 2.5% BNDS 10-15-2022	**	512,201
ORACLE CORP 2.5% DUE 04-01-2025 REG	**	9,462,336
ORACLE CORP 2.5% DUE 05-15-2022	**	1,433,143
ORACLE CORP 3.6% DUE 04-01-2040 REG	**	5,034,066
ORACLE CORP 3.85% DUE 07-15-2036	**	202,064
ORACLE CORP 3.9% DUE 05-15-2035	**	74,026
ORACLE CORP COM	**	12,523,356
ORACLE CORP FIXED 2.875% DUE 03-25-2031	**	503,737
ORACLE CORP FIXED 3.65% DUE 03-25-2041	**	735,011
ORACLE CORP FIXED 3.85% DUE 04-01-2060	**	14,178,118
ORANGE EUR4	**	5,291,624
ORANGE POLSKA SA PLN3	**	73,641
ORBIA ADVANCE CORP COM NPV SERIE UNICA	**	831,620
ORBIA ADVANCE CORP S A B DE C V SR NT 144A 1.875% 05-11-2026	**	1,478,085
ORDINA NV EUR0.10	**	251,445
ORIENT PAPER & COMMON STK	**	73,579
ORIENTAL HLDGS BHD MYR1	**	45,493
ORIENTAL WATCH HLD HKD0.10	**	344,266
ORION ENGINEERED CARBONS SA COMMON STOCK	**	288,527
ORIX CORP FIXED 3.25% DUE 12-04-2024	**	105,393
ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC USD0.00001	**	210,841
ORTHOFIX MED INC COM USD0.10	**	210,573
OSAKI ELECTRIC CO NPV	**	50,398
OSCAR HEALTH INC CL A CL A	**	133,269
O-TA PRECISION IND TWD10	**	143,470
OTIS WORLDWIDE CORP 2.056% DUE 04-05-2025 BEO	**	406,814
OTIS WORLDWIDE CORP 2.565% DUE 02-15-2030 BEO	**	324,917
OTIS WORLDWIDE CORP COM USD0.01 WI	**	8,535,907
OTP BANK NYRT HUF100	**	123,482
OUTFRONT MEDIA INC COM	**	1,011,168
OUTOKUMPU OYJ SER'A'NPV	**	599,513
OUTSET MED INC COM	**	1,451,835
OVERSEAS PVT INVT 3.43% DUE 05-15-2030	**	5,624,118
OVINTIV INC COM USD0.01	**	899,891
OWENS & MINOR INC NEW COM	**	1,050,351

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OWENS CORNING NEW COM STK	**	766,807
OYANG CORPORATION KRW5000	**	23,859
PAC GAS & ELEC CO 4.25% DUE 08-01-2023	**	2,587,054
PAC GAS & ELEC CO 1.367% DUE 03-10-2023	**	919,291
PAC GAS & ELEC CO 1.367% DUE 03-10-2023	**	11,384,305
PAC GAS & ELEC CO 1.7% DUE 11-15-2023	**	2,315,490
PAC GAS & ELEC CO 4.2% DUE 06-01-2041	**	327,915
PAC GAS & ELEC CO FIXED 1.75% DUE 06-16-2022	**	1,900,005
PAC GAS & ELEC CO FIXED 1.75% DUE 06-16-2022	**	1,380,004
PAC GAS & ELEC CO FIXED 2.1% DUE 08-01-2027	**	5,352,226
PAC GAS & ELEC CO FIXED 2.95% DUE 03-01-2026	**	609,811
PAC GAS & ELEC CO FIXED 3.15% DUE 01-01-2026	**	1,431,690
PAC GAS & ELEC CO FIXED 3.45% DUE 07-01-2025	**	336,952
PAC GAS & ELEC CO FIXED 3.45% DUE 07-01-2025	**	1,182,962
PAC GAS & ELEC CO FIXED 4.95% DUE 07-01-2050	**	327,766
PACCAR FINL CORP MEDIUM TERM SR NTS BOOK .8% DUE 06-08-2023	**	360,775
PACCAR FINL CORP MEDIUM TERM SR NTS BOOK.35% DUE 08-11-2023	**	3,046,319
PACCAR FINL CORP MEDIUM TERM SR NTS BOOK.35% DUE 08-11-2023	**	2,174,513
PACCAR INC COM	**	10,128,718
PACIFIC BASIN SHIP USD0.01	**	750,556
PACIFIC GAS & ELEC CO 2.5% DUE 02-01-2031/06-19-2020 REG	**	4,479,441
PACIFIC GAS & ELEC CO 3.4% 08-15-2024	**	620,196
PACIFIC GAS & ELEC CO 4.0% 12-01-2046	**	292,150
PACIFIC GAS & ELEC CO 4.45% DUE 4-15-2042	**	101,787
PACIFICORP 2.7% DUE 09-15-2030	**	1,071,788
PACIFICORP 6.25% DUE 10-15-2037	**	111,421
PACKAGING CORP OF AMERICA 4.05% DUE 12-15-2049	**	117,117
PACTIV EVERGREEN INC COM	**	14,519
PAGE INDUSTRIES LTD COM	**	410,003
PAGERDUTY INC COM	**	393,926
PAL GROUP HOLDINGS CO LTD	**	98,361
PALMER SQUARE LN FDG 2021-3 LTD / SR SECD NT CL A-1 FLTG 144A .971 07-20-2029	**	499,503
PANAMA REP 4.5% DUE 04-16-2050 REG	**	220,302
PANAMA REP GLOBAL BD TBOND 3.16% 01-23-2030	**	362,254
PANASONIC CORP	**	642,716
PAPA JOHNS INTL INC COM	**	1,670,911
PAPYLESS CO NPV	**	167,928
PAR PACIFIC HOLDINGS INC COM NEW COM NEW	**	314,299
PARADE TECHNOLOGIE TWD10	**	304,472
PARAGON 28 INC COM	**	1,026,020
PARAGON BANKING GR ORD GBP1	**	199,313
PAREX RESOURCES IN COM NPV	**	1,535,993
PARK LAWN CORP COM NPV	**	410,680
PARKER-HANNIFIN 3.25% DUE 06-14-2029	**	265,179
PARKER-HANNIFIN CORP MTN BOOK ENTRY TRANCHE # TR 00010 3.5 DUE 09-15-2022	**	3,496,149
PARSONS CORP DEL COM	**	647,224
PATRICK INDS INC COM	**	951,819
PATTERSON-UTI ENERGY INC COM	**	6,952,635

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PAX GLOBAL TECHNOLOGY LIMITED COMSTK	**	84,963
PAYLOCITY HLDG CORP COM	**	3,105,282
PAYPAL HLDGS INC 1.35% DUE 06-01-2023	**	2,866,330
PAYPAL HLDGS INC 2.2% DUE 09-26-2022	**	1,835,555
PAYPAL HLDGS INC 2.85% DUE 10-01-2029	**	1,474,776
PAYPAL HLDGS INC COM	**	37,447,085
PAYPAL HLDGS INC FIXED 1.65% DUE 06-01-2025	**	870,880
PBG SA (BR) COM NPV	**	89,420
PC CONNECTION INC COM	**	211,984
PC PARTNER GROUP L HKD0.1	**	214,071
PCHOME ONLINE INC. TWD10	**	50,762
PDC ENERGY INC COM	**	495,897
PDL BIOPHARMA INC COM	**	47,849
PEACEHEALTH 1.375% DUE 11-15-2025	**	771,256
PEAPACK-GLADSTONE FINL CORP COM	**	41,984
PEGASYSTEMS INC COM	**	6,642,667
PEGATRON CORP TWD10	**	47,395
PELOTON INTERACTIVE INC	**	314,187
PENN NATL GAMING INC COM	**	87,004
PENNON GROUP ORD GBP0.6105	**	5
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGY SER 2009-1 CL A1 FLTG 1A1 07-25-2029	**	417,325
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGYSTUDENT LN REV FLTG RT 0% 10-25-2036 BEO	**	2,804,663
PENNYMAC FINL SVCS INC NEW COM	**	1,203,775
PENSKE AUTOMOTIVE GROUP INC COM STK	**	1,344,432
PENSKE TRUCK 4.125% DUE 08-01-2023	**	297,386
PENSKE TRUCK 4.125% DUE 08-01-2023	**	2,772,299
PENSKE TRUCK 4.125% DUE 08-01-2023	**	1,862,575
PENSKE TRUCK FIXED 2.7% DUE 03-14-2023	**	183,460
PENSKE TRUCK FIXED 2.7% DUE 03-14-2023	**	6,828,799
PEOPLES UTD FINL INC COM	**	945,244
PEPPERDINE UNIV FIXED 3.301% DUE 12-01-2059	**	266,413
PEPSICO INC .75% DUE 05-01-2023	**	1,111,508
PEPSICO INC 1.625% DUE 05-01-2030	**	29,124
PEPSICO INC 2.25% DUE 03-19-2025	**	113,708
PEPSICO INC 2.625% DUE 03-19-2027	**	115,248
PEPSICO INC 2.75 DUE 03-05-2022	**	215,926
PEPSICO INC COM	**	11,862,135
PERDOCEO ED CORP COM	**	352,400
PERENTI GLOBAL LTD	**	225,564
PERFORMANCE FOOD GROUP CO COM	**	4,582,621
PERKINELMER INC SR NT .85% 09-15-2024	**	1,602,221
PERNOD RICARD NPV EUR 1.55	**	10,114,256
PERRIGO COMPANY LIMITED COM EUR0.001	**	7,039,461
PERSEUS MINING LTD NPV	**	290,075
PERSIMMON ORD GBP0.10	**	351,204
PERSISTENT SYSTEMS INR10	**	366,099
PERU REP 2.78% 12-01-2060	**	494,916
PERU REP 3.0% 01-15-2034	**	697,200

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PERU(REP OF) 6.15% GTD 12/08/2032 PEN	**	100,728
PERU(REP OF) FXD 5.94% 5.94% 12/02/2029	**	205,108
PERU(REPUBLIC OF) BNDS 8.2% 12/08/2026	**	571,003
PERUSAHAAN 3% DUE 06-30-2030	**	1,588,000
PETCO HEALTH & WELLNESS CO INC CL A COM CL A COM	**	959,815
PETRO CDA 5.35% DUE 07-15-2033	**	242,640
PETRO-CDA 7.875% DUE 06-15-2026	**	243,760
PETROL BRASILEIROS PRF NPV	**	1,172,208
PETROLEOS MEXICANOS 6.5% 03-13-2027	**	5,120,832
PETROLEOS MEXICANOS 6.75% DUE 09-21-2047	**	633,675
PETRONET LNG INR10	**	75,159
PETS AT HOME GROUP ORD GBP0.01	**	397,876
PFIZER INC .8% DUE 05-28-2025	**	1,373,322
PFIZER INC 1.7% DUE 05-28-2030	**	872,842
PFIZER INC 2.625% DUE 04-01-2030	**	1,202,404
PFIZER INC 3% DUE 06-15-2023	**	343,859
PFIZER INC 3.45% 03-15-2029	**	154,198
PFIZER INC COM	**	23,637,420
PFS FINANCING CORP 2021-A PREM FIN AST BKD NT .71% 04-15-2026	**	1,557,740
PG&E RECOVERY FDG LLC SR SECD NT CL A-3 2.822% 07-15-2048	**	192,542
PGE POLSKA GRUPA PLN10.25	**	724,293
PGT INC COM	**	8,757,831
PHARMA FOODS INTER NPV	**	496,465
PHARMARESEARCH CO LTD	**	123,146
PHATHOM PHARMACEUTICALS INC COM	**	32,357
PHEAA STUDENT LN TR 2021-1 STUD LN AST BACKED NT 144A .63771% 05-25-2070	**	3,131,773
PHILIP MORRIS INTL .875% DUE 05-01-2026	**	2,632,655
PHILIP MORRIS INTL 1.125% DUE 05-01-2023	**	817,217
PHILIP MORRIS INTL 1.125% DUE 05-01-2023	**	572,511
PHILIP MORRIS INTL 1.5% DUE 05-01-2025	**	753,015
PHILIP MORRIS INTL 2.1% DUE 05-01-2030	**	617,118
PHILIP MORRIS INTL 2.625 DUE 03-06-2023	**	281,306
PHILIP MORRIS INTL 2.75% DUE 02-25-2026	**	8,328,450
PHILIP MORRIS INTL 3.375% DUE 08-11-2025	**	5,730,357
PHILIP MORRIS INTL COM STK NPV	**	1,982,080
PHILIPPINES(REP OF 6.25% BDS 14/01/2036 PHP	**	217,834
PHILLIPS 66 .9% DUE 02-15-2024	**	5,740,047
PHILLIPS 66 3.15% DUE 12-15-2029	**	259,422
PHILLIPS 66 3.55% DUE 10-01-2026	**	319,349
PHILLIPS 66 3.85% DUE 04-09-2025	**	3,775,729
PHILLIPS 66 COM	**	1,772,299
PHILLIPS 66 FIXED 1.3% DUE 02-15-2026	**	2,001,588
PHYSICIANS RLTY L P 2.625% 11-01-2031	**	338,326
PICC PROPERTY & CA 'H'CNY1	**	351,333
PIEDMONT NAT GAS 3.64% DUE 11-01-2046	**	850,763
PILGRIMS PRIDE CORP	**	672,739
PING AN INSURANCE GROUP H CNY1	**	496,947

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PING IDENTITY HLDG CORP COM USD0.001	**	611,193
PINNACLE FINL PARTNERS INC COM	**	1,478,722
PINNACLE W. CAP CORP COM	**	1,927,672
PIONEER NAT RES CO .55% DUE 05-15-2023 BEO	**	3,099,375
PIONEER NAT RES CO .75% DUE 01-15-2024 REG	**	3,290,311
PIONEER NAT RES CO 1.125% DUE 01-15-2026 REG	**	631,597
PIONEER NAT RES CO 1.125% DUE 01-15-2026 REG	**	4,292,918
PIONEER NAT RES CO 1.9% DUE 08-15-2030/08-11-2020 REG	**	473,928
PIONEER NAT RES CO 1.9% DUE 08-15-2030/08-11-2020 REG	**	691,935
PIONEER NAT RES CO 2.15% DUE 01-15-2031	**	759,956
PIONEER NAT RES CO COM	**	4,827,823
PJT PARTNERS INC COM CL A COM CL A	**	3,074,735
PKN ORLEN SA PLN1.25	**	169,073
PLAINS ALL AMER PIPELINE 2.85 1-31-2023	**	1,520,702
PLAINS ALL AMER PIPELINE BNDS 4.65% DUE 10-15-2025	**	125,484
PLAINS ALL AMERN 3.65 DUE 06-01-2022	**	84,412
PLAINS ALL AMERN 4.5% DUE 12-15-2026	**	1,570,660
PLAINS GP HLDGS L P LTD PARTNER INT CL ANEW INT LTD PARTNER INT CL A NEW INT	**	131,080
PLANET FITNESS INC CL A CL A	**	2,853,089
PLANTRONICS INC NEW COM	**	758,850
PLATINUM BARS	**	1,210,738
PLAYA HOTELS & RESORTS N V COMN STOCK	**	1,470,299
PLAYAGS INC COM	**	127,910
PLAYTIKA HLDG CORP COM	**	675,382
PLDT INC	**	90,258
PLEXUS CORP COM	**	7,900,089
PLUG PWR INC COM NEW	**	346,947
PLUS500 LTD ORD ILS0.01 (DI)	**	759,039
PNB GILTS INR10 (DEMAT)	**	47,436
PNC BK N A 3.8 07-25-2023	**	3,648,209
PNC BK N A PITT PA FIXED 2.45% DUE 07-28-2022	**	721,676
PNC BK N A PITTSBURGH PA 2.7 DUE 11-01-2022	**	1,449,785
PNC FINANCIAL SERVICES GROUP COM STK	**	13,819,237
PNC FINL SVCS 3.5% DUE 01-23-2024	**	5,016,317
PNC FINL SVCS GROUP INC 3.45% DUE 04-23-2029 REG	**	272,447
PNC FINL SVCS GROUP INC 3.45% DUE 04-23-2029 REG	**	3,334,751
PNC FINL SVCS GROUP INC STEP-UP DUE 11-09-2022	**	4,058,452
POL.GORN.NAFT.I GA PLN1.00	**	952,506
POLYPLEX CORP INR10(DEMAT)	**	98,675
POLYUS PJSC GDR EA REP 0.5SHS REG S	**	43,154
POPULAR INC COM NEW COM USD6 (POST REV SPLIT)	**	5,385,926
PORSCHE AUTO HL SE NON VTG PRF NPV	**	241,812
PORT AUTH N Y & N J 4.458% 10-01-2062 BEO TAXABLE	**	795,283
PORT AUTH N Y & N J 5.859% 12-01-2024 BEO TAXABLE	**	20,472,593
PORT MORROW ORE TRANSMISSION FACS REV 2.987% 09-01-2036 BEO TAXABLE	**	6,435,557
PORTILLOS INC CL A COM CL A COM	**	1,020,788
PORTLAND GENERAL ELECTRIC CO COM NEW COMNEW	**	2,843,021
POSCO KRW5000	**	1,963,186

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
POSEIDA THERAPEUTICS INC COM	**	110,887
POST APT HOMES L P 3.375% DUE 12-01-2022	**	140,214
POST HLDGS INC COM STK	**	1,337,767
POSTAL SAVINGS BANK OF CHINA (LOCAL 1658)	**	1,558,287
POTLATCHDELTIC CORPORATION	**	5,323,508
POU CHEN TWD10	**	747,695
POWELL INDS INC COM	**	162,401
POWER ASSETS HLDGS NPV	**	121,558
POWER CORP CANADA SUB-VTG NPV	**	165,459
POWERSCHOOL HLDGS INC CL A COM CL A COM	**	1,068,903
POWERTECH TECHNOLO TWD10	**	1,106,145
POWSZECHNA KASA OS PLN1.00	**	186,968
POWSZECHNY ZAKLAD UBEZPIECZE	**	1,075,389
PP LONDON SUMATRA IDR100.00	**	96,401
PPG IND INC COM	**	31,469,438
PPG INDUSTRIES 1.2% DUE 03-15-2026	**	347,421
PPL CORP COM ISIN US69351T1060	**	15,441,822
PPL ELEC UTILS 4.125% DUE 06-15-2044	**	87,038
PRA GROUP INC COM	**	195,066
PRECIOUS SHIPPING THB1(NVDR)	**	100,399
PRESIDENT CHAIN ST TWD10	**	138,260
PRESS KOGYO CO NPV	**	112,113
PRESSANCE CORPORAT NPV	**	36,285
PRIMERICA INC 2.8% 11-19-2031	**	2,020,157
PRIMO WATER CORPORATION CANADA COM NPV	**	820,888
PRIMORIS SVCS CORP COM	**	1,372,831
PRIN FINL GROUP 3.125% DUE 05-15-2023	**	3,083,891
PRIN FINL GROUP 3.7% DUE 05-15-2029	**	27,615
PRIVATE EXPT FDG CORP 2.05 DUE 11-15-2022 REG	**	572,704
PRIVATE EXPT FDG CORP SECD NT SER EE 2.8% DUE 05-15-2022 REG	**	2,796,735
PROASSURANCE CORP COM	**	144,084
PROCORE TECHNOLOGIES INC COM	**	571,706
PROCTER & GAMBLE 2.3% DUE 02-06-2022	**	94,630
PROCTER & GAMBLE 2.8% DUE 03-25-2027	**	179,884
PROCTER & GAMBLE CO 3.0% DUE 03-25-2030 REG	**	543,991
PROCTER & GAMBLE COM NPV	**	4,637,002
PRODIA WIDYAHUSADA IDR100	**	269,930
PROGRESS ENERGY 3.15% DUE 04-01-2022	**	500,834
PROGRESS ENERGY 3.15% DUE 04-01-2022	**	781,302
PROGRESS RESDNTL 2.393% DUE 12-17-2040	**	2,012,211
PROGRESS RESDNTL 2.409% DUE 05-17-2038	**	875,467
PROGRESS RESDNTL 2.425% DUE 07-17-2038	**	1,241,905
PROGRESS RESIDENTIAL 2021-SFR6 TR SINGLEFAMILY RENT PASS 1.524% 07-17-2038	**	3,639,472
PROGRESSIVE CORP 4.35 DUE 04-25-2044	**	112,937
PROGRESSIVE CORP OH COM	**	21,033,498
PROLOGIS INC COM	**	35,679,188
PROLOGIS L P FIXED 2.125% DUE 10-15-2050	**	688,349
PROLOGIS LP 3.0% DUE 04-15-2050	**	206,806

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PROMOTORA Y OPERADORA DE INFRACOM NPV	**	420,816
PROQR THERAPEUTICS B.V. COM STK	**	261,927
PROSIEBENSAT.1 MEDIA SE NPV	**	166,010
PROSPERITY BANCSHARES INC COM	**	802,819
PROTECTIVE LIFE 3.4% DUE 01-15-2030	**	423,800
PROTECTIVE LIFE GF TRANCHE # TR 00029 .391% 07-07-2023	**	5,863,966
PROTHENA CORP PLC USD0.01	**	406,513
PROVID HLTH & SVCS 2.746% DUE 10-01-2026	**	1,573,048
PROVINCE OF ALBERTA 2.2% DUE 07-26-2022 BEO	**	964,657
PROXIMUS	**	1,772,684
PRUDENTIAL FINL INC 3.878% 03-27-2028	**	306,263
PRYSMIAN SPA EUR0.10	**	1,498,407
PSK INC KRW500	**	51,430
PSP SWISS PROPERTY CHF0.10 (REGD)	**	72,578
PT BANK NEGARA IND LKD SHS(IDR7500 & IDR375)	**	69,742
PT INDOFOOD SUKSES IDR100	**	46,592
PTC INDIA LTD INR10	**	109,020
PTC THERAPEUTICS INC COM	**	2,795,150
PTT GLOBAL CHEMICAL PUBLIC CO LTD THB10(NVDR)	**	1,627,570
PUB STORAGE COM	**	4,352,013
PUB SVC ELEC & GAS FIXED 3.65% DUE 09-01-2028	**	5,656,410
PUB SVC ENTERPRISE .8% DUE 08-15-2025	**	1,216,498
PUBLIC SERVICE CO OF COLORADO 2.25 DUE 09-15-2022 BEO	**	51,198
PUBLIC SERVICE ELECTRIC & GAS CO 3.25% DUE 09-01-2023	**	3,280,719
PUBLIC SERVICE ENTERPRISE GROUP INC 1.6%DUE 08-15-2030 BEO	**	1,628,571
PUBLIC STORAGE 2.3% DUE 05-01-2031 BEO	**	333,334
PUBLIC STORAGE 3.385% 05-01-2029	**	436,109
PUBLIC STORAGE FIXED .5% DUE 09-09-2030	**	1,873,768
PUBLIC SVC CO OKLA 2.2% DUE 08-15-2031	**	1,966,414
PUBLIC SVC ELEC GAS CO 3.75 DUE 03-15-2024 REG	**	1,683,636
PUBLIC SVC ENTERPRISE GROUP INC 2.875% DUE 06-15-2024	**	310,707
PUBLICIS GROUPE SA EUR0.40	**	3,125,435
PUGET ENERGY INC FIXED 2.379% DUE 06-15-2028	**	123,139
PULMONX CORPORATION COM	**	1,218,660
PUMA BIOTECHNOLOGY INC COM .	**	25,104
PURE STORAGE INC CL A CL A	**	4,064,974
PUT BONDOPT BNPAFRPP 23/05/2025 FRANCE (GOVT OF) 0 97 3175SQ653	**	60,243
PUT SWO EUR GSCMUS33 P 0.4% / R 6MEURIB 317U194Y4 25/01/2022	**	8,549
PUT SWO EUR NGFPUS33 P 0.4% / R 6MEURIB 317U263Y0 25/01/2022	**	7,960
PVH CORP COM USD1	**	1,083,671
PVPTL ABU DHABI GOVT INT'L 2.5% 10-11-2022	**	913,230
PVPTL ABU DHABI GOVT INT'L 3.125% 10-11-2027	**	5,611,138
PVPTL BANK OF NOVA SCOTIA 1.188% 10-13-2026	**	12,054,416
PVPTL COMM MORTGAGE TRUST SER 2016-787S CL A BNDS 3.545% 02-10-2036	**	1,901,283
PVPTL CREDIT SUISSE GROUP AG VAR RT DUE 12-14-2023	**	3,251,780
PVPTL MID-ATLANTIC INTST TRANSMISSION LLC 4.1% DUE 05-15-2028	**	1,714,719
PVPTL ONEMAIN DIRECT AUTO RECEIVABLES TR 2021-SR 21-1A CL A .87% 07-14-2028	**	14,616,095
PVPTL PFP III CL 21-8 CL A FLT 06-14-2024	**	1,989,131

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVPTL PFP III CL 21-8 CL A FLT 06-14-2024	**	11,039,675
PVPTL SPRINT SPECTRUM CO LLC / SPRINT 4.738% 144A 03-20-2025 BEO	**	1,020,045
PVT PL BNP PARIBAS SR NON PFD 4.705% 01-10-2025	**	3,726,719
PVT PLBNP PARIBAS SR NON PFD 5.198% 01-10-2030	**	1,653,436
PVTPL DAIMLER TRUCKS 2.375% 12-14-2028	**	1,508,235
PVTPL 1166 AVE OF THE AMERS COML MTG TR II 2005-C6 COML 5.6896% 10-13-2037	**	1,464,821
PVTPL 7-ELEVEN INC .95% DUE 02-10-2026 BEO	**	2,209,919
PVTPL 7-ELEVEN INC 1.3% DUE 02-10-2028 BEO	**	643,403
PVTPL 7-ELEVEN INC 1.8% DUE 02-10-2031 BEO	**	1,705,351
PVTPL 7-ELEVEN INC 2.5% DUE 02-10-2041 BEO	**	319,256
PVTPL 7-ELEVEN INC SR NT .625% 02-10-2023	**	697,397
PVTPL 7-ELEVEN INC SR NT .625% 02-10-2023	**	2,959,463
PVTPL 7-ELEVEN INC SR NT .625% 02-10-2023	**	2,958,957
PVTPL 7-ELEVEN INC SR NT .8% 02-10-2024	**	3,465,556
PVTPL AATHENE GLOBAL FDG MEDIUM TERM SR SECD NT 2.55% 06-29-2025	**	1,363,082
PVTPL ABBOTT LABS 3.875% 09-15-2025	**	103,213
PVTPL ABS TOWD PT MTG TR 2016-3 CL A-1 FLTG RT 144A DUE 08-25-2055 BEO	**	109,012
PVTPL ABU DHABI NATL ENERGY CO 2.0% 04-29-2028	**	3,035,463
PVTPL AES CORP SR SECD 1ST LIEN NT 144A 3.3% DUE 07-15-2025/05-27-2020 BEO	**	1,379,153
PVTPL AIA GROUP LTD GLOBAL MEDIUM TERM NTS BOO 3.2% DUE 09-16-2040	**	306,643
PVTPL AIA GROUP LTD TRANCHE # 3.6% 04-09-2029	**	289,326
PVTPL AIB GROUP PLC AIB GROUP PLC 4.75 4.75% DUE 10-12-2023 BEO	**	306,772
PVTPL AIB GROUP PLC AIB GROUP PLC 4.75 4.75% DUE 10-12-2023 BEO	**	528,916
PVTPL AIB GROUP PLC FIXED 4.263% 04-10-2025 BEO	**	526,602
PVTPL AIG GLOBAL FDG SR .65% DUE 06-17-2024 BEO	**	3,875,584
PVTPL AIG GLOBAL FDG SR 0.4% 09-13-2023	**	5,091,485
PVTPL AIR CDA 2013-1 PASS THRU 4.125 DUE 11-15-2026 BEO	**	189,980
PVTPL AIR CDA PASS THRU TR 2017-1 PVTPL AIR CANADA BNDS 3.55% DUE 07-15-2031	**	336,795
PVTPL AIRCASTLE LTD 2.85% DUE 01-26-2028BEO	**	1,811,812
PVTPL ALIGNED DATA CTRS ISSUER LLC 21-1A CL A2 1.937% DUE 08-15-2046 BEO	**	2,916,870
PVTPL ALIMENTATION COUCHE-TARD 3.8% DUE 01-25-2050	**	352,836
PVTPL ALIMENTATION COUCHE-TARD INC 2.95%DUE 01-25-2030	**	516,962
PVTPL ALLEGANY PK CLO LTD/ALLEGANY PK CLO LL SER 19-1A CLS D VAR RT 01-20-2033	**	2,785,574
PVTPL AMERICAN CR ACCEP RECEIVABLES SR 19-3 CL C 2.76% 09-12-2025	**	148,267
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SR 19-4 CL C 2.69% 12-12-2025	**	90,699
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SR 19-4 CL C 2.69% 12-12-2025	**	1,511,649
PVTPL AMERICAN CR ACCEP RECEIVABLES TR SER 19-1 CL C 3.5% 04-14-2025 BEO	**	47,465
PVTPL AMERICAN CREDIT ACCEPTANCE SRS 20 -3 CL C 2.16% DUE 06-15-2026 BEO	**	635,390
PVTPL AMSR TRUST 21-SFR2 C 958609% 08-17-2026	**	2,094,440
PVTPL ANCHORAGE CAP CLO 16 LTD/ANCHORAGE CAP SR 20-16A CL A1R FLTG RT 01-19-2035	**	9,999,998
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	209,982
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	2,624,778
PVTPL ANGLO AMERN CAP PLC SR NT 144A 4.5% DUE 03-15-2028 BEO	**	441,173
PVTPL ANTOFAGASTA PLC 2.375% DUE 10-14-2030/10-14-2020 BEO	**	285,000
PVTPL ANZ NEW ZEALAND INTL LTD 3.45% 01-21-2028	**	271,643
PVTPL APIDOS CLO SR 13-12A CL AR VAR RT 04-15-2031	**	498,769
PVTPL APIDOS CLO SR 16-25A CL A1R FLTG RATE 10-20-2031	**	4,970,084
PVTPL APT PIPELINES LTD SR GTD NT 144A 4.25% DUE 07-15-2027/03-23-2017 BEO	**	144,266

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL ARBOR RLTY COML REAL ESTATE NTS SER 19-FL2 CLS A FLTG RT 06-15-2034	**	762,734
PVTPL AREIT 2020-CRE4 LTD/AREIT SR SECD NT CL SER 20-CRE4 CL A STEP 04-14-2037	**	324,082
PVTPL ARES XLIV CLO LTD SR NT CL A-1-R FLTG 144A 3C7 VAR RT DUE 04-15-2034 BEO	**	2,729,808
PVTPL ARI FLEET LEASE TR 2020-A NT CL A-3 144A 1.8% DUE 08-15-2028	**	1,180,533
PVTPL ASB BK LTD SR MEDIUM TERM NTS BOOK 3.75% 06-14-2023 BEO	**	204,770
PVTPL ASHTEAD CAPITAL 2.45% 08-12-2031	**	1,462,247
PVTPL ATHENE GLOBAL FDG 1.0% 04-16-2024	**	1,886,657
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD 144A 4.0% DUE 01-25-2022	**	1,302,722
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD NT 1.45% 01-08-2026	**	491,357
PVTPL ATLAS SR LN FD XIV LTD/ATLAS SR LN FD SR 19-14A CL AR VAR RT 07-20-2032	**	7,750,000
PVTPL ATRIUM CDO CORP SR 12A CL AR FLTG DUE 04-22-2027	**	10,093,493
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.5% DUE 11-01-2027/07-01-2027 BEO	**	410,342
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.875% DUE 05-01-2023/05-01-2018 BEO	**	1,460,785
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.875% DUE 05-01-2023/05-01-2018 BEO	**	761,790
PVTPL AVIATION CAP GROUP LLC SR NT 144A 5.5% DUE 12-15-2024/07-10-2020 BEO	**	3,328,933
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLC SSR 19-3A CL A 0.0% 03-20-2026	**	3,782,948
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLCSER 20-1A CL A 2.33% DUE 08-20-2026	**	4,198,713
PVTPL AVIS BUDGET RENT CAR FDG AESOP LLCSER 21-2A CL A 1.66% DUE 02-20-2028	**	8,328,726
PVTPL AVIS BUDGET RENT CAR FDG SER 19-2A CL A 3.35% 09-22-2025	**	3,037,354
PVTPL AVOLON HLDGS FDG LTD 2.528% DUE 11-18-2027	**	988,629
PVTPL AVOLON HLDGS FDG LTD 3.95% 07-01-2024	**	303,937
PVTPL AVOLON HLDGS FDG LTD 5.125% 10-01-2023	**	947,953
PVTPL BACARDI LTD GTD NT 144A 4.7% DUE 05-15-2028/04-30-2018 BEO	**	1,584,546
PVTPL BAE SYS PLC 1.9% DUE 02-15-2031/09-15-2020 BEO	**	379,961
PVTPL BALBOA BAY LN FDG 2020-1 LTD CL A-R FLTG 20-2032	**	10,500,000
PVTPL BANCO DE CREDITO DEL PERU 4.65%09-17-2024	**	146,739
PVTPL BANCO SANTANDER CHILE MEDIUM TERM NTS BO 2.7 DUE 01-10-2025/01-10-2020 REG	**	510,630
PVTPL BANCO VOTORANTIM SA 4.5% DUE 09-24-2024 REG	**	1,042,500
PVTPL BANK OF IRELAND GROUP 2.029% 09-30-2027	**	608,881
PVTPL BANQUE FEDERATIVE DU CR MUTUEL MEDIUM TE 2.125% DUE 11-21-2022 BEO	**	249,175
PVTPL BAXTER INTERNATIONAL INC .868% 12-01-2023	**	1,601,677
PVTPL BAYER US FIN II LLC 3.875% 12-15-2023	**	1,672,229
PVTPL BAYER US FINANCE LLC BNDS 3.375% 10-08-2024 BEO	**	7,108,807
PVTPL BCC FDG XVI LLC EQUIP CONTRACT BKDNT CL A-2 144A 2.46% DUE 08-20-2024 BEO	**	1,067,245
PVTPL BDS 2021-FL10 LTD/BDS 2021-FL10 LLC 3RD PRTY SECD CL B FLTG 12-18-2036	**	4,999,990
PVTPL BDS 2021-FL10 LTD/BDS 2021-FL10 LLC SR SECD NT CL A FLTG 12-18-2036	**	999,999
PVTPL BENEFIT STR PARTNERS CLO IV LTD/BENEFI VAR RT DUE 01-20-2032 BEO	**	1,000,034
PVTPL BENEFIT STR PARTNERS CLO XIX LTD SR 19-19A CL A FLTG RATE DUE 01-15-2033	**	5,001,140
PVTPL BMW US CAP LLC 1.25% DUE 08-12-2026 BEO	**	2,525,515
PVTPL BMW US CAP LLC 3.9% DUE 04-09-2025BEO	**	2,028,812
PVTPL BMW US CAP LLC FLTG RT DUE 04-01-2024 BEO	**	1,291,587
PVTPL BNP PARIBAS 2.219% DUE 06-09-2026/06-09-2025 REG	**	2,287,060
PVTPL BNP PARIBAS 3.375% 01-09-2025	**	3,788,774
PVTPL BNP PARIBAS 4.625% DUE 12-31-2049 BEO	**	401,200
PVTPL BNP PARIBAS BNDS 3.5% DUE 11-16-2027 REG	**	213,205
PVTPL BNP PARIBAS SR 2.159% 09-15-2029	**	3,400,499
PVTPL BNP PARIBAS SR NON 3.052% 01-13-2031	**	2,713,255
PVTPL BNP PARIBAS SR NON PFD 1.904% 09-30-2028	**	1,660,689

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL BNP PARIBAS SR NON PFD 1.904% 09-30-2028	**	3,223,690
PVTPL BNP PARIBAS SR NON PFD MED 4.4% 08-14-2028	**	1,974,051
PVTPL BNP PARIBAS SUB MED TERM NT PROGRAM 2.588% DUE 08-12-2035	**	959,021
PVTPL BNZ INTL FDG LTD LONDON 3.375% 03-01-2023	**	1,697,238
PVTPL BOC AVIATION PTE LTD GLOBAL MEDIUMTERM 3.5% 10-10-2024	**	643,258
PVTPL BORGWARNER INC 5.0% DUE 10-01-2025BEO	**	4,474,578
PVTPL BPCE SA SUB NTS BOOK ENTRY 5.7 DUE10-22-2023	**	1,674,946
PVTPL BPCE SR NON PFD 4.0% DUE 09-12-2023	**	1,675,474
PVTPL BPCE SR NON PFD 4.0% DUE 09-12-2023	**	1,000,048
PVTPL BPCE SUB NTS BOOK ENTRY 5.15 DUE 07-21-2024 BEO	**	4,332,974
PVTPL BRIGHTHOUSE 2023 FABN NEW ISSUE 144A 1.2% 12-15-2023	**	1,115,956
PVTPL BRIGHTHOUSE FINL GLOBAL FDG .6% 06-28-2023	**	680,634
PVTPL BRIGHTHOUSE FINL GLOBAL FDG MEDIUMTERM .77% DUE 04-12-2024 BEO	**	1,658,504
PVTPL BRITISH AWYS PASS THRU 3.8% 09-20-2031	**	492,505
PVTPL BRITISH AWYS PASS THRU CTFS 3.3% FIXED 06-15-2034 BEO	**	145,354
PVTPL BRITISH AWYS PASS THRU TR 2018-1A 4.125% 09-20-2031	**	427,829
PVTPL BROADCOM INC 1.95% DUE 02-15-2028/01-19-2021 BEO	**	494,726
PVTPL BROADCOM INC 2.45% DUE 02-15-2031/01-19-2021 BEO	**	1,668,677
PVTPL BROADCOM INC 3.137% DUE 11-15-2035 BEO	**	2,126,805
PVTPL BROADCOM INC 3.137% DUE 11-15-2035 BEO	**	5,044,488
PVTPL BROADCOM INC 3.419% DUE 04-15-2033BEO	**	104,953
PVTPL BROADCOM INC 3.419% DUE 04-15-2033BEO	**	11,329,664
PVTPL BROADCOM INC 3.469% DUE 04-15-2034BEO	**	1,951,238
PVTPL BROADCOM INC 3.469% DUE 04-15-2034BEO	**	6,493,654
PVTPL BUSINESS JET SECS 2019-1 LLC SECD NT CL A 144A 0% DUE 07-15-2034 BEO	**	610,312
PVTPL BUSINESS JET SECS 2020-1 LLC SECD NT CL A 144A 2.981% DUE 11-15-2035 BEO	**	173,377
PVTPL BUSINESS JET SECS 2021-1 LLC SECD NT CL A 144A 2.162% DUE 04-15-2036 BEO	**	1,398,610
PVTPL CADILLAC FAIRVIEW CORP 2.5% DUE 10-15-2031 BEO	**	2,023,008
PVTPL CAMERON LNG LLC 2.902% 07-15-2031	**	3,001,826
PVTPL CAMERON LNG LLC 3.302% DUE 01-15-2035	**	120,209
PVTPL CANADIAN IMPERIAL BK 2.35% 07-27-2023	**	11,945,570
PVTPL CANTOR FITZGERALD L P SECD NT 144A4.875% DUE 05-01-2024	**	2,611,553
PVTPL CANYON CAPITAL CLO LTD SER 20-1A CL AR FLTG 07-15-2034	**	3,689,993
PVTPL CARGILL INC NT 1.375% DUE 07-23-2023 BEO	**	947,453
PVTPL CARLYLE GLOBAL MKT SER 14-3RA CL A1A FLTG 07-27-2031	**	1,486,722
PVTPL CARLYLE GLOBAL MKT STRATEGIES CLO 2012-4 CL A-1-R3 FLTG 04-22-2032	**	499,268
PVTPL CARLYLE US CLO 2017-2 LTD/CARLYLE US C SER 17-2A CL A1R FLTG RT 07-20-2031	**	1,007,948
PVTPL CARLYLE US CLO 2021-4 LTD CL A-2 FLTG DUE 04-20-2034 BEO	**	2,596,499
PVTPL CARVANA AUTO RECEIVABLES TR 2019-3ACL C 144A 2.71% DUE 10-15-2024	**	1,408,330
PVTPL CATAMARAN CLO SER 2014-1A CL A-1A FLTG 04-20-2030	**	3,572,233
PVTPL CAYUGA PK CLO LTD SER 20-1A CL AR FLTG 07-17-2034	**	1,099,389
PVTPL CBAM 2018-8 LTD LLC NT CL A-1 FLTG 3C7 10-20-2029 BEO	**	12,981,017
PVTPL CENTRICA PLC SR NT 144A 4% DUE 10-16-2023/10-16-2013 BEO	**	923,656
PVTPL CERBERUS SER 20-1A CL A FLTG RT RT 10-15-2031	**	850,671
PVTPL CF HIPPOLYTA ISSUER LLC SER 20-1 CL A1 1.69% DUE 07-15-2060 BEO	**	365,313
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	428,825
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	5,413,920
PVTPL CHEVRON PHILLIPS CHEM CO LLC 5.125% 04-01-2025	**	499,830

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CIFC FDG 2017-IV LTD SER 17-4A CL A1R FLTG 10-24-2030	**	499,004
PVTPL CIFC FDG 2018-IV LTD/CIFC FDG 2018-IV SER 18-4A CLS A1 VAR RT 10-17-2031	**	2,998,178
PVTPL CIFC FDG 2019-VI LTD SER 19-6A CLS A2 VAR RT 01-16-2033	**	1,999,327
PVTPL CIFC FDG 2019-VI LTD SR 19-6A CL A1 FLTG 01-16-2033	**	3,000,376
PVTPL CIFC FDG 2020-II LTD/CIFC FDG 2020-II VAR RT DUE 10-20-2034 BEO	**	1,591,091
PVTPL CIFC FUNDING LTD SER 15-1A CL ARR FLTG RT DUE 01-22-2031	**	2,386,373
PVTPL CK HUTCHISON INTL 19 LTD 3.625% 04-11-2029	**	443,444
PVTPL CLNC 2019-FL1 LTD/CLNC SER 19-FL1 CLS A VAR RT 10-19-2038	**	16,594,486
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL D 144A 5.6896 10/13/2037	**	618,472
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL F 144A 5.6896 10/13/2037	**	490,944
PVTPL CMO 280 PK AVE 2017-280P MTG TR COML CTF CL A VAR DUE 09-15-2034	**	799,026
PVTPL CMO ARBOR MULTIFAMILY MTG SECS SER 20-MF1 CL A5 2.7563% DUE 05-15-2053 BEO	**	1,249,448
PVTPL CMO AREIT 2021-CRE5 LTD/AREIT AREIT 2021-C SR NT CL A VAR RT 07-17-2026	**	2,394,175
PVTPL CMO AREIT 2021-CRE5 LTD/AREIT AREIT 2021-C SR NT CL A VAR RT 07-17-2026	**	7,980,584
PVTPL CMO BBCCRE TRUST SER 2015-GTP CL A 3.966% 08-10-2033	**	1,168,181
PVTPL CMO BENCHMARK 2020-IG3 MTG TR SR 20-IG3 CL A2 2.475% UE 09-15-2048	**	9,169,036
PVTPL CMO BFLD TR SER 2019-DPLO CL A 144A FLTG 10-15-2034	**	1,113,655
PVTPL CMO BX COML MTG TR 2018-BIOA COML MTG PASSTHRU CTF CL A FLTG 03-15-2037	**	12,187,950
PVTPL CMO BX COML MTG TR 2019-XL COML MTG PASSTHRU CTF CL A 144A 10-15-2036	**	354,649
PVTPL CMO BX COML MTG TR 2020-VIVA CL D VAR RT DUE 03-09-2044 BEO	**	4,057,814
PVTPL CMO BX COML MTG TR 2021-VINO 15/05/2038 VAR RT DUE 05-15-2038 BEO	**	2,467,696
PVTPL CMO BX COML MTG TR SR 2019-XL CL D FLTG RT 10-15-2036	**	2,102,332
PVTPL CMO BX TR 2021-VIEW MTG PASS THRU CTF 2 0% DUE 06-15-2023 BEO	**	997,932
PVTPL CMO BX TR 2021-VIEW VAR RT DUE 06-15-2023 BEO	**	1,498,092
PVTPL CMO BX TR 2021-VIEW VAR RT DUE 06-15-2023 BEO	**	1,996,649
PVTPL CMO BX TRUST SR 19-OC11 CL B 3.605% 12-09-2041	**	1,161,315
PVTPL CMO BXMT 2021-FL4 LTD/BXMT SER 21-FL4 CL D FLTG RT 05-15-2038	**	2,977,534
PVTPL CMO BXMT LTD SR 20-FL3 CL A VAR RTDUE 03-15-2037 BEO	**	4,006,836
PVTPL CMO CAMB COML MTG TR 2019-LIFE CL A VAR RT 12-15-2037	**	2,872,192
PVTPL CMO CITIGROUP COML MTG TR 4.149% DUE 01-10-2024	**	10,065,150
PVTPL CMO CITIGROUP COML MTG TR SR 21-PNM2 CL E FLT RT DUE10-15-2036	**	349,218
PVTPL CMO CITIGROUP COML MTG TR SER 21-KEYS CL A FLTG 10-15-2036	**	1,999,976
PVTPL CMO CITIGROUP COMMERCIAL MTG TRUST SER 2014-GC19 CL D FRN 03-10-47	**	259,036
PVTPL CMO COLONY MTG CAP LTD SR 19-IKPR CL A FLTG 11-15-2038	**	969,408
PVTPL CMO COMM 2014-277P MTG TR COML MTGPASSTHRU CTF CL A 3.731 08-10-2049	**	784,367
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2014-USA CL A2 3.953% DUE 09-15-2037	**	2,104,372
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SR 2019-ICE4 CL A VAR RT 05-15-2021	**	20,753,743
PVTPL CMO CSMC 2017-RPL3 TR CL A-1 FLTG 08-25-2057	**	2,441,226
PVTPL CMO CSMC 2017-RPL3 TR MTG BACKED NT CL B-2 VAR 144A VAR RT DUE 08-01-2057	**	4,042,171
PVTPL CMO CSMC 2019-AFC1 TR MTG BACKED NT CL A-1 144A VAR RT DUE 07-25-2049 BEO	**	1,537,177
PVTPL CMO CSMC 2020-AFC1 TR CL A1 VAR RT DUE 02-25-2050	**	2,235,998
PVTPL CMO CSMC 2020-RPL4 TR 2% DUE 01-25-2060 BEO	**	1,504,399
PVTPL CMO CSMC TR SR 2017-CHOP CL A VAR RT 07-15-2032	**	2,205,334
PVTPL CMO FNMA SER 2019-M22 CLS A1 2.103% DUE 05-25-2029 REG	**	7,880,656
PVTPL CMO FREMF 2015-K48 MTG TR FLTG RT DUE 06-25-2025 BEO	**	469,319
PVTPL CMO FREMF 2016-K59 MTG TR 144A CL B VAR RT DUE 11-25-2049 BEO	**	186,048
PVTPL CMO FREMF MORTGAGE TRUST SER 2014-K37 CL B FLTG RT 01-25-2047	**	1,853,696
PVTPL CMO GREAT WOLF TR 2019-WOLF SER 19-WOLF CLS A VAR RT DUE 12-15-2029 BEO	**	999,782

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO GS MORTGAGE-BACKED SECURITIES TRUST SR 21-GR2 CL A2 VAR RT 02-25-2052	**	195,040
PVTPL CMO GS MTG SECS 2012-ALOHACOML MTGPASSTHRU CTF CL A 3.551 4-10-34 BEO	**	4,169,813
PVTPL CMO GS MTG SECS CORP SER 2017-GPTX CL B 3.103915% FIXED 05-10-2034	**	3,958,758
PVTPL CMO GS MTG SECS CORP TR 2015-590M CL A FLTG RT 10-10-2035 BEO	**	1,891,226
PVTPL CMO GS MTG SECS CORP TR 2018-HART VAR RT 10-15-2031	**	573,676
PVTPL CMO GS MTG SECS CORP TR SER 2019-70P CLS C VAR RT 10-15-2036	**	6,158,664
PVTPL CMO HERO FDG 2016-3 NT CL A-1 144A3.07999992371% DUE 09-20-2042 BEO	**	23,280
PVTPL CMO J P MORGAN CHASE COML MOTGAGE SECS SER 20-MKST CL A FRN 12-15-2036 BEO	**	4,997,276
PVTPL CMO J P MORGAN CHASE COML MTG SECS TR 2018-WPT CL A-FX 4.2475% 07-05-2023	**	5,265,520
PVTPL CMO MANHATTAN WEST 2020-1MW MTG TRSR 20-0MW CL A 2.13% 09-10-2040	**	498,373
PVTPL CMO MF1 2020-FL3 LTD SR SECD NT CL A FLTG 07-15-2035 BEO	**	749,288
PVTPL CMO MHC COML MTG TR 2021-MHC VAR RT DUE 04-15-2026 BEO	**	3,083,224
PVTPL CMO MHP COML MTG TR 2021-STOR SR 21-STOR CL A VAR RT 07-15-2038	**	2,978,752
PVTPL CMO MORGAN STANLEY CAP I TR SR 11-C1 CL G 4.193% 09-15-2047	**	1,525,882
PVTPL CMO MORGAN STANLEY CAP I TR SRS 20-CNP CL A VAR RT DUE 04-05-2042	**	1,507,965
PVTPL CMO MORGAN STANLEY SR 21-230P CL AFLTG RT 12-15-2023	**	2,000,000
PVTPL CMO MSDB TR 2017-712F CL A VAR RT DUE 07-11-2039 BEO	**	7,006,626
PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO	**	402,513
PVTPL CMO NEW RESIDENTIAL MTG LN SER 19-RPL3 CL A1 FRN 07-25-2059 BEO	**	1,670,427
PVTPL CMO NEW RESIDENTIAL MTG LN SER 21-NQM3 CL A-3 VAR 11-27-2056	**	1,481,038
PVTPL CMO NEW RESIDENTIAL MTG LN TR 20-RPL1 CL A-1 VAR RT DUE 11-25-2059	**	337,476
PVTPL CMO NEW RESIDENTIAL MTG LN TR SER 16-3A CL A1B 144A VAR 09-01-2056	**	1,435,553
PVTPL CMO ONE MKT PLAZA TR SER 2017-1MKT CL A 144A 3.6139% 02-10-2032 BEO	**	10,386,437
PVTPL CMO OPG TR 2021-PORT SR 21-PORT CLA FLTG RT 10-15-2036	**	4,200,550
PVTPL CMO PEPPER RESIDENTIAL SECURITIES TRUST SER 25A CL A1U FLTG DUE 03-12-2061	**	137,288
PVTPL CMO PFP III SER 21-8 CL C FLTG RT 06-14-2024	**	3,577,566
PVTPL CMO READY CAP MTG SR 21-FL6 CL A FLTG RT 07-25-2036	**	1,982,587
PVTPL CMO READY CAP MTG SR 21-FL6 CL A FLTG RT 07-25-2036	**	4,758,208
PVTPL CMO RREADY CAP MTG TR SER 2019-5 CLS A 3.7768% 02-25-2052	**	263,995
PVTPL CMO SFO COML MTG TR 2021-555 SFO 2021-555 A VAR RT DUE 05-15-2038 BEO	**	5,396,673
PVTPL CMO TOWD PT MTG TR 2019-4 SER 19-4CLS A1 VAR RT DUE 07-25-2059 BEO	**	1,245,990
PVTPL CMO UBS COML MTG TR VAR RT SER 2012-C1 CL C 05-10-2045	**	2,210,806
PVTPL CMO UBS-BAMLL TR 2012-WRM CTF CL A144A 3.663 DUE 06-10-2030 BEO	**	156,252
PVTPL CMO UWM MTG TR 2021-INV3 CL A3 VAR RT DUE 11-25-2051 BEO	**	2,768,938
PVTPL CMO VERUS SECURITIZATION TR 2021-3SER 21-3 CL A2 VAR RT DUE 06-25-2066 BEO	**	1,612,122
PVTPL CMO VMC FIN 2021-FL4 LLC VMC 2021-FL4 C VAR RT DUE 06-16-2036 BEO	**	7,478,938
PVTPL CMO WFRBS COML MTG TR 2013-C11 COML PASS THRU CTF CL D VAR RT 03-15-45	**	395,047
PVTPL CNO GLOBAL FDG MEDIUM TERM NTS BOOK ENTRY 1.75% 10-07-2026	**	444,820
PVTPL COCA-COLA EUROPEAN PARTNERS PLC .5% 05-05-2023	**	3,038,696
PVTPL COCA-COLA EUROPEAN PARTNERS PLC 1.5% DUE 01-15-2027 BEO	**	686,222
PVTPL COMCAST CORP NEW 2.887% DUE 11-01-2051	**	399,069
PVTPL COMCAST CORP NEW NT 2.937% 11-01-2056	**	194,214
PVTPL COMM 2013-CR10 CL D VAR RT DUE 08-10-2046	**	3,504,934
PVTPL COMM MORTGAGE TRUST COML MTG PASSTHRU CTF CL D 144A DUE 06-10-46 BEO	**	3,767,341
PVTPL CONOCOPHILLIPS 2.4% DUE 02-15-2031/02-08-2021 BEO	**	497,135
PVTPL CONOCOPHILLIPS 4.3% DUE 08-15-2028 BEO	**	528,250
PVTPL CONTINENTAL RES INC 5.75% DUE 01-15-2031/11-25-2020 BEO	**	2,237,478
PVTPL CONTINENTAL RESOURCES 2.268% 11-15-2026	**	1,860,938

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL COREVEST AMERN FIN 2019-3 TR SER 19-3 CLS A 2.772% DUE 10-15-2052 BEO	**	695,039
PVTPL COTERRA ENERGY INC 4.375% DUE 03-15-2029	**	2,717,501
PVTPL COTERRA ENERGY INC COTERRA ENERGY INC 4.375% DUE 06-01-2024	**	1,449,049
PVTPL COTERRA ENERGY INC SR NT 3.9% 05-15-2027	**	645,170
PVTPL COTERRA ENERGY INC SR NT 3.9% 05-15-2027	**	1,559,160
PVTPL COX COMMUNICATIONS INC NEW NT 3.5% 08-15-2027	**	7,900,413
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	212,377
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	2,123,766
PVTPL CPS AUTO RECEIVABLES TR 2019-D NT CL C 144A 2.54% DUE 08-15-2024 BEO	**	791,609
PVTPL CREDIT ACCEP AUTO LN TR 2020-1 2.39% SR 20-1A CL B 04-16-2029	**	572,461
PVTPL CREDIT ACCEP AUTO LN TR 2020-2 SER2A CL A 1.37% DUE 07-16-2029 BEO	**	2,237,216
PVTPL CREDIT ACCEP AUTO LN TR SER 20-3A CL A 144A 10-15-2029	**	3,750,258
PVTPL CREDIT ACCEP AUTO LNSR 20-1A CL A 2.01% 02-15-2029	**	7,649,938
PVTPL CREDIT AGRICOLE S A LONDON 4.125% 01-10-2027	**	549,271
PVTPL CREDIT AGRICOLE S A SUB NT 144A 4.375% DUE 03-17-2025 BEO	**	3,489,915
PVTPL CREDIT AGRICOLE S A VAR RT 01-26-2027	**	535,460
PVTPL CREDIT AGRICOLE S A VAR RT 01-26-2027	**	3,923,462
PVTPL CREDIT SUISSE GROUP AG 1.305% DUE 02-02-2027/02-02-2021 BEO	**	2,130,387
PVTPL CREDIT SUISSE GROUP AG 3.091% 05-14-2032	**	254,672
PVTPL CREDIT SUISSE GROUP AG 3.091% 05-14-2032	**	5,307,359
PVTPL CREDIT SUISSE GROUP AG 6.5 DUE 08-08-2023 BEO	**	1,937,250
PVTPL CREDIT SUISSE GROUP AG 7.25% DUE 12-31-2049	**	1,538,432
PVTPL CRH AMER FIN INC GTD NT 144A 3.4% DUE 05-09-2027/05-09-2017 BEO	**	427,190
PVTPL CSAIL COML MTG TR SER 2017-CX10 CL UESA 4.0274% 11-15-2027	**	1,906,453
PVTPL CVS LEASE BACKED PASS THRU CTF 8.353% DUE 07-10-2031	**	125,051
PVTPL CVS LEASE BACKED PASS THRU SER 2013 TR 4.704 01-10-2036	**	295,950
PVTPL DAIMLER FIN NORTH AMER LLC 2.7% 06-14-2024	**	1,757,337
PVTPL DAIMLER FINANCE NA LLC 1.45% DUE 03-02-2026 BEO	**	990,522
PVTPL DAIMLER FINANCE NA LLC 1.45% DUE 03-02-2026 BEO	**	3,056,752
PVTPL DAIMLER TRUCKS 1.625% 12-13-2024	**	4,030,978
PVTPL DANSKE BK A/S 3.244% DUE 12-20-2025	**	405,293
PVTPL DANSKE BK A/S 5.0% DUE 01-12-2023 BEO	**	2,802,413
PVTPL DANSKE BK A/S 5.375% DUE 01-12-2024	**	2,368,578
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY .976 DUE 09-10-2025/09-10-2024 REG	**	1,599,316
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY 1.171% DUE 12-08-2023	**	1,049,817
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY 1.171% DUE 12-08-2023	**	3,189,445
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY 1.226% DUE 06-22-2024/06-22-2023	**	2,376,894
PVTPL DANSKE BK A/S MEDIUM TERM NTS BOOKENTRY TRANCHE 5.0% 01-12-2022 REG	**	1,711,515
PVTPL DELL INTL L L C / EMC CORP 3.375% 12-15-2041	**	794,133
PVTPL DIAMOND ISSUER LLC 2021-1 SECD CL A 2.305% 11-20-2051	**	1,678,237
PVTPL DIAMOND RESORTS OWNER SR 19-1A CL A 2.89% 02-20-2032	**	1,655,097
PVTPL DRIVE AUTO RECEIVABLES SER 17-3 CL D 3.53% DUE 12-15-2023	**	32,006
PVTPL DRYDEN 75 CLO LTD/DRYDEN 75 CLO LLC SR SECD NT CL A-R2 FLTG 04-15-2034	**	1,680,650
PVTPL DRYDEN 78 CLO LTD/DRYDEN 78 CLO LLC SER 20-78A CLS A VAR RT 04-17-2033	**	2,000,411
PVTPL DRYDEN 87 CLO LTD SER 21-87A CL A-1 FLTG 3C7 05-20-2034 BEO	**	4,107,966
PVTPL DT AUTO OWNER SER 19-1A CLS D 3.87% 11-15-2024	**	2,965,516
PVTPL DT AUTO OWNER SER 19-2A CL C 3.18% FIXED 144ADUE 02-18-2025	**	283,964
PVTPL DT AUTO OWNER TRUST SER 18-1A CL D 4.09% DUE 12-15-2023	**	811

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL EAST OHIO GAS CO 1.3% DUE 06-15-2025/06-16-2020 BEO	**	2,036,546
PVTPL EASTERN GAS TRAN 3.9% DUE 11-15-2049 BEO	**	105,588
PVTPL ECMC GROUP STUDENT LN TR SR 17-2A CL A FLTG RT 05-25-2067	**	3,050,901
PVTPL EDP FINANCE BV 3.625% 07-15-2024	**	209,910
PVTPL ELEMENT FLEET MGMT CORP 1.6% DUE 04-06-2024 BEO	**	105,102
PVTPL ELEVATION CLO 2021-15 LTD/ELEVATION CL SR SECD NT 01-25-2035	**	5,000,000
PVTPL ELMWOOD CLO II LTD SER 19-2A CL A-R FLTG DUE 04-20-2034 BEO	**	16,499,970
PVTPL ENEL FIN INTL N V FIXED 2.65% 09-10-2024 BEO	**	411,998
PVTPL ENI S P A 4% DUE 09-12-2023 BEO	**	334,653
PVTPL ENTERPRISE FLEET FING 2021-1 LLC CL A-2 0.44% DUE 12-21-2026 BEO	**	900,990
PVTPL EQUATE PETROCHEMICAL B V GLOBAL MEDIUM T 2.625% DUE 04-28-2028	**	2,443,050
PVTPL ERAC USA FIN LLC GTD NT 144A 3.8% DUE 11-01-2025/11-09-2015 BEO	**	1,613,441
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	360,010
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	2,647,132
PVTPL EXANTAS CAP CORP SER 20-RSO9 CL A FLTG 04-17-2037	**	33,994
PVTPL EXPEDIA GROUP INC FORMERLY EXPEDIAINC SR NT 144A 6.25 DUE 05-01-2025	**	2,031,452
PVTPL EXPERIAN FIN PLC 2.75% DUE 03-08-2030	**	3,534,315
PVTPL F&G GLOBAL FDG MEDIUM TERM NTS BOOK ENTR 1.75% DUE 06-30-2026 BEO	**	348,012
PVTPL FAIR SQUARE ISSUANCE TR SER 20-AA CL A 2.9% 09-20-2024	**	2,803,719
PVTPL FED DES CAISSES DESJARDINS QUEBEC 1.2% 10-14-2026	**	7,880,782
PVTPL FEDERATION DES CAISSES DESJARDINS .7% DUE 05-21-2024 BEO	**	3,867,322
PVTPL FEDERATION DES CAISSES DESJARDINS FLTG RT DUE 05-21-2024 BEO	**	2,441,523
PVTPL FIRSTKEY HOMES 2020-SFR1 TR 1.339%09/17/2025 1.339% DUE 08-17-2037 BEO	**	4,897,153
PVTPL FORD CR AUTO OWNER TR 2020-REV1 SER 20-1 CLS A 2.04% 08-15-2031	**	4,683,915
PVTPL FORD CR AUTO OWNER TR SER 19-1 CL A 3.52% 07-15-2030	**	2,589,574
PVTPL FORTRESS CR BSL VII LTD SER 19-1A CL A2 FLTG 07-23-2032 BEO	**	499,769
PVTPL FREDDIE MAC STACR REMIC TR SER 21-DNA2 CL M2 FLTG RT 08-25-2033	**	1,150,650
PVTPL FREEDOM FINANCIAL SER 21-1CP CL A 0.66% DUE 03-20-2028 BEO	**	789,807
PVTPL GA GLOBAL FDG TR 1.25% 12-08-2023	**	1,999,084
PVTPL GAIF BD ISSUER PTY LTD SR NT 144A 3.4% DUE 09-30-2026/09-30-2016 BEO	**	79,968
PVTPL GALLATIN CLO IX 2018-1 LTD/GALLATIN CL SR SECD NT CL A FLTG DUE 01-21-2028	**	205,842
PVTPL GLENCORE FDG LLC 4.125% 03-12-2024	**	3,218,116
PVTPL GLENCORE FDG LLC 1.625% DUE 09-01-2025/08-01-2025 BEO	**	247,547
PVTPL GLENCORE FDG LLC GTD NT 4.625 DUE 04-29-2024 BEO	**	614,175
PVTPL GOLDENTREE LN MGMT US CLO 6 SER 19-6A CLS AVAR RT 01-20-2033	**	499,501
PVTPL GOLDENTREE LN MGMT US CLO 6 SER 19-6A CLS AVAR RT 01-20-2033	**	5,294,711
PVTPL GOLUB CAP PARTNERS CLO 57 M SR 21-57A CL A1 VAR RT DUE 10-25-2034 BEO	**	999,996
PVTPL GOODGREEN 2017-1 TR NT CL A 144A 3.74% DUE 10-15-2052 BEO	**	86,112
PVTPL GOODGREEN 2017-2 NT CL A 144A 3.26% DUE 10-15-2053 BEO	**	178,084
PVTPL GOODMAN US FIN THREE LLC 3.7% DUE 03-15-2028	**	1,628,050
PVTPL GPMT 2021-FL3 LTD/GPMT 2021-FL3 LLC SR SECD NT CL A FLTG 07-16-2035	**	1,655,577
PVTPL GPMT LTD SR 21-FL4 CL A FLTG RT 11-15-2036	**	3,098,721
PVTPL GRAPHIC PACKAGING INTL 0.821% DUE 04-15-2024 BEO	**	1,555,166
PVTPL GREENWOOD PK CLO LTD SER 18-1A CL A2 FLTG 04-15-2031	**	1,998,886
PVTPL GREYSTONE COMMERCIAL REAL ESTA SER 19-FL2 CL 1 FLTG 09-15-2037	**	8,710,652
PVTPL GREYWOLF CLO V LTD VAR RT SR 15-1A CL A-1-R 01-25-2031	**	1,500,349
PVTPL GRIPPEN PARK CLO LTD SER 17-1A CL A FLTG RATE DUE 01-20-2030	**	1,750,002
PVTPL GUARDIAN LIFE INSURANCE CORP 3.7% 01-22-2070	**	109,732

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL GULFSTREAM NAT GAS SYS LLC GULFSTREAM NAT 6.19% DUE 11-01-2025 BEO	**	5,607,936
PVTPL HALCYON LN ADVISORS FDG 2015-2 LTD/HAL SR 15-2A CL A-R FLTG 07-25-2027	**	22,316
PVTPL HALSEYPOINT CLO 3 LTD/HALSEYPOINT CLO VAR RT DUE 11-30-2032 BEO	**	1,002,971
PVTPL HALSEYPOINT CLO I LTD/HALSEYPOINT CLO SER 19-1A CLS A1A1 VAR RT 01-20-2033	**	540,263
PVTPL HARVEST OPERATIONS CORP 4.2% 06-01-2023	**	1,768,952
PVTPL HEINEKEN N V SR NT 3.4 DUE 04-01-2022 BEO	**	60,402
PVTPL HERO FDG 2017-3 NT CL A2 3.95% 09-20-2048	**	447,750
PVTPL HERO FDG SER 2017-1A NT CL A2 4.46% 09-20-2047 BEO	**	77,328
PVTPL HUNGARY REP 2.125% DUE 09-22-2031 BEO	**	196,770
PVTPL HUNGARY REP 3.125% DUE 09-21-2051 BEO	**	196,749
PVTPL HUNTINGTON INGALLS INDS INC .67% DUE 08-16-2023 BEO	**	396,520
PVTPL HUNTINGTON INGALLS INDS INC .67% DUE 08-16-2023 BEO	**	1,744,689
PVTPL HYUNDAI CAP AMER .8% DUE 01-08-2024 BEO	**	689,994
PVTPL HYUNDAI CAP AMER 1.0% 09-17-2024	**	1,965,857
PVTPL HYUNDAI CAP AMER 1.15% DUE 11-10-2022 BEO	**	5,398,361
PVTPL HYUNDAI CAP AMER 1.3% 01-08-2026	**	1,768,818
PVTPL HYUNDAI CAP AMER 1.65% 09-17-2026	**	2,353,638
PVTPL HYUNDAI CAP AMER 1.8% 10-15-2025	**	318,422
PVTPL HYUNDAI CAP AMER 1.8% 10-15-2025	**	1,572,208
PVTPL HYUNDAI CAP AMER MEDIUM TERM NTS BOOK EN 1.5% DUE 06-15-2026	**	423,083
PVTPL HYUNDAI CAP AMER MEDIUM TERM NTS BOOK EN 2.375% DUE 02-10-2023	**	1,368,779
PVTPL IMPERIAL TOB FIN PLC 3.5 DUE 02-11-2023	**	1,629,877
PVTPL ING BK N V COV BK BD PROG BK EN TRANCHE # TR 00769 2.625 DUE 12-5-22 REG	**	4,938,115
PVTPL ING GROEP N V 1.4% DUE 07-01-2026	**	1,979,745
PVTPL INTERNATIONAL FLAVORS & FRAGRANCES INC SR NT 1.832% 10-15-2027	**	638,594
PVTPL INTERNATIONAL FLAVORS & FRAGRANCESINC 1.23% DUE 10-01-2025	**	1,663,248
PVTPL INTERNATIONAL FLAVORS & FRAGRANCESINC 1.23% DUE 10-01-2025	**	14,308,821
PVTPL INTERNATIONAL FLAVORS & FRAGRANCESINC 3.268% DUE 11-15-2040	**	178,185
PVTPL INTESA SANPAOLO S P A 144A BD 5.017% DUE 06-26-2024 REG	**	3,440,253
PVTPL INTESA SANPAOLO S P A RCPTS CL X 144A 3.125% DUE 07-14-2022 BEO	**	1,608,099
PVTPL INTESA SANPAOLO S P A RCPTS CL X 3.25% DUE 09-23-2024 BEO	**	1,353,605
PVTPL J G WENTWORTH XXII LLC 3.82 DUE 12-15-2048 BEO	**	708,132
PVTPL J P MORGAN CHASE COML MTG SECS TR 2010-C2 CL C VAR RT DUE 11-15-2043	**	2,818,445
PVTPL J P MORGAN MTG SER 18-4 CL A1 VAR 10-25-2048	**	501,258
PVTPL J P MORGAN MTG TR SER 18-3 CLS A1 FLTG 04-25-2018	**	1,466,719
PVTPL J P MORGAN MTG TR SER 21-14 CL A11 FLTG DUE 05-25-2052	**	1,981,458
PVTPL JACKSON FINANCIAL INC 1.125% DUE 11-22-2023 BEO	**	1,935,637
PVTPL JACKSON NATL LIFE FDG LLC 3.25% DUE 01-30-2024 BEO	**	36,474
PVTPL JAPAN FIN ORGANIZATION FOR MUNICIPALITIE .625% DUE 09-02-2025	**	486,614
PVTPL JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 3.25% 09-27-2023	**	1,355,104
PVTPL JERSEY CENT PWR & LT CO SR NT 144A4.7% DUE 04-01-2024/08-21-2013 BEO	**	2,799,705
PVTPL KAYNE CLO 7 LTD/KAYNE CLO 7 LLC SER 20-7A CLS A1 VAR RT 04-17-2033	**	1,591,207
PVTPL KAYNE CLO SER 19-6A CL A1 FLTG 144A 01-20-2033	**	5,094,169
PVTPL KEYSPAN GAS EAST CORP SR NT 144A 2.742% DUE 08-15-2026/08-05-2016 BEO	**	643,338
PVTPL KKR CLO 32 LTD/KKR CLO 32 LLC 0.0%15/01/2032 VAR RT DUE 01-15-2032 BEO	**	980,238
PVTPL KKR GROUP FIN CO LLC 3.25% 12-15-2051	**	1,400,596
PVTPL KYNDRYL HOLDINGS INC 2.05% 10-15-2026	**	1,539,327
PVTPL LATITUDE MANAGEMENT REAL ESTATE CAP SER 21-CRE4 CL A FLTG DUE 04-22-2037	**	6,988,647

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL LCM LTD PARTNERSHIP SER 19A CL AR FLTG RT 07-15-2027	**	241,628
PVTPL LCM LTD PARTNERSHIP SR 20A CL AR FLTG 10-20-2027	**	1,703,473
PVTPL LCM XV LTD PARTNERSHIP/LCM XV LLC VAR RT DUE 07-20-2030 BEO	**	498,127
PVTPL LEGACY MTG ASSET TR SR 19-GS5 CL A1 STEP UP 05-25-2059	**	1,694,392
PVTPL LENDMARK FDG TR 2019-2 SER 19-2A CLS A 2.78% 04-20-2028	**	988,615
PVTPL LENDMARK FDG TR 2019-2 SER 19-2A CLS A 2.78% 04-20-2028	**	4,461,443
PVTPL LENDMARK FDG TR SER 19-1A CL A 3% FIXED DUE 12-20-2027	**	1,918,335
PVTPL LENOVO GROUP LTD 3.421% DUE 11-02-2030/11-02-2020 BEO	**	403,569
PVTPL LEVEL 3 FING INC 3.4% DUE 03-01-2027	**	1,548,675
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	203,563
PVTPL LIBERTY MUT GROUP INC 4.569% DUE 02-01-2029 BEO	**	7,679,036
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	18,802
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	1,381,957
PVTPL LOANCORE 2021-CRE5 ISSUER LTD SER 21 CRE5 CL C FLTG 07-15-2036	**	4,981,109
PVTPL LSEGA FING PLC 1.375% DUE 04-06-2026/04-06-2021 BEO	**	3,000,764
PVTPL LUNDIN ENERGY AB 2.0% DUE 06-15-2026 BEO	**	457,036
PVTPL LUNDIN ENERGY AB 2.0% DUE 06-15-2026 BEO	**	4,471,004
PVTPL MACQUARIE BK LTD 2.1% DUE 10-17-2022 BEO	**	512,821
PVTPL MACQUARIE BK LTD SR MEDIUM TERM NTS BOOK .441% DUE 12-16-2022 BEO	**	5,187,989
PVTPL MACQUARIE GROUP LTD 1.201% DUE 10-14-2025 BEO	**	2,780,967
PVTPL MACQUARIE GROUP LTD 144A 3.189% DUE 11-28-2023	**	559,559
PVTPL MACQUARIE GROUP LTD SR MEDIUM 3.763% 11-28-2028	**	155,760
PVTPL MADISON PK FDG LIX LTD CL A FLTG 01-18-2034	**	11,250,000
PVTPL MADISON PK FDG XXI LTD/MADISON PK FDG SR 16-21A CL AB VAR RT 10-15-2032	**	599,301
PVTPL MAGNETITE CLO LTD SR 15-12A CL ARR FLTG 10-15-2031	**	776,158
PVTPL MAGNETITE LTD SER 16-17A CL AR FLTG 07-20-2031	**	3,500,752
PVTPL MAGNETITE XVIII LTD/MAGNETITE XVIII LL SR16-18A CL AR2 VAR RT 11-15-2028	**	499,254
PVTPL MAPS LTD SER 19-1A CL A 4.458% 03-15-2044	**	6,668,491
PVTPL MARATHON CLO X LTD SR 17-10A CL A-2 FLTG RT 11-15-2029 BEO	**	2,500,250
PVTPL MARS INC DEL 3.2% 04-01-2030	**	409,607
PVTPL MASSACHUSETTS EDL FING AUTH N/C VAR RT DUE 04-25-2038 BEO	**	12,640
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS .85% DUE 06-09-2023 BEO	**	2,749,625
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 2.95% 01-11-2025	**	524,022
PVTPL MET TOWER GLOBAL FDG 1.25% 09-14-2026	**	5,227,481
PVTPL METROPOLITAN LIFE GLOBAL FDG I MEDIUM TE .45% DUE 09-01-2023 BEO	**	4,029,548
PVTPL METROPOLITAN LIFE GLOBAL FDG I MEDIUM TE .9% DUE 06-08-2023 BEO	**	921,081
PVTPL METROPOLITAN LIFE GLOBAL FDG I MEDIUM TE .9% DUE 06-08-2023 BEO	**	401,129
PVTPL MF1 MULTIFAMILY HOUSING MORTGAGE LO SER 21-FL6 CL A FLTG RT 07-16-2036	**	4,581,726
PVTPL MICROCHIP TECHNOLOGY INC .983% DUE09-01-2024 BEO	**	785,467
PVTPL MIDOCEAN CR CLO SER 17-7A CL BR FLTG 07-15-2029	**	1,747,610
PVTPL MITSUBISHI UFJ LEASE & FIN CO LTD 144A 3.406% 02-28-2022	**	656,159
PVTPL MONONGAHELA PWR CO 3.55% DUE 05-15-2027 BEO	**	5,671,715
PVTPL MOUNTAIN VIEW CLO 2017-1 LTD SER 17-1A CL AR FRN 10-16-2029 BEO	**	3,000,576
PVTPL MOUNTAIN VIEW CLO 2017-2 LTD SR 17-2A CL AR FLTG RT 01-16-2031	**	9,197,611
PVTPL MRCD MORTGAGE TRUST SER 19-PARK CL A 2.71752% 12-15-2036	**	507,686
PVTPL MVW OWNER TRUST SER 19-2A CL B 2.44% 10-20-2038	**	629,042
PVTPL MYERS PK CLO LTD SER 18-1A CL B1 FLTG DUE 10-20-2030	**	1,240,061
PVTPL NASSAU 2017-I LTD/NASSAU 2017-I LLC FLTG RT SR 17-IA CL A1AS 10-15-2029	**	4,047,397

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL NATIONAL SECS CLEARING CORP SR NT 144A 1.2% DUE 04-23-2023 BEO	**	342,342
PVTPL NATIONAL SECS CLEARING CORP SR NT 144A 1.5% DUE 04-23-2025/04-23-2020 BEO	**	704,491
PVTPL NATIONWIDE BLDG SOC 3.766% 03-08-2024	**	927,064
PVTPL NATIONWIDE BLDG SOC MEDIUM TERM NTS B 2.0% DUE 01-27-2023	**	607,766
PVTPL NATIONWIDE BLDG SOC MEDIUM TERM SRNTS B 10.5% 10-13-2026	**	1,067,235
PVTPL NATIONWIDE BLDG SOCIETY 0.55% DUE 01-22-2024 BEO	**	3,955,301
PVTPL NATWEST MARKETS PLC .8% DUE 08-12-2024 BEO	**	5,786,948
PVTPL NAVIENT PRIVATE ED REFI LN SER 20-BA CL A2 2.12% 01-15-2069 BEO	**	1,137,053
PVTPL NAVIENT PRIVATE ED REFI LN TR 2019-FA CL A2 2.6% DUE 08-15-2068	**	1,726,886
PVTPL NAVIENT PRIVATE ED REFI LN TR 2021-F SR 21-FA CL A 1.11% 02-18-2070	**	7,284,964
PVTPL NAVIENT PRIVATE ED REFI LN TR SR 2019-C CL A-2 02-15-2068	**	1,324,224
PVTPL NAVIENT PVT ED LN TR 2015-B NT CL A-3 FLTG RATE 144A VAR RT DUE 07-16-2040	**	1,847,560
PVTPL NAVIENT PVT ED REFI LN TR 2018-C NT CL A-2 3.52% DUE 06-16-2042	**	1,336,749
PVTPL NAVIENT PVT ED REFI LN TR 2020-G SER 20-GA CL A 1.17% DUE 09-16-2069 BEO	**	893,330
PVTPL NAVIENT STUDENT LN TR 2017-4 FLTG VAR RT DUE 09-27-2066 BEO	**	2,385,831
PVTPL NAVIENT STUDENT LOAN TRUST SER 21-A CL A 0.84% DUE 05-15-2069 BEO	**	530,042
PVTPL NBN CO LTD 2.625% DUE 05-05-2031 BEO	**	4,521,249
PVTPL NELNET STUD LN TR 2015-2 AB NT CL A-2 144A VAR RT DUE 9-25-42 BEO	**	1,946,086
PVTPL NELNET STUDENT LN TR SER 17-3A CL A FLTG 02-25-2066	**	5,432,203
PVTPL NELNET STUDENT LN TR SER 2015-1 CLS A VAR DUE 04-25-2041	**	3,528,455
PVTPL NELNET STUDENT LN TR SR 12-21 CL A FLTG RT 12-26-2033	**	2,183,988
PVTPL NEUBERGER BERMAN LN ADVISERS CLO 35 LTD SR SECD NT CL A-1 FLTG 144A VAR	**	2,388,305
PVTPL NEW RESIDENTIAL MTG LN TR 2017-1 SER 17-1A CL A1 VAR 02-25-2057	**	1,991,903
PVTPL NEW YORK LIFE GLOBAL FDG 2.35% 07-14-2026	**	46,488
PVTPL NEW YORK LIFE GLOBAL FDG FLTG 06-30-2023	**	2,485,789
PVTPL NEW YORK LIFE GLOBAL FDG MEDIUM TERM NTS 1.1% DUE 05-05-2023 BEO	**	614,749
PVTPL NEW YORK LIFE GLOBAL FDG MEDIUM TERM NTS 1.2% DUE 08-07-2030 BEO	**	8,313,640
PVTPL NEW YORK LIFE INS CO 3.75% DUE 05-15-2050	**	571,142
PVTPL NEW YORK ST ELEC & GAS CORP SR NT 144A 3.25% DUE 12-01-2026/11-29-2016 BEO	**	103,273
PVTPL NGPL PIPECO LLC 3.25% DUE 07-15-2031 BEO	**	152,535
PVTPL NIPPON LIFE INS CO 2.75% 01-21-2051	**	1,960,000
PVTPL NISSAN MOTOR ACCEPTANCE CORP 2.75%03-09-2028	**	1,788,516
PVTPL NISSAN MTR ACCEP CORP 2% DUE 03-09-2026 BEO	**	463,171
PVTPL NISSAN MTR ACCEP CORP 2% DUE 03-09-2026 BEO	**	6,109,920
PVTPL NISSAN MTR LTD 3.043% DUE 09-15-2023 BEO	**	205,238
PVTPL NISSAN MTR LTD 3.043% DUE 09-15-2023 BEO	**	2,308,925
PVTPL NISSAN MTR LTD 3.522% DUE 09-17-2025 BEO	**	2,516,756
PVTPL NISSAN MTR LTD 4.81% DUE 09-17-2030 BEO	**	895,554
PVTPL NORDEA BK ABP 0.625% 05-24-2024	**	624,584
PVTPL NORDEA BK AG MEDIUM TERM JR SUB NTS TR 4 4.25 09-21-2022 REG	**	2,793,372
PVTPL NORTHERN NAT GAS CO DEL SR BD 144A4.3% DUE 01-15-2049/07-17-2018 BEO	**	293,276
PVTPL NRG ENERGY INC 2% DUE 12-02-2025/12-02-2020 BEO	**	5,889,784
PVTPL NRG ENERGY INC 2.45% DUE 12-02-2027/12-02-2020 BEO	**	470,995
PVTPL NUVEEN LLC 4.0% 11-01-2028	**	2,479,386
PVTPL NXP B V/NXP FDG LLC/NXP USA INC 2.5% DUE 05-11-2031 BEO	**	554,099
PVTPL NXP B V/NXP FDG LLC/NXP USA INC 2.7% DUE 05-01-2025/05-01-2020 BEO	**	1,405,397
PVTPL NXP B V/NXP FDG LLC/NXP USA INC 3.25% DUE 05-11-2041 BEO	**	880,990

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL OAK HILL CREDIT PARTNERS SR 20-7A CL A FLTG 10-19-2032	**	920,196
PVTPL OAKTREE CLO 2021-1 LTD/OAKTREE CLO202 SR 21-1A CL A-1 VAR RT 07-15-2034	**	1,150,791
PVTPL OCP OCP CLO LTD SR-14-5A CL-A1R VAR04-26-2031	**	1,099,699
PVTPL OCTAGON INVESTMENT PARTNERS 45 LTD SER 19-1A CLS A FLTG 10-15-2032	**	2,250,309
PVTPL OCTAGON INVT PARTNERS XXI LTD/OCTAGON SR SECD NT 02-14-2031	**	1,472,433
PVTPL OCTAGON LN FDG LTDSR 14-1A NT CL AA-RR FLTG 11-18-2031	**	6,000,275
PVTPL ONEMAIN DIRECT AUTO RECEIVABLE TR 2019-1 SER 19-1A CLS A 3.63% 09-14-2027	**	13,085,435
PVTPL ONEMAIN DIRECT AUTO RECEIVABLES TST 18-1A A 3.43% 12-14-2024	**	405,638
PVTPL ONEMAIN FINL ISSUANCE SER 19-1A CL A 3.48% FIXED 144A 02-14-2031 BEO	**	97,356
PVTPL ORBIA ADVANCE CORP SAB DE CV 2.875% DUE 05-11-2031 BEO	**	1,397,825
PVTPL ORGANON FIN 1 LLC 4.125% DUE 04-30-2028 BEO	**	203,250
PVTPL OWL ROCK CLO I LTD SER 20-3A CLS A1L FLTG RT 04-20-2032	**	1,944,297
PVTPL OZLM XII LTD/OZLM XII LLC SER-15-12A CL-A1R FLTG 04-30-2027 BEO	**	1,036,434
PVTPL OZLM XVI LTD / OZLM XVI LLC 16/05/2030 VAR RT DUE 05-16-2030 BEO	**	6,596,713
PVTPL OZLM XXIV LTD / OZLM XXIV LLC 20/07/2032 VAR RT DUE 07-20-2032 BEO	**	4,004,253
PVTPL PACIFIC LIFE GLOBAL FDG II 1.375% 04-14-2026	**	1,803,583
PVTPL PAGAYA AI DEBT SELECTION SER 21-1 CL A 1.18% DUE 11-15-2027 BEO	**	2,255,334
PVTPL PALMER SQUARE LN FDG 144A FLTG RT SER 19-3A CL A1 08-20-2027 BEO	**	3,671,642
PVTPL PALMER SQUARE LN FDG 2018-4A LTD CL A-1 FLTG RT 11-15-2026	**	1,092,511
PVTPL PALMER SQUARE LN FDG 2020-1 CL A1 FLTG RT DUE 02-20-2028	**	4,347,038
PVTPL PALMER SQUARE LN FDG FLTG RT SER 19-2A CL A1 04-20-2027 BEO	**	921,417
PVTPL PALMER SQUARE LN FDG SER 19-4A CL A1 FLTG 10-24-2027	**	4,339,880
PVTPL PARK AEROSPACE HLDGS LTD 144A 5.5% DUE 02-15-2024 BEO	**	150,149
PVTPL PARK AEROSPACE HLDGS LTD 144A 5.5% DUE 02-15-2024 BEO	**	2,616,882
PVTPL PARK AEROSPACE HLDGS LTD GTD 4.5% DUE 03-15-2023	**	309,621
PVTPL PARK AEROSPACE HLDGS LTD GTD 4.5% DUE 03-15-2023	**	567,638
PVTPL PENNSYLVANIA ELEC CO FIXED 3.6%06-01-2029 BEO	**	266,239
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	154,470
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	1,042,669
PVTPL PENSKE TRUCK LEASING CO L P/PTL 144A 4.2 04-01-2027/03-20-2017	**	99,214
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO 1.7% DUE 06-15-2026 BEO	**	1,147,291
PVTPL PENSKE TRUCK LEASING CO L P/PTL FIN CO SR NT 144A 1.2 DUE 11-15-2025 BEO	**	2,768,341
PVTPL PENSKE TRUCK LEASING CO L P/PTL 3.95%03-10-2025	**	106,585
PVTPL PENSKE TRUCK LEASING CO LP/PTL FINSR NT 4.875% DUE 07-11-2022 BEO	**	1,532,569
PVTPL PENSKE TRUCK LEASING CO LP/PTL FINSR NT 4.875% DUE 07-11-2022 BEO	**	4,097,067
PVTPL PETRONAS CAP LTD 2.48% DUE 01-28-2032	**	200,558
PVTPL PETRONAS CAP LTD NT 144A 3.5% DUE 04-21-2030/01-21-2030 BEO	**	216,129
PVTPL PFS FING CORP 1.27% DUE 06-16-2025BEO	**	1,862,573
PVTPL PFS FING CORP SER 20-G CL A .97% 02-15-2026	**	2,386,359
PVTPL POINT AU ROCHE PARK CLO, LTD SER 21-1A A FLTG 07-20-2034	**	3,340,662
PVTPL PPIB CAP INC C 2.75% 11-02-2027	**	266,290
PVTPL PRINCIPAL LIFE GLOBAL FDG II 1.25% DUE 08-16-2026 REG	**	1,425,673
PVTPL PRINCIPAL LIFE GLOBAL FDG II .875% DUE 01-12-2026 REG	**	5,412,319
PVTPL PROGRESS RESIDENTIAL TR SR 2019-SFR4 CL D 3.136% 10-17-2024	**	856,442
PVTPL PROTECTIVE LIFE GLOBAL 1.303% 09-20-2026	**	536,236
PVTPL PROTECTIVE LIFE GLOBAL FDG 1.082% DUE 06-09-2023 BEO	**	729,899
PVTPL QATAR PETE 3.125% DUE 07-12-2041/07-12-2021 BEO	**	202,123
PVTPL QATAR ST 4.5% 04-23-2028	**	2,089,724

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL RABOBANK NEDERLAND GLOBAL MEDIUM 3.875% 09-26-2023	**	2,071,920
PVTPL RAD CLO 5 LTD/RAD CLO 5 LLC SR 19-5A CL AR VAR RT DUE 07-24-2032 BEO	**	500,000
PVTPL RAD CLO 5 LTD/RAD CLO 5 LLC SR 19-5A CL AR VAR RT DUE 07-24-2032 BEO	**	2,700,000
PVTPL RECETTE CLO LTD/RECETTE CLO LLC SRSECD NT CL A-RR FLTG 144A 01-20-2033	**	957,357
PVTPL RECKITT BENCKISER TREAS SVCS PLC 2.375% DUE 06-24-2022	**	201,498
PVTPL RECKITT BENCKISER TREAS SVCS PLC FLTG DUE 06-24-2022	**	701,319
PVTPL REGATTA VIII FUNDING LTD SER 17-1A CL B FLT 10-17-2030	**	1,050,116
PVTPL RENEW 2017-1 FDG NT CL A 144A 3.67% DUE 09-20-2052 BEO	**	36,467
PVTPL REPUBLIC OF PERU 5.4% DUE 08-12-2034	**	182,637
PVTPL REPUBLIC OF PERU 6.35% 08-12-2028	**	210,799
PVTPL RESIMAC SR 18-1NCA CL A1 VAR RT 12-16-2059	**	58,216
PVTPL ROLLS-ROYCE 3.625% DUE 10-14-2025	**	203,000
PVTPL SANTANDER 2 SER 19-A CLS A 2.51% DUE 01-26-2032 BEO	**	2,378,082
PVTPL SANTANDER RETAIL AUTO LEASE TR 2019-C SER 19-C CLS A4 2.4% 11-20-2023	**	2,563,975
PVTPL SANTANDER RETAIL AUTO LEASE TR SER 19-B CL A4 2.38% 08-21-2023 BEO	**	1,858,848
PVTPL SANTANDER UK GROUP HLDGS PLC SUB NT 4.75% DUE 09-15-2025 BEO	**	436,464
PVTPL SAUDI ARABIAN OIL CO GLOBAL 2.75% 04-16-2022	**	1,610,000
PVTPL SBA TOWER TR 2.836% 144A 15/01/2050 2.836% DUE 01-15-2050 REG	**	1,949,688
PVTPL SBA TOWER TR 2.836% 144A 15/01/2050 2.836% DUE 01-15-2050 REG	**	10,261,515
PVTPL SBA TOWER TR 2020-1C SECD TOWER REV SECS 144A 1.884% DUE 07-15-2050	**	1,697,490
PVTPL SCENTRE GROUP TR 1/2 3.25% 10-28-2025	**	420,832
PVTPL SCHLUMBERGER HLDGS CORP 4.3% DUE 05-01-2029 BEO	**	277,620
PVTPL SCHLUMBERGER INVT SA 2.4 DUE 08-01-2022/07-31-2012 BEO	**	2,893,151
PVTPL SIEMENS FINANCIERINGSMAAT 3.125% DUE 03-16-2024	**	521,155
PVTPL SILVER ROCK CLO I LTD/SILVER ROCK CLO FLTG SR 20-1A CL A 10-20-2031	**	2,864,432
PVTPL SKANDINAVISKA ENSKILDA .65% 09-09-2024	**	2,114,031
PVTPL SKYMILES IP LTD & DELTA AIR LINES INC 4.5% DUE 10-20-2025	**	1,009,276
PVTPL SLM STUD LN TR 2004-3 STUD LN BKD NT CL 144A A-6B VAR RT DUE 10-25-2064	**	4,027,977
PVTPL SLM STUDENT LOAN TRUST SER 04-3A CL A6A VAR RT 10-25-2064	**	4,055,502
PVTPL SMB PVT ED LN TR 2016-B LN BACKED NT CL A-2A 144A 2.43 DUE 02-17-2032 BEO	**	1,346,575
PVTPL SMB PVT ED LN TR 2019-B SER 19-B CL A2B FLTG RT VAR RT DUE 06-15-2037 BEO	**	4,084,041
PVTPL SMBC AVIATION CAP FIN DAC GTD SR NT 144A 3% DUE 07-15-2022 BEO	**	303,087
PVTPL SMITHFIELD FOODS INC FIXED 5.2% 04-01-2029 BEO	**	160,034
PVTPL SOCIAL PROFESSIONAL LOAN PROGRAM LLC SR 21-B CL AFX 1.14% 02-15-2047	**	5,531,321
PVTPL SOCIETE GENERALE 1.792% 06-09-2027	**	4,503,536
PVTPL SOCIETE GENERALE 2.889% 06-09-2032/	**	409,444
PVTPL SOCIETE GENERALE 3.875% 03-28-2024	**	6,713,573
PVTPL SOCIETE GENERALE 4.25% 09-14-2023	**	1,367,613
PVTPL SOCIETE GENERALE 4.25% 09-14-2023	**	631,206
PVTPL SOCIETE GENERALE MEDIUM TERM NTS BOOK EN 1.488% DUE 12-14-2026	**	779,546
PVTPL SODEXO INC GTD NT 1.634% 04-16-2026	**	2,477,844
PVTPL SOFI CONSUMER LN PROGRAM 2021-1 TRSR 21-1 CL A .49% 09-25-2030	**	2,011,798
PVTPL SOFI CONSUMER LOAN PROGRAM TRUST 2.02% DUE 01-25-2029	**	763,570
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 19-C CL A2FX 2.8% 11-16-2048	**	1,853,802
PVTPL SOFI PROFESSIONAL LN PROGRAM 2016-F LLC CL A-2 3.02% DUE 02-25-2040	**	292,004
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 2018-B CL A-2FX 3.34% 08-26-2047	**	1,580,410
PVTPL SOFI PROFESSIONAL LN PROGRAM SR 20-A CL A2FX 2.54% 05-15-2046	**	5,242,292
PVTPL SOLRR AIRCRAFT 2021-1 LTD/SOLRR AIRCRA SR 21-1 CL A 2.636% 10-15-2046	**	3,327,235

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL SOUND PT CLO XXV LTD SR 19-4A CL A-1A VAR RT DUE 01-15-2033	**	1,066,458
PVTPL SOUTHERN NAT GAS CO L L C 03-15-2047	**	359,561
PVTPL SOUTHERN NAT GAS CO L L C .625% DUE 04-28-2023 BEO	**	269,503
PVTPL SOUTHERN NAT GAS CO L L C .625% DUE 04-28-2023 BEO	**	69,596
PVTPL SOUTHERN NAT GAS CO L L C .625% DUE 04-28-2023 BEO	**	1,423,743
PVTPL SP POWERASSETS LTD GLOBAL MEDIUM TERM NT 3% DUE 09-26-2027 BEO	**	2,204,888
PVTPL SPRINT SPECTRUM /SPRINT 5.152% 03-20-2028	**	1,102,450
PVTPL STANDARD CHARTERED PLC 1.822% 11-23-2025	**	299,698
PVTPL STANDARD CHARTERED PLC 3.265% DUE 02-18-2036/11-18-2030 BEO	**	1,481,652
PVTPL STANDARD CHARTERED PLC NT FIXED RATE RESET .991% 01-12-2025	**	395,483
PVTPL STANDARD CHARTERED PLC NT FIXED RATE RESET .991% 01-12-2025	**	9,568,716
PVTPL STANDARD CHARTERED PLC NT FLTG RATE 11-23-2025	**	2,000,572
PVTPL STARWOOD COMMERCIAL MORTGAGE TRUSTSER 21-FL2 CL A FLTG RT 04-18-2038	**	499,363
PVTPL STATE OF QATAR 3.875% DUE 04-23-2023 REG	**	940,883
PVTPL STELLANTIS FINANCE US INC 2.0% DUE01-29-2027	**	590,128
PVTPL STELLANTIS FINANCE US INC 2.0% DUE01-29-2027	**	2,655,575
PVTPL SUMITOMO MITSUI TR BK LTD .8% DUE 09-12-2023 BEO	**	2,177,240
PVTPL SUMITOMO MITSUI TR BK LTD .8% DUE 09-16-2024 BEO	**	1,593,326
PVTPL SUNNOVA ENERGY CORP GTD NT 5.875% 09-01-2026	**	2,040,000
PVTPL SUNTORY HLDGS LTD 2.25% 10-16-2024	**	1,427,050
PVTPL SUNTORY HLDGS LTD 2.55% DUE 06-28-2022	**	789,691
PVTPL SVENSKA HANDELSBANKEN AB MEDIUM TERM SR .625% DUE 06-20-2023	**	2,682,777
PVTPL SWISS RE TREAS US CORP SR NT 144A 2.875% DUE 12-06-2022 BEO	**	3,118,451
PVTPL SYDNEY ARPT FIN CO PTY LTD GTD SR SECD NT 3.9 DUE 03-22-2023 BEO	**	660,885
PVTPL SYMPHONY CLO XIV LTD SR 14-14A CL AR FLTG RT 07-14-2026	**	929,560
PVTPL SYMPHONY CLO XIX LTD/SYMPHONY CLO XIX SR SECD NT CL A FLTG 04-16-2031	**	749,588
PVTPL TENNESSEE GAS PIPELINE CO SR NT 144A 2.9% DUE 03-01-2030	**	1,891,121
PVTPL THL CR WIND RIV 2015-2A CLO LTD CL A-1-R FLTG 10-15-2027	**	4,089
PVTPL THL CR WIND RIV CLO LTD SR 18-2A CL A2 FLTG RATE 07-15-2030	**	1,589,571
PVTPL TOWD POINT ASSET TRUST SER21-SL1 CL A2 FLTG 11-20-2061	**	2,581,941
PVTPL TOWD PT MTG TR 2017-6 NT CL A1 VAR RT DUE 10-25-2057 BEO	**	3,864,811
PVTPL TOWD PT MTG TR FLTG RT SER 19-HY2 CL A1 12-25-2048 BEO	**	184,106
PVTPL TOWD PT MTG TR SER 18-2 CL A1 VAR 03-25-2058	**	231,013
PVTPL TOWD PT MTG TR SER 2019-HY3 CL A1A FLTG 12-25-2048	**	242,457
PVTPL TOYOTA AUTO LN EXTD NT TR 2019-1 NT CL A 144A 2.56% DUE 11-25-2031 BEO	**	516,360
PVTPL TOYOTA LEASE OWNER TR 2021-B NT CLA-2 .25% DUE 03-20-2024 BEO	**	3,706,165
PVTPL TRAFIGURA SECURITISATION FIN PLC SER 2021-1 NT CL A-2 144A 01-15-2025	**	1,283,775
PVTPL TRANS-ALLEGHENY INTST LINE CO 3.85% NTS 06-01-2025	**	2,118,828
PVTPL TRANSPORTADORA DE GAS DEL PERU S ASR NT 4.25% DUE 04-30-2028 BEO	**	5,219,687
PVTPL TRINITAS CLO LTD SR 17-7A CL A1R FLTG RT 01-25-2035	**	3,249,999
PVTPL TRITON CONTAINER INTL LTD .8% 08-01-2023 BEO	**	2,873,665
PVTPL TRITON CONTAINER INTL LTD 1.15% 06-07-2024	**	167,608
PVTPL TRITON CONTAINER INTL LTD 1.15% 06-07-2024	**	2,965,675
PVTPL TRIUMPH RAIL LLC GREEN SECD RAILCAR EQUIP NT 144A 2.15 DUE	**	1,926,132
PVTPL TRYON PARK CLO LTD SR 13-1A CL A1SR FLTG 04-15-2029	**	2,060,767
PVTPL TSMC GLOBAL LTD 1.375% DUE 09-28-2030/09-28-2020 BEO	**	464,290
PVTPL UBS AG LONDON .375% 06-01-2023	**	1,349,651
PVTPL UBS AG LONDON 06-01-2026	**	3,278,919

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL UBS AG LONDON BRH NT 144A 1.75% DUE 04-21-2022 BEO	**	441,381
PVTPL UBS GROUP FDG SWITZ AG SR 4.253% DUE 03-23-2028	**	8,250,095
PVTPL UBS GROUP FUNDING (SWITZERLAND) 3.491% 05-23-2023	**	720,720
PVTPL UBS GROUP FUNDING (SWITZERLAND) 3.491% 05-23-2023	**	1,782,902
PVTPL UBS GROUP FUNDING 4.125% 09-24-2025 BEO	**	2,630,153
PVTPL UNICREDIT SPA 6.572% DUE 01-14-2022 BEO	**	3,515,090
PVTPL UNITED AIRLINES INC 4.625% DUE 04-15-2029 BEO	**	412,500
PVTPL UPSTART SECURITIZATION TR 2021-5 CL A 1.31% DUE 11-20-2031 BEO	**	5,054,437
PVTPL UPSTART SECURITIZATION TRUST SER 21-4 CL A .84% DUE 09-20-2031	**	5,531,694
PVTPL VENTURE CDO LTD SER 18-34A CL A 144A FLTG 10-15-2031	**	1,113,118
PVTPL VENTURE CDO LTD SER 19-36A CL A1AR FLTG 04-20-2032	**	2,301,880
PVTPL VENTURE CDO LTD SR 14-17A CL ARR FLTG 04-15-2027	**	78,135
PVTPL VENTURE CLO LTD SER 13-14A CL ARR FLTG 08-28-2029	**	1,650,112
PVTPL VERIZON COMMUNICATIONS INC 2.355% DUE 03-15-2032 BEO	**	9,358,325
PVTPL VIBRANT CLO VI LTD SER 17-6A CL AR FLTG 06-20-2029	**	392,403
PVTPL VISTRA OPERATIONS CO LLC 3.55% DUE 07-15-2024	**	5,932,631
PVTPL VISTRA OPERATIONS CO LLC 3.7% 01-30-2027	**	3,190,383
PVTPL VITERRA INC 2.0% DUE 04-21-2026 BEO	**	3,976,558
PVTPL VOLKSWAGEN GROUP AMER FIN LLC .875% DUE 11-22-2023 BEO	**	665,643
PVTPL VOLKSWAGEN GROUP AMER FIN LLC .75%DUE 11-23-2022 BEO	**	682,532
PVTPL VOLKSWAGEN GROUP AMER FIN LLC GTD NT 144A 3.125% DUE 05-12-2023 BEO	**	1,542,169
PVTPL VOYA CLO 2016-3 LTD/VOYA CLO SER 16-3A CL A1R FLGT DUE 10-18-2031 BEO	**	1,000,033
PVTPL VOYA CLO 2016-4 LTD/VOYA CLO SER 16-4A CL ARR FLTG RT DUE 07-20-2029	**	464,998
PVTPL VOYA CLO 2017-3 LTD/VOYA CLO 2017-3 LL SR SECD NT CL 04-20-2034	**	1,063,620
PVTPL VOYA CLO LTD SER 18-3A CL A1A FLTG 10-15-2031	**	1,749,997
PVTPL WELLFLEET CLO LTD SER 15-1A CL AR4 VAR RT DUE 07-20-2029 BEO	**	486,840
PVTPL WENDYS FDG LLC SER 21-1A CL A-2-I 144A 2.37% 06-15-2051	**	4,189,413
PVTPL WESTLAKE AUTOMOBILE RECEIVABLES TR SR 20-1A CL D 2.55% 06-16-2025	**	4,333,904
PVTPL WHITEBOX CLO II LTD/WHITEBOX CLO II LL SR 20-2A CL A1R VAR RT 10-24-2034	**	2,209,999
PVTPL ZAIS CLO 13 LTD FLTG RT SER 19-13A CL A1A 07-15-2032 BEO	**	705,700
PVTPL1 GLENCORE FDG LLC GTD 4.125% DUE 05-30-2023 BEO	**	388,930
Q2 HLDGS INC COM	**	2,378,831
QATAR ISLAMIC BANK QAR1	**	26,278
QATAR NATIONAL BANK QAR 1.0000	**	477,999
QATAR NAVIGATION QAR1	**	366,635
QATAR PETE BD 144A 1.375% 09-12-2026	**	294,042
QATAR ST 4.4% 144A 04-16-2050 REG	**	248,458
QATAR(STATE OF) 3.875% SNR 23/04/2023 USD	**	1,768,680
QCR HLDGS INC COM	**	219,128
QIAGEN NV EUR0.01	**	7,035,646
QUAKER CHEM CORP COM	**	3,109,530
QUALCOMM INC 2.15% DUE 05-20-2030	**	398,808
QUALCOMM INC COM	**	2,417,541
QUALCOMM INC NT 1.65% 05-20-2032	**	154,339
QUALYS INC COM USD0.001	**	4,175,605
QUANEX BLDG PRODS CORP COM STK	**	293,767
QUANTA SVCS INC 2.9% DUE 10-01-2030	**	203,598
QUANTA SVCS INC COM	**	639,803

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
QUANTUM CORP COM NEW COM NEW	**	21,075
QUE PROV CDA MEDIUM TERM NTS BOOK ENT TRANCHE # TR 00050 7.14 2-27-26	**	1,403,491
QUEBEC PROV CDA 2.75% DUE 04-12-2027 BEO	**	966,357
QUEBEC PROV CDA GLOBAL NT 2.625% DUE 02-13-2023 BEO	**	5,125,881
QUEBEC PROV CDA PROVINCE OF QUEBEC 2.5% 04-20-2026 REG 2.5% DUE 04-20-2026 REG	**	15,198,485
QUESS CORP LTD INR10	**	63,245
QUEST DIAGNOSTICS INC 2.95% DUE 06-30-2030 BEO	**	260,042
QUEST DIAGNOSTICS INC 4.2% 06-30-2029	**	3,446,426
QUICK HEAL TECHNOLOGIES LTD INR10	**	90,725
QUOTIENT TECHNOLOGY INC COM	**	16,999
RABOBANK NEDERLAND NEW YORK BRANCH FLTG RT DUE 01-12-2024 REG	**	1,621,124
RABOBANK NEDERLAND UTREC 3.875 08 FEB 2022	**	501,654
RAC BOND CO PLC 4.565%-VAR 06/05/2046 GBP	**	839,873
RADIAN GROUP INC COM	**	308,139
RADIUS HEALTH INC COM NEW COM NEW	**	172,004
RALPH LAUREN CORP CL A CL A	**	1,480,639
RAMBUS INC DEL COM	**	1,478,111
RAMELIUS RESOURCES NPV	**	33,103
RAMI LEVI CHAIN ILS0.01	**	559,617
RAND MERCHANT INSURANCE HLDGS LTD	**	39,190
RANDSTAD N.V. EUR0.10	**	5,046,731
RANPAK HLDGS CORP CL A COM CL A COM	**	836,907
RAPID7 INC COM	**	865,610
RAPT THERAPEUTICS INC COM	**	266,403
RAS AL KHAIMAH CER AED1	**	176,218
RASHTRIYA CHEM & F INR10	**	32,058
RAYENCE CO LTD KRW500	**	86,467
RAYONIER ADVANCED MATLS INC COM	**	98,577
RAYTHEON 2.25% DUE 07-01-2030	**	2,156,144
RAYTHEON TECHNOLOGIES CORP	**	7,062,600
RAYTHEON TECHNOLOGIES CORP 3.15% 12-15-2024	**	451,435
RAYTHEON TECHNOLOGIES CORPORATION 3.5% 03-15-2027 USD	**	321,536
RAYTHEON TECHNOLOGIES CORPORATION 3.7% SNR NTS 12-15-2023 USD	**	730,224
RAYTHEON TECHNOLOGIES CORPORATION NT 2.375% 03-15-2032	**	650,100
REALKREDIT DANMARK 1% CVD BDS 01/10/50 DKK0.01	**	308,085
REALKREDIT DANMARK 1.5% CVD BDS 01/10/2053 DKK	**	764,135
REALOGY HLDGS CORP COM	**	1,107,493
REALTEK SEMICOND TWD10	**	482,274
REALTY INCOME CORP .75% DUE 03-15-2026	**	528,269
REALTY INCOME CORP 3% DUE 01-15-2027	**	24,278
REALTY INCOME CORP 3.25% DUE 01-15-2031 REG	**	2,066,686
REALTY INCOME CORP 3.25% DUE 01-15-2031 REG	**	1,835,260
REALTY INCOME CORP 3.65% 01-15-2028	**	272,527
REALTY INCOME CORP 4.6% DUE 02-06-2024	**	2,840,147
REATA PHARMACEUTICALS INC CL A CL A	**	230,447
REC LTD	**	287,752
RECHI PRECISION CO LTD TWD10	**	402,438
RECKITT BENCKISER 2.75% DUE 06-26-2024	**	413,386

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RECKITT ORD GBP0.10 COM	**	5,665,312
RECORDATI EUR0.125	**	297,200
RED ELECTRICA CORP EUR0.5	**	127,340
RED ROCK RESORTS INC CL A CL A	**	1,252,028
REDDE NORTHGATE PL ORD GBP0.50	**	529,973
REDFIN CORP COM	**	401,444
REDINGTON INDIA COMSTK	**	337,506
REDROW PLC ORD GBP0.105	**	1,256,188
REESE PK CLO LTD / REESE PK CLO LLC 1.37129% 10-15-2034	**	1,888,446
REGAL REXNORD CORPORATION COM STK USD0.01	**	2,893,060
REGENCY CTRS L P 2.95% DUE 09-15-2029	**	337,532
REGENCY CTRS L P FIXED 3.7% DUE 06-15-2030	**	1,643,351
REGENERON 1.75% DUE 09-15-2030	**	1,841,317
REGENERON PHARMACEUTICALS INC COM	**	12,730,812
REGIONAL CONT LINE THB1(NVDR)	**	37,729
REGIONS FINL CORP NEW COM	**	866,441
REINET INVESTMENTS NPV	**	192,801
REINSURANCE GROUP AMER INC COM NEW STK	**	4,440,257
RELAY THERAPEUTICS INC COM	**	205,573
RELIANCE INDS INR10(100%DEMAT)	**	1,528,142
RELIANCE STD LIFE 2.15% DUE 01-21-2023	**	465,149
RELIANCE STD LIFE 2.15% DUE 01-21-2023	**	2,694,093
RELIANCE STD LIFE 3.85% DUE 09-19-2023	**	391,255
RELIANCE STL & 2.15% DUE 08-15-2030	**	875,438
RELIANCE STL & ALUM CO COM	**	5,740,641
RELX CAP INC 3.5% DUE 03-16-2023	**	462,213
RELX PLC	**	9,687,031
RENAISSANCE RE HLDGS LTD COM	**	11,738,972
RENESAS ELECTRONICS CORPORATION NPV	**	1,186,110
RENEW WIND ENERGY AP 2 PVT LTD / SR SECDNT 144A 4.5% 07-14-2028	**	1,806,566
RENT A CTR INC NEW COM	**	749,136
REORG/APOLLO STOCK MERGER APOLLO 000261WAY3 01-03-2022	**	25,040,934
REORG/ATHENE STOCK MERGER APOLLO 000261WAY3 01-03-2022	**	166,243
REORG/SHELL PLC NAME AND CUSIP CHNAGE SHELL PLC 241EA23 02-01-2022	**	4,665,804
REP SERVICES INC FIXED 2.5% DUE 08-15-2024	**	1,413,185
REPAY HLDGS CORP CL A CL A	**	4,414,379
REPLIGEN CORP COM STK USD0.01	**	5,414,919
REPLIMUNE GROUP INC COM	**	66,829
REPLY SPA	**	1,267,033
REPSOL SA EUR1	**	318,558
REPUBLIC OF CHILE 2.45% 01-31-2031	**	1,786,500
REPUBLIC OF GUATEMALA 5.375% DUE 04-24-2032 REG	**	223,000
REPUBLIC OF ITALY 2.375% DUE 10-17-2024	**	2,868,338
REPUBLIC OF PERU 5.35% 08-12-2040	**	127,938
REPUBLIC OF PERU T- BOND 6.35% 12/08/2028	**	1,660,046
REPUBLIC OF PERU T BOND 8.2% 08-12-2026	**	285,835
REPUBLIC OF SERBIA 1.0% 23/09/2028	**	1,943,335
REPUBLIC SVCS INC 3.2% DUE 03-15-2025	**	2,402,856

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
REPUBLIC SVCS INC FIXED 1.45% DUE 02-15-2031	**	577,206
RESDNTL MTG SEC 32A A CMO 20/06/2070	**	2,539,228
RESONA HOLDINGS NPV	**	5,122,287
RESORTTRUST INC NPV	**	174,612
RESOURCES CONNECTION INC COM	**	112,017
REV GROUP INC COM	**	212,462
REVOLUTION MEDICINES INC COM	**	221,697
REX AMERICAN RESOURCES CORP	**	184,128
REXFORD INDL RLTY INC COM	**	4,070,343
REYNOLDS AMERICAN INC 4.85 DUE 09-15-2023 REG	**	3,418,663
REYNOLDS AMERN INC FIXED 4.45% DUE 06-12-2025	**	4,237,955
RH COM	**	210,088
RHB BANK BHD NPV	**	134,572
RHEINMETALL AG NPV	**	1,361,431
RIBBON COMMUNICATIONS INC COM STK USD0.0001	**	173,859
RICHEMONT(CIE FIN) CHF1 (REGD)	**	9,342,915
RICHEMONT(CIE FIN) DEP RCPT EACH 1 REP 1/10(NE	**	615,559
RICHTER GEDEON CHE HUF100	**	1,123,345
RICOH CO LTD NPV	**	244,628
RIKEN VITAMIN CO NPV	**	205,701
RIMINI STR INC DEL COM	**	147,495
RINGCENTRAL INC CL A CL A	**	337,979
RIO TINTO LIMITED NPV	**	500,470
RIO TINTO ORD GBP0.10	**	11,118,311
RIOCAN REAL ESTATE UNIT	**	272,905
RIPON MORT. PLC FRN M/BKD 08/2056 GBP 'A2'	**	1,292,211
RIPON MTGS PLC FRN 144A 20/08/2056	**	3,876,633
RITCHIE BROS AUCTI COM NPV	**	2,493,372
RITCHIE BROS AUCTIONEERS INC COM	**	249,370
RIVIAN AUTOMOTIVE INC	**	3,964,483
RIYAD BANK SAR10	**	122,689
RLJ LODGING TR L P COM REIT	**	796,503
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	2,289,524
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	1,172,964
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A3A'	**	788,655
RMAC SECS NO 1 PLC FRN MTG 06/44 EUR REGS'A2C'	**	534,058
ROBERT HALF INTL INC COM	**	2,029,664
ROBLOX CORP COM USD0.0001 CL A	**	5,310,367
ROCHE HLDGS AG GENUSSCHEINE NPV	**	28,913,356
ROCKET PHARMACEUTICALS INC COM USD0.01	**	151,828
ROCK-TENN CO 4% DUE 03-01-2023	**	1,894,482
ROCKWELL AUTOMATION INC .35% DUE 08-15-2023 BEO	**	1,063,940
ROCKWELL AUTOMATION INC .35% DUE 08-15-2023 BEO	**	1,118,676
ROGERS CABLE INC 8.75% DUE 05-01-2032	**	98,120
ROGERS COMMUNICATIONS INC 4.35% 05-01-2049 REG	**	133,720
ROGERS CORP COM	**	894,075
ROHM CO LTD NPV	**	533,226
ROKU INC COM CL A COM CL A	**	1,872,153

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ROLAND DG CORP NPV	**	188,400
ROLLS ROYCE HLDGS ORD GBP0.20	**	3,620,608
ROMANIA 1.375% 02/12/2029	**	435,173
ROMANIA BDS 144A 2.625% 02/12/2040	**	101,657
ROMANIA(REP OF) 1.75% SNR MTN 13/07/30 EUR	**	212,748
ROMANIA(REP OF) 1.75% SNR MTN 13/07/30 EUR	**	319,122
ROMANIA(REP OF) 2% SNR MTN 14/04/33 EUR1000	**	103,921
ROMANIA(REP OF) 2.75% SNR MTN 14/04/41 EUR	**	101,894
ROMANIA(REP OF) 2.875% SNR MTN 13/04/42 EUR	**	306,607
ROMANIA(REP OF) 3.375% SNR MTN 08/02/38 EUR	**	45,810
ROPER INDS INC NEW 3.125% DUE 11-15-2022	**	2,709,210
ROPER INDS INC NEW 3.125% DUE 11-15-2022	**	2,325,833
ROPER TECHNOLOGIES , INC	**	1,230,142
ROPER TECHNOLOGIES 1% DUE 09-15-2025	**	1,681,269
ROPER TECHNOLOGIES FIXED 2% DUE 06-30-2030	**	72,180
ROPER TECHNOLOGIES INC .45% DUE 08-15-2022 REG	**	518,263
ROPER TECHNOLOGIES INC .45% DUE 08-15-2022 REG	**	1,009,160
ROPER TECHNOLOGIES INC 3.65% 09-15-2023	**	1,865,450
ROPER TECHNOLOGIES INC 4.2% 09-15-2028	**	280,865
RORZE CORP NPV	**	96,334
ROSNEFT OIL CO GDR EACH REPR 1 ORD 'REGS'	**	149,806
ROSS STORES INC COM	**	8,430,664
ROSS STORES INC FIXED 4.6% DUE 04-15-2025	**	1,806,169
ROTHSCHILD & CO EUR2	**	152,250
ROUND ONE CORP NPV	**	68,710
ROYAL BANK OF CANADA .5% DUE 10-26-2023	**	1,609,426
ROYAL BANK OF CANADA 1.95% DUE 01-17-2023	**	2,350,821
ROYAL BANK OF CANADA 1.95% DUE 01-17-2023	**	1,887,108
ROYAL BANK OF CANADA 4.65% DUE 01-27-2026 BEO	**	443,588
ROYAL BANK OF CANADA FLTG RT MTN 10-26-2023	**	2,503,495
ROYAL BK CDA FLTG RT DUE 10-05-2023	**	1,324,926
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT1.15% DUE 06-10-2025	**	2,763,141
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NT2.25% DUE 11-01-2024	**	7,602,818
ROYAL BK CDA MTN 1.15% DUE 07-14-2026	**	1,028,617
ROYAL BK OF CANADA 1.6% 04-17-2023	**	4,849,248
ROYAL BK OF CANADA 1.6% 04-17-2023	**	7,577,677
ROYAL BK OF CANADA COM NPV	**	200,235
ROYAL BK SCOTLAND 4.445% DUE 05-08-2030	**	702,593
ROYAL BK SCOTLAND FIXED 2.359% DUE 05-22-2024	**	6,555,800
ROYAL BK SCOTLAND GROUP PLC 3.498% DUE 05-15-2023	**	2,718,610
ROYAL BK SCOTLAND GROUP PLC 4.892% 05-18-2029	**	7,199,575
ROYAL MAIL PLC ORD GBP0.01	**	951,350
ROYAL UNIBREW A/S DKK2 (POST SPLIT)	**	217,724
RPM INTL INC	**	2,020,000
RSWM LTD INR10	**	166,709
RUBIS EUR1.25(POST SPLIT)	**	295,852
RUSH ENTERPRISES INC CL A CL A	**	5,895,837
RUSH STREET INTERACTIVE INC COM USD0.0001 CL A	**	1,621,158

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RUSSEL METALS INC COM NPV	**	668,260
RUSSIA (GOVT OF) 1.125% 20/11/2027	**	905,324
RUSSIAN FEDERATION 8.5% SNR 17/09/2031 RUB1000	**	1,051,397
RUTGERS ST UNIV N J 3.915% 05-01-2119 BEO TAXABLE	**	5,998,367
RYDER SYS INC COM	**	5,524,046
RYDER SYS INC FIXED 2.875% 06-01-2022	**	241,840
RYDER SYS INC RYDER SYS INC MTN 2.8 DUE 03-01-2022 2.8 DUE 03-01-2022/02-01-2022	**	98,580
RYDER SYSTEM INC 3.875% 12-01-2023	**	349,760
RYDER SYSTEM INC 3.875% 12-01-2023	**	5,251,487
RYDER SYSTEM INC MTN 3.65% DUE 03-18-2024	**	3,891,889
RYERSON HLDG CORP COM STOCK	**	165,548
RYMAN HOSPITALITY PPTYS INC COM	**	3,239,199
S & T BANCORP INC COM STK	**	123,748
S IMMO AG NPV	**	953,096
S&K POLYTEC CO LTD KRW500	**	40,951
S&P GLOBAL INC 2.3% 08-15-2060	**	521,343
S&P GLOBAL INC COM	**	32,990,739
SAAB AB SER'B'NPV	**	658,341
SABINE PASS 5.625% DUE 03-01-2025	**	749,669
SABINE PASS 5.625% DUE 03-01-2025	**	7,774,340
SABINE PASS FIXED 4.2% DUE 03-15-2028	**	328,842
SABINE PASS LIQUEFACTION LLC 4.5% DUE 05-15-2030 REG	**	1,693,597
SABRA HLTH CARE 3.9% DUE 10-15-2029	**	1,362,348
SAFEHOLD OPER PARTNERSHIP LP 2.85% 01-15-2032	**	637,928
SAFESTORE HLDGS ORD GBP0.01	**	1,454,846
SAGE GROUP GBP0.01051948	**	2,268,058
SAGE THERAPEUTICS INC COM	**	130,300
SAHAKOL EQUIPMENT THB1 (NVDR)	**	4,777
SAIA INC COM STK	**	8,086,361
SAILPOINT TECHNOLOGIES HLDGS INC COM	**	2,707,040
SALES TAX SECURITIZATION CORP ILL 3.238%01-01-2042 BEO TAXABLE	**	8,342,650
SALESFORCE COM INC 3.25% BNDS 04-11-2023	**	2,171,394
SALESFORCE COM INC 3.7% DUE 04-11-2028	**	277,616
SALESFORCE COM INC 3.7% DUE 04-11-2028	**	555,232
SALESFORCE COM INC COM STK	**	51,749,000
SALESFORCE.COM INC .625% DUE 07-15-2024 BEO	**	2,393,994
SAMJI ELECTRONICS KRW500	**	48,713
SAMSUNG ELECTRONIC KRW100	**	10,100,734
SAMSUNG SDI KRW5000	**	517,609
SAMSUNG SDS CO LTD KRW500	**	347,687
SAMUDERA INDONESIA IDR25.00	**	168,512
SAN DIEGO CALIF REDEV AGY SUCCESSOR AGY TX ALLOCATION 3.5 09-01-2028 BEO TAXABLE	**	1,436,932
SAN DIEGO G & E FIXED 2.95% DUE 08-15-2051	**	1,994,363
SAN DIEGO GAS & ELECTRIC CO 4.1% 06-15-2049	**	237,147
SANDS CHINA LTD 3.8% SNR NTS 01-08-2026 USD	**	1,809,252
SANDS CHINA LTD 4.375% SNR NTS 06-18-2030 USD	**	509,400
SANDS CHINA LTD FIXED 5.125% DUE 08-08-2025	**	209,812
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	215,464

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SANDS CHINA LTD FIXED 5.4% DUE 08-08-2028	**	1,432,836
SANKYO CO LTD NPV	**	165,687
SANOFI S A 3.375% DUE 06-19-2023	**	108,623
SANOFI SPONSORED ADR	**	6,528,030
SANTA ANA CALIF PENSION OBLIG 1.665% 08-01-2028 BEO	**	4,396,921
SANTA ANA CALIF PENSION OBLIG 1.869% 08-01-2029 BEO	**	2,871,308
SANTA ANA CALIF PENSION OBLIG 2.089% 08-01-2030 BEO TAXABLE	**	1,576,792
SANTANDER CNSMR .46% DUE 08-15-2024	**	6,324,225
SANTANDER DR AUTO .6% DUE 12-15-2025	**	5,299,870
SANTANDER DR AUTO .69% DUE 03-17-2025	**	520,323
SANTANDER DR AUTO .95% DUE 09-15-2027	**	1,675,719
SANTANDER DR AUTO 1.01% DUE 01-15-2026	**	5,507,441
SANTANDER DR AUTO 1.12% DUE 01-15-2026	**	2,406,970
SANTANDER DR AUTO 1.48% DUE 01-15-2027	**	5,851,958
SANTANDER DR AUTO 3.2% DUE 11-15-2023	**	1,494,384
SANTANDER DR AUTO 3.32% DUE 03-15-2024	**	241,310
SANTANDER DR AUTO 3.98% DUE 12-15-2025	**	3,224,715
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL A-3 .34% 02-18-2025	**	1,842,356
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL A-3 .34% 02-18-2025	**	649,150
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL B .59% 09-15-2025	**	1,197,391
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL C .9% 06-15-2026	**	563,316
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL C .9% 06-15-2026	**	10,468,707
SANTANDER DR AUTO RECEIVABLES TR ASSET BACKED NT CL D 1.35% 07-15-2027	**	6,560,547
SANTANDER DR AUTO RECEIVABLES TR NT CL B.5% 04-15-2025	**	864,337
SANTANDER DRIVE AUTO REC TST 2026 NT CL D 1.13% 11-16-2026	**	2,922,517
SANTANDER DRIVE AUTO RECEIVABLES TR 2021TR 2021-3 CL A-2 .29% DUE 05-15-2024 REG	**	3,529,590
SANTANDER HLDGS FIXED 3.5% DUE 06-07-2024	**	938,249
SANTANDER RETAIL 2.3% DUE 01-20-2023	**	454,872
SANTANDER UK GROUP 1.089% DUE 03-15-2025	**	2,484,496
SANTANDER UK GROUP 3.373% 01-05-2024	**	408,691
SANTANDER UK GROUP 3.373% 01-05-2024	**	5,977,110
SANTANDER UK GROUP 3.571% DUE 01-10-2023	**	3,241,375
SANTANDER UK GROUP FLTG RT 2.896% DUE 03-15-2032	**	2,931,829
SANTANDER UK GROUP FLTG RT 4.796% DUE 11-15-2024	**	743,036
SANTANDER UK GROUP FLTG RT 4.796% DUE 11-15-2024	**	3,635,567
SANTANDER UK GROUP HLDGS PLC 1.53% 08-21-2026	**	4,959,897
SANTANDER UK GROUP HLDGS PLC NT FXD/FLTG1.673% 06-14-2027	**	391,847
SANTANDER UK PLC 144A FLTG 12/02/2027	**	823,454
SAO MARTINHO SA COM NPV	**	397,501
SAP SE	**	12,072,575
SAREPTA THERAPEUTICS INC COM	**	2,318,247
SASKEN TECHNOLOGIE INR10	**	34,253
SASOL LTD NPV	**	1,205,729
SASSEUR REAL REIT FUND	**	748,632
SAUDI AIRLINES CAT SAR10.00	**	50,146
SAUDI ARABIA 4% SNR MTN 17/04/2025 USD	**	1,079,107
SAUDI ARABIA 4.625% SNR MTN 04/10/47 USD	**	600,008
SAUDI ARABIA 4.625% SNR MTN 04/10/47 USD	**	19,680,262

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SAUDI ARABIAN OIL CO GLOBAL MEDIUM TRANCHE # TR 00775 1.25% 11-24-2023	**	200,000
SAUDI ARABIAN OIL CO GLOBAL MEDIUM TRANCHE # TR 00775 1.25% 11-24-2023	**	415,000
SAUDI BASIC IND SAR10	**	432,340
SAUDI INTL BD 4.375% 4.375% 16/04/2029	**	459,880
SAUDI NATIONAL BANK SAR10	**	878,193
SAUDI TELECOM SAR10	**	277,334
SBA TOWER TR 2.328% DUE 07-15-2052	**	1,939,254
SBA TOWER TR 2.328% DUE 07-15-2052	**	2,347,518
SBERBANK OF RUSSIA SPON ADR	**	932,585
SCANDINAVIAN TOBAC DKK1	**	480,745
SCANSOURCE INC COM	**	334,418
SCENTRE GROUP	**	191,470
SCENTRE GROUP TR 1 FIXED 3.5% DUE 02-12-2025	**	26,329
SCENTRE MGMT LTD 3.625% DUE 01-28-2026	**	849,045
SCG PACKAGING PCL THB1 (ALIEN)	**	468,508
SCHAEFFLER INDIA LTD	**	37,933
SCHLUMBERGER FIN CDA LTD 1.4% DUE 09-17-2025/09-18-2020 REG	**	59,806
SCHLUMBERGER FIN CDA LTD 1.4% DUE 09-17-2025/09-18-2020 REG	**	1,006,727
SCHLUMBERGER INVT FIXED 2.65% DUE 06-26-2030	**	256,434
SCHLUMBERGER LTD COM COM	**	4,513,465
SCHNEIDER ELECTRIC EUR4.00	**	19,992,237
SCHNEIDER NATL INC WIS CL B CL B	**	1,587,233
SCHNITZER STL INDS INC CL A	**	527,300
SCHOLAR ROCK HLDG CORP COM	**	171,744
SCHOLASTIC CORP COM	**	1,088,870
SCHWAB CHARLES .9% DUE 03-11-2026	**	3,678,548
SCHWAB CHARLES 2.65% DUE 01-25-2023	**	1,357,971
SCHWAB CHARLES 2.65% DUE 01-25-2023	**	3,045,461
SCHWAB CHARLES 3.2% DUE 01-25-2028	**	349,620
SCHWAB CHARLES 3.2% DUE 03-02-2027	**	96,116
SCHWAB CHARLES 3.85% DUE 05-21-2025	**	1,315,091
SCHWAB CHARLES CORP 0.75% DUE 03-18-2024	**	996,705
SCHWAB CHARLES CORP NEW SR NT 2.75% 10-01-2029	**	183,059
SCHWAB(CHARLES)CORP 1.95% 12-01-2031 BEO	**	8,554,191
SCHWEITZER-MAUDUIT INTL INC COM	**	5,191,567
SCIENCE APPLICATIONS INTL CORP NEW COM USD0.0001	**	712,605
SCIENTIFIC GAMES CORP	**	1,187,836
SCREEN HOLDINGS CO LTD NPV	**	394,456
SCSK CORP NPV	**	489,049
SCULPTOR CLO XXV LTD / SCULPTOR CLO 0% 01-15-2031	**	3,250,684
SE GYUNG HITECH CO KRW500	**	32,528
SEAH BESTEEL CORP KRW5000	**	20,832
SEAWORLD ENTMT INC COM	**	810,815
SEB SA EUR1.00	**	4,389,007
SECRETARIA TESOURO 0% T-BILL 01/04/22 BRL1000	**	13,860,318
SECRETARIA TESOURO 0% T-BILL 01/07/22 BRL1000	**	16,786,278
SECUREWORKS CORP CL A CL A	**	27,436
SEEGENE INC KRW500	**	245,065

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SEKISUI HOUSE NPV	**	1,398,080
SELECTA BIOSCIENCES INC COM	**	265,198
SELECTIVE INS GROUP INC COM	**	2,345,369
SEMPRA 6% DUE 10-15-2039	**	249,028
SEMRUSH HLDGS INC CL A COM CL A COM	**	386,580
SENTINELONE INC CL A COM CL A COM	**	379,028
SEOWONINTECH CO KRW500	**	180,021
SEPTENI HOLDINGS NPV	**	117,157
SERBIA (REPUBLIC) 3.125% 15/05/2027	**	1,700,748
SERES THERAPEUTICS INC COM	**	216,805
SERICA ENERGY PLC ORD USD0.10	**	168,055
SERVICE CORP INTL COM	**	4,833,993
SERVICENOW INC 1.4% DUE 09-01-2030	**	2,362,215
SERVICENOW INC COM USD0.001	**	8,265,767
SESA S.P.A NPV	**	147,384
SEVEN & I HOLDINGS NPV	**	2,704,812
SEVERSTAL PJSC GDR EACH REPR 1 ORD 'REGS'	**	367,946
SFL CORPORATION LTD COM USD	**	1,401,303
SFO COML MTG TR FLTG RT 1.906% DUE 05-15-2038	**	3,398,934
SG COML MTG SECS 3.055% DUE 10-10-2048	**	3,422,847
SGC ETEC E&C CO LT KRW5000	**	18,317
SGS SA CHF1 (REGD)	**	1,585,651
SHANGHAI HAOHAI BIOLOGICAL TECH CO H CNY1	**	58,791
SHANGHAI INDUSTRIAL HOLDINGS HKD0.10	**	107,826
SHANGHAI PHARMACEUTICALS-H	**	384,273
SHELL INTL FIN B V .375% DUE 09-15-2023	**	1,924,244
SHELL INTL FIN B V 2.75% DUE 04-06-2030	**	1,965,612
SHELL INTL FIN B V 3.25% DUE 04-06-2050	**	1,260,227
SHELL INTL FIN B V 4% DUE 05-10-2046	**	196,025
SHELL INTL FIN B V 4.125% DUE 05-11-2035	**	183,478
SHELL PLC	**	5,108,369
SHELL PLC	**	1,585,204
SHERWIN-WILLIAMS 2.75% DUE 06-01-2022	**	196,341
SHERWIN-WILLIAMS 3.45% DUE 06-01-2027	**	58,458
SHERWIN-WILLIAMS CO COM	**	12,458,716
SHIMAMURA CO NPV	**	134,228
SHIMIZU CORP NPV	**	1,806,252
SHINAGAWA REFRACTORIES NPV	**	82,749
SHIN-ETSU CHEMICAL NPV	**	3,373,635
SHIN-ETSU POLYMER NPV	**	40,380
SHINHAN FIN GROUP KRW5000	**	111,622
SHINNIHON CORP NPV	**	209,309
SHINWA CO LTD NPV	**	76,181
SHINYOUNG SECUR KRW5000	**	93,783
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	68,915
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	4,553,705
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	6,634,316
SHIRE ACQUISITIONS 3.2% DUE 09-23-2026	**	4,457,243

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SHN INTL HLDGS HKD1	**	103,895
SHOPIFY INC CL A SHOPIFY INC	**	28,697,921
SHOPIFY INC COM NPV CL A	**	3,562,939
SHOPRITE HLDGS LTD ZAR0.01134	**	1,465,065
SHOUGANG FUSHAN INTL ENERGY HKD0.10	**	138,158
SHRIRAM TRANSPORT FIN MTN 5.95% DUE 10-24-2022	**	203,000
SHUFERSAL LTD ILS0.10	**	549,592
SHUI ON LAND LTD USD0.0025	**	46,599
SHUTTERSTOCK INC COM	**	382,980
SIBANYE STILLWATER NPV	**	373,920
SIERRA BANCORP COM STK	**	28,562
SIERRA TIMESHARE 2020-2 RECEIVABLES VACATION TIMESHARE LN 2.32% 07-20-2037	**	759,537
SIERRA TIMESHARE 2021-1 RECEIVABLES VACATION TIMESHARE LN BKD .99 11-20-2037	**	1,599,591
SIGNATURE BK NY N Y COM	**	5,168,727
SIGNET JEWELERS LTD ORD USD0.18	**	1,517,455
SIGNIFY NV EUR0.01	**	791,946
SIKA AG -ORDSHR VOTING BO	**	6,180,698
SILERGY CORP TWD10	**	980,740
SILGAN HLDGS INC COM	**	3,878,348
SILICON LABORATORIES INC COM	**	4,052,850
SILICON OPTRONICS 10 7	**	112,986
SILK RD MED INC COM	**	1,129,165
SILLAJEN INC. KRW500	**	129,291
SILVER BULLION BAR\ .9999-1 OZ\	**	5,023,296
SIME DARBY BHD NPV	**	445,790
SIME DARBY PLANTAT MYR0.5	**	98,287
SIMM TECH	**	60,830
SIMMTECH HOLDINGS KRW500	**	53,749
SIMON PPTY GROUP L FIXED 2.45% 09-13-2029	**	1,637,592
SIMON PPTY GROUP L FIXED 3.25% 09-13-2049	**	205,527
SIMPAR SA COM NPV	**	127,563
SIMPLO TECHNOLOGY TWD10	**	249,292
SIMPLY GOOD FOODS CO COM	**	2,041,586
SIMULATIONS PLUS INC COM	**	4,088,376
SINGAPORE (GOVT OF) 1.875% 01/10/2051	**	494,595
SINGAPORE EXCHANGE NPV	**	91,748
SINGAPORE GOVERNMENT 2.125% 01/06/2026	**	537,895
SINGAPORE(GOVT OF) 2.25% SNR 01/08/36 SGD1000	**	154,502
SINGAPORE(GOVT OF) 2.75% SNR 01/04/42 SGD1000	**	82,611
SINGAPORE(GOVT OF) 2.875% SNR 01/09/30 SGD1000	**	486,276
SINGATRON ENTERPRI CO	**	124,690
SINO BIOPHARMACEUT HKD0.025	**	937,045
SINO-AMERICAN SILI TWD10	**	645,780
SINON CORP TWD10	**	117,278
SINOPEC ENGINEERIN 'H' CNY1	**	313,331
SINOPHARM GROUP CO. LTD. 'H'SHS CNY1	**	456,832
SINOPOWER SEMICOND TWD10	**	126,287

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SINOTRANS LIMITED 'H'CNY1	**	236,971
SINOTRUK (HK) LTD NPV	**	797,301
SIRIUS XM HLDGS INC COM	**	1,924,787
SIRIUSPOINT LTD COM USD0.1	**	140,795
SITC INTERNATIONAL HKD0.10	**	1,309,390
SITEONE LANDSCAPE SUPPLY INC COM	**	5,775,713
SITRONIX TECHNOLOG TWD10	**	230,156
SIX FLAGS ENTMT CORP NEW COM	**	1,902,517
SIYARAM SILK INR2	**	152,503
SK HYNIX INC	**	3,528,201
SK TELECOM KRW100	**	1,247,069
SKANDINAVISKA 2.8% DUE 03-11-2022	**	903,979
SKANSKA AB SER'B'NPV	**	184,656
SKISTAR AB SER'B'NPV	**	78,380
SKYLINE CHAMPION CORPORATION COM USD0.0277	**	9,560,213
SKYWORKS SOLUTIONS INC SR NT .9% 06-01-2023	**	1,989,873
SKYWORKS SOLUTIONS INC SR NT .9% 06-01-2023	**	1,288,443
SKYWORTH GROUP LIMITED	**	106,451
SL GREEN OPER 3.25% DUE 10-15-2022	**	203,260
SLC AGRICOLA SA COM NPV	**	127,263
SLC STUD LN TR FLTG RT .36275% DUE 09-15-2039	**	2,108,070
SLC STUDENT LN TR 2010-1 NT CL IA-1 FLTGRATE 11-25-2042 REG	**	1,018,119
SLM CORP COM	**	2,862,437
SLM PRIVATE CR STUDENT LN TR 2007-A STUDLN BACKED NT A-4 FLTG 12-16-2041BEO	**	8,058,852
SLM PRIVATE CR STUDENT LOAN TRUST 2004-A06-15-2033 REG	**	3,180,320
SLM STUDENT LN 3-7 3.8%-FRN A/BKD 15/12/33 EUR	**	281,677
SLM STUDENT LN TR 2005-4 CL A-3 VAR RT DUE 01-25-2027	**	375,650
SLM STUDENT LN TR 2008 9 STUDENT LOAN BKD NTS CL A FLTG 04-25-2023 REG	**	4,337,511
SLM STUDENT LN TR SER 05-8 CL A5 VAR 01-25-2040	**	5,030,471
SM ENTERTAINMENT CO LTD KRW500	**	34,088
SM PRIME HLDGS PHP1	**	234,011
SMALL BUSINESS 5.67999982834% DUE 06-01-2028	**	58,733
SMALL BUSINESS ADMINISTRATION SER 2019-10A CL 1 3.113% 03-10-2029	**	1,374,297
SMART GLOBAL HOLDINGS INC COMN STOCK	**	627,268
SMARTGROUP CORPORATION LIMITED NPV	**	45,787
SMARTSHEET INC CL A CL A	**	2,770,464
SMBC AVIATION CAP 4.125% DUE 07-15-2023	**	1,354,472
SMBC AVIATION CAP 4.125% DUE 07-15-2023	**	1,739,976
SMC CORP NPV	**	5,930,267
SMITHS GROUP ORD GBP0.375	**	2,559,694
SNAP INC SNAP INC	**	11,289,504
SNAP ONE HLDGS CORP COM	**	605,038
SNAP-ON INC COM	**	50,184
SNOWFLAKE INC CL A CL A	**	9,446,721
SNT ENERGY CO LTD	**	118,736
SNU PRECISION CO L KRW500	**	51,570
SOCIETE GENERALE 2.625% DUE 01-22-2025	**	512,796
SOCIETE GENERALE 2.625% DUE 01-22-2025	**	11,594,328

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SOCIETE GENERALE EUR1.25	**	516,783
SOFI PROFESSIONAL LN PROGRAM 2020-C POSTGRADUATE LN AST BKD NT 1.95% 02-15-2046	**	982,566
SOFI TECHNOLOGIES INC COM	**	198,226
SOJITZ CORPORATION	**	855,398
SOLAR A/S SER'B'DKK100	**	42,964
SOLAREDGE TECHNOLOGIES INC COM	**	479,214
SOLTEAM INCORPORATION	**	280,102
SOLUS ADVANCED MATERIALS CO LTD	**	829,842
SOMANY CERAMICS INR2	**	181,001
SOMBOON ADVANCE TE THB1(NVDR)	**	393,921
SOMPO HOLDINGS INC	**	755,361
SONA BLW PRECISION INR10	**	1,028,438
SONAE SGPS SA EUR1	**	1,372,109
SONATA SOFTWARE INR1	**	90,519
SONIC AUTOMOTIVE INC CL A	**	429,424
SONIC HEALTHCARE NPV	**	1,257,404
SONIX TECHNOLOGY C TWD10	**	33,244
SONY GROUP CORPORA NPV	**	8,397,093
SOPRA STERIA GROUP	**	369,502
SOUND POINT CLO LTD 0.0% 20/10/2028 0% 10-20-2028	**	402,126
SOUND PT CLO XV LTD / SOUND PT CLO SR SECD NT CL A-RR 144A 1.15886% 01-23-2029	**	599,225
SOUTH AFRICA REP NT 5.375% DUE 07-24-2044 REG	**	190,916
SOUTH32 LTD NPV	**	2,549,932
SOUTHERN CAL EDISON 2.4% 02-01-2022	**	2,248,331
SOUTHERN CALIF EDISON CO 1ST & REF MTG FLTG RT 04-01-2024	**	3,912,350
SOUTHERN CALIF EDISON CO 1ST & REF MTG SER 2021 1.1% 04-01-2024	**	99,638
SOUTHERN CALIF EDISON CO 1ST & REF MTG SER 2021 1.1% 04-01-2024	**	6,700,646
SOUTHERN CALIF EDISON CO 1ST & REF MTG SER 2021 FLTG .688864% 04-03-2023	**	200,151
SOUTHERN CALIF EDISON CO 3.5 DUE 10-01-2023	**	928,037
SOUTHERN CALIF EDISON CO 4.2% 03-01-2029	**	446,292
SOUTHERN CO 2.95% DUE 07-01-2023	**	684,143
SOUTHERN CO 3.7% DUE 04-30-2030 REG	**	1,741,766
SOUTHERN CO COM STK	**	20,342,748
SOUTHERN CO FIXED .6% DUE 02-26-2024	**	2,563,011
SOUTHERN COPPER CORP DEL RT 3.875% DUE 04-23-2025	**	2,626,050
SOUTHERN PWR CO 5.15% DUE 09-15-2041	**	73,654
SOUTHN CAL EDISON 1.2% DUE 02-01-2026	**	293,979
SOUTHN CAL EDISON 1.2% DUE 02-01-2026	**	1,665,880
SOUTHN CAL EDISON 2.85% DUE 08-01-2029	**	724,078
SOUTHN CAL EDISON 3.4% DUE 06-01-2023	**	1,032,666
SOUTHN CAL EDISON 3.65% DUE 03-01-2028	**	378,138
SOUTHN CAL EDISON 3.7% DUE 08-01-2025	**	1,388,546
SOUTHN CAL EDISON 4% DUE 04-01-2047	**	105,095
SOUTHN CAL EDISON CO 5.55 DUE 01-15-2036BEO	**	202,674
SOUTHN CO GAS CAP 2.45% DUE 10-01-2023	**	1,762,229
SOUTHN COPPER CORP 5.25% DUE 11-08-2042	**	3,637,788
SOUTHN COPPER CORP DEL COM	**	176,059
SOUTHN NAT GAS CO 8% DUE 03-01-2032	**	115,547

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SOUTHSTATE CORP COM	**	1,098,789
SOUTHWEST AIRLS CO 5.25% DUE 05-04-2025	**	3,688,934
SOUTHWESTERN ELEC PWR CO SR NT SER N 1.65% 03-15-2026	**	486,250
SOUTHWESTERN PUBLIC SERVICE CO 3.75% 06-15-2049	**	285,582
SOUTHWESTN ELEC 3.9% DUE 04-01-2045	**	103,729
SPAIN(KINGDOM OF) 144A T BD .85% 30/07/2037	**	444,003
SPAIN(KINGDOM OF) 3.45% SNR 30/07/66 EUR1000	**	1,373,973
SPAIN(KINGDOM OF) TBOND 1.45% 31/10/2071	**	148,952
SPAR GROUP LIMITED ZAR	**	232,230
SPAREBANK 1 NORD-NORGE GRUNNFONDSBEVIS NOK50	**	305,263
SPARTANNASH CO COM NPV	**	72,772
SPECTRIS ORD GBP0.05	**	127,828
SPECTRUM BRANDS HLDGS INC COM USD0.01	**	1,410,958
SPIN MASTER CORP SUB VTG NPV	**	45,543
SPIRE INC COM	**	2,890,550
SPIRE MO INC .549196% 12-02-2024	**	6,000,738
SPIRENT COMMS ORD GBP0.03333	**	64,719
SPIRIT AEROSYSTEMS 4.6% DUE 06-15-2028	**	1,604,000
SPIRIT AEROSYSTEMS FIXED 3.95% DUE 06-15-2023	**	402,000
SPIRIT AEROSYSTEMS HLDGS INC CL A	**	794,364
SPIRIT AIRLS CL AA PASS THRU CTFS 3.375%08-15-2031	**	50,046
SPIRIT REALTY CAPITAL INC COM USD0.01(POST REV SPLIT)	**	1,598,318
SPIRIT RLTY L P 3.2% DUE 02-15-2031	**	517,285
SPIRIT RLTY L P SR NT 2.7% 02-15-2032	**	990,623
SPOTIFY TECHNOLOGY S A COM EUR0.025	**	7,615,804
SPRINKLR INC CL A CL A	**	501,270
SPROUT SOCIAL INC COM CL A COM CL A	**	2,749,086
SQUARE ENIX HOLDINGS CO LTD NPV	**	297,193
SRA HOLDINGS INC NPV	**	227,239
SREIT TR 2021-IND FLTG RT .806% DUE 10-15-2038	**	1,970,488
SRI TRANG GLOVES THB0.5 (NVDR)	**	205,940
SSAB AB SER'A'NPV	**	124,711
SSAB AB SER'B'NPV	**	698,338
STAAR SURGICAL CO COM NEW PAR $0.01	**	3,495,786
STANDARD BK GR LTD ZAR0.1	**	79,427
STANDARD CHARTERED PLC 1.456% 01-14-2027	**	745,772
STANLEY BLACK & DECKER INC COM	**	17,362,471
STANTEC INC COM	**	500,751
STAR ASIA INVESTME REIT	**	718,212
STAR MICRONICS CO NPV	**	1,205,379
STARBUCKS CORP 3.8% DUE 08-15-2025	**	323,793
STARBUCKS CORP COM	**	20,891,778
STARBUCKS CORP FIXED 2.55% DUE 11-15-2030	**	1,939,774
STARTS PROCEED INV REIT	**	200,395
STARWOOD MTG 1.172% DUE 05-25-2065	**	547,497
STARWOOD MTG 1.431% DUE 05-25-2065	**	791,754
STARWOOD MTG 1.486% DUE 04-25-2065	**	204,965
STATE OF ISRAEL BD 4.125% DUE 01-17-2048REG	**	367,164

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
STATE OF QATAR 4.5% 20 JAN 2022	**	5,314,734
STATE STR CORP 2.354% DUE 11-01-2025	**	1,869,997
STATE STR CORP 2.901% DUE 03-30-2026 BEO	**	2,798,026
STATE STR CORP 3.152% 03-30-2031	**	812,646
STATE STR CORP COM	**	9,281,400
STD CHARTERED PLC 2.678% DUE 06-29-2032	**	5,495,462
STD CHARTERED PLC FLTG RT 4.247% DUE 01-20-2023	**	1,702,441
STD CHARTERED PLC FLTG RT 4.247% DUE 01-20-2023	**	500,718
STEEL DYNAMICS INC 1.65% DUE 10-15-2027	**	127,231
STEEL DYNAMICS INC 2.8% DUE 12-15-2024	**	67,548
STEEL DYNAMICS INC 3.25% DUE 10-15-2050	**	197,273
STEEL DYNAMICS INC 3.45% DUE 04-15-2030 BEO	**	106,950
STEEL DYNAMICS INC COM	**	883,753
STEELCASE INC CL A COM	**	5,346,266
STELLANTIS N.V COM EUR0.01	**	2,896,432
STEPSTONE GROUP INC CL A CL A	**	353,636
STERLING CONSTR INC COM	**	96,390
STEWART INFORMATION SVCS CORP COM	**	1,013,289
STHREE PLC ORD GBP0.01	**	251,612
STICHTING AK RABOBANK CERTIFICATEN 6.5% 31/12/2049	**	659,396
STIFEL FINL CORP COM	**	2,856,235
STMICROELECTRONICS EUR1.04	**	5,625,481
STONERIDGE INC COM	**	97,318
STONEX GROUP INC COM	**	222,766
STORA ENSO OYJ SER'R'NPV	**	405,470
STORE CAP CORP 2.75% DUE 11-18-2030	**	2,581,151
STORE CAPITAL CORPORATION SR NT 2.7% 12-01-2031	**	1,076,927
STRATTON MORT21 FRN M/BKD 07/2060 GBP 'A'	**	1,084,319
STRIDE INC COM USD	**	159,684
STRUCTURED ASSET INVT LN TR 2003-BC2 MTGPASSTHRU CTF CL A2 VAR 04-25-2033 REG	**	140,348
STRUCTURED ASSET INVT LN TR 2004-2 MTG PASSTHRU CTF CL A4 03-25-2034 REG	**	275,737
STRUCTURED AST INVT LN TR 2004-7 MTG PASSTHRU CTF CL A8 VAR 08-25-2034 REG	**	3,558,950
STRYKER CORP	**	17,903,234
STRYKER CORP .6% DUE 12-01-2023	**	2,600,090
SUBARU CORPORATION NPV	**	3,587,232
SUESS MICROTEC SE NPV	**	94,454
SUL AMERICA SA UNITS (1 COM SHS & 2 PRF)	**	225,903
SUMCO CORPORATION NPV	**	426,751
SUMITOMO CORP NPV	**	1,382,334
SUMITOMO FORESTRY NPV	**	900,935
SUMITOMO MITSUI .948% DUE 01-12-2026	**	3,566,402
SUMITOMO MITSUI 1.474% DUE 07-08-2025	**	2,288,983
SUMITOMO MITSUI 2.632% DUE 07-14-2026	**	155,380
SUMITOMO MITSUI 2.84% BNDS 01-11-2022	**	1,800,814
SUMITOMO MITSUI BANKING 3.4 07-11-2024	**	6,209,440
SUMITOMO MITSUI FG 3.748% 19 JUL 2023	**	1,062,675
SUMITOMO MITSUI FINANCIAL GROUP INC SR NT FLTG DUE 01-17-2023 REG	**	4,737,251
SUMITOMO MITSUI FINANCIAL GROUP NPV	**	2,110,114

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SUMITOMO MITSUI FINL GROUP INC 2.348% DUE 01-15-2025 REG	**	10,491,375
SUMITOMO MITSUI FINL GROUP INC 2.784% BNDS 07-12-2022	**	6,117,332
SUMITOMO MITSUI FINL GROUP INC 2.784% BNDS 07-12-2022	**	506,147
SUMITOMO MITSUI FINL GROUP INC FIXED 3.04% 07-16-2029	**	1,147,534
SUMITOMO MITSUI FINL GROUP INC SR NT 1.902% 09-17-2028	**	1,962,407
SUMITOMO MITSUI FINL GROUP INC SUMIBK 2.696% 07-16-2024 BEO	**	3,303,146
SUMITOMO MITSUI FINL GRP 2.778% DUE 10-18-2022	**	7,079,168
SUMITOMO MITSUI FINL GRP 2.778% DUE 10-18-2022	**	3,153,432
SUMITOMO MITSUI TRUST HOLDINGS INC	**	867,084
SUMITOMO REALTY & DEVELOPMENT NPV	**	176,285
SUMITOMO SEIKA NPV	**	144,299
SUMMERSET GROUP HOLDINGS LTD	**	620,789
SUN CTRY AIRLS HLDGS INC COM	**	1,376,125
SUN FRONTIER FUDOS NPV	**	763,081
SUN HUNG KAI CO NPV	**	320,152
SUN HUNG KAI PROP NPV	**	242,679
SUN KING TECHNOLOGY GROUP LTD	**	29,347
SUN PHARMACEUTICAL EQ-INR 1	**	267,718
SUNAC CHINA HLDGS HKD0.10	**	116,345
SUNCOKE ENERGY INC COM USD0.01	**	350,693
SUNCOR ENERGY INC 4% DUE 11-15-2047	**	446,059
SUNCOR ENERGY INC COM NPV 'NEW'	**	9,046,415
SUNCOR ENERGY INC NEW COM STK	**	4,280,130
SUNCORP GROUP LTD NPV	**	1,925,083
SUNNOVA ENERGY INTL INC COM	**	2,065,159
SUNNY OPTICAL TECH HKD0.10	**	1,103,901
SUNOCO LOGISTICS 3.45% DUE 01-15-2023	**	2,876,428
SUNOCO LOGISTICS 3.9% DUE 07-15-2026	**	268,735
SUNOCO LOGISTICS 3.9% DUE 07-15-2026	**	4,299,761
SUNOCO LOGISTICS 4.65% DUE 02-15-2022	**	80,358
SUNOCO LOGISTICS PARTNER 4.0% 10-01-2027	**	2,717,524
SUNOCO LOGISTICS PARTNERS 5.4% 10-01-2047	**	576,756
SUNPLUS TECHNOLOGY TWD10	**	153,095
SUNRUN INC COM	**	63,627
SUNTRUST BK ATL 05-17-2019 FIXED 2.8% 05-17-2022	**	1,007,292
SUPALAI PUBLIC CO THB1(NVDR)	**	159,264
SUPER MICRO COMPUTER INC COM USD0.001	**	698,102
SUPERIOR PLUS CORP COM NPV	**	594,862
SURGUTNEFTEGAS PJS ADR-REPR 10 ORD RUB1	**	120,711
SURMODICS INC COM	**	198,811
SUTTER HEALTH 3.361% DUE 08-15-2050	**	8,624,776
SUZANO AUSTRIA FIXED 6% DUE 01-15-2029	**	5,451,872
SVENSKA HANDELSBANKEN SER'A'NPV (P/S)	**	4,866,805
SVF INVESTMENT CORP 3	**	761,890
SWCC SHOWA HOLDINGS CO., LTD NPV	**	64,996
SWEDBANK AB MEDIUM 1.3% DUE 06-02-2023	**	1,227,228
SWEDBANK AB SER'A'NPV	**	806,573
SWIRE PACIFIC 'A' NPV	**	847,601

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SWISS INSD BRAZIL 9.85% 16/07/2032 DUAL CURR	**	760,269
SWISSCOM AG CHF1(REGD)	**	120,733
SYDBANK DKK10	**	55,298
SYN_SWAP 0.0 10 MAR 2022 KMH2 INDEX KM2H22_SW	**	45,541
SYN_SWAP 0.0 10 MAR 2022 KMH2 INDEX KM2H22_SW	**	83,826
SYN_SWAP 0.0 16 FEB 2022 BZG2 INDEX BZG22_SW	**	124,978
SYN_SWAP 0.0 18 MAR 2022 KRSH2 INDEX WIH22_SW	**	8,955
SYN_SWAP 0.0 18 MAR 2022 SMH2 INDEX FSMIH22_SW	**	238,330
SYN_SWAP 0.0 19 JAN 2022 FTF2 INDEX TXF22_SW	**	256,296
SYN_SWAP 0.0 19 JAN 2022 FTF2 INDEX TXF22_SW	**	19,125
SYN_SWAP 0.0 28 JAN 2022 TAF2 INDEX TA35F22_SW	**	12,018
SYNAPTICS INC COM	**	3,913,017
SYNCHRONOSS TECHNOLOGIES INC COM STK	**	75,457
SYNCHRONY CARD 2.95% DUE 03-15-2025	**	1,365,239
SYNCHRONY FINL 2.85% DUE 07-25-2022	**	1,591,045
SYNCHRONY FINL 4.5% DUE 07-23-2025	**	1,729,425
SYNDAX PHARMACEUTICALS INC COM	**	88,151
SYNEOS HEALTH INC COM	**	8,898,351
SYNGENTA FIN N V 4.441% DUE 04-24-2023	**	2,067,653
SYNOPSYS INC COM	**	93,968
SYNOVUS FINL CORP COM NEW COM NEW	**	3,198,817
SYSCO CORP 3.25% DUE 07-15-2027	**	63,844
SYSCOM PUTER TWD10	**	205,465
T ROWE PRICE GROUP INC	**	356,115
T SISE VE CAM FABR TRY1	**	430,863
TA ANN HLDGS BHD NPV	**	260,006
TABCORP HOLDINGS LTD NPV	**	606,165
TABOOLA COM LTD COM NPV	**	165,722
TAI HING GROUP HOL HKD0.01	**	119,667
TAIFLEX SCIENTIFIC TWD10	**	41,201
TAIHEI DENGYO NPV	**	87,332
TAISEI CORP NPV	**	3,730,400
TAIWAN GLASS IND TWD10	**	177,344
TAIWAN HON CHUAN E TWD10	**	157,846
TAIWAN PAIHO TWD10	**	955,172
TAIWAN PCB TECHVES TWD10	**	166,686
TAIYO YUDEN CO LTD NPV	**	154,227
TAKARA HOLDINGS INC JPY50	**	401,902
TAKEDA FIXED 4.4% DUE 11-26-2023	**	5,788,409
TAKEDA FIXED 5% DUE 11-26-2028	**	587,848
TAKEDA PHARMACEUTICAL CO LTD 2.05% DUE 03-31-2030 BEO	**	784,263
TAKEDA PHARMACEUTICAL CO LTD SR NT 3.175% 07-09-2050	**	379,439
TAKEUCHI MFG CO NPV	**	37,924
TAMA HOME CO LTD NPV	**	642,256
TAMILNADU PETRO PR INR10	**	41,565
TANDEM DIABETES CARE INC COM NEW COM USD0.001(POST REV SPLT)	**	2,712,521
TAPESTRY INC COM USD0.01	**	850,205
TARGA RES CORP COM	**	3,058,130

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TARGET CORP 2.25% DUE 04-15-2025	**	6,850,741
TARGET CORP COM STK	**	8,062,907
TATA COMMUNICATIONS LIMITED INR10	**	115,800
TATA CONSULTANCY S INR1	**	8,412,886
TATA ELXSI INR10	**	311,257
TATA STEEL LONG INR10	**	13,553
TATA STEEL LTD INR10	**	571,721
TATE & LYLE ORD GBP0.25	**	325,367
TATNEFT PJSC ADS (REPR 6 ORD RUB0.1)	**	319,295
TC PIPELINES LP 4.375% DUE 03-13-2025	**	644,075
TE CONNECTIVITY LTD	**	8,889,834
TEACHERS INS & 3.3% DUE 05-15-2050	**	5,234,041
TEACHERS INS & 4.27% DUE 05-15-2047	**	181,778
TEAM PRECISION THB1 (NVDR)	**	12,814
TECAN GROUP AG CHF0.10 (REGD)	**	1,767,780
TECH MAHINDRA	**	2,182,580
TECHTARGET INC COM	**	152,578
TECK COMINCO LTD 6.125% 10-01-2035	**	713,991
TEGMA GESTAO LOGIS COM NPV	**	191,830
TEGNA INC COM	**	85,692
TELADOC HEALTH INC	**	1,750,456
TELE2 AB SER'B'NPV	**	122,735
TELECOM ITALIA SPA NPV	**	1,081,486
TELEDYNE TECHNOLOGIES INC NT .95% 04-01-2024	**	841,537
TELEDYNE TECHNOLOGIES INC NT .95% 04-01-2024	**	2,699,849
TELEDYNE TECHNOLOGIES INC NT 2.75% 04-01-2031	**	4,862,773
TELEFONICA FIXED 4.103% DUE 03-08-2027	**	242,303
TELEFONICA SA EUR1	**	2,434,718
TELEPHONE & DATA SYS INC COM STK	**	907,697
TELKOM INDONESIA (PERSERO) TBK IDR50	**	2,372,380
TELSTRA CORP LTD NPV	**	208,793
TENCENT HLDGS LIMITED COMMON STOCK	**	15,269,048
TENCENT HLDGS LTD 3.595% DUE 01-19-2028	**	3,047,850
TENCENT HLDGS LTD 3.8% DUE 02-11-2025	**	1,125,731
TENET HEALTHCARE CORP COM NEW .	**	556,799
TENN VALLEY AUTHORITY 1.5% 09-15-2031	**	108,498
TENNANT CO COM	**	4,795,137
TENNECO INC	**	508,907
TENNESSEE VALLEY A 0% DUE 04-01-2026 REG	**	1,484,640
TENNESSEE VALLEY AUTH FED 0% CPN IO STRIPS DUE 09-15-2026	**	1,646,687
TENNESSEE VALLEY AUTH FED BOOK ENTRY CPNGENERIC INT PMT 04-01-2028	**	2,642,366
TENNESSEE VY AUTH GLOBAL POWER BD SER A 4.625% DUE 09-15-2060 REG	**	69,200
TENNESSEE VY AUTH GLOBAL PWR BD SER A 4.25% DUE 09-15-2065 REG	**	105,584
TENNESSEE VY AUTH TENN VALLEY AUTH 4.875% DUE 01-15-2048 REG	**	460,083
TERADYNE INC COM	**	652,975
TEREX CORP NEW COM	**	1,182,211
TERUMO CORP NPV	**	7,403,578
TERWIN MTG TR 2003-6HE ASSET BKD CTF CL A-1 FLTG 11-25-2033 REG	**	26,549

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TESCO 6.125% SNR 24/02/2022 GBP	**	68,251
TESCO ORD GBP0.0633333	**	5,636,776
TESCO PROP FIN 6 PLC 5.4111% BDS 13/07/2044 GBP100000	**	319,904
TESCO PROPERTY FIN 4 PLC 5.8006% 13/10/2040	**	335,077
TESLA AUTO LEASE 1.68% DUE 02-20-2024	**	176,171
TESLA AUTO LEASE 2.16% DUE 10-20-2022	**	502,886
TESLA INC COM USD0.001	**	69,804,546
TESSENDERLO GROUP NPV	**	72,817
TETHYS OIL AB NPV	**	221,025
TETRA TECH INC NEW COM	**	1,426,320
TEVA 2.95% DUE 12-18-2022	**	440,498
TEVA PHARM FINANCE 3.25% SNR 15/04/22 EUR1000	**	1,478,666
TEXAS CAP BANCSHARES INC DEL COM	**	422,232
TEXAS HEALTH RES FIXED 2.328% DUE 11-15-2050	**	392,745
TEXAS INSTRS INC 1.125% 09-15-2026	**	763,018
TEXAS INSTRS INC 1.75% DUE 05-04-2030	**	589,006
TEXAS INSTRS INC 3.875% 03-15-2039	**	414,629
TEXAS INSTRUMENTS INC COM	**	41,862,391
TEXAS ROADHOUSE INC COMMON STOCK	**	5,053,069
TEXHONG TEXTILE GR HKD0.1	**	350,763
TEXTAINER GROUP HLDGS LTD COM STK	**	1,635,125
TEXTRON INC 3.9% 09-17-2029	**	1,675,881
TEXTRON INC COM	**	5,840,566
TEXTRON INC FIXED 2.45% DUE 03-15-2031	**	2,459,498
TG THERAPEUTICS INC COM	**	94,639
THALES SA EUR3	**	244,555
THE BEAUTY HEALTH CO CL A	**	818,565
THE TRADE DESK INC COM CL A COM CL A	**	8,843,901
THERAVANCE BIOPHARMA INC COM	**	356,926
THERMO FISHER CORP	**	22,914,356
THERMO FISHER SCIENTIFIC 1.75% 10-15-2028	**	497,185
THERMO FISHER SCIENTIFIC INC 2.8% 10-15-2041	**	218,136
THESEUS PHARMACEUTICALS INC COM	**	81,380
THIRD COAST BANCSHARES INC COM	**	145,488
THOMSON-REUTERS COM NPV	**	5,297,893
THOR INDS INC COM STK	**	1,277,616
THRACE PLASTICS CO (CR)	**	95,505
THULE GROUP AB NPV	**	87,473
TIGER BRANDS ZAR0.10	**	46,509
TILLYS INC CL A	**	156,170
TIMAH IDR50	**	67,617
TIME WARNER CABLE 6.75% DUE 06-15-2039	**	436,961
TIS INC	**	177,866
TITAN INTL INC ILL COM	**	157,682
TITAN MACHY INC COM	**	377,294
TJX COS INC COM NEW	**	7,066,482
T-MOBILE USA INC 2.05% DUE 02-15-2028	**	223,519
T-MOBILE USA INC 2.05% DUE 02-15-2028	**	1,609,335

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
T-MOBILE USA INC 2.55% 02-15-2031	**	7,052,263
T-MOBILE USA INC 3.0% DUE 02-15-2041 BEO	**	445,487
T-MOBILE USA INC 3.5% 04-15-2025	**	9,196,730
T-MOBILE USA INC 3.875% 04-15-2030	**	2,485,935
T-MOBILE USA INC FIXED 3.75% DUE 04-15-2027	**	1,842,064
T-MOBILE USA INC FIXED 3.75% DUE 04-15-2027	**	205,878
T-MOBILE USA INC SR SECD NT 1.5% 02-15-2026	**	2,824,621
TN VY AUTH FED BOOK ENTRY CPNSTRIPS GENERIC INT PMT 09-15-2028 (UNDDATE) REG	**	668,722
TN VY AUTH FED BOOK ENTRY PRIN STRIPS GENERIC PRIN PMT 06-15-2035 (UNDDATE)	**	335,127
TN VY AUTH FED ZERO CPN 0% DUE 03-15-2026	**	1,931,235
TOBACCO SETTLEMENT FIN AUTH WEST VA AST BACKED 3.151 06-01-2032 BEO TAXABLE	**	5,451,284
TOKMANNI GROUP OYJ NPV	**	194,402
TOKYO ELEC POWER H NPV	**	1,182,999
TOKYO ELECTRON NPV	**	629,017
TOKYO METROPOLIS JAPAN BD 144A 2.5% DUE 06-08-2022 BEO	**	3,625,308
TOKYO SEIMITSU CO NPV	**	928,019
TOKYO STEEL MFG NPV	**	205,705
TOKYO TEKKO CO LTD NPV	**	269,062
TOKYOTOKEIBA CO NPV	**	384,534
TOMRA SYSTEMS ASA NOK1	**	256,015
TOMY COMPANY LTD NPV	**	1,350,571
TONG HSING ELECTRO TWD10	**	213,912
TONG REN TANG TECH 'H'CNY1	**	72,016
TOP GLOVE CORP BHD MYR0.50	**	167,424
TOPBUILD CORP COM	**	4,697,920
TOPCO SCIENTIFIC C TWD10	**	313,554
TOPCO TECHNOLOGIES TWD10	**	52,571
TOREX GOLD RES INC COM NPV (POST REV SPLT)	**	822,428
TORISHIMA PUMP MFG NPV	**	127,992
TOROMONT INDUSTRIE COM STK NPV	**	866,697
TORONTO DOMINION BANK MTN FLTG 01-27-2023	**	2,111,986
TORONTO DOMINION BK 0.45% 09-11-2023	**	1,416,296
TORONTO DOMINION BK SR MEDIUM TERM BK NT .75% DUE 06-12-2023	**	7,747,921
TORONTO DOMINION BK SR MEDIUM TERM BK NT .75% DUE 06-12-2023	**	1,800,241
TORONTO DOMINION BK SR MEDIUM TERM BK NT 1.15% DUE 06-12-2025	**	912,663
TORONTO DOMINION BK SR MEDIUM TERM BK NT.3% DUE 06-02-2023	**	573,078
TORONTO DOMINION BK SR MEDIUM TERM BK NT.7% 09-10-2024	**	1,603,219
TORONTO DOMINION BK SR MEDIUM TERM BK NT1.9% DUE 12-01-2022	**	4,563,113
TORONTO DOMINION BK SR MEDIUM TERM BK NTFLTG RT 06-02-2023	**	2,455,294
TORONTO-DOMINION COM NPV	**	8,896,379
TORRENT POWER INR10	**	927,679
TOSHIBA CORP NPV	**	1,536,332
TOSOH CORP NPV	**	398,567
TOTAL ACCESS COMMU THB2 (NVDR)	**	12,181
TOTAL CAP INTL 3.455% 02-19-202	**	542,107
TOTAL CAP INTL 3.461% DUE 07-12-2049	**	216,853
TOTAL SYS SVCS INC 3.75% DUE 06-01-2023	**	2,849,587
TOTAL SYS SVCS INC 4.0% DUE 06-01-2023	**	1,392,100

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TOURMALINE OIL CP COM NPV	**	284,520
TOWD POINT MORTGA FRN M/BKD 05/2045 GBP 'A'	**	4,959,253
TOWD POINT MT19-13 FRN M/BKD 07/2045 GBP'A1'	**	6,464,036
TOWD PT MTG FD 19 FRN M/BKD 10/2051 GBP 'A1'	**	2,311,443
TOWD PT MTG TR 2020-1 MTG PASS THRU CTF CL A1 2.71% 01-25-2060	**	339,492
TOWD PT MTG TR 2020-2 ASSET BACKED NT CLA1A VAR RT 04-25-2060	**	376,742
TOWER SEMICONDUCTOR LTD	**	55,552
TOYA SA PLN0.10	**	24,430
TOYOTA AUTO RECEIVABLES 2021-C ASSET BACKED NT CL A-2 .2% 05-15-2024	**	4,523,690
TOYOTA AUTO RECEIVABLES 2021-D OWNER TR SR 21- D CL A-3 .71% 04-15-2026	**	1,998,430
TOYOTA AUTO RECEIVABLES OWNER TR SER 19-C CL A4 1.88% DUE 11-15-2024	**	2,025,620
TOYOTA MTR CORP .681% DUE 03-25-2024	**	1,806,467
TOYOTA MTR CORP 1.339% DUE 03-25-2026 BEO	**	2,360,408
TOYOTA MTR CR CORP 2.625 DUE 01-10-2023	**	964,237
TOYOTA MTR CR CORP .35% DUE 10-14-2022	**	1,874,293
TOYOTA MTR CR CORP 2.65% DUE 04-12-2022	**	495,154
TOYOTA MTR CR CORP MEDIUM TERM NTS TRANCHE # TR 00196 .4% 04-06-2023	**	3,472,618
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK .5% DUE 08-14-2023	**	1,755,678
TOYOTA TSUSHO CORP NPV	**	428,104
TPG SPECIALTY FIXED 3.875% DUE 11-01-2024	**	1,613,528
TRACTOR SUPPLY CO 1.75% DUE 11-01-2030	**	609,258
TRACTOR SUPPLY CO COM	**	1,641,807
TRANE TECHNOLOGIES PLC COM USD1	**	21,510,538
TRANSALTA CORP MTN COM NPV	**	94,545
TRANSCANADA PIPELINES LIMITED 1.0% 10-12-2024	**	930,925
TRANSUNION COM	**	8,301
TRANSURBAN FIN CO 2.45% DUE 03-16-2031	**	173,498
TRAVEL + LEISURE CO COM USD0.01	**	8,036,479
TRAVELERS COS INC COM STK	**	25,145,966
TRAVERE THERAPEUTICS INC COM	**	1,484,829
TRAVIS PERKINS ORD GBP0.11205105	**	826,616
TRCNTNTL GAS PIPE 3.25% DUE 05-15-2030	**	2,030,993
TRCNTNTL GAS PIPE 7.85% DUE 02-01-2026	**	2,185,910
TRI POINTE HOMES INC	**	384,436
TRIBHOVANDAS BHIMJ INR10	**	103,290
TRICIDA INC COM	**	318,922
TRICON RESIDENITAL INC COM	**	1,886,988
TRIGANO EUR 4.256780342	**	708,422
TRINET GROUP INC COM USD0.000025	**	3,423,168
TRINITY HLTH CORP 3.434% DUE 12-01-2048	**	253,105
TRINSEO PLC COM USD0.01	**	1,000,832
TRITAX BIG BOX REIT PLC ORD	**	1,361,207
TRITON INTL LTD COM USD0.01 CL A	**	502,680
TRIUMPH BANCORP INC COM	**	1,581,978
TRIVENI ENGINEERIN INR1	**	212,639
TRUECAR INC COM	**	242,423
TRUIST BK GLOBAL FIXED 1.25% DUE 03-09-2023	**	4,377,532
TRUIST BK GLOBAL VAR RT .248096% DUE 01-17-2024	**	3,690,811

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TRUIST FINL CORP COM	**	24,158,140
TRUIST FINL CORP FLTG 06-09-2025	**	3,669,765
TRUPANION INC COM	**	2,462,227
TRUSTEES OF 2.612% DUE 07-01-2026	**	1,045,477
TRUSTEES OF 3.627% DUE 07-01-2046	**	2,315,905
TSANN KUEN COMSTK	**	79,277
TSH RESOURCES BHD MYR0.50	**	67,299
TSMC ARIZ CORP 2.5% DUE 10-25-2031	**	2,555,039
TSMC ARIZONA CORP 1.75% 10-25-2026	**	2,322,431
TSUGAMI CORP NPV	**	303,813
TSY CORP VICTORIA 4.25% GTD SNR 20/12/32AUD	**	529,939
TSY INFL IX N/B 0.375% 07-15-2027	**	389,092
TULARE CNTY CALIF PENSION OBLIG 4.009% 06-01-2028 BEO TAXABLE	**	1,135,934
TULARE CNTY CALIF PENSION OBLIG 4.109% 06-01-2029 BEO TAXABLE	**	2,587,671
TURK HAVA YOLLARI TRY1 (A SHARES)	**	23,290
TURK TELEKOMUNIKAS TRY1 (D SHARES)	**	116,024
TURKCELL ILETISIM TRY1	**	38,774
TURNING PT THERAPEUTICS INC COM	**	222,998
TUTOR PERINI CORP COM	**	263,258
TWDC ENTERPRISES 1 2.125% SNR 13/09/2022USD	**	1,744,248
TWILIO INC CL A CL A	**	9,381,224
TWITTER INC COM	**	701,331
TYRA BIOSCIENCES INC COM	**	132,385
TYSON FOODS INC 4.875% DUE 08-15-2034	**	117,451
U S AUTO FDG TR .79% DUE 07-15-2024	**	1,058,010
U S BANCORP MEDIUM FIXED 1.45% 05-12-2025	**	2,149,714
U S BANCORP MEDIUM FIXED 3.375% DUE 02-05-2024	**	10,589,092
U S BANCORP MEDIUM FIXED 3.6% DUE 09-11-2024	**	424,941
U S XPRESS ENTERPRISES INC CL A CL A	**	51,239
U.S AWYS 2011-1 7.125% DUE 04-22-2025	**	78,893
U.S. CELLULAR CORP COM	**	932,960
UBER TECHNOLOGIES INC COM USD0.00001	**	12,246,285
UBRIGHT OPTRONICS TWD10	**	46,344
UBS AG 5.125% 15/05/2024	**	1,393,701
UBS AG 5.125% 15/05/2024	**	1,072,078
UBS AG STAMFORD 7.625% DUE 08-17-2022	**	2,492,671
UBS AG STAMFORD BRH C/D DTD 12-07-2020 0.455% DUE 12-02-2022	**	2,328,398
UBS BARCLAYS COML FLTG RT 3.8751% DUE 04-10-2046	**	754,137
UBS COML MTG TR 2017-C7 MTG PASS THRU CTF CL A-1 2.379% 12-15-2050	**	440,767
UBS COML MTG TR 2018-C8 COML MTG PASS THRU CTF CL 3.713% 02-15-2051	**	1,735,778
UBS COML MTG TR SER 2018-C10 CL A-2 3.5592% 05-15-2051 REG	**	4,751,414
UBS GROUP AG 1.008% DUE 07-30-2024	**	797,523
UBS GROUP AG 1.008% DUE 07-30-2024	**	1,506,321
UBS GROUP AG CHF0.10 (REGD)	**	12,073,251
UBS GROUP AG FLTG RT 1.364% DUE 01-30-2027	**	528,084
UBS GROUP AG NT 144A 2.095% 02-11-2032	**	760,546
UBS GROUP FDG 4.125% DUE 04-15-2026	**	14,400,352
UBS GROUP FDG SWITZ AG 2.859% 144A 08-15-2023	**	4,758,654

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UBS GROUP FDG SWITZ AG 2.859% 144A 08-15-2023	**	1,685,025
UDR INC CORP 3.2% 01-15-2030	**	1,998,011
UDR INC FIXED 1.9% DUE 03-15-2033	**	101,546
UDR INC MEDIUM TERM NTS BOOK ENTRY 2.1% 08-01-2032	**	380,704
UGI CORP NEW COM	**	312,096
UK(GOVERNMENT OF) 1.25% I/L 22/11/2027	**	1,690,292
UK(GOVT OF) 0.125% I/L SNR 22/03/24 GBP	**	3,055,356
ULTA BEAUTY INC COM STK USD0.01	**	277,505
ULTRAGENYX PHARMACEUTICAL INC COM	**	439,286
UMBS 2.5 JPMMT 2	**	2,059,063
UMBS TBA 15YR 1.5% 01-15-2036	**	4,514,063
UMPQUA HLDGS CORP COM	**	7,235,356
UN BK CAL N A FIXED 2.1% DUE 12-09-2022	**	1,807,825
UNDER ARMOUR INC CL C COM	**	60,741
UNIBAIL-RODAMCO-WESTFIELD	**	261,797
UNICAJA BANCO EUR0.25	**	306,634
UNICREDIT SPA 1.982% 06-03-2027	**	243,703
UNICREDIT SPA 7.5%-FR PERP EUR200000'REGS	**	267,653
UNICREDIT SPA 7.83% DUE 12-04-2023	**	3,562,272
UNICREDIT SPA 9.25%-VAR T1 COCO PERP EUR	**	2,126,280
UNICREDIT SPA NPV	**	1,332,611
UNIFI INC COM	**	105,657
UNILEVER CAP CORP 3% 03-07-2022	**	4,133,033
UNILEVER CAP CORP FIXED 3.375% DUE 03-22-2025	**	319,749
UNILEVER INDONESIA IDR2	**	52,440
UNIMICRON TECHNOLO TWD10	**	1,046,662
UNION ELEC CO 4.0% DUE 04-01-2048	**	415,248
UNION PAC CORP 2.891% DUE 04-06-2036	**	503,813
UNION PAC CORP 3.2% DUE 05-20-2041	**	693,952
UNION PAC CORP 3.75% 07-15-2025	**	10,807
UNION PAC CORP 4.163% DUE 07-15-2022	**	686,683
UNION PAC CORP COM	**	25,163,272
UNION SEMICONDUCT KRW500	**	144,472
UNIPAR CARBOCLORO COM NPV	**	35,194
UNIPAR CARBOCLORO PRF 'B' NPV	**	373,750
UNIPER SE NPV	**	2,907,662
UNIPOL GRUPPO SPA NPV	**	1,373,270
UNI-PRESIDENT CHIN HKD0.01	**	271,513
UNI-PRESIDENT ENT TWD10	**	835,647
UNISYS CORP COM NEW	**	669,451
UNITED AIR 2019-1 AA PTT 4.15% 08-25-2031	**	188,068
UNITED AIRLINES 2019-1A 2.7% 11-01-2033	**	533,634
UNITED AIRLINES HOLDINGS INC COM USD0.01	**	172,318
UNITED AIRLS INC 2018-1B PASS THRU TR 4.6% 09-01-2027	**	167,676
UNITED CMNTY BK BLAIRSVILLE GA COM	**	4,951,058
UNITED FIRE GROUP INC COM USD0.001	**	132,067
UNITED INTERNATIONAL TRANSPORT CO LTD (BUDGET)	**	460,774
UNITED LABORATORIE HKD0.01	**	534,633

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED MEXICAN STS 3.75% 01-11-2028	**	667,271
UNITED MEXICAN STS 4.75% DUE 04-27-2032 REG	**	2,261,000
UNITED MEXICAN STS BDS 2.659% DUE 05-24-2031/11-24-2020 REG	**	299,328
UNITED MEXICAN STS GLOBAL NT 3.25% DUE 04-16-2030 REG	**	717,521
UNITED MEXICAN STS MEDIUM TERM BOOK 4.125% 01-21-2026	**	274,378
UNITED NAT FOODS INC COM	**	836,470
UNITED PARCEL SVC INC CL B	**	2,951,033
UNITED RENTALS INC COM	**	447,262
UNITED STATES OF AMER BDS INDX LNKD 0.875% 02-15-2047	**	263,301
UNITED STATES OF AMER TREAS BOND 3.125% 11-15-2028	**	20,802,289
UNITED STATES OF AMER TREAS BONDS 0.75 DEB TIPS 02-15-2042	**	557,287
UNITED STATES OF AMER TREAS BONDS 2.0% 08-15-2051	**	614,438
UNITED STATES OF AMER TREAS BONDS 2.0% 08-15-2051	**	15,719,359
UNITED STATES OF AMER TREAS BONDS 2.75 BDS DUE 08-15-2042 USD100'BONDS 08/42'	**	342,926
UNITED STATES OF AMER TREAS BONDS DTD 05/15/2015 2.125% DUE 05-15-2025 REG	**	3,266,904
UNITED STATES OF AMER TREAS NOTES 1.75% 05-31-2022	**	5,032,617
UNITED STATES OF AMER TREAS NOTES 15/04/2024 .375% DUE 04-15-2024 BEO	**	26,476,778
UNITED STATES OF AMER TREAS NOTES .125% 08-31-2023	**	111,445,673
UNITED STATES OF AMER TREAS NOTES .125% DUE 04-30-2023 BEO	**	83,504,016
UNITED STATES OF AMER TREAS NOTES .375% DUE 09-15-2024 REG	**	89,340,094
UNITED STATES OF AMER TREAS NOTES 0% NTS 02-15-2024 REG	**	28,290,555
UNITED STATES OF AMER TREAS NOTES 0.125% 11-30-2022	**	239,456,251
UNITED STATES OF AMER TREAS NOTES 0.375% 11-30-2025	**	6,219,202
UNITED STATES OF AMER TREAS NOTES 1.0% 07-31-2028	**	6,421,131
UNITED STATES OF AMER TREAS NOTES 1.125%DUE 10-31-2026	**	10,794,670
UNITED STATES OF AMER TREAS NOTES 1.125%NTS 08-31-2028 USD	**	27,746,563
UNITED STATES OF AMER TREAS NOTES DTD 01/31/2021 .375% 01-31-2026	**	35,448,994
UNITED STATES OF AMER TREAS NOTES DTD 03/31/2021 .75% 03-31-2026	**	21,004,602
UNITED STATES OF AMER TREAS NOTES DTD 05/31/2021 .75% 05-31-2026	**	54,826,100
UNITED STATES OF AMER TREAS NOTES DTD 08/15/2020 .625% 08-15-2030	**	9,429,297
UNITED STATES OF AMER TREAS NOTES DTD 09/30/2020 .25% 09-30-2025	**	116,250
UNITED STATES OF AMER TREAS NOTES NTS 0.125% INFL INDEX 07-15-2026	**	877,386
UNITED STATES OF AMER TREAS NOTES WIT 1 1/8 11/30/26 1.25% DUE 11-30-2026 BEO	**	4,938,900
UNITED STATES OF AMERICA TBOND 1.75% 05-15-2023	**	3,557,832
UNITED STATES OF AMERICA TBOND 1.75% 05-15-2023	**	914,871
UNITED STATES TREAS 2.25% DUE 02-15-2027 REG	**	39,833
UNITED STATES TREAS BDS 1.375% 11-15-2040	**	24,319,258
UNITED STATES TREAS BDS 1.375% 11-15-2040	**	17,978,880
UNITED STATES TREAS BDS 2.25% DUE 08-15-2027	**	57,990,124
UNITED STATES TREAS BDS 2.25% DUE 08-15-2046	**	5,307,617
UNITED STATES TREAS BDS 2.875% DUE 11-15-2046	**	474,922
UNITED STATES TREAS BDS 0 DEB 15/02/2040USD1000 4.625 DUE 02-15-2040REG	**	3,600,000
UNITED STATES TREAS BDS 00245 2.875% DUE 08-15-2045 REG	**	1,414,125
UNITED STATES TREAS BDS 1.25% DUE 05-15-2050	**	1,706,563
UNITED STATES TREAS BDS 1.25% DUE 05-15-2050	**	22,125,583
UNITED STATES TREAS BDS 1.375 02-15-2044 REG	**	135,595
UNITED STATES TREAS BDS 1.875% DUE 02-15-2051 REG	**	6,261,609

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS BDS 1.875% DUE 02-15-2051 REG	**	19,291,720
UNITED STATES TREAS BDS 1.875% 11-15-2051	**	299,016
UNITED STATES TREAS BDS 1.875% 11-15-2051	**	9,010,338
UNITED STATES TREAS BDS 1.875% DUE 02-15-2041 REG	**	23,929,606
UNITED STATES TREAS BDS 1.875% DUE 02-15-2041 REG	**	10,157,671
UNITED STATES TREAS BDS 2% 11-15-2041	**	710,281
UNITED STATES TREAS BDS 2% 11-15-2041	**	22,713,780
UNITED STATES TREAS BDS 2.25% 05-15-2041 REG	**	1,580,391
UNITED STATES TREAS BDS 2.25% 05-15-2041 REG	**	98,126,454
UNITED STATES TREAS BDS 2.25% 08-15-2049	**	537,441
UNITED STATES TREAS BDS 2.25% DUE 05-15-2051 REG	**	698,906
UNITED STATES TREAS BDS 2.875 DUE DUE 05-15-2043	**	6,179,469
UNITED STATES TREAS BDS 3.0% DUE 08-15-2048	**	6,142,578
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	9,680,277
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	28,795,762
UNITED STATES TREAS BDS 3.375 05-15-2044REG	**	8,590,047
UNITED STATES TREAS BDS 3.625 DUE 02-15-2044 TBOND	**	2,611,406
UNITED STATES TREAS BDS 3.625 DUE 08-15-2043	**	1,867,574
UNITED STATES TREAS BDS 3.75 DUE 11-15-2043 REG	**	1,791,176
UNITED STATES TREAS BDS 4.375% DUE 11-15-2039	**	1,397,305
UNITED STATES TREAS BDS BDS 3% DUE 05-15-2042 REG	**	237,578
UNITED STATES TREAS BDS DTD 3.125% 05-15-2048	**	1,882,031
UNITED STATES TREAS BDS DTD 00209 3.5% DUE 02-15-2039 REG	**	880,387
UNITED STATES TREAS BDS DTD 00210 4.25% DUE 05-15-2039 REG	**	6,459,746
UNITED STATES TREAS BDS DTD 00218 3.875%DUE 08-15-2040 REG	**	1,585,969
UNITED STATES TREAS BDS DTD 00247 2.5% DUE 02-15-2046 REG	**	7,462,939
UNITED STATES TREAS BDS DTD 00271 1.125%DUE 08-15-2040	**	4,423,484
UNITED STATES TREAS BDS DTD 00271 1.125%DUE 08-15-2040	**	36,482,797
UNITED STATES TREAS BDS DTD 02/15/2001 5.375 15 FEB 2031	**	17,950
UNITED STATES TREAS BDS DTD 08/15/2020 1.375% 08-15-2050	**	14,610,594
UNITED STATES TREAS BDS DTD 08/15/2020 1.375% 08-15-2050	**	8,475,905
UNITED STATES TREAS BDS DTD 11/15/2012 2.75% DUE 11-15-2042 REG	**	10,176,594
UNITED STATES TREAS BDS DTD 11/15/2020 1.625% 11-15-2050	**	3,931,430
UNITED STATES TREAS BDS DTD 11/15/2020 1.625% 11-15-2050	**	9,351,186
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	**	23,949,766
UNITED STATES TREAS BDS TBOND FIXED 3% 02-15-2049	**	55,672,074
UNITED STATES TREAS BDS TREASURY BOND 2.375% DUE 11-15-2049 REG	**	1,875,512
UNITED STATES TREAS BDS WIT 1 7/8 08/15/41 1.75% DUE 08-15-2041 REG	**	3,404,297
UNITED STATES TREAS BDS WIT 1 7/8 08/15/41 1.75% DUE 08-15-2041 REG	**	96,866,836
UNITED STATES TREAS BILLS 0% 03-24-2022 REG	**	1,599,801
UNITED STATES TREAS BILLS 0% 03-31-2022	**	13,298,307
UNITED STATES TREAS BILLS 0% 03-31-2022	**	29,196,283
UNITED STATES TREAS BILLS 0% DUE 01-18-2022REG	**	13,999,913
UNITED STATES TREAS BILLS 0.0% DUE 03-10-2022 REG	**	10,399,190
UNITED STATES TREAS BILLS 01-04-2022	**	11,525,010
UNITED STATES TREAS BILLS 01-25-2022	**	4,199,952
UNITED STATES TREAS BILLS 01-25-2022	**	6,499,926
UNITED STATES TREAS BILLS 02-01-2022	**	6,099,877

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS BILLS 02-22-2022	**	5,599,864
UNITED STATES TREAS BILLS 02-22-2022	**	32,499,210
UNITED STATES TREAS BILLS 03-08-2022 UNITED STATES TREAS BILLS	**	1,999,822
UNITED STATES TREAS BILLS 03-17-2022 UNITED STATES TREAS BILLS	**	6,699,249
UNITED STATES TREAS BILLS 03-29-2022 UNITED STATES TREAS BILLS	**	12,098,214
UNITED STATES TREAS BILLS 04-26-2022	**	2,679,369
UNITED STATES TREAS BILLS 04-28-2022	**	4,998,782
UNITED STATES TREAS BILLS 05-05-2022 UNITED STATES TREAS BILLS	**	12,796,584
UNITED STATES TREAS BILLS 06-16-2022	**	15,021,013
UNITED STATES TREAS BILLS 07-14-2022 UNITED STATES TREAS BILLS	**	14,266,278
UNITED STATES TREAS BILLS DUE 01-27-2022 REG	**	1,999,963
UNITED STATES TREAS BILLS DUE 02-24-2022REG	**	17,199,317
UNITED STATES TREAS BILLS DUE 02-24-2022REG	**	5,729,772
UNITED STATES TREAS BILLS DUE 03-03-2022REG	**	9,169,286
UNITED STATES TREAS BILLS DUE 08-11-2022REG	**	5,273,627
UNITED STATES TREAS INFL NTS 0.375% DTD 07/15/2015 07-15-2025	**	887,145
UNITED STATES TREAS INFL INDEX NTS 0.500005% 01-15-2028	**	5,774,813
UNITED STATES TREAS NTS 1.125% DUE 12-31-2026	**	30,957,903
UNITED STATES TREAS NTS 1.375% DUE 12-31-2028	**	15,394,477
UNITED STATES TREAS NTS .125% DUE 12-15-2023 REG	**	55,259,631
UNITED STATES TREAS NTS .125% DUE 07-15-2030	**	2,415,627
UNITED STATES TREAS NTS .25% DUE 05-31-2025 REG	**	57,341,653
UNITED STATES TREAS NTS .625% 11-15-2024	**	99,455,965
UNITED STATES TREAS NTS .875% 12-15-2024	**	155,102,722
UNITED STATES TREAS NTS 0.125% 15/08/2023 .125% DUE 08-15-2023 REG	**	26,082,380
UNITED STATES TREAS NTS 1.375% 11-15-2031	**	1,967,302
UNITED STATES TREAS NTS 1.5% DUE 10-31-2028 REG	**	12,042,250
UNITED STATES TREAS NTS 1.625% DUE 06-30-2024 REG	**	510,996
UNITED STATES TREAS NTS 1.875% DUE 02-28-2022 REG	**	2,507,037
UNITED STATES TREAS NTS 2.375% DUE 01-31-2023	**	102,063
UNITED STATES TREAS NTS 2.625% DUE 02-15-2029 REG	**	40,379,949
UNITED STATES TREAS NTS 2.75% 04-30-2025	**	14,025,998
UNITED STATES TREAS NTS 2.875% DUE 05-15-2028	**	976,519
UNITED STATES TREAS NTS 2.875% DUE 05-15-2028	**	38,331,309
UNITED STATES TREAS NTS 2.875% DUE 10-31-2023 BEO	**	28,691,063
UNITED STATES TREAS NTS 30/11/2023 .5% DUE 11-30-2023 BEO	**	10,546,517
UNITED STATES TREAS NTS DTD 01/15/2019 2.5% DUE 01-15-2022 REG	**	4,003,195
UNITED STATES TREAS NTS DTD 02/28/2021 .125% DUE 02-28-2023 REG	**	83,555,879
UNITED STATES TREAS NTS DTD 03/15/2021 .25% 03-15-2024	**	46,717,303
UNITED STATES TREAS NTS DTD 04/30/2016 1.625% DUE 04-30-2023 REG	**	67,496,638
UNITED STATES TREAS NTS DTD 04/30/2021 .75% 04-30-2026	**	21,649,021
UNITED STATES TREAS NTS DTD 04/30/2021 1.25% 04-30-2028	**	70,669,878
UNITED STATES TREAS NTS DTD 05/15/2021 1.625% 05-15-2031	**	7,775,463
UNITED STATES TREAS NTS DTD 05/31/2017 2.0% 05-31-2024	**	46,244,531
UNITED STATES TREAS NTS DTD 06/15/2021 .25% 06-15-2024	**	74,841,424
UNITED STATES TREAS NTS DTD 06/30/2021 1.25% 06-30-2028	**	5,745,398
UNITED STATES TREAS NTS DTD 06/30/2021 1.25% 06-30-2028	**	3,328,369
UNITED STATES TREAS NTS DTD 07/31/2016 1.25% DUE 07-31-2023 REG	**	181,814

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS NTS DTD 08/15/2019 1.625% DUE 08-15-2029 REG	**	35,540
UNITED STATES TREAS NTS DTD 09/30/2018 3.0% 09-30-2025	**	5,669,512
UNITED STATES TREAS NTS DTD 09/30/2021 1.25% 09-30-2028	**	42,600,604
UNITED STATES TREAS NTS DTD 11/15/2015 2.25% DUE 11-15-2025 REG	**	20,699,175
UNITED STATES TREAS NTS DTD 11/30/2021 1.5% 11-30-2028	**	15,625,320
UNITED STATES TREAS NTS FIXED .125% DUE 05-15-2023	**	39,772
UNITED STATES TREAS NTS T NOTE 2.125% 05-31-2026	**	8,313,750
UNITED STATES TREAS NTS T NOTE 2.125% 05-31-2026	**	11,935,427
UNITED STATES TREAS NTS T NTS .125% DUE 06-30-2023 REG	**	223,225,062
UNITED STATES TREAS NTS UNITED STATES TREAS NTS .75% DUE 12-31-2023 REG	**	94,586,341
UNITED STATES TREAS NTS WI TREASURY SEC..25% 09-30-2023	**	72,507,318
UNITED STATES TREAS NTS WIT 0 1/4 08/15/24 .375% DUE 08-15-2024 BEO	**	119,845,334
UNITED STATES TREAS SEC STRIPPED INT PMT00019 02-15-2039 (UNDDATE) REG	**	1,813,506
UNITED STATES TREAS SEC STRIPPED INT PMT00091 11-15-2038 (UNDDATE) REG	**	1,107,463
UNITED STATES TREAS SEC STRIPPED INT PMT00122 02-15-2040 (UNDDATE) REG	**	1,506,669
UNITED STATES TREAS SEC STRIPPED INT PMT00517 02-15-2029 (UNDDATE) REG	**	6,643,791
UNITED STATES TREAS SEC STRIPPED INT PMT00521 05-15-2029 (UNDDATE) REG	**	643,469
UNITED STATES TREAS SEC STRIPPED INT PMT00522 11-15-2029 (UNDDATE) REG	**	5,314,636
UNITED STATES TREAS SEC STRIPPED INT PMT00765 02-15-2038 (UNDDATE) REG	**	1,028,037
UNITED STATES TREAS SEC STRIPPED INT PMT00835 08-15-2032 (UNDDATE) BEO	**	4,515,434
UNITED STATES TREAS SEC STRIPPED INT PMT00839 08-15-2034 (UNDDATE) REG	**	1,998,562
UNITED STATES TREAS SEC STRIPPED INT PMT00882 05-15-2031	**	1,337,239
UNITED STATES TREAS SEC STRIPPED INT PMT00886 05-15-2033 (UNDDATE) REG	**	2,902,503
UNITED STATES TREAS SEC STRIPPED INT PMT00886 05-15-2033 (UNDDATE) REG	**	559,122
UNITED STATES TREAS SEC STRIPPED INT PMT00888 05-15-2034 (UNDDATE) REG	**	1,348,646
UNITED STATES TREAS SEC STRIPPED INT PMT316 05-15-2027 (UNDDATE) REG	**	715,915
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 02-15-2045 (UNDDATE) REG	**	327,180
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 05-15-2041	**	462,128
UNITED STATES TREAS SEC STRIPPED INT PMTINT PMT 08-15-2041 (UNDDATE) REG	**	678,731
UNITED STATES TREAS SEC STRIPPED INT PMTNT 194 08-15-2040 (UNDDATE) REG	**	3,029,717
UNITED STATES TREAS SEC STRIPPED INT PMTSTRIP 02-15-2033 (UNDDATE) REG	**	1,687,382
UNITED STATES TREAS TNOTE 2.0% 06-30-2024	**	48,964,453
UNITED STATES TREASURY 2.25% 11-15-2027	**	3,152,109
UNITED STS STL CORP NEW COM	**	278,196
UNITED STS TREAS 0.625% 12-31-2027	**	6,018,528
UNITED STS TREAS NTS .125% 09-30-2022	**	111,172,154
UNITED STS TREAS NTS .625% 11-30-2027	**	57,417,426
UNITED STS TREAS NTS .125% DUE 03-31-2023 REG	**	141,400,787
UNITED STS TREAS NTS .125% DUE 09-15-2023 REG	**	158,550
UNITED STS TREAS NTS .25% DUE 05-15-2024REG	**	86,945,753
UNITED STS TREAS NTS .25% DUE 07-15-2024REG	**	49,471,606
UNITED STS TREAS NTS .25% DUE 08-31-2025 REG	**	135,674
UNITED STS TREAS NTS .5% DUE 02-28-2026 REG	**	5,370,688
UNITED STS TREAS NTS .5% DUE 02-28-2026 REG	**	554,080
UNITED STS TREAS NTS .75% DUE 01-31-2028REG	**	70,645,738
UNITED STS TREAS NTS .875% 06-30-2026	**	3,347,938
UNITED STS TREAS NTS .875% 06-30-2026	**	55,181,888
UNITED STS TREAS NTS 0.25% 11-15-2023	**	110,351,053

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STS TREAS NTS 1.25% 03-31-2028	**	5,500,163
UNITED STS TREAS NTS 1.25% 03-31-2028	**	14,789,439
UNITED STS TREAS NTS DTD .125% 01-15-2024	**	38,232,575
UNITED STS TREAS NTS DTD .875% 11-15-2030	**	951,797
UNITED STS TREAS NTS DTD .875% 11-15-2030	**	57,107,813
UNITED STS TREAS NTS UNITED STS TREAS NTS .125% 10-15-2023	**	25,247,988
UNITED TECHNOLOGIES CORP 3.95% 08-16-2025	**	520,631
UNITED TECHNOLOGIES CORP 4.125% 11-16-2028	**	156,722
UNITED THERAPEUTICS CORP DEL COM STK	**	3,349,240
UNITEDHEALTH GROUP 1.25% DUE 01-15-2026	**	328,910
UNITEDHEALTH GROUP 2.375% 10-15-2022	**	141,986
UNITEDHEALTH GROUP 2.375% DUE 08-15-2024	**	1,013,936
UNITEDHEALTH GROUP 3.75% DUE 07-15-2025	**	477,285
UNITEDHEALTH GROUP 3.875% DUE 08-15-2059	**	192,311
UNITEDHEALTH GROUP FIXED 3.875% DUE 12-15-2028	**	358,934
UNITEDHEALTH GROUP FIXED 4.25% DUE 06-15-2048	**	149,158
UNITEDHEALTH GROUP INC 2.0% 05-15-2030	**	149,074
UNITEDHEALTH GROUP INC 3.05% DUE 05-15-2041 BEO	**	430,339
UNITEDHEALTH GROUP INC 3.375% DUE 04-15-2027 REG	**	1,296,624
UNITEDHEALTH GROUP INC 4.45% DUE 12-15-2048 REG	**	38,417
UNITEDHEALTH GROUP INC COM	**	39,717,768
UNITY SOFTWARE INC COM	**	10,627,589
UNIV PA TRUSTEES 3.61% DUE 02-15-2119	**	3,475,071
UNIVERSAL ELECTRS INC COM	**	39,609
UNIVERSAL INS HLDGS INC COM	**	193,698
UNIVERSITY CALIF REVS 1.614% 05-15-2030 BEO TAXABLE	**	1,455,343
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	882,551
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	11,858,543
UNIVERSITY VA UNIV REVS 3.227% 09-01-2119 BEO TAXABLE	**	6,633,914
UNUM GROUP	**	2,502,307
UNUM GROUP 4% DUE 03-15-2024	**	4,999,822
UNVL MUSIC GROUP EUR10.00	**	432,194
UNVL TECH INST INC COM	**	53,966
UPSTART HLDGS INC COM	**	523,801
US AIRWAYS GROUP INC 5.9 DUE 10-01-2024	**	2,288,308
US BANCORP	**	25,685,081
US BANK NA CINCINNATI BND 3.4% 07-24-2023	**	395,147
US ECOLOGY INC COM	**	539,211
US TREAS BDS INDEX LINKED 2.5 DUE 01-15-2029 REG	**	543,794
US TREAS INFL INDEXED BONDS 3.375 DUE 04-15-2032 AR12 DUE 04-15-32 REG	**	139,156
US TREAS NTS DTD 03-15-2019 2.375% DUE 03-15-2022 REG	**	4,701,113
US TREAS SEC 0 DUE 11-15-2041	**	502,352
US TREAS SEC 4.5 DUE 08-15-2039 REG	**	2,265,188
US TREAS SEC STRIPPED INT PMT 0 STRIP 15/11/2028 USD1000 11-15-2028 REG	**	3,608,275
US TREAS SEC STRIPPED INT PMT GENERIC TINT PMT 08-15-2028 REG	**	4,531,474
US TREAS SEC STRIPPED INT PMT NT 200 0 11-15-2040 REG	**	642,384
US TREASURY DTD 02/15/2010 02-15-2040	**	58,799
US TREASURY N/B 2.25% 11-15-2024	**	51,850

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
US TREASURY N/B 2.25% 11-15-2024	**	2,276,198
US TREASURY N/B .125% DUE 05-31-2023 REG	**	104,208,841
US TREASURY N/B 1.25% DUE 08-15-2031 REG	**	15,339,461
US TREASURY N/B 1.5% DUE 02-15-2030 REG	**	5,030,664
US TREASURY N/B 2% DUE 02-15-2050 REG	**	7,141,914
US TREASURY N/B DTD 2.875% DUE 09-30-2023 REG	**	32,911,039
USA TREASURY NTS USA TREAS NTS 2.75% DUE07-31-2023 REG 2.75% DUE 07-31-2023 REG	**	423,789
USANA HEALTH SCIENCES INC CDT-SHS	**	527,657
USHIO INC NPV	**	804,570
USIMINAS USI SD MG PRF'A'NPV	**	233,196
UTAH ST 3.539% 07-01-2025 BEO TAXABLE	**	7,212,157
UTAH ST BRD REGENTS REV FLTG RT 01-25-2057	**	1,112,262
UTAH ST BRD REGENTS REV FLTG RT 1.28067%09-25-2056 BEO TAXABLE	**	10,979,178
UTD AIRLS INC 3.5% DUE 03-01-2030	**	183,407
UTD AIRLS INC 3.7% DUE 09-01-2031	**	608,011
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	405,966
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	3,519,724
UTD CONTL HLDGS FIXED 4.15% DUE 04-11-2024	**	2,278,634
UTD MICRO ELECT TWD10	**	369,138
UTD STATES TREAS .25% DUE 06-30-2025	**	1,467,531
UTD STATES TREAS .375% DUE 03-31-2022	**	5,003,392
UTD STATES TREAS .375% DUE 03-31-2022	**	69,046,812
UTD STATES TREAS 1.375% DUE 02-15-2023	**	6,870,922
UTD STATES TREAS 1.5% DUE 01-31-2022	**	855,940
UTD STATES TREAS 1.75% DUE 01-31-2023	**	25,132,571
UTD STATES TREAS 1.75% DUE 02-28-2022	**	3,609,437
UTD STATES TREAS 2% 10-31-2022	**	5,675,469
UTD STATES TREAS 2.125% DUE 06-30-2022	**	963,879
UTD STATES TREAS ZERO CPN 0% DUE 02-15-2044	**	185,930
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2039	**	5,105,192
UTD STATES TREAS ZERO CPN 0% DUE 05-15-2044	**	568,208
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2030	**	3,718,712
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2042	**	286,536
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	2,535,983
UTD STATES TREAS ZERO CPN 0% DUE 11-15-2043	**	2,821,281
UTD TECHNOLOGIES FIXED 3.65% 08-16-2023	**	4,549,276
UTD TECHNOLOGIES FIXED 3.65% 08-16-2023	**	447,091
UTD TRACTORS IDR250	**	1,050,907
UWM MTG TR 2.5% DUE 12-25-2051	**	1,989,048
UWM MTG TR FLTG RT .99967% DUE 11-25-2051	**	2,665,015
UWM MTG TR FLTG RT 3% DUE 01-25-2052	**	2,031,250
V TECHNOLOGY NPV	**	540,150
VA ELEC & PWR CO 4.45 02-15-2044	**	143,235
VA ELEC & PWR CO 3.15% DUE 01-15-2026	**	4,230,685
VA ELEC & PWR CO 3.8% DUE 04-01-2028	**	180,720
VAL NATL BANCORP COM	**	5,452,686
VALE OVERSEAS LTD 6.25% DUE 08-10-2026	**	1,909,892
VALE OVERSEAS LTD 6.875% DUE 11-21-2036	**	4,929,700

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VALERO ENERGY CORP NEW 2.8% 12-01-2031	**	3,870,501
VALERO ENERGY CORP NEW 2.85% DUE 04-15-2025 REG	**	2,288,270
VALUE ADDED TECHNO KRW500	**	187,262
VAN LANSCHOT KEMPE CVA REP CLASS 'A' NPV	**	962,208
VANGUARD INTL SEMI TWD10	**	919,629
VAR SWP CHASUS33 03/04/2022 USD P 20.85/R GOLDLNPM SWU0GF981	**	16,997
VAR SWP UBSWUS3N 12/05/2022 USD P 22.7/R GOLDLNPM SWU0GE166	**	3,824
VARDHMAN TEXTILES INR10	**	25,263
VAREX IMAGING CORP COM	**	4,820,556
VARONIS SYS INC COM	**	856,821
VECTRUS INC COM	**	183,309
VEDANTA LTD INR1	**	452,082
VEECO INSTRS INC DEL COM	**	470,211
VEIDEKKE NOK0.50	**	44,726
VENTAS RLTY LTD 3.25% DUE 10-15-2026	**	423,811
VENTAS RLTY LTD PARTNERSHIP 3.0% 01-15-2030 REG	**	1,652,858
VENTAS RLTY LTD PARTNERSHIP 3.75 DUE 05-01-2024	**	308,995
VENTURE 32 CLO LTD SR 18-32A CL A-2A FLTG RATE 144A 07-18-2031	**	500,071
VENTYX BIOSCIENCES INC COM	**	164,838
VERA BRADLEY INC COM STK	**	38,218
VERACYTE INC COM	**	1,218,325
VERINT SYS INC COM	**	1,177,484
VERITIV CORP COM	**	758,218
VERIZON .85% DUE 11-20-2025	**	6,544,485
VERIZON 2.65% DUE 11-20-2040	**	405,014
VERIZON 2.65% DUE 11-20-2040	**	3,459,299
VERIZON 3% DUE 03-22-2027	**	295,871
VERIZON 3.85% DUE 11-01-2042	**	67,256
VERIZON 3.875% DUE 02-08-2029	**	4,092,574
VERIZON 4% DUE 03-22-2050	**	511,317
VERIZON 4.125% DUE 08-15-2046	**	558,505
VERIZON 4.5% DUE 08-10-2033	**	294,288
VERIZON 4.5% DUE 08-10-2033	**	8,475,495
VERIZON 4.862% DUE 08-21-2046	**	697,228
VERIZON COMMUNICATIONS 1.45% 03-20-2026	**	9,745,586
VERIZON COMMUNICATIONS 4.125% DUE 03-16-2027	**	2,278,672
VERIZON COMMUNICATIONS 4.4% DUE 11-01-2034 REG	**	134,131
VERIZON COMMUNICATIONS COM	**	1,199,237
VERIZON COMMUNICATIONS INC 1.68% 10-30-2030 USD	**	380,478
VERIZON COMMUNICATIONS INC 3.15% DUE 03-22-2030	**	1,779,363
VERIZON COMMUNICATIONS INC 4.329% 09-21-2028	**	568,439
VERIZON FIXED 2.1% DUE 03-22-2028	**	260,706
VERIZON FIXED 2.1% DUE 03-22-2028	**	1,183,202
VERIZON FIXED 2.55% DUE 03-21-2031	**	2,121,047
VERIZON FIXED 2.55% DUE 03-21-2031	**	3,625,981
VERIZON FIXED 3.5% DUE 11-01-2024	**	1,952,931
VERIZON FIXED 4.016% DUE 12-03-2029	**	969,521
VERIZON FIXED 4.016% DUE 12-03-2029	**	8,212,876

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VERIZON OWNER TR 2018-A SR 18-A CL A1A 3.23% 04-20-2023	**	5,800
VERIZON OWNER TRUST FIXED 2.93% 09-20-2023 BEO	**	280,187
VERTEX PHARMACEUTICALS INC COM	**	5,122,390
VERTU MOTORS PLC ORD GBP0.10	**	430,459
VERUS SECURITIZATION TR 2021-3 MTG BACKED NT CL A-3 144A 1.437% 06-25-2066	**	4,030,357
VERVE THERAPEUTICS INC COM	**	164,551
VESTEL ELECTRONIK TRY1	**	110,583
VIACOM INC NEW 3.875% DUE 04-01-2024	**	8,216,229
VIACOM INC NEW 5.85% DUE 09-01-2043	**	1,114,183
VIACOMCBS INC NPV CLASS B	**	53,268
VIATRIS INC SR NT 1.125% 06-22-2022	**	2,252,426
VIATRIS INC SR NT 2.3% 06-22-2027	**	75,487
VIATRIS INC SR NT 2.7% 06-22-2030	**	5,183,538
VIAVI SOLUTIONS INC COM NPV	**	956,995
VIBRA ENERGIA S.A. COM NPV	**	165,712
VICI PPTYS INC COM	**	1,832,916
VICINITY CENTRES NPV	**	183,192
VICOR CORP COM	**	3,194,182
VICTORIAS SECRET & CO COM	**	646,375
VIEWORKS CO LTD KRW500	**	107,177
VIEWRAY INC COM	**	1,528,650
VIMEO INC COM	**	479,532
VINCERX PHARMA INC FORMERLY VINCERA PHARMA INC TO 01/07/2021 COM	**	34,605
VIPER ENERGY PARTNERS LP COM UNIT REPSTGLTD PARTNER INT	**	480,967
VIRBAC SA EUR1.25	**	19,792
VIRGIN MEDIA SEC F 5% SNR SEC 15/04/2027GBP	**	279,552
VISA INC 1.9% DUE 04-15-2027 REG	**	821,211
VISA INC 3.15% DUE 12-14-2025	**	1,471,514
VISA INC 4.3% DUE 12-14-2045	**	467,105
VISA INC COM CL A STK	**	24,409,998
VISAKA IND INR10	**	167,918
VISTA OUTDOOR INC COM	**	1,122,496
VISTEON CORP COM NEW COM NEW	**	703,738
VISTRA CORP COM USD0.01	**	3,877,093
VISTRY GROUP PLC GBP0.50	**	927,883
VITROLIFE AB NPV	**	1,464,312
VMWARE INC 1.4% 08-15-2026	**	245,839
VMWARE INC 1.4% 08-15-2026	**	5,998,477
VMWARE INC 2.95% DUE 08-21-2022	**	106,234
VMWARE INC 3.9% 08-21-2027	**	9,368,902
VMWARE INC 4.65% DUE 05-15-2027	**	1,125,315
VMWARE INC CL A COM CL A COM	**	395,730
VMWARE INC FIXED 1% DUE 08-15-2024	**	3,016,229
VMWARE INC FIXED 4.5% DUE 05-15-2025	**	2,061,100
VMWARE INC SR NT 1.8% 08-15-2028	**	126,622
VNDO 2012-6AVE MTG TR SER 2012-6AVE CL A2.9950 144A DUE 11-15-2030	**	361,898
VNDO 2012-6AVE MTG TR SER 2012-6AVE CL A2.9950 144A DUE 11-15-2030	**	7,720,188
VODAFONE GROUP PLC 2.5% DUE 09-26-2022	**	449,783

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VODAFONE GROUP PLC 5% DUE 05-30-2038	**	560,686
VOLKSWAGEN AG NON VTG PRF NPV	**	414,416
VOLKSWAGEN AUTO LN ENHANCED TR 2021-1 NTCL A-3 1.02% DUE 06-22-2026 REG	**	7,102,714
VOLKSWAGEN BK GMBH 1.875% SNR NPF 31/01/24 EUR	**	118,070
VONOVIA SE NPV	**	840,042
VOYA FINL INC COM	**	7,024,152
VRL LOGISTICS LTD INR10	**	60,985
VSTECS HOLDINGS LT HKD0.10	**	54,382
VT HOLDINGS CO LTD NPV	**	219,420
VULCAN MATERIALS CO COM	**	7,096,745
VUZIX CORP COM NEW COM NEW	**	18,398
W & T OFFSHORE INC COM	**	17,881
W P CAREY INC 2.25% DUE 04-01-2033	**	806,763
W P CAREY INC 2.4% DUE 02-01-2031	**	88,535
W P CAREY INC 4% DUE 02-01-2025	**	266,034
W VA UNIV HLTH SYS 3.129% DUE 06-01-2050	**	409,730
WABASH NATL CORP COM	**	26,489
WACKER CHEMIE AG NPV(BR)	**	615,466
WACKER NEUSON SE(REGD)	**	314,334
WAHA CAP PJSC AED1	**	31,201
WAJAX CORP COM	**	356,974
WALLENIUS WILHELMSEN LOGISTICS ASA	**	203,672
WALMART INC 1.05% DUE 09-17-2026 BEO	**	2,226,065
WALMART INC 1.5% DUE 09-22-2028 BEO	**	288,466
WALMART INC 1.8% DUE 09-22-2031 BEO	**	208,148
WALMART INC 2.375% DUE 09-24-2029	**	104,417
WALMART INC COM	**	5,010,325
WALT DISNEY CO	**	4,861,223
WARBY PARKER INC CL A COM CL A COM	**	368,709
WARTSILA EUR3.50	**	1,395,454
WASTE CONNECTIONS INC COM	**	1,186,367
WATCHES OF SWITZER ORD GBP0.0125	**	64,008
WATERSTONE FINL INC MD COM	**	27,544
WAVE LIFE SCIENCES PTE LTD COM NPV	**	24,357
WAYPOINT REIT NPV (STAPLED)	**	934,001
WEA FIN LLC / 3.75% DUE 09-17-2024	**	5,245,667
WEBSTER FNCL CORP WATERBURY CONN COM	**	6,014,191
WEC ENERGY GROUP INC .55% 09-15-2023	**	960,381
WEIQIAO TEXTILE CO 'H'CNY1	**	180,799
WELLFLEET CLO 2017-1 LTD / SR SECD NT CLA-1-R-R FLTG 1.144% 04-20-2029	**	5,496,680
WELLS FARGO & CO 2.164% 02-11-2026	**	11,331,015
WELLS FARGO & CO 2.406% DUE 10-30-2025	**	9,443,937
WELLS FARGO & CO 2.879% DUE 10-30-2030	**	187,306
WELLS FARGO & CO 3% DUE 10-23-2026	**	262,803
WELLS FARGO & CO 3% DUE 10-23-2026	**	15,589,464
WELLS FARGO & CO 3.3 09-09-2024	**	1,577,580
WELLS FARGO & CO 3.5 DUE 03-08-2022	**	40,228
WELLS FARGO & CO 3.75% DUE 01-24-2024	**	10,271,713

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLS FARGO & CO 4.1% DUE 06-03-2026	**	383,845
WELLS FARGO & CO 4.4% DUE 06-14-2046	**	142,674
WELLS FARGO & CO 4.478% 04-04-2031	**	755,847
WELLS FARGO & CO 4.48% DUE 01-16-2024	**	10,488,167
WELLS FARGO & CO 4.75% DUE 12-07-2046	**	162,768
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	84,514
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	466,720
WELLS FARGO & CO FIXED .805% DUE 05-19-2025	**	296,670
WELLS FARGO & CO FIXED 2.572% DUE 02-11-2031	**	3,413,103
WELLS FARGO & CO FLTG RT 2.393% DUE 06-02-2028	**	1,159,387
WELLS FARGO & CO MEDIUM TERM 5.013% 04-04-2051	**	6,591,219
WELLS FARGO & CO MEDIUM TERM SR NTS 3.068% DUE 04-30-2041	**	329,080
WELLS FARGO & CO MEDIUM TERM SR NTS BOOK2.188% DUE 04-30-2026	**	3,380,064
WELLS FARGO & CO NEW COM STK	**	45,327,186
WELLS FARGO & CO NEW MEDIUM TERM SR 4.125 DUE 08-15-2023	**	1,487,494
WELLS FARGO & CO NEW NT FLTG DUE 10-31-2023/10-31-2022 REG	**	503,984
WELLS FARGO & CO TRANCHE # SR 00129 3.45DUE 02-13-2023	**	514,467
WELLS FARGO & CO TRANCHE # SR 00129 3.45DUE 02-13-2023	**	2,675,227
WELLS FARGO & CO VAR RT 1.654% DUE 06-02-2024	**	4,055,374
WELLS FARGO & COMPANY 3.584% 05-22-2028	**	30,120,148
WELLS FARGO COML 2.495% DUE 07-15-2048	**	44,765
WELLS FARGO COML 2.788% DUE 07-15-2048	**	2,987,260
WELLS FARGO COML 2.918% DUE 10-15-2045	**	2,666,686
WELLS FARGO COML 3.247% DUE 07-15-2058	**	5,295,789
WELLS FARGO COML 3.418% DUE 09-15-2050	**	9,477,998
WELLS FARGO COML 3.656% DUE 12-15-2048	**	8,439,117
WELLS FARGO COML FLTG RT 4.34056% DUE 12-15-2059	**	2,136,331
WELLS FARGO COML MTG TR 2016-C36 MTG PASSTHRU CTF CL A-2 2.504% 11-15-2059	**	351,949
WELLS FARGO COML MTG TR 2017-C40 SR 17-C40 CL A2 2.495% 10-15-2050	**	2,533,635
WELLS FARGO COML MTG TR 2017-C40 CL A-SB 3.395% 10-15-2050 10-15-2050	**	2,949,802
WELLS FARGO COML MTG TR 2017-C41 CL A-SB 3.39% 11-15-2050	**	6,854,973
WELLS FARGO COML MTG TR 2021-C59 COML MTG PASSTHRU CTF CL 1.354% 04-15-2054	**	4,022,825
WELLS FARGO COML MTG TR 2021-C59 COML MTG PASSTHRU CTF CL 2.298% 04-15-2054	**	1,725,987
WELLS FARGO COML SER 2018-C44 CL ASB 4.167% 05-15-2051	**	4,357,735
WELLTOWER INC 4% DUE 06-01-2025	**	107,741
WELLTOWER INC 2.7% DUE 02-15-2027	**	1,605,353
WELLTOWER INC 3.1% DUE 01-15-2030	**	262,153
WELLTOWER INC 3.625% DUE 03-15-2024	**	3,336,545
WELLTOWER INC 4.25% DUE 04-01-2026	**	2,849,584
WELLTOWER INC FIXED 4.25% DUE 04-15-2028	**	224,194
WESCO INTL INC COM	**	1,408,803
WEST FRASER TIMBER COM NPV	**	756,668
WEST HOLDINGS CORP NPV	**	609,258
WESTAMERICA BANCORPORATION COM	**	3,854,748
WESTAR ENERGY INC 3.1% DUE 04-01-2027	**	189,976
WESTAR ENERGY INC FIXED 3.25% 09-01-2049	**	156,130
WESTERN ALLIANCE BANCORPORATION COM	**	3,844,504
WESTERN GAS PARTNERS LP 4 DUE 07-01-2022 REG	**	2,933,315

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WESTERN MIDSTREAM OPER LP FRN 01-13-2023REG	**	259,618
WESTERN UN CO FIXED 1.35% DUE 03-15-2026	**	3,559,141
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORP 4.7% 09-15-2028	**	4,135,124
WESTLAKE 1.24% DUE 11-17-2025	**	5,009,450
WESTLAKE 4% DUE 10-16-2023	**	1,513,328
WESTLAKE 4.31% DUE 03-15-2024	**	2,779,970
WESTLAKE CHEM CORP 3.6 DUE 07-15-2022	**	531,037
WESTLAKE CHEM CORP COM STK	**	2,004,957
WESTN DIGITAL CORP COM	**	1,622,555
WESTPAC BANKING CORPORATION 1.953% 11-20-2028	**	996,909
WESTPAC BKG CORP 2.5% DUE 06-28-2022	**	1,652,569
WESTPAC BKG CORP 2.5% DUE 06-28-2022	**	505,180
WESTPAC BKG CORP 2.75% DUE 01-11-2023	**	950,486
WESTPAC BKG CORP 2.75% DUE 01-11-2023	**	510,666
WESTPAC BKG CORP 4.322% DUE 11-23-2031	**	313,806
WESTPAC BKG CORP FIXED 4.421% DUE 07-24-2039	**	82,044
WESTPAC BKG CORP NPV	**	1,061,337
WESTPAC BKG FIXED 2.668% DUE 11-15-2035	**	487,594
WESTPAC SECS NZ LTD DISC COML PAPER 4/2 YRS 3&4 11-25-2022	**	3,818,221
WESTROCK CO COM	**	1,089,659
WESTROCK CO CORP BOND 3.75% 03-15-2025	**	3,533,008
WEX INC COM	**	692,123
WEYERHAEUSER CO FIXED 4% DUE 04-15-2030	**	5,358,062
WFRBS COML MTG TR 3.311% DUE 03-15-2045	**	579,872
WFRBS COML MTG TR FLTG RT 4.0689997673% DUE 09-15-2057	**	4,881,915
WFRBS COML MTG TR MTG PASS SER 2014-C20 CL C 4.513 05-15-2047	**	1,804,237
WH GROUP LIMITED COMSTK	**	450,972
WHARF(HLDGS) NPV	**	129,023
WHIRLPOOL CORP COM	**	10,090,380
WHIRLPOOL CORP FIXED 4.6% DUE 05-15-2050	**	1,737,430
WHITEHAVEN COAL NPV	**	1,011,708
WHITING PETE CORP COM NEW	**	1,165,534
WI TREASURY SEC 3% DUE 05-15-2045 REG	**	840,273
WI UNITED STATES OF AMER TREAS T NOTE 2.375% DUE 02-29-2024	**	5,170,313
WICE LOGISTICS PUB THB0.50(NVDR)	**	223,322
WICKES GROUP PLC ORD GBP0.1	**	130,007
WIDEOPENWEST INC COM	**	366,227
WILL GROUP INC NPV	**	593,645
WILLIAMS CO INC COM	**	1,049,933
WILLIAMS COMPANIES INC 2.6% 03-15-2031	**	795,458
WILLIAMS COMPANIES INC 4.55 DUE 06-24-2024	**	1,848,385
WILLIAMS COS INC 3.7% DUE 01-15-2023	**	2,805,668
WILLIAMS PARTNERS 3.35 DUE 08-15-2022	**	4,037,474
WILLIAMS PARTNERS 3.75% DUE 06-15-2027	**	3,094,922
WILLIAMS PARTNERS 4.3% DUE 03-04-2024	**	2,564,723
WILLIAMS PARTNERS 4.9% DUE 01-15-2045	**	539,608
WILLIAMS PARTNERS 5.1% DUE 09-15-2045	**	838,200
WILLIAMS PARTNERS 5.4% DUE 03-04-2044	**	311,216

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WILLIAMS PARTNERS FIXED 4.85% DUE 03-01-2048	**	365,685
WILLIS TOWERS WATSON PLC COM USD0.000115	**	10,687
WINBOND ELECTRONIC TWD10	**	113,644
WIND RIV 2019-3 CLO LTD / WIND RIV 1.16431% 04-15-2031	**	498,807
WIND RIV 2019-3 CLO LTD / WIND RIV 1.16431% 04-15-2031	**	6,584,254
WINGARC1ST INC NPV	**	99,705
WINGSTOP INC COM	**	3,254,688
WINNEBAGO INDS INC COM	**	11,730,974
WINSTEK SEMICONDUC TWD10	**	61,458
WIPRO LTD INR2	**	1,068,353
WISCONSIN ST GEN FD ANNUAL APPROPRIATIONREV 2.483% 05-01-2027 BEO TAXABLE	**	2,080,920
WISDOM MARINE LINE TWD10	**	88,449
WISECHIP SEMICONDUCTOR INC SHS	**	48,503
WIZZ AIR HLDGS PLC ORD GBP0.0001	**	502,408
WOLFSPEED INC COM USD0.00125	**	666,485
WOLTERS KLUWER EUR0.12	**	1,095,316
WOODWARD INC COM	**	6,797,466
WOOREE LIGHTING CO KRW500	**	18,594
WOORI FINANCIAL GR KRW5000	**	974,742
WORKDAY INC CL A COM USD0.001	**	16,839,908
WORKIVA INC COM CL A COM CL A	**	13,500,104
WORKPOINT ENTERTAI THB1(NVDR)	**	105,089
WORLD FINL NETWORK 2.21% DUE 07-15-2026	**	1,841,267
WORLD FUEL SERVICE COM STK USD0.01	**	744,681
WORLD OMNI AUTO RECEIVABLES SER 18-B CL A3 2.93% DUE 07-17-2023	**	139,860
WORLD OMNI AUTOMOBILE LEASE SEC TRUST SER 20-A CL A3 1.7% 01-17-2023 REG	**	774,269
WORLD OMNI SELECT AUTO 2018-1 SR 21-A CLA2 .29% DUE 02-18-2025 BEO	**	1,729,238
WORLDWIDE PLAZA TR 3.5263% DUE 11-10-2036 BEO	**	1,915,260
WP CAREY INC 2.45% 02-01-2032	**	2,250,523
WRKCO INC 3.9% DUE 06-01-2028	**	54,783
WRKCO INC 4.65% 03-15-2026	**	2,007,982
WRKCO INC CORP BOND 4.9% 03-15-2029	**	291,065
WSP GLOBAL INC COM NPV	**	438,014
WUSTENROT & WURTTE NPV	**	225,963
WYNN RESORTS LTD COM	**	480,901
XCEL ENERGY INC .5% DUE 10-15-2023	**	2,446,666
XCEL ENERGY INC COM	**	13,148,829
XEBIO HOLDINGS CO NPV	**	42,439
XENIA HOTELS & RESORTS INC COM	**	128,581
XEROX HLDGS CORP COM NEW COM NEW	**	1,722,768
X-FAB SILICON FOUNDRIES SE	**	146,556
XILINX INC COM	**	907,064
XINHUA WINSHARE PU 'H'CNY1	**	124,321
XINYI GLASS HLDGS HKD0.1	**	785,373
XLIT LTD 4.45% DUE 03-31-2025	**	1,448,766
XP INC COM USD0.00001 CLASS A	**	346,145
XPENG INC USD0.00001 A CLASS	**	504,157
XSTRATA FIN CDA LTD NT 144A STEP UP 10-25-2022	**	1,529,187

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
XTEP INTERNATIONAL HKD0.01	**	271,796
XYLEM INC FIXED 1.95% DUE 01-30-2028	**	296,833
YALE UNIV FIXED .873% DUE 04-15-2025	**	16,536,684
YAMADA HOLDINGS CO LTD	**	2,508,582
YAMAHA MOTOR CO NPV	**	426,523
YAMATO HOLDINGS NPV	**	180,374
YAMAZAKI BAKING COM NPV	**	138,003
YANGMING MARINE TWD10	**	275,656
YARA INTERNATIONAL ASA 144A 4.75% DUE 06-01-2028 BE	**	1,249,659
YARA INTERNATIONAL NOK1.7	**	741,376
YELLOW CORP NEW COM	**	226,003
YELLOW HAT LTD NPV	**	30,146
YELP INC CL A	**	1,249,736
YETI HLDGS INC COM	**	2,921,331
YG ENTERTAINMENT INC	**	165,052
Y-MABS THERAPEUTICS INC COM	**	200,809
YOUNGONE HOLDINGS CO LTD KRW500	**	361,639
YUM BRANDS INC COM	**	7,265,433
YUM CHINA HLDGS INC COM	**	3,435,272
YUNG SHIN PHARM	**	86,915
ZEBRA TECHNOLOGIES CORP CL A	**	127,373
ZENDESK INC COM	**	1,126,332
ZENSAR TECHNOLOGIES LTD INR2(POST SUB-DIVISION)	**	22,192
ZENTALIS PHARMACEUTICALS INC COM	**	1,216,180
ZIFF DAVIS INC COM USD0.001	**	324,376
ZIGEXN CO LTD NPV	**	254,407
ZIM INTEGRATED SHIPPING SERVCES LTD COM NPV	**	1,300,806
ZIMMER BIOMET 3.15% DUE 04-01-2022	**	2,334,663
ZIMMER BIOMET HLDGS INC COM	**	4,891,040
ZIMMER BIOMET HLDGS INC NT 2.6% 11-24-2031	**	613,923
ZIONS BANCORPORATION N A	**	1,787,302
ZIPPY TECHNOLOGY TWD10	**	22,849
ZOETIS INC 2% DUE 05-15-2030	**	2,003,193
ZOETIS INC COM USD0.01 CL 'A'	**	27,955,345
ZOGENIX INC COM NEW COM NEW	**	70,948
ZOOMINFO TECHNOLOGIES INC COM USD0.01 CLASS A	**	3,364,722
ZOOMLION HEAVY INDUSTRY SCIENC	**	294,488
ZTE CORP 'H'CNY1	**	900,412
ZUMTOBEL GROUP AG	**	313,106
ZURICH INSURANCE GROUP AG CHF0.10	**	7,086,542
ZURN WTR SOLUTIONS CORP USD0.01	**	2,002,000
ZYNGA INC	**	3,965,376
Metropolitan Life (wrap contract)	**	(52,424,978)
Prudential (wrap contract)	**	(44,553,701)
RGA (wrap contract)	**	(23,360,056)
Royal Bank of Canada (wrap contract)	**	(53,971,782)
Voya (wrap contract)	**	(79,122,548)

TOTAL		$73,116,798,779

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
*PARTICIPANT LOANS (Interest from 3.25% to 9.50% maturing through January 2042)	**	$610,990,120

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
		(Concluded)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
401(k) RETIREMENT PLAN,
FORMERLY KNOWN AS
THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN

June 15, 2022	/s/ Michael Cleary
Date	Michael Cleary
Vice President of Accounting
and Financial Reporting